Filed Pursuant to Rule 424(b)(3)
Registration No. 333-238313
PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Standard Diversified Inc.:
Standard Diversified Inc., which we refer to as SDI, and Turning Point Brands, Inc., which we refer to as TPB, have entered into an Agreement and Plan of Merger and Reorganization, which we refer to as the merger agreement, pursuant to which SDI will merge with and into a wholly-owned subsidiary of TPB, which we refer to as the merger.
Immediately prior to the effective time of the merger, which we refer to as the effective time, each share of Class A and Class B Common Stock, $0.01 par value, of SDI, which we refer to collectively as SDI Common Stock, will be converted into a portion of the Stock Merger Consideration (as defined below) equal to a fraction of a share of TPB Voting Common Stock, $0.01 par value, which we refer to as TPB Common Stock, equal to (i) the total number of shares of TPB Common Stock constituting the Stock Merger Consideration, divided by (ii) the total number of SDI Common Stock outstanding at such date, plus the number of shares of SDI Common Stock underlying all restricted stock awards and restricted stock unit awards that will vest in accordance with the merger, but only to the extent such shares were not outstanding prior to such vesting. Each SDI stockholder’s aggregate portion of merger consideration will be rounded up to the next whole share of TPB Common Stock. The “Stock Merger Consideration” means a total number of shares of TPB Common Stock equal to 97% of the total number of shares of TPB Common Stock owned by SDI as of the effective time of the merger.
Immediately after the merger, assuming that SDI will own 9,978,918 shares of TPB Common Stock immediately prior to the closing of the merger, which is the number of shares of TPB Common Stock owned by SDI as of the date of this proxy statement/prospectus, SDI’s stockholders as of immediately prior to the effective time are expected to own approximately 50.48% of the outstanding capital stock of TPB and 50.48% of the voting power of TPB. These percentages do not reflect any sales of shares of TPB Common Stock SDI may make, including, without limitation, in order to generate amounts it may need to satisfy its net liabilities exceeding $25,000, as required by the merger agreement. Should SDI make any such sales, the percentage ownership of TPB Common Stock by, and voting power of, SDI’s stockholders after the merger would be reduced accordingly.
Shares of TPB Common Stock are currently listed on the New York Stock Exchange under the symbol “TPB.” On June 8, 2020, the latest practicable trading day before the date of this proxy statement/prospectus, the closing sale price of the TPB Common Stock on the New York Stock Exchange was $25.65 per share.
Shares of SDI Class A Common Stock are currently listed on the NYSE American under the symbol “SDI.” On June 8, 2020, the latest practicable trading day before the date of this proxy statement/prospectus, the closing sale price of the SDI Class A Common Stock on the NYSE American was $13.46 per share.
SDI is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the merger and related matters. The SDI special meeting will be a virtual meeting via live webcast on the Internet. At the SDI special meeting, which will be held at 11:00 a.m., local time, on July 9, 2020, unless postponed or adjourned to a later date, SDI will ask its stockholders, among other things:
1.	to approve the merger agreement, and the transactions contemplated thereby, including the merger;
2.	to approve, on an advisory basis, certain compensation that may be paid or become payable to named executive officers of SDI in connection with the merger;
3.	to consider and, if necessary, vote upon an adjournment of the SDI special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.;
4.
to elect five directors of SDI to serve until SDI’s 2021 annual meeting of stockholders, and all until their respective successors are duly elected and qualified (provided that if Proposal No. 1 is approved and the merger is completed, SDI will be merged out of existence and will no longer have a board of directors, and there will be no SDI 2021 annual meeting of stockholders);

5.	to approve, on an advisory basis, a resolution regarding named executive officer compensation for 2019;
6.	to approve, on an advisory basis, a resolution regarding how frequently we will submit future advisory votes on executive officer compensation to our stockholders; and
7.	to consider and act upon any other matters which may properly be brought before the meeting and at any adjournments or postponements thereof.

As of June 8, 2020, SDI beneficially owns or controls an approximate 51.24% equity interest in TPB through ownership or control of 9,978,918 shares of TPB Common Stock, representing approximately 51.24% of the voting power of the TPB capital stock.
On April 7, 2020, and based upon the recommendation of an independent special committee of the SDI board of directors, which we refer to as the SDI Board, the SDI Board unanimously (i) determined that the entry by SDI into the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and are fair to, and in the best interests of, SDI and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) approved and authorized each of the transaction documents, including the merger agreement, and (iv) recommended that the stockholders of SDI approve the merger agreement and the other transactions contemplated thereby. The SDI Board accordingly recommends that SDI’s stockholders vote “FOR” Proposal Nos. 1, 2 and 3. The SDI Board also recommends that SDI’s stockholders vote “FOR” Proposal Nos. 4 and 5, and FOR the “One Year” option on Proposal No. 6.
More information about TPB, SDI and the proposed transaction is contained in this proxy statement/prospectus. SDI urges you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 15.
SDI is excited about the opportunities the merger brings to SDI’s stockholders, and thank you for your consideration and continued support.
Sincerely,

Gregory H.A. Baxter
Executive Chairman of the Board and Interim Chief Executive Officer
Standard Diversified Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated June 17, 2020, and is first being mailed to SDI’s stockholders on or about June 17, 2020.

STANDARD DIVERSIFIED INC.
767 5th Avenue, 12th Floor
New York, NY 10153
(212) 922-3752

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 9, 2020
Dear Stockholders of Standard Diversified Inc.:
On behalf of the board of directors of Standard Diversified Inc., a Delaware corporation, which we refer to as SDI, we are pleased to deliver this proxy statement/prospectus for the 2020 special meeting of stockholders of SDI, which will be held on July 9, 2020 at 11:00 a.m., local time, which we refer to as the SDI special meeting, for the following purposes:
1.
to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of April 7, 2020, which we refer to as the merger agreement, by and among Turning Point Brands, Inc., which we refer to as TPB, SDI, and Standard Merger Sub, LLC, a wholly-owned subsidiary of TPB, which we refer to as merger sub, pursuant to which SDI will merge with and into merger sub, which we refer to as the merger, a copy of which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby, including the merger, the issuance of shares of TPB Common Stock to SDI’s stockholders pursuant to the terms of the merger agreement;

2.	to approve, on an advisory basis, certain compensation that may be paid or become payable to named executive officers of SDI in connection with the merger;
3.	to consider and, if necessary, vote upon an adjournment of the SDI special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1;
4.
to elect five directors of SDI to serve until SDI’s 2021 annual meeting of stockholders, and all until their respective successors are duly elected and qualified (provided that if Proposal No. 1 is approved and the merger is completed, SDI will be merged out of existence and will no longer have a board of directors, and there will be no SDI 2021 annual meeting of stockholders);

5.	to approve, on an advisory basis, a resolution regarding named executive officer compensation for 2019;
6.	to approve, on an advisory basis, a resolution regarding how frequently we will submit future advisory votes on executive officer compensation to our stockholders; and
7.	to consider and act upon any other matters which may properly be brought before the meeting and at any adjournments or postponements thereof.
Due to health concerns related to COVID-19, and to support the health and well-being of our stockholders, employees, and partners, the SDI special meeting will be a completely “virtual meeting,” conducted via live webcast on the Internet. You will be able to attend the SDI special meeting as well a vote and submit your questions during the live audio webcast of the meeting by visiting www.virtualshareholdermeeting.com/SDI2020 and entering the 16-digit control number found on your proxy card provided to you with this proxy statement/prospectus.
SDI will transact no other business at the SDI special meeting except such business as may be properly brought before the SDI special meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the SDI special meeting.
The SDI board of directors, which we refer to as the SDI Board, has fixed June 2, 2020, as the record date for the determination of stockholders entitled to notice of, and to vote at, the SDI special meeting and any adjournment or postponement thereof. Only holders of record of shares of SDI Class A Common Stock (“SDI Class A Common Stock”) and Class B Common Stock (“SDI Class B Common Stock”, and collectively with SDI Class A Common Stock, the “SDI Common Stock”) at the close of business on the record date are entitled to notice of, and to vote at, the SDI special meeting.
At the close of business on the record date, SDI had 8,886,152 shares of SDI Class A Common Stock and 7,697,155 shares of SDI Class B Common Stock outstanding and entitled to vote. The SDI Class A and SDI Class B Common Stock vote together as a single class. Shares of SDI Class A Common Stock are entitled to one (1) vote per share while shares of SDI Class B Common Stock are entitled to ten (10) votes per share.

Your vote is important. The affirmative vote of holders of shares of SDI Common Stock representing at least a majority of the outstanding voting power of the SDI Common Stock, voting together as a single class, is required for approval of Proposal No. 1. The affirmative vote of the majority of the voting power of the shares of SDI Common Stock present virtually or represented by proxy and entitled to vote at the SDI special meeting, voting together as a single class, is required for approval of Proposals No. 2, 3 and 5. As to Proposal No. 4, the affirmative vote of the holders of a plurality of the shares of the SDI Common Stock present or represented by proxy at the meeting is required for the election of directors. Finally, as to Proposal No. 6, the option that receives the most votes cast by all stockholders will be deemed the frequency preferred by our stockholders for future advisory votes on executive compensation.
Even if you plan to attend the SDI special meeting, SDI requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the SDI special meeting if you are unable to attend. If your shares of SDI Common Stock are held in street name by your broker, dealer, commercial bank, trust company or other nominee, your broker, dealer, commercial bank, trust company or other nominee will be unable to vote your shares of SDI Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of SDI Common Stock following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of SDI Common Stock “FOR” the adoption of the merger agreement will have the same effect as voting against the adoption of the merger agreement.
THE SDI BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, SDI AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE SDI BOARD RECOMMENDS THAT SDI’S STOCKHOLDERS VOTE “FOR” PROPOSALS NOS. 1, 2, 3, 4 AND 5, AND FOR THE “ONE YEAR” OPTION ON PROPOSAL NO. 6.
By Order of the Standard Diversified Inc. Board of Directors,

Gregory H.A. Baxter
Executive Chairman of the Board and Interim Chief Executive Officer
New York, NY
June 17, 2020

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus refers to important business and financial information about SDI and TPB that is not included or incorporated by reference in this document. You may obtain this information without charge upon your written or oral request by contacting the Secretary and General counsel of Standard Diversified Inc. at 767 5th Avenue, 12th Floor, New York, NY 10153, or by calling (212) 922-3752.
To ensure timely delivery of these documents, any request should be made no later than July 2, 2020 to receive them before the SDI special meeting.
For additional details about where you can find information about SDI and TPB, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
i

Annex A	Merger Agreement
Annex B	Opinion of Houlihan Lokey Capital, Inc.
Annex C	Opinion of Duff & Phelps, LLC
ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following section provides answers to frequently asked questions about the merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.
Q:	What is the merger?
A:
SDI, TPB and merger sub entered into the merger agreement on April 7, 2020. The merger agreement contains the terms and conditions of the proposed merger involving SDI and TPB. Under the merger agreement, SDI will merge with and into merger sub, with merger sub surviving as a wholly-owned subsidiary of TPB.

At the effective time of the merger, which we refer to as the effective time, each share of SDI Class A and SDI Class B Common Stock (which we refer to collectively as the SDI Common Stock) outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement) will be converted into the right to receive the applicable portion of the Stock Merger Consideration, in each case calculated in accordance with and as set forth in the merger agreement as described in more detail in the section titled “The Merger—Merger Consideration.” The Stock Merger Consideration will consist of a total number of shares of TPB Common Stock equal to 97% of the total number of shares of TPB Common Stock owned by SDI as of the effective time, as described in more detail in “The Merger—Merger Consideration.” As of the date of this proxy statement/prospectus, SDI owns 9,978,918 shares of TPB Common Stock. However, there can be no assurance that SDI will continue to own such number of shares of TPB Common Stock. See “What are SDI’s plans for the TPB Common Stock prior to the merger?”
At the effective time, TPB’s stockholders will continue to own and hold their existing shares of TPB Common Stock, and all outstanding and unexercised options to purchase shares of TPB Common Stock will remain in effect pursuant to their terms.
Q:	What will happen to SDI if, for any reason, the merger does not close?
A:
The merger agreement requires that SDI will not, prior to the effective time, transfer any of the capital stock of TPB, including any shares of TPB Common Stock, without the prior written consent of TPB. However, see “What are SDI’s plans for the TPB Common Stock prior to the merger?” for a discussion of potential transactions by SDI involving the TPB Common Stock prior to the merger.

If the merger agreement is terminated pursuant to other provisions of the merger agreement, including for a failure of the merger to occur by September 1, 2020, then, following the termination, sales in the public market of a substantial number of the shares of TPB Common Stock currently held by SDI could occur at any time. These sales or distributions by SDI, or the market perception that the holders of a large number of shares intend to sell TPB Common Stock, could significantly reduce the market price of TPB Common Stock. If the merger does not close, SDI cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market price of the SDI Common Stock.
Q:	Why are the two companies proposing to merge?
A:
The SDI Board and SDI’s management regularly review SDI’s operating and strategic plans in an effort to enhance stockholder value. These reviews involve, among other things, discussions regarding alternatives creating liquidity for its stockholders. The SDI Board determined that it was in the best interests of SDI stockholders to cause it stockholders to own TPB Common Stock directly, as opposed to through SDI. Thereafter, the SDI Board appointed a special committee of the SDI Board, which we refer to as the SDI special committee, and the TPB board of directors, which we refer to as the TPB Board, appointed a special committee of the TPB Board, which we refer to as the TPB special committees, and the special committees negotiated in earnest. For more information on the negotiations, please see the section titled “The Merger—Background of the Merger” in this proxy statement/prospectus.

SDI believes that the merger will have the effect of an orderly release of the shares of TPB Common Stock held by SDI through their cancellation and a subsequent issuance to SDI’s equity holders. The merger agreement also provides that each holder of SDI restricted stock awards or SDI restricted stock units relating to SDI Common Stock will be entitled to the applicable portion of the Stock Merger Consideration. Each SDI stockholder’s aggregate portion of Stock Merger Consideration will be rounded up to the next whole share of TPB Common Stock.

For a discussion of SDI’s reasons for the merger, please see the section titled “The Merger—SDI Reasons for the Merger” in this proxy statement/prospectus.
Q:	Why am I receiving this proxy statement/prospectus?
A:
You are receiving this proxy statement/prospectus because you have been identified as a stockholder of SDI as of the record date. As a stockholder of SDI, you are entitled to vote at SDI’s stockholder meeting (referred to herein as the “SDI special meeting”) on Proposals Nos. 1 through 6. The merger cannot be completed unless the holders of SDI Common Stock vote to approve the merger and the terms and conditions set forth in the merger agreement.

SDI will hold a virtual meeting of its stockholders to obtain this approval.
This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the SDI special meeting that you should read carefully.
Your vote is important. You are encouraged to submit your proxy as promptly as possible.
Q:	What is required to consummate the merger?
A:	To consummate the merger, SDI’s stockholders must approve Proposal No. 1.
Proposal No. 1, the approval of the merger requires the affirmative vote of holders of shares of SDI Common Stock representing at least a majority of the outstanding voting power of the SDI Common Stock, voting together as a single class. The foregoing vote of the SDI stockholders is referred to as the required SDI stockholder vote.
To consummate the merger, the TPB stockholders must adopt and approve the merger agreement and the transactions contemplated thereby.
In addition to the requirement of obtaining the stockholder approvals described above and appropriate regulatory approvals, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus.
As of June 8, 2020, SDI beneficially owns or controls an approximate 51.24% equity interest in TPB through ownership or control of 9,978,918 shares of the TPB Common Stock.
Q:	What will SDI’s stockholders and option holders receive in the merger?
A:
At the effective time, each share of SDI Common Stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement) will be automatically converted into the right to receive the applicable portion of the Stock Merger Consideration, in each case calculated in accordance with and as described in more detail in the merger agreement. In addition, in connection with the merger, each share of SDI Common Stock underlying restricted stock awards and restricted stock unit awards will be converted into the right to receive the applicable portion of the Stock Merger Consideration, as applicable, less applicable taxes and withholdings. Each SDI stockholder’s aggregate portion of merger consideration will be rounded up to the next whole share of TPB Common Stock.

There will be no outstanding options to purchase SDI Common Stock as of the date of the closing of the merger.
Immediately after the merger, assuming that SDI will own 9,978,918 shares of TPB Common Stock immediately prior to the closing of the merger, which is the number of shares of TPB Common Stock owned by SDI as of the date of this proxy statement/prospectus, SDI’s stockholders as of immediately prior to the effective time are expected to own approximately 50.48% of the outstanding capital stock of TPB and 50.48% of the voting power of TPB. These percentages do not reflect any sales of shares of TPB Common Stock SDI may make, including, without limitation, in order to generate amounts it may need to satisfy its net liabilities exceeding $25,000, as required by the merger agreement. Should SDI make any such sales, the percentage ownership of TPB Common Stock by, and voting power of, SDI’s stockholders after the merger would be reduced accordingly.
SDI estimates that it will have net liabilities at the effective time, assuming the merger closes on July 10, 2020, of approximately $24.4 million. If SDI chooses to sell a portion of its shares of TPB Common Stock to satisfy this condition of the merger agreement, then SDI would need to sell approximately 1.0 million shares of TPB Common Stock, assuming a sale price of $24.00, which is within the range of closing prices of TPB Common Stock in the trading days leading up to June 9, 2020. Assuming such sale occurs and further assuming that there will be 16.6 million shares of SDI Common Stock outstanding as of immediately prior to the closing of the merger, each share of SDI Common Stock will be exchanged for 0.5232 shares of TPB Common Stock. SDI may make additional sales of TPB Common Stock prior to the merger for other purposes. Should it do so, SDI will use the proceeds of any such sales to purchase outstanding shares of SDI Common Stock from funds managed by Standard General L.P. (together with the funds it manages, “Standard General”), such that the number of shares of TPB Common Stock to be issued in the merger to each stockholder of TPB other than Standard General will not be affected by any such additional sales. Any such purchases of SDI Common Stock from Standard General will be at a price designed to reflect the market value of the shares of TPB Common Stock that would otherwise have been issued to Standard General had the shares of SDI Common Stock not been repurchased.
For a more complete description of what SDI’s stockholders will receive in the merger, please see the section titled “The Merger Agreement—Merger Consideration” in this proxy statement/prospectus.
Q:	What are SDI’s plans for the TPB Common Stock prior to the merger?
A:
It is a condition to the consummation of the merger that, as of the effective time, SDI have no liabilities other than liabilities included in an estimate of net liabilities delieverd to TPB, and that the net liabilities included in such estimate not exceed $25,000. Thus, SDI must discharge substantially all of its liabilities prior to the consummation of the merger, including the indebtedness under its $25.0 million Term Loan Agreement with GACP II, L.P. In order to raise the capital needed, along with its existing cash on hand, to retire such liabilities, including this indebtedness, SDI may consider a variety of transactions, including a sale of a portion of its shares of TPB Common Stock.

Q:	How will I receive my Stock Merger Consideration?
A:
Promptly after completion of the merger, SDI stockholders will receive a letter of transmittal with instructions on how to obtain TPB Common Stock in exchange for their shares of SDI Common Stock. You must return the completed letter of transmittal and your SDI stock certificates as described in the instructions, and you will receive the Stock Merger Consideration payable as soon as practicable after EQ Shareowner Services, the exchange agent, receives your completed letter of transmittal and SDI stock certificates. If you hold shares through a brokerage account, your broker will handle the surrender of stock certificates to EQ Shareowner Services. The procedures for exchange of stock certificates are more fully described in this proxy statement/prospectus under the heading “The Merger—Conversion of Shares; Exchange Procedures” beginning on page 61.

Q:	What will TPB’s stockholders and option holders receive in the merger?
A:
At the effective time, TPB’s stockholders other than SDI will continue to own and hold their existing shares of TPB Common Stock, and all outstanding and unexercised options to purchase shares of TPB Common Stock will remain in effect pursuant to their terms.

Q:	Are SDI’s stockholders entitled to appraisal rights?
A:	No. SDI’s stockholders are not entitled to exercise appraisal rights in connection with the merger. See “The Merger—Appraisal Rights” beginning on page 66 for more information.
Q:	Who will be the directors of TPB following the merger?
A:	In connection with the merger, there will be no change to the directors of TPB. Following the closing of the merger, the TPB Board will continue to be constituted as follows:
Name	Current Principal Affiliation
Lawrence Wexler	Chief Executive Officer and Director
Gregory Baxter	Director
H.C. Charles Diao	Director

Name	Current Principal Affiliation
David Glazek	Director (Chairman)
Peggy Hebard	Director
Arnold Zimmerman	Director
Ashley Davis Frushone	Director
Q:	Who will be the executive officers of TPB immediately following the merger?
A:	In connection with the merger, there will be no change to the executive officers of TPB. Following the closing of the merger, TPB’s executive officers will continue to be as follows:
Name	Current Principal Affiliation
Lawrence S. Wexler	President and CEO
Graham Purdy	Chief Operating Officer
Robert Lavan	Chief Financial Officer
James W. Dobbins	Senior Vice President, General Counsel, and Secretary
Q:	As a stockholder of SDI, how does the SDI Board recommend that I vote regarding the merger and the related proposals?
A:
After careful consideration, on April 7, 2020, the SDI special committee, comprised of David M. Wurzer, (i) determined that the consummation of the merger and the other transactions contemplated by the merger agreement, on the terms and conditions substantially as set forth in the merger agreement, are advisable and are fair to, and in the best interests of, SDI and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) approved the merger agreement and (iv) recommended that the SDI Board recommend the approval and adoption of the merger agreement by SDI’s stockholders. On April 7, 2020, and based upon the recommendation of the SDI special committee, the SDI Board unanimously (i) determined that the entry by SDI into the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and are fair to, and in the best interests of, SDI and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, including the merger, the issuance of the Stock Merger Consideration, (iii) approved and authorized each of the transaction documents, including the merger agreement, and (iv) recommended that the stockholders of SDI approve the merger agreement and the other transactions contemplated thereby, including the merger. The SDI Board accordingly recommends that the SDI stockholders vote:

•	“FOR” Proposal No. 1, to approve the merger agreement and the transactions contemplated thereby, including the merger;
•
“FOR” Proposal No. 2, to approve, on an advisory basis, a resolution a proposal to approve certain compensation that may be paid or become payable to named executive officers of SDI in connection with the merger; and

•	“FOR” Proposal No. 3 to, if necessary, adjourn the SDI special meeting if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.
Q:	What risks should I consider in deciding whether to vote in favor of the merger?
A:	You should carefully review the section of this proxy statement/prospectus titled “Risk Factors,” which sets forth certain risks and uncertainties related to the merger.
Q:	When do you expect the merger to be consummated?
A:
We anticipate that the merger will occur shortly after the SDI special meeting to be held on July 9, 2020 but we cannot predict the exact timing. For more information, please see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. Holders of SDI shares?
A:
It is a condition to SDI’s obligation to consummate the merger that SDI receive an opinion from Morgan, Lewis & Bockius LLP, dated as of the closing date, regarding the qualification of the merger as a “reorganization”

within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to TPB’s obligation to consummate the merger that TPB receive an opinion from Lathrop GPM LLP, dated as of the closing date, regarding the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the tax opinion representations and assumptions, in the opinions of Morgan, Lewis & Bockius LLP and Lathrop GPM LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, subject to the tax treatment of the receipt by a U.S. Holder (as defined in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) of SDI Common Stock of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of their Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock (as discussed below in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Treatment of Whole Share Received In Lieu of Fractional Share”), a U.S. Holder of SDI Common Stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of SDI Common Stock for shares of TPB Common Stock in the merger. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this proxy statement/prospectus.
Please review the information in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of the material U.S. federal income tax consequences of the merger to U.S. Holders of SDI Common Stock, including the tax treatment of the receipt of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of your Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws.
Q:	What do I need to do now?
A:	SDI urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you.
If you are a stockholder of SDI as of the record date, you may provide your proxy instructions in one of four different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may provide your proxy instructions via phone by following the instructions on your proxy card or voting instruction form. Third, you may provide your proxy instructions via the internet by following the instructions on your proxy card or voting instruction form. Finally, you may vote at the SDI special meeting, as described below. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the SDI special meeting.
Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?
A:
If you are a stockholder of SDI as of the record date, (a) the failure to return your proxy card or otherwise provide proxy instructions will have the effect of (i) a vote against the proposal to approve Proposal No. 1, to approve the merger agreement and the transactions contemplated thereby, including the merger, (ii) reducing the aggregate number of votes required to approve Proposals Nos. 2, 3 and 5, and (iii) no effect on Proposals Nos. 4 and 6, and (b) your shares will not be counted for purposes of determining whether a quorum is present at the SDI special meeting.

Q:	Why is the SDI holding a virtual special meeting?
A:
Due to the emerging public health impact of COVID-19 and to support the health and well-being of SDI stockholders, the special meeting will be held in a virtual meeting format only. SDI has designed its virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format will allow SDI stockholders to communicate with SDI in advance of, and during, the special meeting so they can ask questions of the SDI board of directors and management, as time permits.

Q:	May I vote virtually at the SDI special meeting of stockholders of SDI?
A:
If your shares of SDI Common Stock are registered directly in your name with SDI’s transfer agent as of the record date, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by SDI. If you are a stockholder of record of SDI as of the record date, you may attend the SDI special meeting and vote your shares virtually. Even if you plan to attend the SDI special meeting, SDI requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the SDI special meeting if you become unable to attend. If your shares of SDI Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the SDI special meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares virtually at the SDI special meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the SDI special meeting.
Q:	When and where is the SDI special meeting of SDI’s stockholders?
A:
The SDI special meeting will be held at 11:00 a.m., local time, on July 9, 2020, unless postponed or adjourned to a later date. All of SDI’s stockholders as of the record date, or their duly appointed proxies, may attend the SDI special meeting. In order to participate in the virtual meeting, you must access the meeting website at www.virtualshareholdermeeting.com/SDI2020, and enter the 16-digit control number found on the proxy card provided to you with this proxy statement/prospectus. Stockholders who attend the SDI special meeting via live webcast will be able to participate, vote shares electronically and submit questions prior to and during the meeting.

Q:	If my SDI shares are held in “street name” by my broker, will my broker vote my shares for me?
A:
Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of SDI Common Stock without instructions from you. Brokers are not expected to have discretionary authority to vote for any of the proposals. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?
A:
Yes. An SDI stockholder can revoke its proxy at any time before the final vote at the SDI special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy through the internet.
•	You may send a timely written notice that you are revoking your proxy to SDI’s Corporate Secretary at 767 5th Avenue, 12th Floor, New York, NY 10153.
•	You may attend the SDI special meeting and vote virtually. Simply attending the meeting virtually will not, by itself, revoke your proxy.
Your most current proxy card or internet proxy is the one that is counted.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
Q:	Who is paying for this proxy solicitation?
A:
SDI is responsible for its respective costs of printing and is responsible for the cost of filing of this proxy statement/prospectus and the proxy card. SDI may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners of SDI Common Stock.

Q:	Who can help answer my questions?
A:
If you are a stockholder of SDI and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Standard Diversified Inc.
767 5th Avenue, 12th Floor
New York, NY 10153
Tel: (212) 922-3752
Attn: Secretary and General Counsel

PROSPECTUS SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, the proposals being considered at the SDI special meeting, you should read this entire proxy statement/prospectus carefully, including the merger agreement attached as Annex A, the opinion of Houlihan Lokey Capital, Inc. attached as Annex B and the other annexes to which you are referred herein. For more information, please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
The Companies
Standard Diversified Inc.
767 5th Avenue, 12th Floor
New York, NY 10153
(212) 922-3752
Attn: Secretary and General Counsel
SDI is a diversified holding company with an experienced management team focused on investing in quality operating businesses run by high-caliber executive teams.
SDI’s Class A Common Stock is listed on the NYSE American, trading under the symbol “SDI.”
Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229
Tel: (502) 778-4421
Attn: Robert Lavan and James W. Dobbins
TPB is a leading U.S. provider of certain tobacco products, including Stoker’s in Smokeless product, Zig-Zag in Smoking products and the distribution engine in NewGen products.
The TPB Common Stock is listed on the NYSE, trading under the symbol “TPB.”
Standard Merger Sub, LLC
Merger sub is a wholly-owned subsidiary of TPB, and was formed solely for the purposes of carrying out the merger.
The Merger (see page 41)
If the merger is completed, SDI will merge with and into merger sub, with merger sub surviving as a wholly-owned subsidiary of TPB.
At the effective time, each share of SDI Common Stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement) will be automatically converted into the right to receive the applicable portion of the Stock Merger Consideration as set forth in more detail in the merger agreement and in this proxy statement/prospectus. The Stock Merger Consideration will consist of a total number of shares of TPB Common Stock equal to 97% of the total number of shares of TPB Common Stock owned by SDI as of the effective time, as described in more detail in “The Merger—Merger Consideration.” As of the date of this proxy statement/prospectus, SDI owns 9,978,918 shares of TPB Common Stock. However, there can be no assurance that SDI will continue to own such number of shares of TPB Common Stock. In order to raise the capital needed, along with its existing cash on hand, to retire substantially all of its liabilities prior to the closing of the merger as required by the merger agreement, including $25.0 million of indebtedness under a term loan agreement, SDI may consider a variety of transactions, including a sale of a portion of its shares of TPB Common Stock. SDI estimates that it will have net liabilities at the effective time, assuming the merger closes on July 10, 2020, of approximately $24.4 million. If SDI chooses to sell a portion of its shares of TPB Common Stock to satisfy this condition of the merger agreement, then SDI would need to sell approximately 1.0 million shares of TPB Common Stock, assuming a sale price of $24.00, which is within the range of closing prices of TPB Common Stock in the trading days leading up to June 9, 2020. Assuming such sale occurs and further assuming that there will be 16.6 million shares of SDI Common Stock outstanding as of immediately prior to the closing of the merger, each share of SDI Common Stock will be exchanged for 0.5232 shares of TPB Common Stock. SDI may make additional sales of TPB Common Stock prior to the merger for other purposes. Should it do so, SDI will use the proceeds of any such sales to purchase outstanding shares of SDI Common Stock from funds managed by Standard General, such that the number of shares of TPB Common Stock to be issued in the merger to each stockholder of TPB other than Standard General will not be affected by any such additional sales. Any such purchases of SDI Common Stock from Standard General will be at a price designed to reflect the market value of the shares of TPB Common Stock that would otherwise have been issued to Standard General had the shares of SDI Common Stock not been repurchased.
In addition, in connection with the merger, each share of SDI Common Stock underlying restricted stock awards and restricted stock unit awards will be converted into the right to receive the applicable portion of the Stock Merger Consideration, as applicable, less applicable taxes and withholdings. Each SDI stockholder’s aggregate portion of merger consideration will be rounded up to the next whole share of TPB Common Stock.
Immediately after the merger, assuming that SDI will own 9,978,918 shares of TPB Common Stock immediately prior to the closing of the merger, which is the number of shares of TPB Common Stock owned by SDI as of the date of this proxy statement/prospectus, SDI’s stockholders as of immediately prior to the effective time are expected to own approximately 50.48% of the outstanding capital stock of TPB and 50.48% of the voting power of TPB. These percentages do not reflect any sales of shares of TPB Common Stock SDI may make, including, without limitation, in order to generate amounts it may need to satisfy its net liabilities exceeding $25,000, as required by the merger agreement. Should SDI make any such sales, the percentage ownership of TPB Common Stock by, and voting power of, SDI’s stockholders after the merger would be reduced accordingly. See “What will SDI’s stockholders and option holders receive in the merger?” beginning on page 2 for more detail. Mr. Baxter, a member of the TPB Board, is also the Executive Chairman of the SDI Board and an executive officer of SDI. David Glazek and Arnold Zimmerman are also members of both the SDI Board and the TPB Board.
For a more complete description of the merger and the allocation of merger consideration please see the section titled “The Merger Agreement” in this proxy statement/prospectus.
The closing of the merger will occur no later than the second business day after the last of the conditions to the merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each such conditions), or at such other time as SDI and TPB agree. SDI and TPB anticipate that the consummation of the merger will occur in the summer of 2020. However, because the merger is subject to a number of conditions, SDI cannot predict exactly when the closing will occur or if it will occur at all.
SDI Reasons for the Merger (see page 47)
The SDI Board and SDI’s management regularly review SDI’s operating and strategic plans in an effort to enhance stockholder value. These reviews involve, among other things, discussions regarding alternatives creating liquidity for its stockholders. The SDI Board determined that it was in the best interests of SDI’s stockholders to cause the proposed merger whereby the SDI stockholders would hold shares of common stock of TPB directly.
SDI believes that the merger will have the effect of an orderly release of the shares of TPB Common Stock held by SDI through their cancellation and a subsequent issuance to SDI’s equity holders. SDI currently owns 9,978,918 shares of TPB Common Stock, which represents 51.24% of TPB’s total shares outstanding.
The SDI Board approved the merger based on a number of factors, including the:
•
the in-depth knowledge of and familiarity with the business, operations, financial condition and prospects of TPB, SDI’s primary asset, that was developed by SDI as a significant stockholder of TPB, and the belief that TPB Common Stock represents an attractive long term investment opportunity;

•	the potential to provide its current stockholders with greater liquidity by owning stock in a public company, provided, however, there can be no certainty on the timing or amount of any liquidity; and
•	the expectation that the merger with TPB would be a time- and cost-effective means to access liquidity for its stockholders.
The SDI special committee also considered the terms of the merger agreement and the transactions contemplated thereby, including:
•
the possibility that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger on the reputation of SDI and the ability of SDI to obtain financing in the future in the event the merger is not completed; and

•
the financial analysis reviewed by Houlihan Lokey with the SDI special committee as well as the oral opinion of Houlihan Lokey rendered to the SDI special committee on April 7, 2020 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the SDI special committee dated April 7, 2020), as to the fairness, from a financial point of view, to the Unaffiliated Stockholders (as defined below), of the Stock Merger Consideration provided for in the merger pursuant to the merger agreement. See “The Merger – Opinion of the Financial Advisor to the SDI Special Committee.”

Opinion of the Financial Advisor to the SDI Special Committee (see page 48)
On April 7, 2020, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, verbally rendered its opinion to the SDI special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the special committee dated April 7, 2020), as to the fairness, from a financial point of view, to the holders of the SDI Common Stock other than Standard General and/or its affiliates and portfolio group and their respective officers and directors (which we refer to as the Unaffiliated Stockholders), of the Stock Merger Consideration provided for in the merger pursuant to the merger agreement.
Houlihan Lokey’s opinion was directed to the SDI special committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Unaffiliated Stockholders, of the Stock Merger Consideration provided for in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the special committee, our board of directors, any security holder of SDI or any other person as to how to act or vote with respect to any matter relating to the merger. See “The Merger – Opinion of the Financial Advisor to the SDI Special Committee.”
Opinion of the Financial Advisor to the TPB Special Committee (see page 53)
On April 7, 2020, Duff & Phelps, LLC, which we refer to as Duff & Phelps, verbally rendered its opinion to the TPB special committee (which was subsequently confirmed in writing by delivery of Duff & Phelps’ written opinion addressed to the special committee dated April 7, 2020), as to the fairness, from a financial point of view, to the holders of TPB Common Stock, of the exchange ratio provided for in the merger pursuant to the merger agreement.
Duff & Phelps’ opinion was directed to the TPB special committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of TPB Common Stock, of the exchange ratio provided for in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Duff & Phelps’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in connection with the preparation of its opinion. However, neither Duff & Phelps’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the special committee or our board of directors with respect to the merger. See “The Merger – Opinion of the Financial Advisor to the TPB Special Committee.”
Material U.S. Federal Income Tax Consequences of the Merger (see page 62)
It is a condition to SDI’s obligation to consummate the merger that SDI receive an opinion from Morgan, Lewis & Bockius LLP, dated as of the closing date, regarding the qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to TPB’s obligation to consummate the merger that TPB receive an opinion from Lathrop GPM LLP, dated as of the closing date, regarding the qualification ofthe merger as a “reorganization” within the meaning of Section 368(a) of the Code. Subject to the tax opinion representations and assumptions, in the opinions of Morgan, Lewis & Bockius LLP and Lathrop GPM LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, subject to the tax treatment of the receipt by a U.S. Holder of SDI Common Stock of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of their Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock (as discussed below in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Treatment of Whole Share Received In Lieu of Fractional Share”), a U.S. Holder of SDI Common Stock will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of SDI Common Stock for shares of TPB Common Stock in the merger. If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the accuracy of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this proxy statement/prospectus.
Please review the information in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of the material U.S. federal income tax consequences of the merger to U.S. Holders of SDI Common Stock, including the tax treatment of the receipt of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of your Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock. The tax consequences to you of the merger will depend on your particular facts and circumstances. Please consult your tax advisors as to the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and non-U.S. income and other tax laws.
Overview of the Merger Agreement
Merger Consideration (see page 67)
At the effective time, each share of SDI Common Stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement) will be automatically converted into the right to receive the applicable portion of the Stock Merger Consideration, in each case calculated in accordance with and as set forth in more detail in the merger agreement.
The Stock Merger Consideration will consist of a total number of shares of TPB Common Stock equal to 97% of the total number of shares of TPB Common Stock owned by SDI as of the effective time, as described in more detail in “The Merger—Merger Consideration.” As of the date of this proxy statement/prospectus, SDI owns 9,978,918 shares of TPB Common Stock. However, there can be no assurance that SDI will continue to own such number of shares of TPB Common Stock. In order to raise the capital needed, along with its existing cash on hand, to retire substantially all of its liabilities prior to the closing of the merger as required by the merger agreement, including $25.0 million of indebtedness under a term loan agreement, SDI may consider a variety of transactions, including a sale of a portion of its shares of TPB Common Stock. SDI estimates that it will have net liabilities at the effective time, assuming the merger closes on July 10, 2020, of approximately $24.0 million. If SDI chooses to sell a portion of its shares of TPB Common Stock to satisfy this condition of the merger agreement, then SDI would need to sell approximately 1.0 million shares of TPB Common Stock, assuming a sale price of $24.00, which is within the range of closing prices of TPB Common Stock in the trading days leading up to June 9, 2020. Assuming such sale occurs and further assuming that there will be 16.6 million shares of SDI Common Stock outstanding as of immediately prior to the closing of the merger, each share of SDI Common Stock will be exchanged for 0.5232 shares of TPB Common Stock. SDI may make additional sales of TPB Common Stock prior to the merger for other purposes. Should it do so, SDI will use the proceeds of any such sales to purchase outstanding shares of SDI Common Stock from funds managed by Standard General, such that the number of shares of TPB Common Stock to be issued in the merger to each stockholder of TPB other than Standard General will not be affected by any such additional sales. Any such purchases of SDI Common Stock from Standard General will be at a price designed to reflect the market value of the shares of TPB Common Stock that would otherwise have been issued to Standard General had the shares of SDI Common Stock not been repurchased.
Treatment of SDI’s Restricted Stock Awards and Restricted Stock Unit Awards (see pages 59 and 68)
At the effective time, in connection with the merger, each share of SDI Common Stock underlying restricted stock awards and restricted stock unit awards will be converted into the right to receive the applicable portion of the Stock Merger Consideration, as applicable, less applicable taxes and withholdings. Each SDI stockholder’s aggregate portion of merger consideration will be rounded up to the next whole share of TPB Common Stock.

Conditions to the Completion of the Merger (see page 68)
To consummate the merger, SDI’s stockholders must approve Proposal No. 1. Additionally, TPB, as the sole equityholder of merger sub, must approve the merger agreement and the transactions contemplated thereby.
In addition to obtaining such stockholder approvals and appropriate regulatory approvals, each of the other closing conditions set forth in the merger agreement, as described under the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus must be satisfied or waived.
Acquisition Proposals (see page 70)
The merger agreement provides that prior to the SDI’s stockholders’ adoption and approval of Proposal No. 1, in response to an acquisition proposal, if the SDI Board determines in good faith after consultation with its outside legal counsel that, based on the information then available and after consultation with its financial advisor, the acquisition proposal either constitutes a superior offer or could reasonably be expected to result in a superior offer, and that the failure to take such action could be inconsistent with the fiduciary duties of the SDI Board to the stockholders of SDI under applicable law, the SDI Board may:
•	provide nonpublic information in response therefore (including nonpublic information regarding SDI or any of its subsidiaries) to the person who made an acquisition proposal; and
•
participate in any discussions or negotiations with any person who makes an acquisition proposal regarding that acquisition proposal. For a more complete description, see the section of this proxy statement/prospectus captioned “The Merger—Acquisition Proposals.”

Change in Board Recommendation (see page 72)
At any time prior to the proper approval of Proposal No. 1 at the SDI special meeting, the SDI Board may withdraw or modify (or propose to withdraw or modify) its recommendation that SDI’s stockholders vote “FOR” Proposal No. 1 in connection with a superior offer.
Termination and Termination Fee (see page 75)
Either SDI or TPB can terminate the merger agreement under certain circumstances, which would prevent the merger from being consummated.
Management Following the Merger (see page 121)
In connection with the merger, there will be no change to the executive officers of TPB. Following the closing of the merger, TPB’s executive officers will continue to be as follows:
Name	Current Principal Affiliation
Lawrence S. Wexler	President and CEO
Graham Purdy	Chief Operating Officer
Robert Lavan	Chief Financial Officer
James W. Dobbins	Senior Vice President, General Counsel, and Secretary
Interests of SDI Directors and Executive Officers in the Merger (see page 58)
In considering the recommendation of the SDI Board with respect to the merger agreement and the other matters to be acted upon by SDI’s stockholders at the SDI special meeting, SDI’s stockholders should be aware that certain members of the SDI Board and executive officers of SDI have interests in the merger that may be different from, or in addition to, interests they have as SDI’s stockholders.
Risk Factors (see page 15)
SDI is subject to various risks associated with its business and assets. In addition, the merger poses a number of risks to each of SDI and TPB and its respective stockholders, including the possibility that the merger may not be completed and the following risks:

•	the merger is subject to approval of the merger agreement by SDI’s stockholders, and failure to obtain this approval would prevent the closing of the merger;
•	the merger may be completed even though certain events occur prior to the closing that materially and adversely affect SDI or TPB;
•
some SDI and TPB officers and directors have interests in the merger that are different from the respective stockholders of SDI and TPB and that may influence them to support or approve the merger without regard to the interests of the respective stockholders of SDI and TPB;

•	the market price of TPB Common Stock following the merger may decline as a result of the merger;
•
during the pendency of the merger, SDI may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the merger agreement, which could adversely affect its business;

•
certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement;

•	if the conditions to the merger are not met, the merger will not occur;
•	the merger will involve substantial costs; and
•	litigation relating to the merger could require SDI or TPB to incur significant costs and suffer management distraction, and could delay or enjoin the merger.
These risks and other risks are discussed in greater detail under the section titled “Risk Factors” in this proxy statement/prospectus. SDI encourages you to read and consider all of these risks carefully.
Regulatory Approvals (see page 68)
In the United States, SDI must comply with applicable federal and state securities laws and the rules and regulations of the New York Stock Exchange, which we refer to as NYSE in connection with the filing of this proxy statement/prospectus with the SEC. As of the date hereof, the registration statement of which this proxy statement/prospectus is a part has not become effective.
Anticipated Accounting Treatment (see page 66)
The merger will be accounted for as an equity reorganization of TPB under which the stockholders of SDI become direct stockholders of TPB. Pursuant to the merger agreement, SDI stockholders will exchange their shares in SDI for shares in TPB. At the time of the merger, it is expected that SDI’s only material assets are its shares of TPB Common Stock and that SDI has no material liabilities which would be required to be disclosed in its financial statements.
Appraisal Rights (see page 66)
No dissenters’ or appraisal rights or other similar rights of objecting SDI stockholders will be available with respect to the merger. See “The Merger—Appraisal Rights” beginning on page 66 for more information.
Comparison of Rights of Holders of SDI Stock and TPB Stock (see page 129)
Both SDI and TPB are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or DGCL. If the merger is completed, SDI’s stockholders will become stockholders of TPB, and their rights will be governed by the DGCL, the TPB Amended and Restated Bylaws (“TPB Bylaws”) and Second Amended and Restated Certificate of Incorporation of TPB (“TPB Charter”). The rights of TPB’s stockholders contained in the TPB Charter and the TPB Bylaws differ from the rights of SDI’s stockholders under the Sixth Amended and Restated Certificate of Incorporation of SDI (“SDI Charter”) and Third Amended and Restated By-laws of SDI (the “SDI Bylaws”), as more fully described under the section titled “Comparison of Rights of Holders of SDI Stock and TPB Stock” in this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA OF TPB
The following tables summarize TPB’s consolidated historical financial data. The consolidated financial statements include the accounts of entities wholly-owned by TPB. The consolidated statements of income data for the years ended December 31, 2019, 2018 and 2017 and the consolidated balance sheet data as of December 31, 2019 and 2018 are derived from TPB’s consolidated financial statements incorporated by reference in this proxy statement/prospectus. The consolidated statements of income data for the years ended December 31, 2016 and 2015 and the balance sheet data as of December 31, 2017, 2016 and 2015 is derived from TPB’s consolidated financial statements not included or incorporated by reference in this proxy statement/prospectus. The interim consolidated balance sheet data as of March 31, 2020 and interim consolidated statements of income data for the three months ended March 31, 2020 and 2019 are derived from TPB’s unaudited interim consolidated financial statements incorporated by reference in this proxy statement/prospectus. TPB’s historical results are not necessarily indicative of the results that may be expected in any future period and the results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected for the full year or any future period. You should read this data together with the other information contained in TPB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and TPB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page 145.
(dollars in thousands, except share data)	Year Ended December 31,					Three Months Ended March 31,
	2019	2018	2017	2016	2015	2020	2019
Consolidated Statement of Operations Data:
Net sales	$361,989	$332,683	$285,777	$206,228	$197,256	$90,689	$91,628
Cost of sales	225,243	190,124	160,807	105,683	100,775	49,258	51,164
Gross profit	136,746	142,559	124,970	100,545	96,481	41,431	40,464
Selling, general and administrative expenses	109,887	94,075	75,290	56,626	51,758	32,394	28,429
Operating income	26,859	48,484	49,680	43,919	44,723	9,037	12,035
Interest expense, net	17,342	14,819	16,889	26,621	34,284	4,994	3,856
Investment income	(2,648)	(424)	(438)	(768)	—	(91)	(144)
Loss on extinguishment of debt	1,308	2,384	6,116	2,824	—	—	—
Net periodic benefit (income) cost, excluding service cost	(4,961)	131	180	334	212	(87)	(11)
Income before income taxes	15,818	31,574	26,933	14,908	10,227	4,221	8,334
Income tax expense (benefit)	2,044	6,285	7,280	(12,005)	1,078	946	1,774
Consolidated net income	13,774	25,289	19,653	26,913	9,149	3,275	6,560
Net loss attributable to non-controlling interest	—	—	(556)	—	$—	—	—
Net income attributable to Turning Point Brands, Inc.	$13,774	$25,289	$20,209	$26,913	$9,149	$3,275	$6,560

(dollars in thousands, except share data)	Year Ended December 31,					Three Months Ended March 31,
	2019	2018	2017	2016	2015	2020	2019
Basic income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.70	$1.31	$1.06	$1.63	$1.27	$0.17	$0.34
Diluted income per common share:
Net income attributable to Turning Point Brands, Inc.	$0.69	$1.28	$1.04	$1.49	$1.10	$0.16	$0.33
Weighted average common shares outstanding:
Basic	19,627,093	19,355,607	18,989,177	16,470,352	7,198,081	19,689,446	19,559,596
Diluted	20,037,540	19,827,562	19,513,008	18,015,545	8,354,387	20,106,800	20,045,964
(dollars in thousands)	As of December 31,					As of March 31,
	2019	2018	2017	2016	2015	2020
Consolidated Balance Sheet Data:
Cash	$95,250	$3,306	$2,607	$2,865	$4,835	$99,406
Working capital	133,364	48,088	41,263	37,289	42,815	133,677
Total assets	446,584	339,377	282,277	285,020	242,463	449,320
Notes payable and long-term debt	284,191	220,715	202,040	218,225	292,440	279,977
Total liabilities	339,999	256,754	228,953	250,962	324,075	344,009
Total stockholders' equity (deficit)	106,585	82,623	53,324	34,058	(81,612)	105,311
Certain historical financial data for SDI is incorporated by reference in this proxy statement/prospectus, which does not include pro forma combined financial information. As of the effective time of the merger, (i) SDI’s only material assets will be shares of TPB Common Stock and (ii) SDI will have no liabilities which would be required to be disclosed in its financial statements. As of March 31, 2020, SDI’s financial statements would include the consolidated results of its various former operating entities; however, due to the sale and liquidation of those entities, TPB is not acquiring these operating subsidiaries in the merger. SDI’s historical financial statements for these operating companies no longer have any bearing on the current status of SDI or the going-forward operations of SDI. As a result, pro forma combined financial information is not being provided because such financial data is not meaningful to investors.

RISK FACTORS
The combined organization will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with TPB’s business because these risks may also affect the combined organization — these risks can be found under the heading “Risk Factors — Risks Related to TPB” in this proxy statement/prospectus and in TPB’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, and other documents TPB has filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
Risks Related to the Merger
The merger is subject to approval of the merger agreement by SDI’s stockholders and TPB, as the sole equityholder of merger sub. Failure to obtain these approvals would prevent the closing of the merger.
Before the merger can be completed, the stockholders of SDI must approve the merger agreement, and TPB, as the sole equityholder of merger sub, must approve the merger agreement. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the merger. Any delay in completing the merger may materially adversely affect the timing and benefits that are expected to be achieved from the merger.
Certain provisions of the merger agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the merger agreement.
Prior to obtaining SDI stockholder approval for the transactions contemplated by the merger agreement, SDI may terminate the merger agreement in order to accept an unsolicited bona fide written acquisition proposal that is on terms and conditions that the SDI Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by TPB to amend the terms of the merger agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to SDI’s stockholders than the terms of the transactions contemplated by the merger agreement, which we refer to as a superior offer. In connection with a superior offer, the SDI Board may also modify or withdraw its recommendation that the SDI stockholders vote to approve the transactions contemplated by the merger agreement.
Prior to obtaining SDI stockholder approval for the transactions contemplated by the merger agreement, in connection with certain material developments or events, the SDI Board may modify or withdraw its recommendation that the SDI stockholders vote to approve the transactions contemplated by the merger agreement if the SDI Board determines in good faith, taking into account any written offer by TPB to amend the terms of the merger agreement, after having consulted with its outside legal counsel, that, in light of the intervening event, a failure to modify or withdraw its recommendation could reasonably be expected to be inconsistent with the fiduciary duties of the SDI Board to SDI’s stockholders under applicable law.
If the conditions to the merger are not met, the merger will not occur.
Even if the merger is approved by the stockholders of SDI and TPB, specified conditions must be satisfied or waived to complete the merger. These conditions are set forth in the merger agreement and described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” in this proxy statement/prospectus. TPB cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and TPB and SDI each may lose some or all of the intended benefits of the merger.
The merger will involve substantial costs.
TPB and SDI have incurred and expect to continue to incur substantial costs and expenses relating directly to the merger, including professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. If the merger is not completed, TPB and SDI will have incurred substantial expenses for which no ultimate benefit will have been received by either company.

Litigation relating to the merger could require TPB or SDI to incur significant costs and suffer management distraction, and could delay or enjoin the merger.
TPB and SDI may become subject to litigation related to the merger, whether or not the merger is consummated. Such litigation may create uncertainty relating to the merger, or delay or enjoin the merger, and responding to such litigation could divert management’s attention away from TPB’s and/or SDI’s business operations, as applicable.
Risks Related to TPB
Risks related to TPB’s business and industry include the following:
Sales of tobacco products are generally expected to continue to decline.
As a result of restrictions on advertising and promotions, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of tobacco and tobacco-related products, increased pressure from anti-tobacco groups, and other factors, the overall U.S. market for tobacco products has generally been declining in terms of volume of sales and is expected to continue to decline. The general climate of declining sales of tobacco products is principally driven by the long-standing declines in cigarettes. Other Tobacco Products (“OTP”), on the other hand, as measured by Management Science Associates, Inc. (“MSAi”), a third-party analytics and information company, have been generating modest consumer unit volume gains. For instance, while loose leaf chewing tobacco products have declined for over a decade, the Moist Smokeless Tobacco (“MST”) pouch products and snus have been growing in the low single digits over the same period. Additionally, cigarillo cigars and Make-Your-Own (“MYO”) cigar wraps have each demonstrated MSAi volume gains in recent years. TPB’s tobacco products comprised approximately 58% of TPB’s total 2019 net sales and, while some of TPB’s sales volume declines have been offset by higher prices or by increased sales in other product categories, there can be no assurance that these price increases or increased sales can be sustained, especially in an environment of increased regulation, product characteristic restrictions and taxation and changes in consumer spending habits.
TPB depends on a small number of key third-party suppliers and producers for its products.
TPB’s operations are largely dependent on a small number of key suppliers and producers to supply or manufacture TPB’s products pursuant to long-term contracts. In 2019, TPB’s three most important suppliers and producers were: (i) Swedish Match, which produces all of TPB’s loose leaf chewing tobacco in the U.S., (ii) Bolloré, which provides TPB with exclusive access to the Zig-Zag® cigarette paper and related accessories in the U.S. and Canada, and (iii) Durfort, from which TPB sources its MYO cigar wraps.
All of TPB’s loose leaf tobacco products are manufactured by Swedish Match pursuant to a ten-year renewable agreement, which TPB entered into in 2008. The agreement will automatically be renewed for five successive ten-year terms unless either party provides at least 180 days’ notice prior to a renewal term of its intent to terminate the agreement or unless otherwise terminated in accordance with the provisions of the agreement. If a notice of non-renewal is delivered, the contract will expire two years after the date on which the agreement would have otherwise been renewed. Under this agreement, TPB retains the rights to all marketing, distribution and trademarks over the loose leaf brands that TPB owns or licenses. The agreement renewed for an additional ten-year term in 2018. TPB shares responsibilities with Swedish Match related to process control, manufacturing activities, quality control, and inventory management with respect to its loose leaf products. TPB relies on the performance by Swedish Match of its obligations under the agreement for the production of its loose leaf tobacco products. Any significant disruption in Swedish Match’s manufacturing capabilities or TPB’s relationship with Swedish Match, a deterioration in Swedish Match’s financial condition, or an industry-wide change in business practices with respect to loose leaf tobacco products could have a material adverse effect on TPB’s business, results of operations, and financial condition.
All of TPB’s Zig-Zag® premium cigarette papers, cigarette tubes, and injectors are sourced from Bolloré, pursuant to a renewable 20-year exclusive agreement. This agreement was most recently renewed in 2012. In addition, under the terms of the agreement with Bolloré, TPB renegotiates pricing terms every five years. Further, Bolloré sources its needs for certain of TPB’s orders from an affiliate of one of TPB’s competitors.
TPB sources its MYO cigar wraps through the patent holder, Durfort, pursuant to an agreement entered into in October 2008. The agreement extends until expiration of the patents or cancellation of the agreement by either party. TPB relies on Durfort to produce and package its MYO cigar wraps to TPB’s specifications. Any significant disruption in TPB’s relationship with Durfort, a deterioration in Durfort’s financial condition, an industry-wide change in business practices relating to MYO cigar wraps, or TPB’s ability to source the MYO cigar wraps from them could have a material adverse effect on TPB’s business, results of operations, and financial condition.

Pursuant to agreements with certain suppliers, TPB has agreed to store tobacco inventory purchased on TPB’s behalf and generally maintain a 12- to 24-month supply of TPB’s various tobacco products at their facilities. TPB cannot guarantee its supply of these products will be adequate to meet the demands of its customers. Further, a major fire, violent weather conditions, or other disasters that affect TPB or any of its key suppliers or producers, including Bolloré, Swedish Match, or Durfort, as well as those of TPB’s other suppliers and vendors, could have a material adverse effect on TPB’s operations. Although TPB has insurance coverage for some of these events, a prolonged interruption in TPB’s operations, as well as those of TPB’s producers, suppliers, or vendors, could have a material adverse effect on TPB’s business, results of operations, and financial condition. In addition, TPB does not know whether it will be able to renew any or all of its agreements on a timely basis, on terms satisfactory to TPB, or at all.
Any disruptions in TPB’s relationships with Bolloré, Swedish Match, or Durfort, a failure to renew any of TPB’s agreements, an inability or unwillingness by any supplier to produce sufficient quantities of TPB’s products in a timely manner or finding a new supplier would have a significant impact on TPB’s ability to continue distributing the same volume and quality of products and maintain TPB’s market share, even during a temporary disruption, which could have a material adverse effect on TPB’s business, results of operations and financial condition.
TPB may be unable to identify or contract with new suppliers or producers in the event of a disruption to TPB’s supply.
In order to continue selling TPB’s products in the event of a disruption to TPB’s supply, TPB would have to identify new suppliers or producers that would be required to satisfy significant regulatory requirements. Only a limited number of suppliers or producers may have the ability to produce TPB’s products at the volumes TPB needs, and it could be costly or time-consuming to locate and approve such alternative sources. Moreover, it may be difficult or costly to find suppliers to produce small volumes of TPB’s new products in the event TPB is looking only to supplement current supply as suppliers may impose minimum order requirements. In addition, TPB may be unable to negotiate pricing or other terms with TPB’s existing or new suppliers as favorable as those TPB currently enjoys. Even if TPB were able to successfully identify new suppliers and contract with them on favorable terms, these new suppliers would also be subject to stringent regulatory approval procedures that could result in prolonged disruptions to TPB’s sourcing and distribution processes.
Furthermore, there is no guarantee that a new third-party supplier could accurately replicate the production process and taste profile of TPB’s existing products. TPB cannot guarantee that a failure to adequately replace TPB’s existing suppliers would not have a material adverse effect on TPB’s business, results of operations, and financial condition.
TPB’s business may be damaged by events outside of its suppliers’ control, such as the impact of epidemics (e.g., COVID-19), political upheavals, or natural disasters.
TPB has critical suppliers of raw materials and finished products in other countries where events may prevent them from performing their obligations to TPB, through no fault of any party. Examples of such events could include the effect of potential epidemics, such as COVID-19 (coronavirus); political upheavals including violent changes in government, widespread labor unrest, or breakdowns in civil order; and natural disasters, such as hurricanes, earthquakes or floods. If such events were to occur and disrupt TPB’s supply arrangements, there can be no assurance that TPB could quickly replace the supply and there could be a material adverse impact on TPB’s business, results of operations, and financial condition.
TPB’s licenses to use certain brands and trademarks may be terminated or not renewed.
TPB is reliant upon brand recognition in the OTP markets in which it competes as the OTP industry is characterized by a high degree of brand loyalty and a reluctance to switch to new or unrecognizable brands on the part of consumers. Some of the brands and trademarks under which TPB’s products are sold are licensed to TPB for a fixed period of time in respect of specified markets, such as TPB’s distribution and license agreement with Bolloré for use of the Zig-Zag® name and associated trademarks in connection with certain of TPB’s cigarette papers and related products.
TPB has three licensing agreements with Bolloré, the first of which governs licensing and the use of the Zig-Zag® name with respect to cigarette papers, cigarette tubes, and cigarette injector machines, the second of which governs licensing and the use of the Zig-Zag® name with respect to e-cigarettes, vaporizers, and e-liquids, and the third of which governs the licensing, sourcing and use of the Zig-Zag trademark on paper cones. In 2019, TPB generated approximately $108 million in net sales of Zig-Zag® products, of which approximately $52 million was generated from products sold through TPB’s license agreement with Bolloré. In the event the licensing agreements with Bolloré are not renewed, the terms of the agreements bind TPB under a five-year non-compete clause, under which TPB cannot engage in direct or indirect manufacturing, selling, distributing, marketing, or otherwise promoting of cigarette papers of a competitor without Bolloré’s consent, except in limited instances. TPB does not know whether it will renew these agreements on a timely basis, on terms satisfactory to TPB, or at all. As a result of these restrictions, if TPB’s agreements with Bolloré are terminated, TPB may not be able to access the markets with recognizable brands that would be positioned to compete in these segments.
In the event that the licenses to use the brands and trademarks in TPB’s portfolio are terminated or are not renewed after the end of the term, there is no guarantee TPB will be able to find a suitable replacement, or if a replacement is found, that it will be on favorable terms. Any loss in TPB’s brand-name appeal to TPB’s existing customers as a result of the lapse or termination of TPB’s licenses could have a material adverse effect on TPB’s business, results of operations, and financial condition.
TPB may not be successful in maintaining the consumer brand recognition and loyalty of TPB products.
TPB competes in a market that relies on innovation and the ability to react to evolving consumer preferences. The tobacco industry in general, and the OTP industry in particular, are subject to changing consumer trends, demands, and preferences. Therefore, products once favored may over time become disfavored by consumers or no longer perceived as the best option. Consumers in the OTP market have demonstrated a high degree of brand loyalty, but producers must continue to adapt their products in order to maintain their status among these customers as the market evolves. The Zig-Zag® brand has strong brand recognition among smokers, and TPB’s continued success depends in part on TPB’s ability to continue to differentiate the brand names that TPB owns or licenses and maintain similarly high levels of recognition with target consumers. Trends within the OTP industry change often. TPB’s failure to anticipate, identify, or react to changes in these trends could, among other things, lead to reduced demand for TPB’s products. Factors that may affect consumer perception of TPB’s products include health trends and attention to health concerns associated with tobacco, price-sensitivity in the presence of competitors’ products or substitute products, and trends in favor of new NewGen products that are currently being researched and produced by participants in TPB’s industry. For example, in recent years, TPB has witnessed a shift in consumer purchases from chewing tobacco to moist snuff due to its increased affordability. Along with TPB’s biggest competitors in the chewing tobacco market, which also produce moist snuff, TPB has been able to shift priorities and adapt to this change. A failure to react to similar trends in the future could enable TPB’s competitors to grow or establish their brands’ market shares in these categories before TPB has a chance to respond.
Consumer perceptions of the overall health of tobacco-based products is likely to continue to shift, and TPB’s success depends, in part, on TPB’s ability to anticipate these shifting tastes and the rapidity with which the markets in which TPB competes will evolve in response to these changes on a timely and affordable basis. If TPB is unable to respond effectively and efficiently to changing consumer preferences, the demand for TPB’s products may decline, which could have a material adverse effect on TPB’s business, results of operations, and financial condition.
Regulations may be enacted in the future, particularly in light of increasing restrictions on the form and content of marketing of tobacco products, that would make it more difficult to appeal to TPB’s consumers or to leverage existing recognition of the brands that TPB owns or licenses. Furthermore, even if TPB is able to continue to distinguish TPB’s products, there can be no assurance that the sales, marketing, and distribution efforts of TPB’s competitors will not be successful in persuading consumers of TPB’s products to switch to their products. Many of TPB’s competitors have greater access to resources than TPB does, which better positions them to conduct market research in relation to branding strategies or costly marketing campaigns. Any loss of consumer brand loyalty to TPB products or reduction of TPB’s ability to effectively brand TPB’s products in a recognizable way will have a material effect on TPB’s ability to continue to sell TPB’s products and maintain TPB’s market share, which could have a material adverse effect on TPB’s business, results of operations, and financial condition.
TPB is subject to substantial and increasing regulation.
The tobacco industry has been under public scrutiny for over 50 years. Industry critics include special interest groups, the U.S. Surgeon General, and many legislators and regulators at the local, state and federal levels. A wide variety of federal, state, and local laws limit the advertising, sale, and use of tobacco, and these laws have proliferated in recent years. Together with changing public attitudes towards tobacco consumption, the constant expansion of regulations has been a major cause of the overall decline in the consumption of tobacco products since the early 1970s. These regulations relate to, among other things, the importation of tobacco products and shipping throughout the U.S. market, increases in the minimum age to purchase tobacco products, imposition of taxes, sampling and advertising bans or restrictions, flavor bans or restrictions, ingredient and constituent disclosure requirements, and media campaigns and restrictions on where smokers can smoke. Additional restrictions may be legislatively imposed or agreed to in the future. These limitations may make it difficult for TPB to maintain the value of any brand.
Moreover, the current trend is toward increasing regulation of the tobacco industry, which is likely to differ between the various U.S. states and Canadian provinces in which TPB currently conducts the majority of its business. Extensive and inconsistent regulation by multiple states and at different governmental levels could prove to be particularly disruptive to TPB’s business as TPB may be unable to accommodate such regulations in a cost-effective manner that allows TPB to continue to compete in an economically viable way. Regulations are often introduced without the tobacco industry’s input and have been a significant reason behind reduced industry sales volumes and increased illicit trade.
In 1986, federal legislation was enacted regulating smokeless tobacco products (including dry and moist snuff and chewing tobacco) by, among other things, requiring health warnings on smokeless tobacco packages and prohibiting the advertising of smokeless tobacco products on media subject to the jurisdiction of the Federal Communications Commission (“FCC”). Since 1986, other proposals have been made at the federal, state, and local levels for additional regulation of tobacco products. It is likely that additional proposals will be made in the coming years. For example, the Prevent All Cigarette Trafficking Act prohibits the use of the U.S. Postal Service to mail most tobacco products and amends the Jenkins Act, which established cigarette sales reporting requirements for state excise tax collection, to require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco comply with state tax laws. Additional federal or state regulation relating to the manufacture, sale, distribution, advertising, labeling, mandatory ingredients disclosure and nicotine yield information disclosure of tobacco products could reduce sales, increase costs, and have a material adverse effect on TPB’s business, results of operations, and financial condition.
On June 22, 2009, the Family Smoking Prevention and Tobacco Control Act (the “Tobacco Control Act”) authorized the FDA for regulatory authority over tobacco products. The Act also amended the Federal Cigarette Labeling and Advertising Act, which governs how cigarettes can be advertised and marketed, as well as the Comprehensive Smokeless Tobacco Health Education Act (“CSTHEA”), which governs how smokeless tobacco can be advertised and marketed. In addition to the FDA and FCC, TPB is subject to regulation by numerous other federal agencies, including the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”), the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the U.S. Environmental Protection Agency (“EPA”), the U.S. Department of Agriculture (“USDA”), the Consumer Product Safety Commission (“CPSC”), the U.S. Customs and Border Protection (“CBP”) and the U.S. Center for Disease Control and Prevention’s (“CDC”) Office on Smoking and Health. There have also been adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, which have received widespread public attention. FDA has, and other governmental entities have, expressed concerns about the use of flavors in tobacco products and an interest in significant regulation of such use, up to and including de facto bans in certain products. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco products by governmental bodies, nor can there be any assurance that potential corresponding declines in demand resulting from negative media attention would not have a material adverse effect on TPB’s business, results of operations and financial condition.
TPB’s products are regulated by the FDA, which has broad regulatory powers.
Substantially all of TPB’s 2019 U.S. net sales are derived from the sale of products that are currently regulated by the FDA. The Tobacco Control Act grants the FDA broad regulatory authority over the design, manufacture, sale, marketing and packaging of tobacco products. Among the regulatory powers conferred to the FDA under the Tobacco Control Act is the authority to impose tobacco product standards that are appropriate for the protection of the public health, require manufacturers to obtain FDA review and authorization for the marketing of certain new or modified tobacco products and impose various additional restrictions. Such restrictions may include requiring reduction or elimination of the use of particular constituents or components, requiring product testing, or addressing other aspects of tobacco product construction, constituents, properties or labeling.

Specifically, the Tobacco Control Act (i) increases the number of health warnings required on cigarette and smokeless tobacco products, increases the size of warnings on packaging and in advertising, requires the FDA to develop graphic warnings for cigarette packages, and grants the FDA authority to require new warnings, (ii) imposes restrictions on the sale and distribution of tobacco products, including significant restrictions on tobacco product advertising and promotion as well as the use of brand and trade names, (iii) bans the use of “light,” “mild,” “low” or similar descriptors on tobacco products, (iv) bans the use of “characterizing flavors” in cigarettes other than tobacco or menthol, (v) requires manufacturers to report ingredients and harmful constituents and requires the FDA to disclose certain constituent information to the public, (vi) authorizes the FDA to require the reduction of nicotine and the potential reduction or elimination of other constituents or additives, including menthol, (vii) establishes potentially expensive and time-consuming pre-market and “substantial equivalence” review pathways for tobacco products that are considered new, (viii) gives FDA broad authority to deny product applications thereby preventing the sale or distribution of the product subject to the application (and requiring such product to be removed from the market, if applicable), and (ix) requires tobacco product manufacturers (and certain other entities) to register with the FDA.
The FDA charges user fees based on the USDA unit calculations pro-rated to the annualized FDA congressionally allocated budget. These fees only apply to certain products currently regulated by the FDA, which include TPB’s smokeless and smoking products (other than cigarette paper products), but TPB may in the future be required to pay such fees on more of its products, and TPB cannot accurately predict which additional products may be subject to such fees or the magnitude of such fees, which could become significant.
Although the FDA is prohibited from issuing regulations banning all cigarettes, all smokeless tobacco products, all little cigars, all cigars other than little cigars, all pipe tobacco, or all roll-your-own tobacco, or requiring the reduction of nicotine yields of a tobacco product to zero, it is likely that its regulations in accordance with the Tobacco Control Act could result in a decrease in sales of these products in the U.S. TPB believes that such regulation could adversely affect TPB’s ability to compete against its larger competitors, who may be able to more quickly and cost-effectively comply with these new rules and regulations. TPB’s ability to gain efficient market clearance for new tobacco products, or even to keep existing products on the market, could also be affected by FDA rules and regulations. Some of TPB’s currently marketed products that are subject to FDA regulation will require marketing authorizations from the FDA for TPB to continue marketing them (e.g., pre-market or substantial equivalence marketing authorizations, as applicable to the product), which TPB cannot guarantee it will be able to obtain. In addition, failure to comply with new or existing tobacco laws under which the FDA imposes regulatory requirements could result in significant financial penalties and government investigations of TPB. To the extent TPB is unable to respond to, or comply with, new FDA regulations it could have a material adverse effect on TPB’s business, results of operations and financial condition.
Some of TPB’s products are subject to developing and unpredictable regulation.
Some of TPB’s NewGen products marketed through TPB’s Nu-X subsidiary and similar third-party products sold through TPB’s NewGen distribution vehicles may be subject to uncertain federal, state and local regulations concerning hemp, cannabidiol isolate (“CBD”) and other non-tobacco consumable products. Enforcement initiatives by those authorities are therefore unpredictable and impossible to anticipate. TPB anticipates that all levels of government are likely to seek in some way to regulate these products, but the type, timing, and impact of such regulations remains uncertain. Accordingly, TPB cannot give any assurance that such actions would not have a material adverse effect on this emerging business.
Many of TPB’s products contain nicotine, which is considered to be a highly addictive substance.
Many of TPB’s products contain nicotine, a chemical that is considered to be highly addictive. The Tobacco Control Act empowers the FDA to regulate the amount of nicotine found in tobacco products, but not to require the reduction of nicotine yields of a tobacco product to zero. Any FDA regulation, whether of nicotine levels or other product attributes, may require TPB to reformulate, recall and/or discontinue certain of the products it may sell from time to time, which may have a material adverse effect on TPB’s ability to market its products and have a material adverse effect on TPB’s business, results of operations and financial condition.

There is uncertainty related to the federal regulation of NewGen products, cigars and pipe tobacco products. Increased regulatory compliance burdens could have a material adverse impact on TPB’s NewGen business development efforts.
Since their introduction, there has been significant uncertainty regarding whether, how and when tobacco regulations would apply to NewGen products, such as electronic cigarettes or other vaporizer products. Based on a decision in December 2010 by the U.S. Court of Appeals for the D.C. Circuit (the “Sottera decision”), the FDA is permitted to regulate electronic cigarettes containing tobacco-derived nicotine as “tobacco products” under the Tobacco Control Act.
Effective August 8, 2016, FDA’s regulatory authority under the Tobacco Control Act was extended to all remaining tobacco products, including: (i) certain NewGen products (such as electronic cigarettes, vaporizers and e-liquids) and their components or parts (such as tanks, coils and batteries); (ii) cigars and their components or parts (such as cigar tobacco); (iii) pipe tobacco; (iv) hookah products; or (v) any other tobacco product “newly deemed” by FDA. These deeming regulations apply to all products made or derived from tobacco intended for human consumption, but excluding accessories of tobacco products (such as lighters).
The deeming regulations require TPB to (i) register with the FDA and report product and ingredient listings; (ii) market newly deemed products only after FDA review and approval; (iii) only make direct and implied claims of reduced risk if the FDA approves after finding that scientific evidence supports the claim and that marketing the product will benefit public health as a whole; (iv) refrain from distributing free samples; (v) implement minimum age and identification restrictions to prevent sales to individuals under age 18; (vi) develop an approved warning plan and include prescribed health warnings on packaging and advertisements; and (vii) refrain from selling the products in vending machines, unless the machine is located in a facility that never admits youth. Newly-deemed tobacco products are also subject to the other requirements of the Tobacco Control Act, such as that they not be adulterated or misbranded. The FDA could in the future promulgate good manufacturing practice regulations for these and TPB’s other products, which could have a material adverse impact on TPB’s ability and the cost to manufacture its products.
Marketing authorizations will be necessary in order for TPB to continue its distribution of NewGen and cigar and pipe tobacco products. As a result of recent litigation and subsequent FDA guidance, newly-deemed products will require marketing applications no later than May 12, 2020, with the exception of TPB’s “grandfathered” products (products in commerce as of February 15, 2007) which are already authorized, unless FDA grants extensions to these compliance periods. TPB intends to timely file for the appropriate authorizations to allow TPB to sell its products in the U.S. TPB has no assurances that the outcome of such processes will result in TPB’s products receiving marketing authorizations from the FDA. TPB also has certain previously regulated tobacco products which FDA removed from review but remain subject to “provisional” substantial equivalence filings made on March 22, 2011; however, FDA has the discretion to reinitiate review of these products. If the FDA establishes regulatory processes that TPB is unable or unwilling to comply with, TPB’s business, results of operations, financial condition and prospects could be adversely affected.
The anticipated costs of complying with future FDA regulations will be dependent on the rules issued by the FDA, the timing and clarity of any new rules or guidance documents accompanying these rules, the reliability and simplicity (or complexity) of the electronic systems utilized by FDA for information and reports to be submitted, and the details required by FDA for such information and reports with respect to each regulated product (which have yet to be issued by FDA). Failure to comply with existing or new FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on TPB’s business, results of operations, financial condition and ability to market and sell its products. Compliance and related costs could be substantial and could significantly increase the costs of operating in TPB’s NewGen and cigar and pipe tobacco product markets.
In addition, failure to comply with the Tobacco Control Act and with FDA regulatory requirements could result in litigation, criminal convictions or significant financial penalties and could impair TPB’s ability to market and sell its electronic and vaporizer products. At present, TPB is not able to predict whether the Tobacco Control Act will impact TPB’s products to a greater degree than competitors in the industry, thus affecting TPB’s competitive position.
Furthermore, neither the Prevent All Cigarette Trafficking Act nor the Federal Cigarette Labeling and Advertising Act currently apply to NewGen products; however, there is pending federal legislation that seeks to include certain NewGen products under the requirements of the PACT Act. There may, in the future, also be increased regulation of additives in tobacco products and internet sales of NewGen products. The application of either or both of these federal laws, and of any new laws or regulations which may be adopted in the future, to NewGen products or such additives could result in additional expenses and require TPB to change its advertising and labeling, and methods of marketing and distribution of its products, any of which could have a material adverse effect on TPB’s business, results of operations and financial condition.
Significant increases in state and local regulation of TPB’s NewGen products have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions.
There has been increasing activity on the state and local levels with respect to scrutiny of NewGen products. State and local governmental bodies across the U.S. have indicated NewGen products may become subject to new laws and regulations at the state and local levels. Further, some states and cities, have enacted regulations that require obtaining a tobacco retail license in order to sell electronic cigarettes and vaporizer products. If one or more states from which TPB generates or anticipates generating significant sales of NewGen products bring actions to prevent TPB from selling its NewGen products unless TPB obtains certain licenses, approvals or permits, and if TPB is not able to obtain the necessary licenses, approvals or permits for financial reasons or otherwise and/or any such license, approval or permit is determined to be overly burdensome to TPB, then TPB may be required to cease sales and distribution of its products to those states, which could have a material adverse effect on its business, results of operations and financial condition.
Certain states and cities have already restricted the use of electronic cigarettes and vaporizer products in smoke-free venues, imposed excise taxes, or limited sales of flavored NewGen products. Additional city, state or federal regulators, municipalities, local governments and private industry may enact additional rules and regulations restricting electronic cigarettes and vaporizer products. Because of these restrictions, TPB’s customers may reduce or otherwise cease using its NewGen products, which could have a material adverse effect on TPB’s business, results of operations and financial condition.
Increases in tobacco-related taxes have been proposed or enacted and are likely to continue to be proposed or enacted in numerous jurisdictions.
Tobacco products, premium cigarette papers and tubes have long been subject to substantial federal, state and local excise taxes. Such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives or further disincentivize tobacco usage. Since 1986, smokeless products have been subject to federal excise tax. Smokeless products are taxed by weight (in pounds or fractional parts thereof) manufactured or imported.
Since the State Children’s Health Insurance Program (“S-CHIP”) reauthorization in early 2009, which utilizes, among other things, taxes on tobacco products to fund health insurance coverage for children, the federal excise tax increases adopted have been substantial and have materially reduced sales in the “roll your own” (“RYO”)/MYO cigarette smoking products market, and also caused volume declines in other markets. Although the RYO/MYO cigarette smoking tobacco and related products market had been one of the fastest growing markets in the tobacco industry in the five years prior to 2009, the reauthorization of S-CHIP increased the federal excise tax on RYO tobacco from $1.10 to $24.78 per pound, and materially reduced the MYO cigarette smoking tobacco market in the U.S. There have not been any increases announced since 2009, but TPB cannot guarantee that it will not be subject to further increases, nor whether any such increases will affect prices in a way that further deters consumers from purchasing its products and/or affects its net revenues in a way that renders TPB unable to compete effectively.
In addition to federal excise taxes, every state and certain city and county governments have imposed substantial excise taxes on sales of tobacco products, and many have raised or proposed to raise excise taxes in recent years. Approximately one-half of the states tax MST on a weight-based versus ad valorem system of taxation. Additional states may consider adopting such revised tax structures as well. Tax increases, depending on their parameters, may result in consumers switching between tobacco products or depress overall tobacco consumption, which is likely to result in declines in overall sales volumes.
Any future enactment of increases in federal or state excise taxes on TPB tobacco products or rulings that certain of TPB’s products should be categorized differently for excise tax purposes could adversely affect demand for TPB’s products and may result in consumers switching between tobacco products or a depression in overall tobacco consumption, which would have a material adverse effect on TPB’s business, results of operations and financial condition.

If TPB’s NewGen products become subject to increased taxes it could adversely affect TPB’s business.
Presently the federal government and most states do not tax the sale of NewGen products like the sale of conventional cigarettes or other tobacco products, all of which generally have high tax rates and have faced significant increases in the amount of taxes collected on their sales. In recent years, however, state and local governments have taken actions to move towards imposing excise taxes on NewGen products. As of December 31, 2019, nearly half of the states and certain localities impose excise taxes on electronic cigarettes and/or liquid vapor. These tax structures may benefit one type of NewGen product over another, which may result in consumers switching between NewGen products, other traditional tobacco products, or depress overall consumption in general. Should federal, state and local governments and or other taxing authorities begin or continue to impose excise taxes similar to those levied against conventional cigarettes and tobacco products on NewGen products, it may have a material adverse effect on the demand for these products, as consumers may be unwilling to pay the increased costs, which in turn could have a material adverse effect on TPB’s business, results of operations and financial condition.
TPB may be subject to increasing international control and regulation.
The World Health Organization’s Framework Convention on Tobacco Control (“FCTC”) is the first international public health treaty that establishes a global agenda to reduce initiation of tobacco use and regulate tobacco in an effort to encourage tobacco cessation. Over 170 governments worldwide have ratified the FCTC. The FCTC has led to increased efforts to reduce the supply and demand of tobacco products and to encourage governments to further regulate the tobacco industry. The tobacco industry expects significant regulatory developments to take place over the next few years, driven principally by the FCTC. Regulatory initiatives that have been proposed, introduced or enacted include:
•	the levying of substantial and increasing tax and duty charges;
•	restrictions or bans on advertising, marketing and sponsorship;
•	the display of larger health warnings, graphic health warnings and other labeling requirements;
•	restrictions on packaging design, including the use of colors and generic packaging;
•	restrictions or bans on the display of tobacco product packaging at the point of sale, and restrictions or bans on cigarette vending machines;
•	requirements regarding testing, disclosure and performance standards for tar, nicotine, carbon monoxide and other smoke constituents levels;
•	requirements regarding testing, disclosure and use of tobacco product ingredients;
•	increased restrictions on smoking in public and work places and, in some instances, in private places and outdoors;
•	elimination of duty free allowances for travelers; and
•	encouraging litigation against tobacco companies.
If the U.S. becomes a signatory to the FCTC and/or national laws are enacted in the U.S. that reflect the major elements of the FCTC, TPB’s business, results of operations and financial condition could be materially and adversely affected. If NewGen products become subject to one or more of the significant regulatory initiatives proposed under the FCTC, TPB’s NewGen products segment may also be materially adversely affected.
As part of TPB’s strategy, the company has begun strategic international expansions, such as introducing TPB’s moist snuff tobacco products in South America. This and other future expansions may subject TPB to additional or increasing international regulation, either by the countries that are the object of the strategic expansion or through international regulatory regimes, such as the FCTC, to which those countries may be signatories.
Canada and some Canadian provinces have restricted or are contemplating restrictions on the sales and marketing of electronic cigarettes. Furthermore, some Canadian provinces have limited the use of electronic cigarettes and vaporizer products in public places. These measures, and any future measures taken to limit the marketing, sale and use of NewGen products may have a material adverse effect on TPB’s business, results of operations and financial condition.

To the extent TPB’s existing or future products become subject to international regulatory regimes that TPB is unable to comply with or fail to comply with, they may have a material adverse effect on TPB’s business, results of operations and financial condition.
TPB’s distribution efforts rely in part on its ability to leverage relationships with large retailers and national chains.
TPB’s distribution efforts rely in part on its ability to leverage relationships with large retailers and national chains to sell and promote its products, which is dependent upon the strength of the brand names that TPB owns or licenses and its salesforce effectiveness. In order to maintain these relationships, TPB must continue to supply products that will bring steady business to these retailers and national chains. TPB may not be able to sustain these relationships or establish other relationships with such entities, which could have a material adverse effect on its ability to execute its branding strategies, ability to access the end-user markets with its products or its ability to maintain its relationships with the producers of its products. For example, if TPB is unable to meet benchmarking provisions in contracts or if TPB is unable to maintain and leverage its retail relationships on a scale sufficient to make TPB an attractive distributor, it would have a material adverse effect on its ability to source products, and on TPB’s business, results of operations and financial condition. In addition, there are factors beyond TPB’s control that may prevent TPB from leveraging existing relationships, such as industry consolidation. If TPB is unable to develop and sustain relationships with large retailers and national chains, or is unable to leverage those relationships due to factors such as a decline in the role of brick-and-mortar retailers in the North American economy, TPB’s capacity to maintain and grow brand and product recognition and increase sales volume will be significantly undermined. In such an event, TPB may ultimately be forced to pursue and rely on local and more fragmented sales channels, which will have a material adverse effect on TPB’s business, results of operations and financial condition.
TPB has a substantial amount of indebtedness that could affect its financial condition.
As of February 28, 2020, TPB had $146.0 million outstanding under its credit facility with the ability to borrow an additional $46.3 million under its revolving credit facility (collectively, the 2018 Credit Facility”). In addition, TPB had $172.5 million outstanding under its Convertible Senior Notes. If TPB cannot generate sufficient cash flow from operations to service its debt, the company may need to further refinance its debt, dispose of assets or issue equity to obtain necessary funds. TPB does not know whether it will be able to do any of this on a timely basis or on terms satisfactory to the company or at all. TPB’s substantial amount of indebtedness could limit its ability to:
•	obtain necessary additional financing for working capital, capital expenditures or other purposes in the future;
•	plan for, or react to, changes in its business and the industries in which it operates;
•	make future acquisitions or pursue other business opportunities;
•	react in an extended economic downturn; and
•	pay dividends.
The terms of the agreement governing TPB’s indebtedness may restrict its current and future operations, which would adversely affect its ability to respond to changes in its business and to manage its operations.
TPB’s 2018 Credit Facility contains, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on TPB, including restrictions on its ability to, among other things:
•	incur additional debt;
•	pay dividends and make other restricted payments;
•	create liens;
•	make investments and acquisitions;
•	engage in sales of assets and subsidiary stock;
•	enter into sale-leaseback transactions;

•	enter into transactions with affiliates;
•	transfer all or substantially all of its assets or enter into merger or consolidation transactions; and
•	enter into certain hedging agreements.
TPB’s 2018 Credit Facility requires TPB to maintain certain financial ratios. As of December 31, 2019, TPB was in compliance with the financial and restrictive covenants of the 2018 Credit Facility. However, a failure by TPB to comply with the covenants or financial ratios in its debt instruments could result in an event of default under the applicable facility, which could adversely affect its ability to respond to changes in its business and manage its operations. In the event of any default under TPB’s 2018 Credit Facility, the lenders under TPB’s debt instruments could elect to declare all amounts outstanding under such instruments to be due and payable and require TPB to apply all of its available cash to repay these amounts. If the indebtedness under TPB’s 2018 Credit Facility were to be accelerated, which would cause an event of default and a cross-acceleration of its obligations under the company’s other debt instruments, there can be no assurance that its assets would be sufficient to repay this indebtedness in full, which could have a material adverse effect on TPB’s business, results of operations, and financial condition.
TPB faces intense competition and may fail to compete effectively.
TPB is subject to significant competition across its segments, and competes against companies in all segments that have access to significant resources in terms of technology, relationships with suppliers and distributors and access to cash flow and financial markets. The OTP industry is characterized by brand recognition and loyalty, with product quality, price, marketing and packaging constituting the primary methods of competition. Substantial marketing support, merchandising display, competitive pricing and other financial incentives generally are required to introduce a new brand or to improve or maintain a brand’s market position. TPB’s principal competitors are “big tobacco,” Altria Group, Inc. (formerly Phillip Morris) and British American Tobacco p.l.c. (formerly Reynolds) as well as Swedish Match, Swisher International and manufacturers of electronic cigarettes, including U.K.-based Imperial Brands PLC. These competitors are significantly larger than TPB and aggressively seek to limit the distribution or sale of other companies’ products, both at the wholesale and retail levels. For example, certain competitors have entered into agreements limiting retail-merchandising displays of other companies’ products or imposing minimum prices for OTP products, thereby limiting their competitors’ ability to offer discounted products. In addition, the tobacco industry is experiencing a trend toward industry consolidation, most recently evidenced by the December 2018 investment in Juul Labs by Altria, the July 2017 acquisition of Reynolds American, Inc., by British American Tobacco p.l.c., and the June 2015 acquisition of Lorillard, Inc., by Reynolds American, Inc. Industry consolidation could result in a more competitive environment if TPB’s competitors are able to increase their combined resources, enhance their access to national distribution networks, or become acquired by established companies with greater resources than TPB’s. Any inability to compete due to TPB’s smaller scale as the industry continues to consolidate and be dominated by “big tobacco” could have a material adverse effect on TPB’s business, results of operations and financial condition.
The competitive environment and TPB’s competitive position is also significantly influenced by economic conditions, the state of consumer confidence, competitors’ introduction of low-priced products or innovative products, higher taxes, higher absolute prices and larger gaps between price categories and product regulation that diminishes the consumer’s ability to differentiate tobacco products. Due to the impact of these factors, as well as higher state and local excise taxes and the market share of deep discount brands, the tobacco industry has become increasingly price competitive. As TPB seeks to adapt to the price competitive environment, competitors that are better capitalized may be able to sustain price discounts for long periods of time by spreading the loss across their expansive portfolios, with which TPB is not positioned to compete.
“Big tobacco” has also established its presence in the NewGen products market. There can be no assurance that TPB’s products will be able to compete successfully against these companies or any of the company’s other competitors, some of which have far greater resources, capital, experience, market penetration, sales and distribution channels than TPB. In addition, there are currently no U.S. restrictions on advertising electronic cigarettes and vaporizer products and competitors, including “big tobacco,” may have more resources than TPB for advertising expenses, which could have a material adverse effect on TPB’s ability to build and maintain market share, and thus have a material adverse effect on TPB’s business, results of operations and financial condition.

The market for NewGen products is subject to a great deal of uncertainty and is still evolving.
Vaporizer products and electronic cigarettes, having recently been introduced to market, are at an early stage of development, and represent core components of a market that is evolving rapidly and is characterized by a number of market participants. Rapid growth in the use of, and interest in, vaporizer products and electronic cigarettes is recent, and may not continue on a lasting basis. The demand and market acceptance for these products is subject to a high level of uncertainty. Therefore, TPB is subject to all of the business risks associated with a new enterprise in an evolving market. Continued evolution, uncertainty and the resulting increased risk of failure of TPB’s new and existing product offerings in this market could have a material adverse effect on TPB’s ability to build and maintain market share and on TPB’s business, results of operations and financial condition. Further, there can be no assurance that TPB will be able to continue to effectively compete in the NewGen products marketplace.
TPB is subject to significant product liability litigation.
The tobacco industry has experienced, and continues to experience, significant product liability litigation. Most tobacco liability lawsuits have been brought against manufacturers and sellers of cigarettes by individual plaintiffs, often participating on a class-action basis, for injuries allegedly caused by cigarette smoking or by exposure to cigarette smoke. However, several lawsuits have also been brought against TPB and other manufacturers and sellers of smokeless products for injuries to health allegedly caused by use of smokeless products. There are several such suits pending against TPB with limited activity. In addition to the risks to TPB’s business, results of operations and financial condition resulting from adverse results in any such action, ongoing litigation may divert management’s attention and resources, which could have an impact on TPB’s business and operations. TPB cannot predict with certainty the outcome of these claims and there can be no assurance that TPB will not sustain losses in connection with such lawsuits and that such losses will not have a material adverse effect on TPB’s business, results of operations and financial condition.
In addition to current and potential future claims related to TPB’s smoking and smokeless products, TPB is subject to several lawsuits alleging personal injuries resulting from malfunctioning vaporizer devices or consumption of e-liquids and may be subject to claims in the future relating to TPB’s other NewGen products. TPB is still evaluating these claims and the potential defenses to them. As a result of their relative novelty, electronic cigarette and vaporizer product manufacturers and sellers have only recently become subject to litigation. TPB may see increasing litigation over NewGen products or the regulation of its products, as the regulatory regimes surrounding these products develop.
As a result, TPB may face substantial costs due to increased product liability litigation relating to new regulations or other potential defects associated with NewGen products we ship, which could have a material adverse effect on TPB’s business, results of operations and financial condition.
The scientific community has not yet studied extensively the long-term health effects of certain substances contained in some of TPB’s products.
Electronic cigarettes, vaporizers and many of TPB’s NewGen products were recently developed and therefore the scientific community has not had a sufficient period of time to study the long-term health effects of their use. Currently, there is no way of knowing whether these products are safe for their intended use. If the scientific community were to determine conclusively that use of any or all of these products poses long-term health risks, market demand for these products and their use could materially decline. Such a determination could also lead to litigation and significant regulation. Loss of demand for TPB’s product, product liability claims and increased regulation stemming from unfavorable scientific studies on these products could have a material adverse effect on TPB’s business, results of operations and financial condition.
TPB is required to maintain cash amounts within an escrow account in order to be compliant with a settlement agreement between TPB and certain U.S. states and territories.
In November 1998, the major U.S. cigarette manufacturers entered into the Master Settlement Agreement (“MSA”) and the Smokeless Tobacco Master Settlement Agreement (“STMSA”) with 46 U.S. states and certain U.S. territories and possessions. Pursuant to the MSA and subsequent states’ statutes, a “cigarette manufacturer” (which is defined to also include a manufacturer of RYO/MYO cigarette tobacco) has the option of either becoming a signatory to the MSA, or, as TPB has elected, operating as a non-participating manufacturer (“NPM”) by funding and maintaining an escrow account, with sub-accounts on behalf of each settling state. These NPM escrow accounts are governed by states’ escrow and complementary statutes that are generally monitored by the Office of the State Attorney General. The statutes require NPM companies to deposit, on an annual basis, into qualified banks’ escrow funds based on the number of cigarettes or cigarette equivalents, which is measured by pounds of RYO/MYO tobacco sold. NPM companies are, within specified limits, entitled to direct the investment of the escrowed funds and withdraw any interest or appreciation, but cannot withdraw the principal for twenty-five years from the year of each annual deposit, except to withdraw funds deposited pursuant to an individual state’s escrow statute to pay a final judgment to that state’s plaintiffs in the event of such a final judgment. The investment vehicles available to TPB are specified in the state escrow agreements and are limited to low-risk government securities.
Various states have enacted or proposed complementary legislation intended to curb the activity of certain manufacturers and importers of cigarettes or MYO tobacco that are selling into MSA states without signing the MSA or who have failed to properly establish and fund a qualifying escrow account. TPB believes it has been fully compliant with all applicable laws, regulations, and statutes, although compliance-related issues may, from time to time, be disruptive to its business, any of which could have a material adverse effect on its business, results of operations, and financial condition.
Pursuant to the NPM escrow account statutes, in order to be compliant with the NPM escrow requirements, TPB is required to deposit such funds for each calendar year into a qualifying escrow account by April 15 of the following year with each year’s deposit being released from escrow after 25 years. TPB discontinued its MYO tobacco line in the third quarter of 2017. During 2019 no monies were deposited into this qualifying escrow account. As of December 31, 2019, TPB had made deposits of approximately $32.1 million. Thus, pending a change in MSA legislation, TPB has no remaining product lines covered by the MSA and will not be required to make future escrow deposits.
Although no such legislation has been proposed or enacted, future changes to the MSA, such as legislation that extends the MSA to products to which it does not currently apply or legislation that limits the ability of companies to receive unused escrow funds after 25 years, may have a material adverse effect on TPB’s business, results of operations and financial condition. Despite the amounts maintained and funded to the escrow account, compliance with the funding requirements for the escrow account does not necessarily prevent future federal and/or state regulations with respect to the OTP industry from having a material adverse effect on TPB’s business, results of operations and financial condition.
Competition from illicit sources may have an adverse effect on TPB’s overall sales volume, restricting the ability to increase selling prices and damaging brand equity.
Illicit trade and tobacco trafficking in the form of counterfeit products, smuggled genuine products and locally manufactured products on which applicable taxes are evaded, represent a significant and growing threat to the legitimate tobacco industry. Factors such as increasing tax regimes, regulatory restrictions, and compliance requirements are encouraging more consumers to switch to illegal, cheaper tobacco products and providing greater rewards for smugglers. Illicit trade can have an adverse effect on TPB’s overall sales volume, restrict the ability to increase selling prices, damage brand equity and may lead to commoditization of TPB’s products.
Although TPB combats counterfeiting of its products by engaging in certain tactics, such as requiring all sales force personnel to randomly collect its products from retailers in order to be tested by its quality control team, maintaining a quality control group that is responsible for identifying counterfeit products and using a private investigation firm to help perform surveillance of retailers TPB suspects are selling counterfeit products, no assurance can be given that TPB will be able to detect or stop sales of all counterfeit products. In addition, TPB has in the past and will continue to bring suits against retailers and distributors that sell certain counterfeit products. While TPB has been successful in securing financial recoveries from and helping to obtain criminal convictions of counterfeiters in the past, no assurance can be given that TPB will be successful in any such suits or that such suits will be successful in stopping other retailers or distributors from selling counterfeit products. Even if TPB is successful, such suits could consume a significant amount of management’s time and could also result in significant expenses to the company. Any failure to track and prevent counterfeiting of TPB’s products could have a material adverse effect on TPB’s ability to maintain or effectively compete for the products TPB distributes under its brand names, which would have a material adverse effect on its business, results of operations and financial condition.

Reliance on information technology means a significant disruption could affect TPB’s communications and operations.
TPB increasingly relies on information technology systems for its internal communications, controls, reporting and relations with customers and suppliers and information technology is becoming a significantly important tool for its sales staff. TPB’s marketing and distribution strategy is dependent upon its ability to closely monitor consumer and market trends on a highly specified level, for which TPB is reliant on its highly sophisticated data tracking systems, which are susceptible to disruption or failure. In addition, TPB’s reliance on information technology exposes the company to cyber-security risks, which could have a material adverse effect on the ability to compete. Security and privacy breaches may expose TPB to liability and cause TPB to lose customers or may disrupt its relationships and ongoing transactions with other entities with whom TPB contracts throughout its supply chain. The failure of TPB’s information systems to function as intended, or the penetration by outside parties intent on disrupting business processes, could result in significant costs, loss of revenue, assets or personal or other sensitive data and reputational harm.
Security and privacy breaches may expose TPB to liability and cause TPB to lose customers.
Federal and state laws require TPB to safeguard its wholesalers’ and retailers’ financial information, including credit information. Although TPB has established security procedures to protect against identity theft and the theft of its customers’ and distributors’ financial information, TPB’s security and testing measures may not prevent security breaches and breaches of privacy may occur and could harm its business. Typically, TPB relies on encryption and authentication technology licensed from third parties to enhance transmission security of confidential information in relation to financial and other sensitive information that TPB has on file. Advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology used by TPB to protect customer data. Any compromise of TPB’s security could harm TPB’s reputation or financial condition and, therefore, TPB’s business. In addition, a party who is able to circumvent TPB’s security measures or exploit inadequacies in TPB’s security measures, could, among other effects, misappropriate proprietary information, cause interruptions in TPB’s operations or expose customers and other entities with which TPB interacts to computer viruses or other disruptions. Actual or perceived vulnerabilities may lead to claims against TPB. To the extent the measures TPB has taken prove to be insufficient or inadequate, TPB may become subject to litigation or administrative sanctions, which could result in significant fines, penalties or damages and harm to its reputation.
Contamination of, or damage to, TPB’s products could adversely impact sales volume, market share and profitability.
TPB’s market position may be affected through the contamination of its tobacco supply or products during the manufacturing process or at different points in the entire supply chain. TPB keeps significant amounts of inventory of its products in warehouses and it is possible that this inventory could become contaminated prior to arrival at the company’s premises or during the storage period. If contamination of its inventory or packaged products occurs, whether as a result of a failure in quality control by TPB or by one of its suppliers, TPB may incur significant costs in replacing the inventory and recalling products. TPB may be unable to meet customer demand and may lose customers who purchase alternative brands or products. In addition, consumers may lose confidence in the affected product.
Under the terms of TPB’s contracts, TPB imposes requirements on its suppliers to maintain quality and comply with product specifications and requirements, and on its third-party co-manufacturer to comply with all federal, state and local laws. These third-party suppliers, however, may not continue to produce products that are consistent with its standards or that are in compliance with applicable laws, and TPB cannot guarantee that it will be able to identify instances in which its third-party suppliers fail to comply with its standards or applicable laws. A loss of sales volume from a contamination event may occur, and such a loss may affect TPB’s ability to supply its current customers and to recapture their business in the event they are forced to switch products or brands, even if on a temporary basis. TPB may also be subject to legal action as a result of a contamination, which could result in negative publicity and affect its sales. During this time, TPB’s competitors may benefit from an increased market share that could be difficult and costly to regain. Such a contamination event could have a material adverse effect on TPB’s business, results of operations and financial condition.

TPB intellectual property may be infringed.
TPB currently relies on trademark and other intellectual property rights to establish and protect the brand names and logos it owns or licenses. Third parties have in the past infringed, and may in the future infringe, on these trademarks and TPB’s other intellectual property rights. TPB’s ability to maintain and further build brand recognition is dependent on the continued and exclusive use of these trademarks, service marks and other proprietary intellectual property, including the names and logos it owns or licenses. Despite TPB’s attempts to ensure these intellectual property rights are protected, third parties may take actions that could materially and adversely affect its rights or the value of this intellectual property. Any litigation concerning TPB’s intellectual property rights, whether successful or unsuccessful, could result in substantial costs to TPB and diversions of its resources. Expenses related to protecting TPB’s intellectual property rights, the loss or compromise of any of these rights or the loss of revenues as a result of infringement could have a material adverse effect on TPB’s business, results of operations and financial condition, and may prevent the brands TPB owns or licenses from growing or maintaining market share.
Third parties may claim that TPB infringes their intellectual property and trademark rights.
Competitors in the tobacco products and NewGen markets may claim that TPB infringes their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against TPB or the payment of damages. Further, TPB’s vapor distribution businesses distribute third party product brands with those suppliers’ branding and imagery. If that branding or imagery is alleged by other parties to infringe or otherwise violate intellectual property rights, TPB could be drawn into such litigation.
TPB may fail to manage its growth.
TPB has expanded over its history and intends to grow in the future. TPB acquired the Stoker’s® brand in 2003, and has continued to develop it through the introduction of new products, such as moist snuff. TPB’s acquisition of the VaporBeast® brand in 2016 accelerated TPB’s entry into non-traditional retail channels. More recently, TPB’s September 2018 acquisition of IVG added a top B2C platform which enhances TPB’s marketing and selling of proprietary and third party vapor products to adult consumers. More recently, the acquisition of Solace provided TPB with a leading line of liquids and a powerful new product development platform.TPB has also focused on growing its relationships with its key suppliers through expansion into new product lines such as MYO cigar wraps, which are sourced from Durfort. However, any future growth will place additional demands on TPB’s resources, and TPB cannot be sure it will be able to manage its growth effectively. If TPB is unable to manage its growth while maintaining the quality of its products and profit margins, or if new systems that it implements to assist in managing its growth do not produce the expected benefits, TPB’s business, financial position, results of operations and cash flows could be adversely affected. TPB may not be able to support, financially or otherwise, future growth, or hire, train, motivate and manage the required personnel. TPB’s failure to manage growth effectively could also limit TPB’s ability to achieve its goals as they relate to streamlined sales, marketing and distribution operations and the ability to achieve certain financial metrics.
TPB may fail to successfully integrate its acquisitions or otherwise be unable to benefit from pursuing acquisitions.
TPB believes there are meaningful opportunities to grow through acquisitions and joint ventures across all OTP product categories and TPB expects to continue a strategy of selectively identifying and acquiring businesses with complementary products. TPB may be unable to identify, negotiate, and complete suitable acquisition opportunities on reasonable terms. There can be no assurance that any business acquired by TPB will be successfully integrated with TPB’s operations or prove to be profitable to TPB. TPB may incur future liabilities related to acquisitions. Should any of the following problems, or others, occur as a result of TPB’s acquisition strategy, the impact could be material:
•	difficulties integrating personnel from acquired entities and other corporate cultures into its business;
•	difficulties integrating information systems;
•	the potential loss of key employees of acquired companies;
•	the assumption of liabilities and exposure to undisclosed or unknown liabilities of acquired companies; or
•	the diversion of management attention from existing operations.

TPB is subject to fluctuations in its results that make it difficult to track trends and develop strategies in the short-term.
In response to competitor actions and pricing pressures, TPB has engaged in significant use of promotional and sales incentives. TPB regularly reviews the results of its promotional spending activities and adjusts its promotional spending programs in an effort to maintain its competitive position. Accordingly, unit sales volume and sales promotion costs in any period are not necessarily indicative of sales and costs that may be realized in subsequent periods. Additionally, promotional activity significantly increases net sales in the month in which it is initiated and net sales are adversely impacted in the month after a promotion. Accordingly, based upon the timing of TPB’s marketing and promotional initiatives, TPB has and may continue to experience significant variability in its results, which could affect the ability to formulate strategies that allows TPB to maintain its market presence across volatile periods. If TPB’s fluctuations obscure its ability to track important trends in its key markets, it may have a material adverse effect on TPB’s business, results of operations and financial condition.
TPB is subject to the risks of exchange rate fluctuations.
Currency movements and suppliers’ price increases relating to premium cigarette papers and cigarette tubes are the primary factors affecting TPB’s cost of sales. These products are purchased from Bolloré and TPB makes payments in euros. Thus, TPB bears certain foreign exchange rate risk for certain of its inventory purchases. In addition, as part of its strategy, TPB has begun strategic international expansions. As a result, TPB may be more sensitive to the risks of exchange rate fluctuations. To manage this risk, TPB sometimes utilizes short-term forward currency contracts to purchase euros for its inventory purchases. TPB has a foreign exchange currency policy which governs its hedging of risk. While TPB engages in hedging transactions from time to time, no assurance can be made that TPB will be successful in eliminating currency exchange risks or that changes in currency rates will not have a material adverse effect on TPB’s business, results of operations and financial condition.
Adverse U.S. and global economic conditions could negatively impact TPB’s business, prospects, results of operations, financial condition or cash flows.
TPB’s business and operations are sensitive to global economic conditions. These conditions include interest rates, energy costs, inflation, recession, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. A material decline in the economic conditions affecting consumers, which cause a reduction in disposable income for the average consumer, may change consumption patterns, and may result in a reduction in spending on OTP or a switch to cheaper products or products obtained through illicit channels. Electronic cigarettes, vaporizer and e-liquid products are relatively new to market and may be regarded by users as a novelty item and expendable. As such, demand for TPB’s NewGen products may be particularly sensitive to economic conditions such as inflation, recession, high energy costs, unemployment, changes in interest rates and money supply, changes in the political environment and other factors beyond TPB’s control, any combination of which could result in a material adverse effect on TPB’s business, results of operations and financial condition.
TPB’s supply to its wholesalers and retailers is dependent on the demands of their customers who are sensitive to increased sales taxes and economic conditions affecting their disposable income.
Consumer purchases of tobacco products are historically affected by economic conditions, such as changes in employment, salary and wage levels, the availability of consumer credit, inflation, interest rates, fuel prices, sales taxes, and the level of consumer confidence in prevailing and future economic conditions. Discretionary consumer purchases, such as of OTP, may decline during recessionary periods or at other times when disposable income is lower and taxes may be higher.
In addition, states such as New York, Hawaii, Rhode Island, Georgia and North Carolina have begun collecting taxes on internet sales where companies have used independent contractors in those states to solicit sales from residents of those states. These taxes apply to TPB’s online sales of NewGen products into those states, and may result in reduced demand from the independent wholesalers who may not be able to absorb the increased taxes or successfully pass them onto the end-user without experiencing reduced demand. Further, as a result of South Dakota v. Wayfair, states are now able to impose sales tax on internet purchases made from out-of-state sellers, even if the seller does not have a physical presence in the taxing state. Consequently, additional states are likely to seek to impose sales tax on TPB’s online sales. The requirement to collect, track and remit taxes may require TPB to increase its prices, which may affect demand for its products or conversely reduce its net profit margin, which could have a material adverse effect on TPB’s business, results of operations and financial condition.

TPB’s failure to comply with certain environmental, health and safety regulations could adversely affect its business.
The storage, distribution and transportation of some of the products that TPB sells are subject to a variety of federal and state environmental regulations. In addition, TPB’s manufacturing facilities are similarly subject to federal, state and local environmental laws. TPB is also subject to operational, health and safety laws and regulations. TPB’s failure to comply with these laws and regulations could cause a disruption in its business, an inability to maintain its manufacturing resources, and additional and potentially significant remedial costs and damages, fines, sanctions or other legal consequences that could have a material adverse effect on its business, results of operations and financial condition.
The departure of key management personnel and the failure to attract and retain talent could adversely affect TPB’s operations.
TPB’s success depends upon the continued contributions of its senior management. TPB’s ability to implement its strategy of attracting and retaining the best talent may be impaired by the decreasing social acceptance of tobacco usage. The tobacco industry competes for talent with the consumer products industry and other companies that enjoy greater societal acceptance. As a result, TPB may be unable to attract and retain the best talent, which could have a material adverse effect on its business, results of operations and financial condition.
Imposition of significant tariffs on imports into the U.S., could have a material and adverse effect on TPB’s business.
TPB is required to purchase all of its cigarette papers, cigarette tubes and cigarette injector machines from Bolloré in France. Additionally, a substantial portion of its NewGen products are sourced from China. In 2018, President Trump and his administration imposed significant additional tariffs on certain goods imported from outside the U.S. and could impose additional tariffs in the future. These additional tariffs apply to a significant portion of TPB’s NewGen products and may result in increased prices for its customers. These increased prices may reduce demand where customers are unable to absorb the increased prices or successfully pass them onto the end-user. If the U.S. were to impose additional tariffs on goods TPB imports, it is likely to make it more costly for TPB to import goods from other countries. As a result, TPB’s business, financial condition and results of operations could be materially adversely affected.
The reduced disclosure requirements applicable to emerging growth companies may make TPB Common Stock less attractive to investors, potentially decreasing TPB’s stock price.
TPB is an “emerging growth company” as defined under the federal securities laws. For as long as TPB continues to be an emerging growth company, TPB may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Investors may find TPB Common Stock less attractive because TPB may rely on these exemptions, which include but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in TPB’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act (“Section 107”) provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. TPB has elected to opt out of the extended transition period for complying with the revised accounting standards.
If investors find TPB Common Stock less attractive as a result of exemptions and reduced disclosure requirements, there may be a less active trading market for TPB Common Stock and the price of the TPB Common Stock may be more volatile or decrease.
TPB may lose its status as an emerging growth company before the five-year maximum time period a company may retain such status.
TPB has elected to rely on certain exemptions and reduced disclosure requirements applicable to emerging growth companies and expects to continue to do so. However, TPB may choose to “opt out” of such reduced disclosure requirements and provide disclosure required for companies that do not qualify as emerging growth companies. In addition, TPB chose to opt out of the provision of the JOBS Act that permits TPB to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. Section 107 provides that TPB’s decision to opt out of the extended transition period for complying with new or revised accounting standards would be irrevocable.
Furthermore, although TPB is able to remain an emerging growth company for up to five years, TPB may lose such status at an earlier time if (i) its annual gross revenues exceed $1 billion, (ii) TPB becomes a “large accelerated filer” as defined in Rule 12b-2 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of its common stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, or (iii) TPB issued more than $1 billion in non-convertible debt during the preceding three-year period.
When TPB loses its emerging growth company status, whether due to an election, the end of the five-year period, or one of the circumstances listed in the preceding paragraph, the emerging growth company exemptions will cease to apply and TPB expects it will incur additional expenses and devote increased management effort toward ensuring compliance with the non-emerging growth company requirements. TPB cannot predict or estimate the amount of additional costs it may incur as a result of the change in its status or the timing of such costs, though such costs may be substantial.
TPB’s principal stockholders are able to exert significant influence over matters submitted to its stockholders and may take certain actions to prevent takeovers.
SDI, which is controlled by funds managed by Standard General, is a significant stockholder. SDI owns approximately 50.0% of TPB’s stock and Standard General directly owns approximately 3.4% of the TPB Common Stock. The existence of these and other significant stockholders may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of TPB’s other stockholders to approve transactions that they may deem to be in the best interests of TPB. In addition, TPB’s significant stockholders will be able to exert significant influence over the decision, if any, to authorize additional capital stock, which, if issued, could have a significant dilutive effect on holders of common stock.
The TPB Charter provides that the doctrine of “corporate opportunity” will not apply against SDI and Standard General in a manner that would prohibit them from investing in competing businesses or doing business with TPB’s customers. To the extent they invest in such other businesses, SDI and Standard General may have differing interests than TPB’s other stockholders. In addition, SDI and Standard General are permitted to engage in business activities or invest in or acquire businesses which may compete with or do business with any competitors of our TPB’s.
Furthermore, Standard General is in the business of managing investment funds and therefore may pursue acquisition opportunities that may be complementary to TPB’s business and, as a result, such acquisition opportunities may not be available to TPB.
The TPB Charter and TPB Bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of the TPB Common Stock.
The TPB Charter authorizes the TPB Board to issue preferred stock without stockholder approval. If the TPB Board elects to issue preferred stock, it could be more difficult for a third party to acquire TPB. In addition, some provisions of the TPB Charter, TPB Bylaws and applicable law could make it more difficult for a third party to acquire control of TPB, even if the change of control would be beneficial to TPB’s stockholders, including:
•	limitations on the removal of directors;
•	limitations on the ability of TPB’s stockholders to call special meetings;
•	limitations on stockholder action by written consent;
•	establishing advance notice provisions for stockholder proposals and nominations for elections to the TPB Board to be acted upon at meetings of stockholders; and
•	limitations on the ability of TPB’s stockholders to fill vacant directorships or amend the number of directors constituting the TPB Board.

The TPB Charter limits the ownership of TPB Common Stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of TPB Common Stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights.
For so long as TPB or one of its subsidiaries is party to any of the Bolloré distribution agreements, the TPB Charter will limit the ownership of TPB Common Stock by any “Restricted Investor” to 14.9% of TPB’s outstanding common stock and shares convertible or exchangeable therefor (including our non-voting common stock) (the “Permitted Percentage”). A “Restricted Investor” is defined as: (i) any entity that directly or indirectly manufactures, sells, markets, distributes or otherwise promotes cigarette paper booklets, filter tubes, injector machines or filter tips in the United States, the District of Columbia, the territories, possessions and military bases of the United States and the Dominion of Canada (a “Bolloré Competitor”), (ii) any entity that owns more than a 20% equity interest in any Bolloré Competitor, or (iii) any person who serves as a director or officer of, or any entity that has the right to appoint an officer or director of, any Bolloré Competitor or of any entity that owns more than a 20% equity interest in any Bolloré Competitor (each, a “Restricted Investor”). The TPB Charter further provides that any issuance or transfer of shares to a Restricted Investor in excess of the Permitted Percentage will be ineffective as against TPB and that neither TPB nor its transfer agent will register the issuance or transfer of shares or be required to recognize the transferee or owner as a holder of TPB Common Stock for any purpose except to exercise its remedies described below. Any shares in excess of the Permitted Percentage in the hands of a Restricted Investor will not have any voting or dividend rights and are subject to redemption by TPB in its discretion. The liquidity or market value of the shares of TPB Common Stock may be adversely impacted by such transfer restrictions.
As a result of the above provisions, a proposed transferee of TPB Common Stock that is a Restricted Investor may not receive any return on its investment in shares it purchases or owns, as the case may be, and it may sustain a loss. TPB is entitled to redeem all or any portion of such shares acquired by a Restricted Investor in excess of the Permitted Percentage (“Excess Shares”) at a redemption price based on a fair market value formula that is set forth in the TPB Charter, which may be paid in any form, including cash or promissory notes, at TPB’s discretion. Excess Shares not yet redeemed will not be accorded any voting, dividend or distribution rights while they constitute Excess Shares. As a result of these provisions, a stockholder who is a Restricted Investor may be required to sell its shares of TPB Common Stock at an undesirable time or price and may not receive any return on its investment in such shares. However, TPB may not be able to redeem Excess Shares for cash because TPB’s operations may not have generated sufficient excess cash flow to fund the redemption and TPB may incur additional indebtedness to fund all or a portion of such redemption, in which case its financial condition may be materially weakened.
The TPB Charter permits it to require that owners of any shares of TPB Common Stock provide certification of their status as a Restricted Investor. In the event that a person does not submit such documentation, The TPB Charter provides the company with certain remedies, including the suspension of the payment of dividends and distributions with respect to shares held by such person and deposit of any such dividends and distributions into an escrow account. As a result of non-compliance with these provisions, an owner of the shares of TPB Common Stock may lose significant rights associated with those shares.
Although the TPB Charter contains the above provisions intended to assure compliance with the restrictions on ownership of TPB Common Stock by Restricted Investors, TPB may not be successful in monitoring or enforcing the provisions. A failure to enforce or otherwise maintain compliance could lead Bolloré to exercise its termination rights under the agreements, which would have a material and adverse effect on the TPB’s financial position and its results of operations.
In addition to the risks described above, the foregoing restrictions could delay, defer or prevent a transaction or change in control that might involve a premium price for TPB Common Stock or that might otherwise be in the best interest of TPB’s stockholders.
Future sales of TPB Common Stock in the public market could reduce TPB’s stock price, and any additional capital raised by TPB through the sale of equity or convertible securities may dilute TPB’s stockholders.
TPB may sell additional shares of common stock in subsequent public offerings. TPB may also issue additional shares of common stock or convertible securities.

TPB cannot predict the size of future issuances of its common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of TPB Common Stock will have on the market price of TPB Common Stock. Sales of substantial amounts of TPB Common Stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of TPB Common Stock.
TPB may issue preferred stock whose terms could adversely affect the voting power or value of TPB Common Stock.
The TPB Charter authorizes TPB to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over TPB Common Stock respecting dividends and distributions, as the TPB Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of the TPB Common Stock. For example, TPB might grant holders of preferred stock the right to elect some number of TPB’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences TPB might assign to holders of preferred stock could affect the residual value of the common stock.
TPB’s status as a “controlled company” could make its common stock less attractive to some investors or otherwise harm its stock price.
Because TPB qualifies as a “controlled company” under the corporate governance rules for NYSE-listed companies it is not required to have, and could elect in the future not to have, a majority of the TPB Board be independent, a compensation committee, or an independent nominating function. Accordingly, should the interests of TPB’s controlling stockholder differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies subject to all of the corporate governance rules for NYSE-listed companies. TPB’s status as a controlled company could make its common stock less attractive to some investors or otherwise harm its stock price.
The TPB Charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between TPB and TPB’s stockholders, which could limit TPB’s stockholders’ ability to obtain a favorable judicial forum for disputes with TPB or TPB’s directors, officers or employees.
TPB’s Charter provides that the Court of Chancery of the State of Delaware (“Court of Chancery”) is the exclusive forum for:
•	any derivative action or proceeding brought on behalf of TPB;
•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of TPB to TPB or TPB’s stockholders;
•	any action asserting a claim against TPB, its directors, officers or employees arising pursuant to any provision of the DGCL or the TPB Charter or TPB Bylaws; or
•	any action asserting a claim against TPB, its directors, officers or employees governed by the internal affairs doctrine, except as to each of the above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.
To the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims. However, this exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. TPB stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court of law could rule that the choice of forum provision contained in the TPB Charter is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with TPB or TPB’s directors, officers or other employees, which may discourage lawsuits against TPB and TPB’s directors, officers and other employees. If a court were to find the exclusive forum provision in the TPB Charter to be inapplicable or unenforceable in an action, TPB may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm TPB’s business.

FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements (including within the meaning of Section 21E of the Exchange Act, and Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”)) concerning TPB, SDI, the merger and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of SDI, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” “estimate,” “project,” “anticipate,” “could,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation:
•
the risk that the conditions to the closing of the merger are not satisfied, including the failure to timely obtain stockholder approval for the transaction from each of SDI’s stockholders, and TPB, as the sole equityholder of merger sub;

•	the risk that the merger may be completed even though certain events occur prior to the closing that materially and adversely affect TPB or SDI;
•	uncertainties as to the timing of the consummation of the merger and the ability of each of TPB and SDI to consummate the merger;
•	the market price of TPB Common Stock following the merger may decline as a result of the merger;
•	risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the merger;
•
during the pendency of the merger, SDI may not be able to enter into a business combination with another party under certain circumstances because of restrictions in the merger agreement, which could adversely affect its business;

•	unexpected costs, charges or expenses resulting from the merger;
•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger;
•	litigation relating to the merger could require TPB or SDI to incur significant costs and suffer management distraction, and could delay or enjoin the merger;
•	risks associated with the possible failure to realize certain anticipated benefits of the merger, including with respect to future financial and operating results;
•	the development or continued existence of markets for TPB’s products;
•	the impact of the COVID-19 crisis on customers and suppliers;
•	TPB’s ability to expand addressable markets;
•	industry trends in the markets in which TPB competes, including the demand for non-combustible products;
•	the maintenance of TPB’s existing licenses and timing or likelihood of regulatory filings and approvals;
•	the commercialization and pricing of TPB’s products;
•	the implementation and growth of TPB’s business model and strategic plans for TPB’s business and products;
•	the scope of protection TPB is able to establish and maintain for intellectual property rights covering TPB’s products;

•	TPB’s ability to enter into strategic arrangements with distributors, retailers and other partners and the potential benefits of such arrangements;
•	the availability of wholesale distribution and other opportunities to expand TPB’s distribution channels and the potential benefits of such opportunities;
•	TPB’s successful integration of acquired businesses;
•	TPB’s estimates regarding expenses, capital requirements and needs for additional financing;
•	TPB’s financial performance; and
•	developments relating to TPB’s competitors and its industries.
Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. Except as required by applicable law, SDI undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
For a discussion of the factors that may cause TPB’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of TPB and SDI to complete the merger and the effect of the merger on the business of TPB, see the section titled “Risk Factors,” beginning on page 15.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by TPB including the risk factors included in TPB’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. See the section titled “Where You Can Find More Information” beginning on page 145.
If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of TPB could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. SDI does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF SDI’S STOCKHOLDERS
Date, Time and Virtual Place
The SDI special meeting will be held on July 9, 2020, commencing at 11:00 a.m. local time. In order to participate in the virtual meeting, such persons must access the meeting website www.virtualshareholdermeeting.com/SDI2020, and enter the 16-digit control number found on the proxy card provided to you with this proxy statement/prospectus. SDI is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the SDI Board for use at the SDI special meeting and any adjournments or postponements of the SDI special meeting. This proxy statement/prospectus is first being furnished to SDI’s stockholders on or about June 17, 2020.
Purpose of the SDI Special Meeting
The purpose of the SDI special meeting is:
1.	To approve the merger agreement, and the transactions contemplated thereby, including the merger, in accordance with the merger agreement.
2.	To approve, on an advisory basis, a resolution approving certain compensation that may be paid or become payable to named executive officers of SDI in connection with the merger;
3.	To consider and, if necessary, vote upon an adjournment of the SDI special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.;
4.
To elect five directors of SDI to serve until SDI’s 2021 annual meeting of stockholders, and all until their respective successors are duly elected and qualified (provided that if Proposal No. 1 is approved and the merger is completed, SDI will be merged out of existence and will no longer have a board of directors, and there will be no SDI 2021 annual meeting of stockholders);

5.	To approve, on an advisory basis, a resolution regarding named executive officer compensation for 2019;
6.	To approve, on an advisory basis, a resolution regarding how frequently we will submit future advisory votes on executive officer compensation to our stockholders; and
7.	To transact such other business as may properly come before the SDI special meeting or any adjournment or postponement thereof.
Recommendations of the SDI Special Committee and the SDI Board
•
The SDI special committee has submitted its report and determination to the SDI Board and has unanimously (i) determined that the consummation of the merger and the other transactions contemplated by the merger agreement, on the terms and conditions substantially as set forth in the merger agreement, are advisable and are fair to, and in the best interests of, SDI and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, (iii) approved the merger agreement and (iv) recommended that the SDI Board recommend the approval and adoption of the merger agreement by SDI’s stockholders.

•
The SDI Board has (i) determined that entry by SDI into the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and are fair to, and in the best interests of, SDI and its stockholders, (ii) approved and declared advisable the merger and the other transactions contemplated by the merger agreement, including the merger, and (iii) approved and authorized each of the transaction documents, including the merger agreement. The SDI Board recommends that SDI’s stockholders vote “FOR” Proposal No. 1 to approve the merger agreement and the transactions contemplated thereby.

•
The SDI Board has resolved that the SDI Board shall, if necessary, recommend the adjournment of the SDI special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. The SDI Board recommends that, if necessary, SDI’s stockholders vote “FOR” Proposal No. 3 to adjourn the SDI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Record Date and Voting Power
Only holders of record of SDI Common Stock at the close of business on the record date, June 2, 2020, are entitled to vote at, the SDI special meeting. There were approximately 229 holders of record of SDI Common Stock at the close of business on the record date. At the close of business on the record date, 16,583,307 shares of SDI Common Stock were issued and outstanding. On each matter to be voted upon, holders of SDI Class A Common Stock have one vote for each share of SDI Class A Common Stock you own as of the record date, and the holders of SDI Class B Common Stock have ten votes for each share of SDI Class B Common Stock owned as of the record date. See the section titled “Principal Stockholders of SDI” in this proxy statement/prospectus for information regarding persons known to SDI management to be the beneficial owners of more than 5% of the outstanding shares of SDI Common Stock.
Participating in the Virtual Meeting
Only stockholders who were holders of record of SDI Common Stock at the close of business on the record date, their duly appointed proxies, and invited guests may participate in the virtual meeting. In order to participate in the virtual meeting, such persons must access the meeting website at www.virtualshareholdermeeting.com/SDI2020, and enter the 16-digit control number found on the proxy card provided to you with this proxy statement/prospectus. Stockholders who attend the special meeting via live webcast will be able to participate, vote shares electronically and submit questions prior to and during the meeting.
Voting and Revocation of Proxies
The proxy accompanying this proxy statement/prospectus is solicited on behalf of the SDI Board for use at the SDI special meeting.
If you are a stockholder of record of SDI as of the record date referred to above, you may vote at the SDI special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the SDI special meeting, SDI urges you to vote by proxy to ensure your vote is counted. You may still attend the SDI special meeting and vote if you have already voted by proxy. As a stockholder of record you may vote in any of the following ways:
•
to vote at the meeting, which will be held entirely online, registered holders and beneficial owners with shares held in street name (held in the name of a broker or other nominee) may vote online at the meeting by visiting Internet website: www.virtualshareholdermeeting.com/SDI2020, and entering the 16-digit control number included on the proxy card provided to you. Beneficial owners with shares held in street name must obtain a legal proxy from their broker or other nominee to vote online at the meeting;

•
to vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to SDI before the SDI special meeting, SDI will vote your shares as you direct on the proxy card; or

•
to vote by telephone or on the internet, dial the number on the proxy card or voting instruction form or visit the website on the proxy card or voting instruction form to complete an electronic proxy card. You will be asked to provide SDI’s number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern time on July 8, 2020 to be counted.

If your shares of SDI Common Stock are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares of SDI Common Stock. If you do not give instructions to your broker, your broker can vote your shares of SDI Common Stock with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under certain rules applicable to brokers on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, your shares of SDI Common Stock will be treated as broker non-votes. It is anticipated that all proposals will be non-discretionary items.
All properly executed proxies that are not revoked will be voted at the SDI special meeting and at any adjournments or postponements of the SDI special meeting in accordance with the instructions contained in the proxy. If a holder of SDI Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the merger agreement and the transactions contemplated thereby, including the merger; and “FOR” Proposal No. 2 to approve, if necessary, the adjournment of the SDI special meeting to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1 in accordance with the recommendation of the SDI Board.
SDI’s stockholders of record may change their vote at any time before their proxy is voted at the SDI special meeting in one of three ways. First, a stockholder of record of SDI can send a written notice to the Secretary of SDI stating that the stockholder would like to revoke its proxy. Second, a stockholder of record of SDI can submit new proxy instructions either on a new proxy card or by telephone or via the internet. Third, a stockholder of record of SDI can attend the SDI special meeting and vote virtually. Attendance alone will not revoke a proxy. If a stockholder of SDI of record or a stockholder who owns shares of SDI Common Stock in “street name” has instructed a broker to vote its shares of SDI Common Stock, the stockholder must follow directions received from its broker to change those instructions.
Required Vote
The presence, virtually or represented by proxy, at the SDI special meeting of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the SDI special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum.
The affirmative vote of holders of shares of SDI Common Stock representing at least a majority of the outstanding voting power of the SDI Common Stock, voting together as a single class, is required for approval of Proposal No. 1. The affirmative vote of the majority of the voting power of the shares of SDI Common Stock present virtually or represented by proxy and entitled to vote at the SDI special meeting, voting together as a single class, is required for approval of Proposals No. 2, 3 and 5. As to Proposal No. 4, the affirmative vote of the holders of a plurality of the shares of the SDI Common Stock present or represented by proxy at the meeting is required for the election of directors. Finally, as to Proposal No. 6, the option that receives the most votes cast by all stockholders will be deemed the frequency preferred by our stockholders for future advisory votes on executive compensation.
Votes will be counted by the inspector of election appointed for the SDI special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes, and in the case of the election of directors, “WITHHOLD” votes. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes for Proposal Nos. 1, 2, 3, and 5. Abstentions will have no effect of Proposal Nos. 4 and 6. For Proposal No. 1, broker non-votes will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on any of the other proposals, but will be used to determine whether a quorum is present at the SDI special meeting.
Solicitation of Proxies
In addition to solicitation by mail, the directors, officers, employees and agents of SDI may solicit proxies from SDI’s stockholders by personal interview, telephone, telegram or otherwise. SDI is responsible for their respective costs of printing and SDI is responsible for the cost of filing of this proxy statement/prospectus and the proxy card. SDI may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners of SDI Common Stock. SDI has not retained a proxy solicitor with respect to the SDI special meeting.
Other Matters
As of the date of this proxy statement/prospectus, the SDI Board does not know of any business to be presented at the SDI special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the SDI special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER
This section and the section titled “The Merger Agreement” in this proxy statement/prospectus describe the material aspects of the merger, including the merger agreement. While SDI believes that this description covers the material terms of the merger and the merger agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the merger and the merger agreement, including the merger agreement attached as Annex A and the other documents to which you are referred herein. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
Background of the Merger
The following chronology summarizes the key communications, meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among our boards of directors, committees thereof or among the representatives of each company and other parties.
During the time periods covered by this section, the members of the SDI Board consisted of Messrs. Baxter, Estus, Glazek, Helms, Wurzer and Zimmerman. Mr. Wurzer was the sole member of the SDI special committee. During such time periods, the members of the TPB Board were Messrs. Glazek, Baxter and Zimmerman, as well as Lawrence S. Wexler, H.C. Charles Diao, Ashley Davis Frushone and Peggy H. Hebard. The members of the TPB special committee were Mmes. Frushone and Hebard.
All meetings described herein were held telephonically, unless otherwise noted.
Over the years, the SDI Board and management team engaged in periodic reviews of SDI’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the SDI Board and management team have, from time to time, periodically evaluated potential strategic alternatives relating to SDI’s business and prospects. As part of this analysis, the SDI Board and management team considered such issues as, among other things, the risks, costs and uncertainty of remaining an independent public company, particularly given the limited operations of SDI other than its ownership of TPB Common Stock.
Beginning in March 2019 and continuing for the next several months, members of the SDI Board and management team continued this ongoing evaluation, focusing on a structure in which SDI would be merged with and into a wholly-owned subsidiary of TPB. In such a transaction, holders of SDI Common Stock would receive shares of TPB Common Stock.
In November 2019, the Board and management team of SDI initiated and then the parties engaged in preliminary and informal conversations with certain members of the Board and management team of TPB regarding a potential combination transaction involving SDI and TPB.
On or about November 8, 2019, SDI submitted to TPB a preliminary, non-binding summary of terms outlining the basic framework of the merger.
On November 15, 2019, the TPB Board determined that it was advisable to consider the potential transaction involving SDI and established a special committee, consisting of Ashley Davis Frushone and Peggy H. Hebard as independent and disinterested members of the TPB Board. In connection with its appointment, the TPB special committee was authorized, among other things, to consider, evaluate and discuss the proposed merger, as well as potential alternatives thereto, on behalf of TPB and its stockholders, to negotiate the proposed transaction and/or any such alternative transactions on behalf of TPB and its stockholders, to terminate or reject the proposed transaction and/or any such alternative transactions, or, if the TPB special committee ultimately deemed it appropriate and advisable, to make recommendations to the full TPB Board with respect to the proposed transaction, matters related thereto, and alternative transactions. The TPB Board also authorized the TPB special committee to engage its own counsel and financial advisors.
During a meeting held on November 18, 2019, at which SDI was advised by representatives of SDI’s existing counsel, Morgan, Lewis & Bockius LLP (which is referred to as Morgan Lewis), the SDI Board determined that it would be advisable and in the best interests of SDI and its stockholders to pursue a merger with TPB. As part of this meeting, the SDI Board discussed the advisability of the formation of a special committee of independent directors to consider the potential transaction and related matters, and to report back to the Board from time to time with information regarding the potential transaction as it is developed. The Board further discussed that such special committee would engage its own counsel and financial advisor.

Also on November 18, 2019, SDI issued a press release disclosing its intent to pursue a merger with TPB. The press release indicated that the transaction would be a statutory merger implemented via Delaware law and designed to constitute a tax-free “downstream reorganization” for U.S. federal income tax purposes, in which SDI would be merged with and into a wholly-owned subsidiary, with holders of SDI Common Stock receiving in return such stock shares of the TPB Common Stock. The press release further indicated that the SDI Board intended to form a special committee of independent directors to engage in discussions with TPB. Finally, the press release disclosed that prior to the consummation of the proposed merger, SDI planned to divest all of its assets and liabilities other than its interest in TPB, including the disposition of SDI’s interest in Maidstone Insurance Company (“Maidstone”), through a disposition to the New York State Department of Financial Services, and a disposition of SDI’s out-of-home advertising business conducted through its subsidiary Standard Outdoor LLC.
TPB also issued a press release on November 18, 2019, disclosing that SDI intended to pursue a corporate reorganization with TPB. The press release indicated that the transaction was expected to consist of a statutory merger implemented via Delaware law, which would be designed to constitute a tax-free “downstream reorganization” for U.S. federal income tax purposes, pursuant to which SDI would be merged with a wholly-owned subsidiary of TPB with the wholly-owned subsidiary of TPB as the survivor of the merger. The press release also indicated that the TPB Board had formed a special committee of independent directors to engage in discussions with SDI.
Beginning on November 25, 2019, the TPB special committee, with the assistance of Lathrop GPM LLP (which is referred to as Lathrop), commenced a process of identifying and interviewing advisors to evaluate a potential transaction with SDI.
On December 12, 2019, following several interviews and discussions with potential financial advisors, the TPB special committee engaged Duff & Phelps, LLC (which is referred to as Duff & Phelps) to, among other things, assist in negotiating the potential transaction and advise the TPB special committee as to whether the exchange ratio of the potential transaction was fair from a financial point of view to the stockholders of TPB. Duff & Phelps was selected by the TPB special committee to act as its financial advisor based on, among other things, its experience advising special committees subject to Delaware law and its experience regarding similarly situated transactions.
On December 17, 2019, the SDI Board acted by unanimous written consent to appoint the special committee contemplated at the November 18, 2019 meeting. The SDI special committee, consisting of Mr. Wurzer as an independent and disinterested director, engaged as its counsel Young Conaway Stargatt & Taylor, LLP (which is referred to as Young Conaway). Pursuant to its charter, the SDI special committee was authorized to consider the proposed merger as well as potential alternatives thereto, to negotiate the proposed transaction and/or any such alternative transactions and, if the SDI special committee ultimately deemed it appropriate and advisable, to make recommendations to the full SDI Board with respect to the proposed merger and/or any such alternative transactions. Thereafter, assisted by its counsel, the SDI special committee commenced a process of identifying and interviewing potential financial advisors.
On January 22, 2020, Young Conaway, on behalf of the SDI special committee, sent to Lathrop, on behalf of the TPB special committee, a non-binding term sheet proposing a merger agreement in which, among other things, all of the equity interests in SDI be purchased by a merger sub of TPB in exchange for a number of shares of TPB Common Stock equal to the number of shares of TPB Common Stock owned by SDI. The January 22 term sheet contemplated, among other things, that indebtedness of SDI at the time of closing would be assumed by TPB, that SDI’s majority stockholder, Standard General, would execute at the signing of the merger agreement a support agreement in favor of the transaction, and that the transaction would be subject to customary closing conditions.
On January 27, 2020, the TPB special committee engaged the law firm of Blank Rome LLP (which is referred to as Blank Rome) to advise the TPB special committee on aspects of Delaware law applicable to the potential transaction with SDI.
Following interviews and discussions with several potential financial advisor candidates, the SDI special committee determined to engage Houlihan Lokey Capital, Inc. (which is referred to as Houlihan Lokey) to participate in negotiations between the SDI special committee and the TPB special committee regarding certain financial aspects of the merger and to be prepared to provide, if requested by the SDI special committee, a written opinion as to whether the consideration to be received by holders of SDI Common Stock (excluding Standard General and certain affiliates thereof) in the potential merger was fair from a financial point of view. The SDI special committee also considered the relationship disclosure provided by Houlihan Lokey to the SDI special committee. Thereafter, Houlihan Lokey commenced advising the SDI special committee. Houlihan Lokey was selected by the SDI special committee to act as its financial advisor based on, among other things, Houlihan Lokey’s concurrent representation of SDI on the Standard Outdoor LLC matter, its experience advising special committees subject to Delaware law, its experience representing companies in the consumer, food and retail space and its track record of issuing fairness opinions in complex transactions.
Over the next few weeks, the TPB special committee had several meetings with its counsel and financial advisor to discuss the January 22, 2020 term sheet, including without limitation, terms regarding the exchange ratio, the indebtedness of SDI that would be assumed by TPB at the time of closing and transaction expense reimbursement from SDI. Throughout the discussions, Duff & Phelps informed the TPB special committee of the terms of comparable publicly available transactions and analysis regarding potential counter proposals. Lathrop and Blank Rome advised the TPB special committee on the Delaware law and other legal aspects of a potential transaction.
Additionally, during this period Young Conaway and Lathrop/Blank Rome engaged in a number of conversations regarding the proposed terms set forth in the January 22 draft of the non-binding term sheet and other considerations related to SDI’s proposal. In addition, the TPB special committee, through its financial advisor Duff & Phelps, as well as Lathrop, made a number of due diligence requests to SDI, through the SDI special committee, and SDI provided various materials and data in response to these requests.
On February 6, 2020, as a result of these discussions, Young Conaway, on behalf of the SDI special committee, sent to Lathrop and Blank Rome, on behalf the TPB special committee, a revised non-binding term sheet in which the primary change was to provide that in addition to the approval of the stockholders of both TPB and SDI, the consummation of the transaction would be subject to the approval of the holders of the majority of outstanding shares of TPB Common Stock not beneficially owned by SDI or any officer of TPB (as defined under Section 16 of the Exchange Act) having voted in favor of the adoption of the merger agreement. Ultimately, though the parties and their respective counsel discussed this provision on several occasions, this proposed condition became inapplicable once the parties determined that the approval of TPB stockholders was not required for the consummation of the merger.
On February 10, 2020, Young Conaway, on behalf of the SDI special committee, sent to Lathrop, on behalf the TPB special committee, a draft of an agreement and plan of merger for the transaction, in the preparation of which Morgan Lewis had participated, that reflected the material terms and conditions of the January 22 non-binding term sheet.
On February 18, 2020, the TPB special committee met with its legal and financial advisors to discuss a number of matters, including without limitation the benefits to TPB of proceeding with a transaction and a proposed response to the SDI proposal set forth in the February 10 draft merger agreement. The TPB special committee concluded that there were significant benefits to be derived by TPB’s stockholders from the possible transaction and authorized Lathrop to communicate a proposed response to the SDI proposal.
On February 19, 2020, Lathrop, on behalf the TPB special committee, sent to Young Conaway, on behalf of the TPB special committee, comments and revisions to SDI’s draft non-binding term sheet. The revisions proposed a reduction in the total number of shares of TPB Common Stock that would be issued to the SDI stockholders in the merger to an aggregate amount equal to (i) the total number of shares of TPB Common Stock owned by SDI as of the effective time of the Merger, multiplied by 0.90, minus (ii) the number of shares of TPB Common Stock calculated by dividing the Net Liabilities (as defined) of SDI as of the closing date by the 30-day VWAP of TPB Common Stock as of the day before the closing date. The revisions to the term sheet proposed that “Net Liabilities” would be defined as the total SDI liabilities, net of the total SDI assets (other than the TPB Common Stock owned by SDI), as determined by GAAP, assumed by TPB in connection with the Merger. The revisions also proposed, among other things, that: SDI would divest, prior to the closing of the merger, all of the assets and liabilities of Maidstone as well as all of its outdoor operations; if the merger agreement were to be terminated as a result of SDI accepting a superior proposal (to be defined in the merger agreement), TPB would receive a market break-up fee; at or before closing, SDI would pay for TPB’s fees and expenses (including those of TPB’s special committee) incurred in connection with the merger, including financial and legal expenses; SDI would indemnify TPB for breaches of SDI’s representations and warranties in the merger agreement; and SDI would deposit into an escrow, for a period of one year, a portion of the shares of TPB Common Stock to be issued in the merger having a value of $15,000,000 (based on a 30-day VWAP) to fund SDI’s indemnification and expense reimbursement obligations.
Over the next several days, counsel and advisors to SDI and TPB continued to interact regarding aspects of the transaction, including, among other things, with respect to details of the intended tax treatment of the transaction. In addition, members of the SDI special committee and TPB special committee engaged in numerous conversations and discussions over this period.

On February 28, 2020, Lathrop, on behalf the TPB special committee, sent to Young Conaway, on behalf of the SDI special committee, comments and revisions to the proposed draft of the merger agreement. These revisions included the material terms proposed by TPB in its February 19, 2020 comments to the draft term sheet.
Over the next several days, counsel and advisors to the SDI special committee and to the TPB special committee continued to interact regarding aspects of the transaction, focusing on the proposed changes to the terms of the transaction reflected in TPB’s February 28, 2020 revised draft of the merger agreement. In addition, members of the SDI special committee and TPB special committee engaged in numerous conversations and discussions over this period.
On March, 3, 2020, counsel and the financial advisors to the TPB special committee and to the SDI special committee met to discuss the terms of TPB’s February 28, 2020 revised draft of the merger agreement.
Also on March 3, 2020, at a meeting of the SDI Board, the SDI special committee updated the SDI Board with respect to the progress of the transaction, including the revisions to the proposed terms reflected in TPB’s February 28, 2020 revised draft of the merger agreement. The SDI special committee indicated its view, with which the SDI Board concurred, that the revisions proposed by TPB were not acceptable, and that the SDI special committee would be working with its advisors to develop the terms of a counterproposal to the TPB special committee. Counsel and advisors to the SDI special committee and TPB special committee continued to interact regarding various aspects of the transaction, specifically the revisions to the terms proposed by TPB.
The SDI Board met again on March 10, 2020 and received a further update from the SDI special committee. Later that day, Young Conaway, on behalf of the SDI special committee, sent to Lathrop, on behalf of the TPB special committee, a revised draft of the merger agreement. The revisions reflected, among other things, that: the total number of shares of TPB Common Stock that would be issued to the SDI stockholders in the merger would be equal to the total number of shares of TPB Common Stock owned by SDI at the effective time of the merger (i.e., an exchange ratio of 1:1 rather than the 0.90:1 ratio proposed by TPB); the provisions proposed by TPB for addressing net liabilities would be removed, and in replacement thereof, SDI would agree that it would have no net liabilities at the time of closing; the proposed $15,000,000 escrow and indemnification provisions would be deleted; and that SDI would cover up to $250,000 of TPB’s reasonable transaction fees and expenses.
Over the next ten days, counsel and advisors to the SDI special committee and TPB special committee continued to interact regarding aspects of the transaction, focusing on the proposed changes to the terms of the transaction reflected in the revised draft of the merger agreement sent to TPB on March 10, 2020. In addition, members of the SDI special committee and TPB special committee engaged in numerous conversations and discussions over this period. In addition, SDI continued to provide information to TPB in response to due diligence inquiries and requests. Representatives of Morgan Lewis also worked with SDI to draft disclosure schedules to the merger agreement.
Following a meeting between the two special committees, on March 20, the TPB special committee proposed to the SDI special committee a merger agreement with an exchange ratio of 0.925:1, a payment by SDI of $1 million in respect of TPB transaction expenses and an agreement that SDI would have liabilities of no more than $25,000 on its balance sheet at the time of closing. Discussions over the weekend continued between the special committees and their respective advisors. On March 21, 2020 the SDI special committee proposed a merger agreement with an exchange ratio of 0.97:1 and an agreement that SDI would have liabilities of no more than $100,000 on its balance sheet at the time of closing. After consultation with its advisors, on March 22, 2020 the TPB special committee proposed to the SDI special committee a merger agreement with an exchange ratio of 0.945:1 and an agreement that SDI would have liabilities of no more than $25,000 on its balance sheet at the time of closing. On March 23, 2020, the SDI special committee suggested revised potential terms including an exchange ratio of 0.97:1, a payment by SDI of $1 million in respect of TPB transaction expenses, and an agreement that SDI would have liabilities of no more than $25,000 on its balance sheet at the time of closing.
On March 24, 2020, at a meeting of the SDI Board, the SDI special committee updated the SDI Board with respect to the progress of the transaction, including the revisions to the proposed terms reflected in TPB’s February 28, 2020 revised draft of the merger agreement. The SDI special committee advised the SDI Board that the two committees had discussed the general outlines of a merger during the ensuing period and summarized the discussions through March 23, 2020. In response to the summary from the SDI special committee, members of the SDI board asked questions concerning why the terms being discussed by the two committees did not align more closely with the original 1:1 exchange ratio that had first been proposed by the SDI special committee to TPB’s special committee. Members of the SDI board also asked questions as to the reasons the TPB special committee had cited for supporting less than a 1:1 exchange ratio, and requested that the SDI special committee hold further discussions with the TPB special committee regarding this point.
On March 25, 2020, after further consultation with its financial advisor and counsel, the SDI special committee communicated to the TPB special committee that the originally proposed exchange ratio of 1:1 was one that reflected the best interests of SDI and its stockholders. Later that day, the TPB special committee met with its counsel and financial advisors to discuss the TPB special committee’s March 25, 2020 conversation with the SDI special committee. The TPB special committee and its counsel determined that the terms of a proposal based on a 1:1 exchange ratio would be unacceptable and should be rejected.
On March 26, 2020, the TPB and SDI special committees met. The TPB special committee indicated it was not prepared to accept a proposal based on a 1:1 exchange ratio, and the parties subsequently discussed alternative potential terms in which the exchange ratio would be 0.99:1, there would be a payment of up to $500,000 in respect of transaction expenses by SDI, and SDI’s balance sheet would not have liabilities exceeding $25,000 at the time of closing.
On March 27, 2020, the SDI Board held a meeting at which the SDI special committee relayed the alternative potential terms discussed on March 26, 2020. The SDI Board indicated to the SDI special committee that it would support a transaction incorporating these terms. Later that day, the SDI special committee informed the TPB special committee that SDI would be interested in pursuing a transaction on those terms.
Also on March 27, 2020, the TPB special committee met with its counsel and financial advisors to discuss the potential terms discussed among the SDI special committee and the TPB special committee on March 26, 2020. It was determined that a proposal based on such terms would not be acceptable to the TPB special committee.
On March 28, 2020, the TPB special committee informed the SDI special committee that TPB could not proceed on the terms discussed by the TPB special committee and the SDI special committee on March 26. Throughout the weekend of March 28 and 29, 2020, discussions took place among members of the TPB special committee and the SDI special committee, and their respective representatives, in consultation respectively with members of the full boards of each company.
On March 29, 2020, the SDI special committee discussed with the TPB special committee a merger agreement contemplating among other things, the following potential terms: a 0.97:1 exchange ratio for the total number of shares of TPB Common Stock that would be issued to the SDI stockholders in the merger in proportion to the total number of shares of TPB Common Stock owned by SDI as of the effective time of the Merger, SDI retaining approximately $1,000,000 of net cash on its balance sheet at closing, no termination fee payable to SDI should TPB terminate the merger agreement to pursue an alternative transaction, and the SDI termination fee would be 2% of the equity value of SDI. Later on March 29, the SDI Board held a meeting at which the SDI special committee relayed the terms discussed with the TPB special committee earlier in the day. The SDI Board indicated to the SDI special committee that it could support a transaction consistent with these terms subject to satisfactory negotiation of definitive documents and continued discussions between the SDI special committee and its advisors.
Later on March 29, 2020, at a meeting of the TPB Board, the TPB special committee updated the TPB Board with respect to the progress of the transaction, which included a report on the revised terms the SDI special committee communicated to the TPB special committee earlier that day. The TPB special committee noted that they still needed to negotiate the terms of a definitive agreement and receive a financial analysis from its financial adviser before the TPB special committee would be in a position to recommend a transaction to the full TPB Board. Over the next several days, Young Conaway and Lathrop discussed the terms of the merger agreement.
On March 30, 2020, the TPB special committee held a meeting with its counsel and financial advisors. Duff & Phelps presented to the TPB special committee its preliminary financial analysis based on the current proposed exchange ratio in the merger agreement.
On April 2, 2020, representatives of Houlihan Lokey and Duff & Phelps met to further discuss proposed terms of the merger.
Over the next several days, Young Conaway, on behalf of the SDI special committee and Lathrop, on behalf of the TPB special committee, exchanged revised drafts of the merger agreement, focusing primarily on the exchange ratio and net cash and liabilities at SDI, and moving away from an expense reimbursement provision. Morgan Lewis also provided to Lathrop a draft of the disclosure schedules for the merger agreement and representatives of Morgan Lewis, Young Conaway and Lathrop worked to resolve remaining open items in the merger agreement and disclosure schedules.
On April 7, 2020, the SDI special committee held a meeting for the purpose of considering the proposed merger. The meeting was attended by the SDI special committee’s advisors, Houlihan Lokey and Young Conaway. Houlihan Lokey representatives reviewed with the SDI special committee Houlihan Lokey’s financial analysis summarized below under “—Opinion of the Financial Advisor to the SDI Special Committee” and rendered to the SDI special committee Houlihan Lokey’s oral opinion (which was subsequently confirmed by delivery of a written opinion, dated April 7, 2020, addressed to the SDI special committee) that, subject to the assumptions, limitations, qualifications and other matters stated in its written opinion, as of the date of the opinion, the per share merger consideration provided for in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of SDI Common Stock other than Standard General and/or its affiliates and portfolio group and their respective officers and directors (which is referred to as the Unaffiliated Stockholders). For a detailed discussion of Houlihan Lokey’s opinion, please see “—Opinion of the Financial Advisor to the SDI Special Committee” beginning on page 48. Young Conaway provided the SDI special committee with a summary of the key terms of the merger agreement. The SDI special committee thereafter determined that all material open issues had been resolved in a manner satisfactory to the SDI special committee and in the best interests of the stockholders of SDI. The SDI special committee unanimously (i) determined that the merger agreement and the transactions contemplated thereby (including the merger) are advisable and fair to, and in the best interests of, SDI and SDI’s stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (iii) resolved to recommend that the SDI Board approve and declare advisable the merger agreement and the transactions contemplated thereby (including the merger) and submit the merger agreement to the stockholders of SDI for adoption and (iv) approved the merger agreement, and the transactions contemplated thereby (including the merger) for purposes of Section 203 of the DGCL.
Also on April 7, 2020, the TPB special committee held a meeting with Lathrop, Blank Rome and Duff & Phelps for the purpose of considering the proposed merger. Duff & Phelps reviewed with the TPB special committee Duff & Phelps' financial analysis summarized below under “—Opinion of the Financial Advisor to the TPB Special Committee” and rendered to the TPB special committee Duff & Phelps’s oral opinion (which was subsequently confirmed by delivery of a written opinion, dated April 7, 2020, addressed to the TPB special committee) that, subject to certain assumptions, limitations and qualifications, the exchange ratio in the merger was fair from a financial point of view to the holders of TPB Common Stock. For a detailed discussion of Duff & Phelps’ opinion, please see“—Opinion of the Financial Advisor to the TPB Special Committee” beginning on page 53. Lathrop reviewed with the TPB special committee a variety of matters, including the material terms of the merger agreement, the reasons for entering into the merger and the risks of the merger discussed previously by the TPB special committee. At the conclusion of the discussions, the TPB special committee, based on all relevant factors, unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair, advisable, and in the best interests of the TPB stockholders, (ii) approved the merger agreement and the transactions contemplated thereby and (iii) resolved to recommend that the TPB Board adopt, approve and declare advisable the merger agreement and the transactions contemplated thereby.
Later that afternoon, following the close of NYSE American, the SDI Board, based on the recommendation of the SDI special committee, by unanimous vote, (i) determined that the merger agreement and the transactions contemplated thereby (including the merger) are advisable and fair to, and in the best interests of, SDI and SDI’s stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (iii) directed that the merger agreement be submitted to the stockholders of SDI for adoption, (iv) resolved to recommend that the stockholders of SDI approve the adoption of the merger agreement and (v) approved the merger agreement, and the transactions contemplated thereby (including the merger) for purposes of Section 203 of the DGCL.
That evening, at a meeting of the TPB Board, after considering all factors, including the terms of the merger agreement, the financial analysis of Duff & Phelps and the TPB special committee’s unanimous recommendation, the TPB Board (i) determined that the merger agreement and the transactions contemplated thereby are fair, advisable, and in the best interests of TPB and its stockholders and (ii) approved the merger agreement and the transactions contemplated thereby (including the merger).

Shortly thereafter, SDI and TPB executed the merger agreement.
On April 8, 2020, before the markets opened, SDI and TPB announced that they had entered into the merger agreement.
SDI Reasons for the Merger
In the course of reaching its decision to approve the merger, the SDI Board consulted with SDI’s senior management, financial and tax advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others:
•
the in-depth knowledge of and familiarity with the business, operations, financial condition and prospects of TPB, SDI’s primary asset, that was developed by SDI as a significant stockholder of TPB, and the belief that TPB Common Stock represents an attractive long term investment opportunity;

•	the potential to provide its current stockholders with greater liquidity by owning stock in a public company, provided, however, there can be no certainty on the timing or amount of any liquidity;
•	the expectation that the merger with TPB would be a time- and cost-effective means to access liquidity for its stockholders;
•	the SDI Board’s belief that no alternatives to the merger were reasonably likely to create greater value for SDI’s stockholders;
•	the expectation that the merger will eliminate the discount in the trading price of SDI shares and TPB assets in a “sum of the parts” valuation;
•
the belief that (i) the merger is more favorable to SDI stockholders than the potential value that would result from SDI continuing as a stand-alone company, (ii) it was unlikely that an alternative transaction with TPB or any other counterparty would provide superior value to the SDI stockholders and (iii) the terms of the merger agreement would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal with respect to SDI following the announcement of the merger agreement;

•	the terms and conditions of the merger agreement, including, without limitation, the following:
•
the determination that the expected relative percentage ownership of TPB’s stockholders and SDI’s stockholders in the combined organization was appropriate based, in the judgment of the SDI Board, on the SDI Board’s assessment of the approximate valuations of TPB and SDI;

•	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes;
•	the limited number and nature of the conditions of the obligation of TPB to consummate the merger; and
•
the belief that the other terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•
the shares of TPB Common Stock issued to SDI’s stockholders will be registered on a Form S-4 registration statement and will become freely tradable for SDI’s stockholders who are not affiliates of SDI;

•	the merger may enable certain stockholders of SDI to increase the value of their current shareholding; and
•	the likelihood that the merger will be consummated on a timely basis.
The SDI Board also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:
•
the possibility that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger on the reputation of SDI and the ability of SDI to obtain financing in the future in the event the merger is not completed;

•	the expenses to be incurred in connection with the merger and related administrative challenges associated with combining the companies;

•	the fact that the representations and warranties of SDI in the merger agreement do not survive the closing of the merger and the potential risk of liabilities that may arise post-closing; and
•	various other risks associated with the combined organization and the merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus.
Opinion of the Financial Advisor to the SDI Special Committee
On April 7, 2020, Houlihan Lokey verbally rendered its opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the special committee dated April 7, 2020), as to the fairness, from a financial point of view, to the Unaffiliated Stockholders, of the Stock Merger Consideration provided for in the merger pursuant to the merger agreement.
Houlihan Lokey’s opinion was directed to the SDI special committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Unaffiliated Stockholders, of the Stock Merger Consideration provided for in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the SDI special committee, the SDI Board, any security holder of SDI or any other person as to how to act or vote with respect to any matter relating to the merger.
In arriving at its opinion, Houlihan Lokey, among other things:
1.	reviewed the following agreements and documents:
a.	Draft, dated April 7, 2020, of the merger agreement;
2.	reviewed certain publicly available business and financial information relating to SDI and TPB that Houlihan Lokey deemed to be relevant;
3.
reviewed certain information relating to the current and future operations, financial condition and prospects of SDI made available to Houlihan Lokey by SDI, including (a) the number of shares of TPB Common Stock anticipated to be received by SDI on a pro forma basis in connection with the divestiture of Standard Outdoor, LLC, a subsidiary of SDI, and (b) financial projections prepared by the management of SDI relating to annual public company costs and other corporate expenses expected to be incurred by SDI each year absent the transaction, all as prepared by the management of SDI (which we refer to as the Company Projections);

4.
spoke with certain members of the managements of SDI and TPB and certain of their and the special committee’s representatives and advisors regarding the respective businesses, operations, financial condition and prospects of SDI and TPB, the merger and related matters;

5.
reviewed the current and historical market prices and trading volume for certain of SDI’s and TPB’s publicly traded securities, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed relevant; and

6.	conducted other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of SDI advised Houlihan Lokey, and Houlihan Lokey assumed, that the Company Projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the matters covered thereby, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. Furthermore, upon the advice of the managements of SDI and TPB, Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of SDI or TPB since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey noted in its opinion that the management of TPB does not prepare financial projections in the ordinary course and had not prepared financial projections in connection with the merger other than a budget for calendar year 2020, which, according to the management of TPB, is consistent with public guidance provided. At the direction of the management of SDI, Houlihan Lokey relied upon TPB’s stock price as an appropriate basis on which to evaluate TPB.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also assumed, with the consent of the special committee, that the merger would qualify as a tax-free transaction.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (b) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of SDI or TPB or otherwise have an effect on the merger, or SDI or TPB or any expected benefits of the merger that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft of the merger agreement identified above. In addition, the management of SDI directed Houlihan Lokey to assume that 1.2 million shares of TPB Common Stock would be sold by SDI prior to the consummation of the merger in order to settle certain liabilities of SDI (which transaction we refer to as the Debt Settlement Transaction).
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of SDI, TPB or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey expressed no opinion or view as to any aspect of SDI’s decision to engage in the Debt Settlement Transaction or the terms of the Debt Settlement Transaction. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business.
Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which SDI or TPB was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which SDI or TPB was or may have been a party or was or may have been subject.
Furthermore, Houlihan Lokey expressed no opinion or view as to the effects on the merger, SDI or TPB of the unusual volatility recently experienced, as of the date of Houlihan Lokey’s opinion, by the credit, financial and stock markets or any potential changes or developments in such markets or volatility. In addition, Houlihan Lokey noted in its opinion that there was significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (which effects we collectively refer to as the Pandemic Effects), and Houlihan Lokey expressed no opinion or view as to the potential effects of the Pandemic Effects on Houlihan Lokey’s analysis, its opinion, the transaction, SDI or TPB. Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, business or operations of SDI or any other party, or any alternatives to the merger or (b) advise the SDI special committee, the SDI Board or any other party with respect to alternatives to the merger.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of the SDI Common Stock or the TPB Common Stock actually would be when exchanged or issued, respectively, pursuant to the merger or the price or range of prices at which the SDI Common Stock or the TPB Common Stock may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the TPB Common Stock to be issued in the merger to the Unaffiliated Stockholders would be listed on the New York Stock Exchange.
Houlihan Lokey’s opinion was furnished for the use of the SDI special committee (in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey acknowledged that, in connection with its consideration of the merger, the SDI Board reviewed and considered Houlihan’s opinion provided to the SDI special committee. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the SDI special committee, the SDI Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (a) the underlying business decision of the SDI special committee, the SDI Board, SDI, its security holders or any other party to proceed with or effect the merger (or any related transactions), (b) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the Stock Merger Consideration to the extent expressly specified in Houlihan Lokey’s opinion), (c) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of SDI, or to any other party, except if and only to the extent expressly set forth in Houlihan Lokey’s opinion, (d) the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for SDI or any other party, (e) the fairness of any portion or aspect of the merger to any one class or group of SDI’s or any other party’s security holders or other constituents vis-à-vis any other class or group of SDI’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (f) whether or not SDI, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (g) the solvency, creditworthiness or fair value of SDI, TPB or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (h) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the Stock Merger Consideration or otherwise.
Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the SDI special committee, on the assessments by the SDI special committee, the SDI Board, SDI and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to SDI and the merger or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to SDI or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of SDI and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of SDI. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the SDI special committee in evaluating the proposed transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Stock Merger Consideration or of the views of the SDI special committee or management with respect to the merger or the Stock Merger Consideration. Under the terms of its engagement by SDI, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, the SDI Board, SDI, TPB, any security holder or creditor of SDI or TPB or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the merger were determined through negotiation between SDI and TPB, and the decision to enter into the merger agreement was solely that of the SDI special committee.
Financial Analyses
In preparing its opinion to the SDI special committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the special committee on April 7, 2020. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:
•
VWAR— the ratio between share prices of SDI and TPB, computed as the volume-weighted average price for the SDI Common Stock over the volume-weighted average price for the TPB Common Stock for a particular period.

•	VWAP— the volume-weighted average price for the applicable security for a particular period.
Estimated standalone operating expense figures for SDI were based on estimates prepared and provided to Houlihan Lokey by SDI’s management. Equity value and shares outstanding or held by SDI were based on publicly available information and information provided by the management of SDI.
Adjusted Net Asset Value Analysis
Houlihan Lokey performed an adjusted net asset value analysis of SDI on a standalone basis in order to calculate an implied adjusted net asset value per share reference range (on a standalone basis).
As part of the adjusted net asset value analysis of SDI the implied market value of the TPB Common Stock held by SDI was calculated by multiplying the percent ownership of SDI in TPB (based on the total diluted number of shares of TPB Common Stock outstanding prior to the merger) of 50.7% by the TPB diluted market capitalization, which was calculated by multiplying the total diluted number of shares of TPB Common Stock outstanding prior to the merger (approximately 19.7 million shares of TPB Common Stock) by the five-day VWAP for the TPB Common Stock as of April 3, 2020 of $20.87, per publicly available sources.
SDI’s net liabilities as provided by the management of SDI, were subtracted from the implied market value of TPB Common Stock held by SDI to calculate the implied SDI base net asset value as of April 3, 2020 on a standalone basis. Houlihan Lokey subtracted from the base net asset value as of April 3, 2020 a range of the estimated standalone operating expenses of SDI of $6.3 million to $30 million, based upon the midpoint of selected discount rate range equal to 10.5%, to calculate the implied adjusted net asset value reference range, which was divided by 16.6 million shares of SDI Common Stock outstanding as of April 3, 2020 to calculate the per share reference range (on a standalone basis) of $9.59 per share to $11.01 per share.
In order to derive the adjusted per share merger consideration, Houlihan Lokey subtracted the number of shares of TPB Common Stock that it was directed by the management of SDI to assume would be sold by SDI prior to the closing of the merger to settle SDI’s net liability balance as of March 31, 2020 and certain transaction expenses, as provided by the management of SDI, from the number of shares of TPB common stock held by SDI. To calculate the pro forma number of shares of TPB Common Stock held by SDI’s stockholders following the merger, Houlihan Lokey multiplied the net number of shares of TPB Common Stock held by SDI by the ratio of the number of shares of TPB Common Stock to be received by SDI in connection with the merger per the merger agreement. The pro forma shares of TPB Common Stock held by SDI following the merger was then divided by the total pro forma diluted number of shares of TPB Common Stock outstanding to calculate SDI’s pro forma diluted ownership of TPB of 43.8%. Houlihan Lokey multiplied SDI’s pro forma diluted ownership of TPB by the diluted market capitalization of TPB based on the five-day VWAP of TPB’s Common Stock as of April 3, 2020 of $20.87 to calculate the implied adjusted pro forma net asset value, which was divided by 16.6 million diluted shares of SDI Common Stock outstanding as of April 3, 2020 to calculate the adjusted per share merger consideration equal to $10.80 per share.
Selected Implied Merger Premium Information
Houlihan Lokey also calculated select premiums or discounts indicated by the pro forma shares of TPB Common Stock held by SDI following the merger divided by the number of shares of SDI Common Stock immediately prior to the merger (to arrive at the illustrative aggregate merger exchange ratio of 0.511), as compared to the VWARs for SDI Common Stock relative to the TPB Common Stock. Houlihan Lokey reviewed the publicly available VWARs for the SDI Common Stock relative to the TPB Common Stock as of April 3, 2020, as set forth in the table below. Houlihan Lokey then calculated the implied premium or discount in the merger over the selected VWAR, as applicable, as of April 3, 2020, which reflected the premium or discount of the illustrative aggregate merger exchange ratio of 0.511 divided by the selected VWAR, as applicable, as of April 3, 2020, as set forth in the table below.
Houlihan Lokey reviewed the publicly available VWARs for the SDI Common Stock relative to the TPB Common Stock as of November 15, 2019, the last trading day prior to SDI’s first announcement on November 18, 2019 of pursuit of a TPB reorganization transaction and the intent to dispose of Standard Outdoor LLC. In addition, Houlihan Lokey calculated the implied premium or discount in the merger over the selected VWAR, as applicable, as of November 15, 2019, which reflected the premium or discount of the illustrative aggregate merger exchange ratio of 0.511 divided by the selected VWAR, as applicable, as of November 15, 2019, as set forth in the table below.
The resulting data were as follows:
	VWAR On the Selected Date	5-Day VWAR	10-Day VWAR	20-Day VWAR	30-Day VWAR
Selected Market Trading Metric (As of April 3, 2020)	0.463x	0.500x	0.436x	0.462x	0.482x
Implied Premium (Discount) in Merger Over Selected Market Trading Metric (As of April 3, 2020)	10.3%	2.2%	17.2%	10.6%	5.9%
Selected Market Trading Metric - Unaffected (As of November 15, 2019)	0.411x	0.417x	0.432x	0.476x	0.483x
Implied Premium (Discount) in Merger Over Selected Unaffected Market Trading Metric (As of November 15, 2019)	24.2%	22.3%	18.2%	7.2%	5.7%

Miscellaneous
Houlihan Lokey was engaged by the SDI special committee to participate in negotiations between the SDI special committee and TPB regarding certain financial aspects of the merger and to provide an opinion to the SDI special committee as to the fairness, from a financial point of view, to the Unaffiliated Stockholders, of the Stock Merger Consideration provided for in the merger pursuant to the merger agreement. SDI engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the SDI special committee, Houlihan Lokey is entitled to an aggregate fee of $650,000 for its services, an initial portion of which became payable upon the execution of Houlihan Lokey’s engagement letter, a further portion of which became payable upon the delivery of Houlihan Lokey’s opinion and the balance of which is contingent upon the successful completion of the merger. SDI has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, SDI, TPB or any other party that may be involved in the merger and their respective affiliates or security holders or any currency or commodity that may be involved in the merger.
Houlihan Lokey also acted as financial advisor to the special committee in connection with a transaction involving SDI, Standard General and Standard Outdoor LLC (which transaction we refer to as the Standard Outdoor transaction) and has received and expects to receive fees for such services. Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services and other commercial and investment banking products and services to Standard General and/or its affiliates and portfolio group and their respective officers and directors (which we refer to as the SG Group), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having acted as financial advisor to White Energy, Inc., a member of the SG Group, in connection with its sale of its food ingredient and ethanol businesses, which transaction closed in April 2019, (ii) having acted as financial advisor to Standard General in connection with a strategic transaction, which closed in June 2018, (iii) having acted as financial advisor to the special committee, of which SG Group is a member, of a company in connection with its evaluation of a potential transaction and (iv) currently providing certain valuation advisory services to Standard General for portfolio valuation purposes. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to SDI, members of the SG Group, other participants in the merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and its affiliates’ respective employees may have committed to invest in private equity or other investment funds managed or advised by Standard General, other participants in the merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the SG Group, other participants in the merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, SDI, members of the SG Group, other participants in the merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Opinion of the Financial Advisor to the TPB Special Committee
On December 12, 2019, Duff & Phelps was engaged to provide independent financial advisory services to the TPB special committee and, as part of the engagement, the TPB special committee requested that Duff & Phelps provide an opinion to the TPB special committee as to the fairness, from a financial point of view, to the stockholders of TPB of the Exchange Ratio in the merger.

On April 7, 2020, Duff & Phelps rendered its oral opinion to the TPB special committee in connection with its consideration of the merger, which was subsequently confirmed in a written opinion dated April 7, 2020, to the effect that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of such date, the Exchange Ratio in the merger was fair from a financial point of view to the stockholders of TPB. In this section of the proxy statement/prospectus, the term “Exchange Ratio” refers to (i) .97 multiplied by the number of shares of TPB Common Stock owned by SDI as of the effective time of the merger, divided by (ii) the number of shares of SDI Common Stock outstanding as of the effective time of the merger (excluding shares to be canceled pursuant to Section 1.5(a)(i) of the merger agreement) plus the number of shares of SDI Common Stock underlying all SDI restricted stock awards and restricted stock unit awards that will vest (and were not previously outstanding) in connection with the merger.
The full text of Duff & Phelps’ opinion is included as Annex C to this proxy statement/prospectus and describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps. The summary of Duff & Phelps’ opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The opinion was furnished for the use and benefit of the TPB special committee in connection with its consideration of the merger and may also be relied upon by the TPB Board, but is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose without Duff & Phelps’ prior written consent, except to the extent specifically permitted by the opinion. Neither Duff & Phelps’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be or constitutes advice or a recommendation to the TPB special committee or the TPB Board with respect to the merger.
Duff & Phelps’ opinion (i) does not address the fairness of any aspect of the merger other than the Exchange Ratio, (ii) does not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction, (iii) does not address any transaction related to the merger, (iv) is not a recommendation as to how the TPB special committee or the TPB Board should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction, and (v) does not indicate that the Exchange Ratio is the best possibly attainable under any circumstances. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion was based.
In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:
•	reviewed the following documents:
•	TPB’s annual report and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2019;
•	SDI’s annual report and audited financial statements on Form 10-K filed with the SEC for the year ended December 31, 2019;
•
Other internally prepared financial data concerning SDI, including a balance sheet pro forma for the sale of SDI’s outdoor advertising business and wind-down of its insurance business, which SDI has identified as being the most current financial statements available;

•	The SDI Investor Presentation dated August 2019;
•	A draft of the Membership Interest Purchase Agreement related to the sale of SDI's outdoor advertising business dated February __, 2020; and
•	The April 7, 2020 draft of the merger agreement;
•	discussed the information referred to above and the background and other elements of the merger, TPB and SDI with the TPB special committee and its representatives;
•	reviewed the historical trading prices and trading volumes of the TPB Common Stock and SDI Common Stock;

•	performed certain comparative analyses of selected downstream stock-for-stock merger transactions that Duff & Phelps deemed relevant; and
•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
In performing its analyses and rendering its opinion, Duff & Phelps, with TPB’s consent:
•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including TPB and its management and representatives, the TPB special committee and its representatives, and SDI and its representatives, and did not independently verify such information;

•
relied upon the fact that the TPB special committee and TPB have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;

•	assumed that information supplied and representations made by TPB management and SDI management are substantially accurate regarding TPB, SDI and the merger;
•	assumed that the representations and warranties made in the merger agreement are accurate in all material respects;
•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
•
assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, stock price, business, or prospects of TPB or SDI since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on TPB or the contemplated benefits expected to be derived in the merger.

In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger. To the extent that any of the foregoing assumptions insofar as they affect the merger or any of the facts on which the Duff & Phelps opinion was based prove to be untrue in any material respect, Duff & Phelps has advised the TPB special committee that the Duff & Phelps opinion cannot and should not be relied upon.
Duff & Phelps prepared its opinion effective as of the date of such opinion. Duff & Phelps’ opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of the opinion.
Duff & Phelps’ opinion noted that the credit, financial and stock markets had been experiencing unusual volatility. In rendering its opinion, Duff & Phelps expressed no opinion or view as to any potential effects of such volatility on TPB, SDI or the merger.
Duff & Phelps did not make any independent evaluation of TPB’s or SDI’s solvency or conduct any independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise), nor has Duff & Phelps been furnished with any such evaluations or appraisals. The opinion should not be construed as a valuation opinion, credit rating, solvency opinion, analyses of TPB’s or SDI’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of TPB, or any alternatives to the merger, (ii) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from TPB’s perspective, that could, under the circumstances, be negotiated among the parties to the merger agreement and the merger, or (iii) advise the TPB special committee or any other party with respect to alternatives to the merger.
Duff & Phelps is not expressing any opinion as to the market price or value of the TPB Common Stock (or anything else) after the announcement or the consummation of the merger. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering its opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of TPB’s officers, directors, or employees, or any class of such persons, or with respect to the fairness of any such compensation.
Set forth below is a summary of the material financial analyses performed by Duff & Phelps in connection with providing its opinion to the TPB special committee. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the TPB special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, neither its opinion nor Duff & Phelps’ underlying analysis is susceptible to partial analysis or summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps’ analyses must be considered as a whole and selecting portions of its analyses and of the factors considered by it in rendering its opinion, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment. Although Duff & Phelps reviewed a number of other transactions in connection with the merger, Duff & Phelps did not identify any transaction it believed was directly comparable to the merger, and, accordingly, in rendering its opinion, Duff & Phelps has relied solely on an analysis designed specifically for the merger.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses undertaken by Duff & Phelps. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Historical Trading Analysis
Duff & Phelps reviewed the historical trading ranges of the SDI Common Stock and TPB Common Stock, and the aggregate discount implied by the market capitalization of SDI and the aggregate market value of SDI’s holdings of TPB Common Stock, for various periods before and after November 18, 2019, the date of the public announcement of SDI’s plans to pursue a corporate reorganization with TPB, to provide Duff & Phelps with background and perspective for how shares of SDI Common Stock and TPB Common Stock have historically traded on a standalone basis and relative to each other. Duff & Phelps noted that the per share price of SDI Common Stock includes the value of other assets and liabilities held by SDI, including cash, Standard Outdoor (an outdoor advertising business), Pillar General (an insurance business), and debt. The SDI Investor Presentation dated August 2019 contained additional disclosure of values associated with other assets at SDI, including cash of $6.0 million, the investment in Standard Outdoor of $17.3 million, the investment in Pillar General of $0, and debt of $23.8 million. The other SDI assets and liabilities net to negative $0.5 million. Thus, when calculating the aggregate discount, Duff & Phelps ascribed the full observed value differential as being related to the TBP Common Stock held by SDI.
Duff & Phelps noted that for the period from January 1, 2018 to November 15, 2019, the aggregate discount ranged between a low of $4.6 million and a high of $193.6 million. Duff & Phelps also noted that for the period November 18, 2019 to April 6, 2020, the aggregate discount ranged between a low of $5.4 million and high of $59.4 million.
Duff & Phelps noted that on November 15, 2019, the last trading day on which the SDI Common Stock traded prior to the November 18, 2019 public announcement of SDI’s pursuit of a corporate reorganization transaction, the value of a share of SDI Common Stock was $10.89. Duff & Phelps also noted that on November 15, 2019, the last trading day on which TPB Common Stock traded prior to the November 18, 2019 public announcement of SDI’s pursuit of a corporate reorganization transaction, the value of a share of TPB Common Stock was $26.45. The trading values for SDI Common Stock and TPB Common Stock on November 15, 2019 imply an aggregate discount of $78.5 million.
Duff & Phelps noted that on April 6, 2020, the value of a share of SDI Common Stock was $10.48 and the value of a share of TPB Common Stock was $20.81. The trading values for SDI Common Stock and TPB Common Stock on April 6, 2020 imply an aggregate discount of $31.0 million.
Selected Transaction Analysis
Duff & Phelps analyzed certain publicly available information relating to the selected transaction below, each of which involved the acquisition by a publicly traded company of its principal stockholder in a stock-for-stock transaction. Duff & Phelps calculated the illustrative (discount) / premium received by the stockholders of each principal stockholder in each of the transactions, based on publicly available information, including analyses performed by financial advisors and publicly disclosed on the transactions.
Date Completed	Principal Shareholder Acquired by the Publicly Traded Company	Publicly Traded Company/ Acquiror	Illustrative (Discount) / Premium Receved by Shareholders of the Principal Shareholder
4/15/2019	Liberty Expedia Holdings	Expedia Group Inc.	(0.5)% - (2.5)%(1)
5/26/2011	Retail Ventures Inc.	DSW Inc.	(9.3)% - (11.6)%(2)
4/22/2009	Smith Investment Company	A.O. Smith Corporation	(1.5)%
11/9/2006	Fidelity National Financial, Inc.	Fidelity Information Services	0.0%
4/18/2006	American BioScience, Inc.	American Pharmaceutical Partners, Inc.	0.0%
11/22/2000	Seagate Technology, Inc.	VERITAS Software Corporation	(14.6)%
8/15/1997	Durwood, Inc.	AMC Entertainment, Inc.	0.0%
1/24/1995	Petrie Stores Corporation	Toys “R” Us, Inc.	(8.3)%
(1)	Discount based on analysis performed by Moelis to compare the unaffected and affected adjusted net asset value of Liberty Expedia Holdings, per the Form PREM14A filed on May 2, 2019.
(2)
Discount based on analysis performed by Goldman Sachs to compare the intrinsic value of Retail Ventures to the share consideration to be received in the transaction, per the Form 42483 filed on April 12, 2011.

None of the selected transactions or the companies involved are, of course, identical to TPB or SDI or the merger and Duff & Phelps does not have access to non-public information regarding those companies. Accordingly, a complete analysis cannot be limited to a quantitative review of the selected transactions analysis and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect the illustrative (discount) / premium.
Exchange Ratio Analysis
The Exchange Ratio will equal a total number of shares of TPB Common Stock equal to 97% of the total number of shares of TPB Common Stock owned by SDI divided by the total number of SDI shares outstanding (excluding shares to be canceled pursuant to Section 1.5(a)(i) of the merger agreement) plus the number of shares of SDI Common Stock underlying all SDI restricted stock awards and restricted stock unit awards that will vest (and were not previously outstanding) in connection with the merger. This represents a 3% discount to a one-for-one exchange. As of the date of Duff & Phelps’ opinion, SDI owned 9.8 million shares of TPB Common Stock and there were 16.6 million shares of SDI outstanding.
Prior to the closing of the merger, SDI has completed the sale of its outdoor business and the wind-down of its insurance business, leaving SDI with other assets and liabilities consisting principally of cash and debt. To satisfy $25 million of debt at SDI, an assumed 1.2 million shares of TPB Common Stock are sold based on the value of a share of TPB Common Stock of $20.81 on April 6, 2019. As a result, the pro forma number of shares of TPB Common Stock owned by SDI is 8.6 million (9.8 million shares of TPB Common Stock owned by SDI less 1.2 million shares of TPB Common Stock sold to settle SDI debt).

As a result of the 3% discount to a one-for-one exchange imbedded in the calculation of the Exchange Ratio, upon the consummation of the merger, the total number of TPB Common Stock outstanding will decrease by 0.3 million shares (equal to 3% of the pro forma 8.6 million shares of TPB Common Stock held by SDI). Duff & Phelps estimated the economic benefit of the Exchange Ratio to TPB common stockholders by multiplying the number of shares that will be cancelled as a result of the Exchange Ratio by the value of a share of TPB Common Stock as of November 15, 2019, the last trading day on which the SDI Common Stock traded prior to the November 18, 2019 public announcement of SDI’s pursuit of a corporate reorganization transaction, and April 6, 2020. Based on this analysis, Duff & Phelps estimated the economic benefit of the Exchange Ratio to TPB common stockholders to be in the range of $5.4 million to $6.9 million.
Other Matters
Duff & Phelps is a premier global valuation and corporate finance advisor with expertise in complex valuation, dispute and legal management consulting, M&A, restructuring, and compliance and regulatory consulting. Duff & Phelps reports that, since 2005, it has rendered over 900 fairness opinions in transactions aggregating more than $370 billion and is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.
TPB’s engagement letter with Duff & Phelps provides that, for its services, Duff & Phelps is entitled to receive $350,000 due and payable as follows: $175,000 in cash upon execution of the engagement letter to serve as financial advisor to the TPB special committee; and the remaining $175,000 in cash upon Duff & Phelps having rendered an opinion, regardless of the conclusion reached by Duff & Phelps in the opinion. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in the opinion or whether the merger is successfully consummated. Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for certain time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. TPB has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and reasonable fees and expenses of counsel, consultants and advisors retained by Duff & Phelps in connection with the engagement. TPB has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. The terms of the fee arrangement with Duff & Phelps, which the TPB special committee and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm’s length between the TPB special committee and Duff & Phelps.
The issuance of Duff & Phelps’ opinion was approved by its fairness review committee.
Other than this engagement, during the two years preceding the date of the opinion, Duff & Phelps has not had any material relationship with any party to the merger for which compensation has been received or is intended to be received.
Interests of SDI Directors and Executive Officers in the Merger
In considering the recommendation of the SDI Board with respect to the merger agreement and the other matters to be acted upon by SDI’s stockholders at the SDI special meeting, SDI’s stockholders should be aware that certain members of the SDI Board and certain of SDI’s executive officers have interests in the merger that may be different from, or in addition to, the interests of other SDI stockholders. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.
The SDI special committee was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the merger agreement and the merger, and to recommend, as applicable, that SDI’s stockholders approve the proposals to be presented to SDI stockholders for consideration at the SDI special meeting as contemplated by this proxy statement/prospectus.
In connection with the closing of the merger, the vesting of 10,851 restricted shares of SDI Common Stock held by Mr. Tobin, an executive officer of SDI, and the vesting of restricted 2,249 restricted shares held by each of Messrs. Helms, Wurzer and Zimmerman, non-employee directors of SDI, will be accelerated such that all such restricted shares are fully vested. As set forth below in “The Merger - Compensation to Named Executive Officers of SDI in Connection with the Merger” below, which is incorporated herein by reference, the value of such restricted shares is $128,259 for the shares owned by Mr. Tobin. Using the same per share value of $11.82 as used to calculate the value of such shares to Mr. Tobin, the value to each of Messrs. Helms, Wurzer and Zimmerman of the 2,249 restricted shares that will vest is $26,583.

Ownership Interests
The affirmative vote of holders of (i) the majority of the aggregate voting power of the votes cast at the SDI special meeting and (ii) the majority of the voting power of the outstanding shares of SDI Common Stock, voting together as a single class, is required for approval of Proposal No. 1. The affirmative vote of the majority of the voting power of the SDI shares present virtually, or represented by proxy duly authorized at the SDI special meeting is required for approval of Proposal No. 2. Abstentions will have the same effect as votes “AGAINST” Proposal Nos. 1 and 2.
The table below sets forth information regarding the beneficial ownership of SDI Common Stock as of April 15, 2020, by SDI’s directors and named executive officers.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock(1)	Amount and Nature of Beneficial Ownership of Class B Common Stock(1)	Total Beneficial Ownership	Percent of Class A	Percent of Class B
Gregory H.A. Baxter	38,279	—	*	*	*
Ian Estus	81,277	—	*	*	*
Edward J. Sweeney	—	—	*	*	*
Bradford A. Tobin	34,913	—	*	*	*
David M. Wurzer	7,974	3,050	*	*	*
Thomas F. Helms, Jr.	116,341	272,624	2.3%	1.3%	3.5%
David Glazek	—	—	*	*	*
Arnold Zimmerman	2,097	—	*	*	*
*	Represents less than 1%.
(1)
Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The inclusion herein of securities listed as beneficially owned does not constitute an admission of beneficial ownership.

Director Positions Following the Merger
In connection with the merger, there will be no change to the directors of TPB.
Treatment of SDI Equity Awards and SDI Stock Options
At the effective time, in connection with the merger, each share of SDI Common Stock underlying restricted stock awards and restricted stock unit awards will be converted into the right to receive the applicable portion of the Stock Merger Consideration, as applicable, less applicable taxes and withholdings. Each SDI stockholder’s aggregate portion of merger consideration will be rounded up to the next whole share of TPB Common Stock.
There will be no outstanding options to purchase SDI Common Stock as of the date of the closing of the merger.
Compensation to Named Executive Officers of SDI in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the mergers and that is payable or may become payable to SDI’s named executive officers, who are Messrs. Baxter, Sweeney and Tobin. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules.
Please note that the amounts indicated below are estimates based on the material assumptions described in this proxy statement/prospectus and the notes to the table below, which may or may not actually occur, and do not reflect compensation actions that could occur after the date of this proxy statement/prospectus and before the closing of the mergers. As a result, the actual amounts, if any, which may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts and in accordance with the requirements of the applicable SEC disclosure rules, Liberty has assumed:
•	An assumed closing date for the merger of July 10, 2020;
•
A price per share of SDI common stock of $11.82, which equals the average closing price of the SDI common stock over the first five business days following April 8, 2020, which was the date of the first public announcement of the signing of the merger agreement. We refer to this price as the “assumed SDI per share price.”

Golden Parachute Compensation
Name	Cash	Equity(1)	Perquisites/ Benefits	Total
Gregory H.A. Baxter	$—	$—	$—	$—
Edward J. Sweeney	$—	$—	$—	$—
Bradford A. Tobin	$—	$128,259	$—	$128,259
(1)	Includes the accelerated vesting of 10,851 restricted shares owned by Mr. Tobin.
For a description of the arrangements pursuant to which the foregoing payments and benefits are to be made, see the descriptions set forth in “The Merger—Interests of SDI Directors and Executive Officers in the Merger—Treatment of SDI Equity Awards and SDI Stock Options” above, which is incorporated herein by reference.
Indemnification and Insurance
Under the merger agreement, from the effective time through the sixth anniversary of the date on which the effective time occurs, each of TPB and the surviving company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time, a director or officer of TPB or SDI and their respective subsidiaries (excluding, in the case of SDI, TPB), respectively (collectively referred to as the D&O Indemnified Parties), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of TPB or of SDI, whether asserted or claimed prior to, at or after the effective time, in each case, to the fullest extent permitted under applicable law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of TPB and the surviving company, jointly and severally, upon receipt by TPB or the surviving company from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to TPB, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that the person is not entitled to indemnification.
Under the merger agreement, the provisions of the TPB Charter and TPB Bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of TPB that are presently set forth in the TPB Charter and TPB Bylaws shall not be amended, modified or repealed for a period of six years from the effective time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time, were officers or directors of TPB. The certificate of formation, limited liability company agreement and other similar documents, which we refer to as the surviving company organizational documents, shall contain, and TPB shall cause the surviving company organizational documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former managers and officers as those presently set forth in the TPB Charter and TPB Bylaws.
Under the merger agreement, from and after the effective time, (i) the surviving company shall fulfill and honor in all respects the obligations of SDI to its D&O Indemnified Parties as of immediately prior to the consummation of the merger pursuant to any indemnification provisions under the SDI Charter, SDI Bylaws or other similar documents, and pursuant to any indemnification agreements between SDI and its D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time and (ii) TPB shall fulfill and honor in all respects the obligations of TPB to its D&O Indemnified Parties as of immediately prior to the consummation of the merger pursuant to any indemnification provisions under the TPB Charter, TPB Bylaws or other similar documents, and pursuant to any indemnification agreements between TPB and its D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the effective time.
Under the merger agreement, from and after the effective time, TPB shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the date that the merger is consummated, on commercially available terms and conditions and with coverage limits no less favorable to TPB than in effect as of the date of the merger agreement (provided, that TPB may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous). In addition, SDI shall purchase, prior to the effective time, a six year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of SDI’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time.
Under the merger agreement, from and after the effective time, TPB shall pay expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in the foregoing paragraphs in connection with their successful enforcement of the rights provided to those persons in the foregoing paragraphs.
Form of the Merger
The merger agreement provides that at the effective time, SDI will be merged with and into merger sub and the separate existence of SDI will cease. Upon the consummation of the merger, merger sub will continue as the surviving company in the merger and will be a wholly-owned subsidiary of TPB.
Merger Consideration
At the effective time, each share of SDI Common Stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement) will be automatically converted into the right to receive the applicable portion of the Stock Merger Consideration, in each case calculated in accordance with and as set forth in more detail in the merger agreement. Each SDI stockholder’s aggregate portion of Stock Merger Consideration will be rounded up to the next whole share of TPB Common Stock.
The “Stock Merger Consideration” means 9,679,550 shares of TPB Common Stock, assuming that SDI will own 9,978,918 shares of TPB Common Stock immediately prior to the closing of the merger, which is the number of shares of TPB Common Stock owned by SDI as of the date of this proxy statement/prospectus. This number of shares does not reflect any sales of shares of TPB Common Stock SDI may make in order to generate amounts it may need to satisfy its net liabilities exceeding $25,000, as required by the merger agreement. Should SDI make any such sales, the number of shares of TPB Common Stock owned by SDI’s stockholders after the merger would be reduced accordingly. See “What will SDI’s stockholders and option holders receive in the merger?” beginning on page 2 for more detail.
Conversion of Shares; Exchange Procedures
The conversion of SDI Common Stock into the right to receive the Stock Merger Consideration will occur automatically at the effective time of the merger.
Prior to the completion of the merger, TPB will appoint EQ Shareowner Services or such other bank or trust company reasonably acceptable to SDI and enter into an exchange agent agreement with such exchange agent on terms reasonably acceptable to SDI.
Promptly following the effective time of the merger, the exchange agent will mail to each record holder of SDI Common Stock a letter of transmittal and instructions for surrendering the record holder’s share certificates in exchange for certificates representing the TPB Common Stock issuable to each such holder pursuant to the merger. SDI stockholders who hold their shares in book entry form also will receive instructions for the exchange of their shares for the Stock Merger Consideration from the exchange agent. Those holders of SDI Common Stock who properly surrender their SDI stock certificates (or uncertificated shares) in accordance with the exchange agent’s instructions will receive (a) the TPB Common Stock issuable to each such holder pursuant to the merger and (b) dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. Following the completion of the merger, SDI will not register any transfers of SDI common shares on its share transfer books.
SDI, TPB, merger sub and the exchange agent will each be entitled to deduct and withhold from the consideration to which a holder is entitled under the terms of the merger agreement, if any, such amounts as it is required to deduct or withhold under any United States federal, state, local, or foreign tax law. If SDI, TPB, merger sub or the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the holders from whom they were withheld.
Any portion of the Stock Merger Consideration payable pursuant to the merger agreement and supplied to the exchange agent which remains unclaimed by the holders of SDI Common Stock for one year after the effective time of the merger will be returned to TPB upon demand. Thereafter, a holder of SDI Common Stock must look only to TPB for payment of the applicable Stock Merger Consideration to which the holder is entitled under the terms of the merger agreement.

Effective Time of the Merger
The merger agreement requires the parties to consummate the merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by TPB and SDI and specified in the certificate of merger, and which time is referred to herein as the effective time. SDI cannot predict the exact timing of the consummation of the merger.
Tax Treatment of the Merger
TPB and SDI intend the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. TPB and SDI have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization under Section 368(a) of the Code, and to not take any action or cause any action to be taken which action would reasonably be expected to prevent the merger from so qualifying. For a description of certain of the considerations regarding U.S. federal tax consequences of the merger, see the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” below.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) who exchange their SDI Common Stock for TPB Common Stock in the merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Neither TPB nor SDI has sought or intends to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position regarding the tax consequences of the merger contrary to that discussed below. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as described in this proxy statement/prospectus.
This discussion is limited to U.S. Holders that hold SDI Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address tax consequences relevant to SDI stockholders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons whose functional currency is not the U.S. dollar;
•	persons holding SDI Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, mutual funds and other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	S corporations, partnerships or other entities or arrangements treated as partnerships or disregarded entities for U.S. federal income tax purposes (and investors therein);
•	persons for whom SDI Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code;
•	tax-exempt organizations or governmental organizations;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to SDI Common Stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell SDI Common Stock under the constructive sale provisions of the Code;
•	persons who acquired their SDI Common Stock pursuant to the exercise of warrants or conversion rights under convertible instruments;
•	persons who acquired their SDI Common Stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
•	persons who hold or received SDI Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•	persons who have at any time actually or constructively owned more than 5% of SDI Common Stock; and
•	persons who hold their SDI Common Stock through tax-qualified retirement plans.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds SDI Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding SDI Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
For purposes of this discussion, a U.S. Holder is a beneficial owner of SDI Common Stock that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) over all of its substantial decisions or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of SDI Common Stock
It is a condition to TPB’s obligation to consummate the merger that TPB receive an opinion from Lathrop GPM LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to SDI’s obligation to consummate the merger that SDI receive an opinion from Morgan, Lewis & Bockius LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. Subject to the representations, assumptions and exclusions in such tax opinions, in the opinion of Morgan, Lewis & Bockius LLP and Lathrop GPM LLP, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, counsels assume that the statements and facts concerning the merger set forth in this proxy statement/prospectus and in the merger agreement are true and accurate in all respects, and that the merger will be completed in accordance with this proxy statement/prospectus and the merger agreement. Counsels’ opinions also assume the truth and accuracy of certain representations and covenants as to factual matters made by SDI, TPB and merger sub in tax representation letters provided to counsel. In addition, counsels base their tax opinions on the law in effect on the date of the opinions and assume that there will be no change in applicable law between such date and the time of the merger. If any of these assumptions is incorrect, incomplete or inaccurate, or is violated, the validity of the opinions described above may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.
An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge. Neither TPB nor SDI intends to obtain a ruling from the IRS with respect to the tax consequences of the merger. If the IRS were to successfully challenge the “reorganization” status of the merger, the tax consequences would differ materially from those described in this proxy statement/prospectus.
Accordingly, subject to the tax treatment of the receipt by a U.S. Holder of SDI Common Stock of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of their Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock (as discussed below in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Treatment of Whole Share Received In Lieu of Fractional Share”), on the basis of the opinions described above the tax consequences to U.S. Holders of SDI Common Stock will be as follows:
•	a U.S. Holder of shares of SDI Common Stock will not recognize any gain or loss upon the exchange of shares of SDI Common Stock for shares of TPB Common Stock in the merger;
•
a U.S. Holder of shares of SDI Common Stock will have an aggregate tax basis in the shares of TPB Common Stock received in the merger equal to the aggregate tax basis of the shares of SDI Common Stock surrendered in exchange therefor;

•
a U.S. Holder of shares of SDI Common Stock will have a holding period for the shares of TPB Common Stock received in the merger that includes its holding period for its shares of SDI Common Stock surrendered in exchange therefor; and

•
if a U.S. Holder of shares of SDI Common Stock acquired different blocks of shares of SDI Common Stock at different times or at different prices, then the the tax basis and holding period of each block of shares of TPB Common Stock received in the merger will be determined on a block-for-block basis depending on the basis and holding period of each block of shares of SDI Common Stock exchanged for such shares of TPB Common Stock. A U.S. Holder that acquired different blocks of SDI Common Stock at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of the shares of TPB Common Stock received in the merger.

Tax Treatment of Whole Share Received In Lieu of Fractional Share
Notwithstanding the foregoing, there is uncertainty as to how certain authorities testing a Code Section 368(a) reorganization for a value-for-value exchange should apply to the receipt by a U.S. Holder of SDI Common Stock of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of their Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock. These authorities generally treat the excess of the fair market value of shares of stock received in certain Code Section 368(a) reorganizations over the fair market value of the shares of stock exchanged therefor as not eligible for tax nonrecognition treatment, but instead treat such excess amount as compensation, a gift, a payment to satisfy an obligation, an inducement to enter into the transaction or a payment for whatever other purpose the facts indicate. As such, it is possible that the value of a whole share of TPB Common Stock received by a U.S. Holder of SDI Common Stock in the merger (due to the rounding convention in lieu of fractional shares) in excess of the value of the SDI Common Stock exchanged therefor in the merger could be treated as taxable income or gain to such U.S. Holder of SDI Common Stock, potentially taxed at ordinary income rates (depending on each U.S. Holder’s relevant facts and circumstances). In this case, the aggregate tax basis and holding period of such whole share of TPB Common Stock generally should be bifurcated between the portion of such share considered received for SDI Common Stock in the merger and the portion of such share considered received as an excess value amount treated as taxable income or gain. The portion of such whole share of TPB Common Stock considered received for SDI Common Stock in the merger should be treated in the manner discussed above under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of SDI Common Stock.” The portion of such whole share of TPB Common Stock considered an excess value amount treated as taxable income or gain should have an aggregate tax basis equal to such excess value amount and should have a holding period beginning as of the date of the receipt of TPB Common Stock.

It is alternatively possible that the foregoing authorities testing a Code Section 368(a) reorganization for a value-for-value exchange should not cause a U.S. Holder of SDI Common Stock to recognize taxable income or gain with respect to their receipt of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of their Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock. This view is based in part on (i) the relatively low precedential weight of the Section 368(a) value for value authorities, and (ii) analogous authorities under Section 305 of the Code that generally disregard certain deviations from value-for-value principles for a distribution or exchange in lieu of the issuance of a fractional share for administrative convenience (i.e. the purpose of which is to save the distributing or exchanging company the trouble, expense and inconvenience of issuing and transferring fractional shares (or scrip representing fractional shares), and not to give any particular group of shareholders or any particular shareholder an increased interest in the assets or earnings and profits of SDI). The aforementioned Section 305 administrative convenience authority, although not directly applicable to the rounding up of fractional shares in the merger, establishes a benchmark that if a distribution of a total amount of cash to shareholders in lieu of fractional shares is five percent or less of the total fair market value of the stock distributed, the distribution of cash will be considered to be for such a non-problematic administrative convenience. SDI and TPB have each represented to Morgan, Lewis & Bockius LLP and Lathrop GPM LLP that the distribution of one whole share of TPB Common Stock in lieu of a fractional share in the merger is being implemented for administrative convenience only to save TPB the trouble, expense and inconvenience of issuing and transferring fractional shares (or scrip representing fractional shares), and not to give any particular group of shareholders or any particular shareholder an increased interest in the assets or earnings and profits of TPB, and that the excess of the aggregate fair market value of the whole shares of TPB Common Stock to be distributed in lieu of fractional shares in the merger over the aggregate fair market value of the shares of SDI Common Stock exchanged therefor will be less than one percent of the total fair market value of the TPB Common Stock as of the consummation of the merger at the Effective Time. These representations provide a factual basis for supporting a view, under the authorities described in this paragraph, that a U.S. Holder of SDI Common Stock should not recognize taxable income or gain in respect of their receipt of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of their Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock. A U.S. Holder of SDI Common Stock not recognizing taxable income or gain in respect of their receipt of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of their Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock should be treated with respect to their receipt of a whole share of TPB Common Stock in lieu of a fractional share in the manner discussed above under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger— U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of SDI Common Stock.”
Due to the uncertainty described above, Morgan, Lewis & Bockius LLP and Lathrop GPM LLP have not rendered an opinion with respect to the U.S. federal income tax treatment of the receipt of one whole share of TPB Common Stock in lieu of a fractional share by virtue of the aggregate portion of a stockholder’s Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock. U.S. Holders of SDI Common Stock should therefore consult their tax advisors concerning the treatment of any whole share of TPB Common Stock received in lieu of a fractional share by virtue of the aggregate portion of their Stock Merger Consideration being rounded up to the next whole share of TPB Common Stock.
Information Reporting and Backup Withholding
A U.S. Holder may be subject to information reporting and backup withholding when such holder receives cash in the merger. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations.
A U.S. Holder will be subject to backup withholding (currently imposed at a rate of 24%) if such holder is not otherwise exempt and:
•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•	the holder furnishes an incorrect taxpayer identification number; or
•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends.
To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should timely complete and return an IRS Form W-9. U.S. Holders exempt from backup withholding (including corporations and certain tax-exempt organizations) may be required to timely comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding or otherwise avoid backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. In the event of backup withholding see your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.
U.S. HOLDERS OF SDI COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON—U.S. INCOME AND OTHER TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
NYSE Stock Market Listing
The TPB Common Stock currently is listed on NYSE, under the symbol “TPB.” TPB has agreed to use commercially reasonable efforts to:
•	maintain its existing listing on NYSE;
•
to the extent required by the rules and regulations of NYSE, to prepare and submit to NYSE a notification form for the listing of the shares of TPB Common Stock to be issued in connection with the merger, and to cause those shares to be approved for listing (subject to official notice of issuance); and

•
to the extent required by the rules of the NYSE, to file an initial listing application for the TPB Common Stock on NYSE and to cause the NYSE listing application to be conditionally approved prior to the effective time.

In addition, under the merger agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that the shares of TPB Common Stock to be issued in the merger shall have been approved for listing (subject to official notice of issuance) on NYSE as of the closing of the merger.
Anticipated Accounting Treatment
The merger will be accounted for as an equity reorganization of TPB under which the stockholders of SDI become direct stockholders of TPB. Pursuant to the merger agreement, SDI stockholders will exchange their shares in SDI for shares in TPB. At the time of the merger, it is expected that SDI’s only material assets will be shares of TPB Common Stock and that SDI will have no material liabilities which would be required to be disclosed in its financial statements.
Appraisal Rights
No dissenters’ or appraisal rights will be available with respect to the merger under the DGCL.

THE MERGER AGREEMENT
The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The merger agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about TPB, SDI or merger sub. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.
The merger agreement contains representations and warranties that TPB and merger sub, on the one hand, and SDI, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties of SDI are qualified by information in a confidential disclosure letter provided by SDI to TPB in connection with signing the merger agreement. While TPB and SDI do not believe that this disclosure letter contains information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about TPB or SDI, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between TPB, merger sub and SDI and are modified by the disclosure letter.
General
Under the merger agreement, at the effective time, SDI shall merge with and into merger sub. Upon consummation of the merger, SDI will cease to exist and merger sub will survive as a wholly-owned subsidiary of TPB.
Merger Consideration
At the effective time, each share of SDI Common Stock outstanding immediately prior to the effective time (excluding certain shares to be canceled pursuant to the merger agreement) will be automatically converted into the right to receive the applicable portion of the Stock Merger Consideration, in each case calculated in accordance with and as set forth in more detail in the merger agreement.
The Stock Merger Consideration will consist of a total number of shares of TPB Common Stock equal to 97% of the total number of shares of TPB Common Stock owned by SDI as of the effective time, as described in more detail in “The Merger—Merger Consideration.” As of the date of this proxy statement/prospectus, SDI owns 9,978,918 shares of TPB Common Stock. However, there can be no assurance that SDI will continue to own such number of shares of TPB Common Stock. In order to raise the capital needed, along with its existing cash on hand, to retire substantially all of its liabilities prior to the closing of the merger as required by the merger agreement, including $25.0 million of indebtedness under a term loan agreement, SDI may consider a variety of transactions, including a sale of a portion of its shares of TPB Common Stock. SDI estimates that it will have net liabilities at the effective time, assuming the merger closes on July 10, 2020, of approximately $24.4 million. If SDI chooses to sell a portion of its shares of TPB Common Stock to satisfy this condition of the merger agreement, then SDI would need to sell approximately 1.0 million shares of TPB Common Stock, assuming a sale price of $24.00, which is within the range of closing prices of TPB Common Stock in the trading days leading up to June 9, 2020. Assuming such sale occurs and further assuming that there will be 16.6 million shares of SDI Common Stock outstanding as of immediately prior to the closing of the merger, each share of SDI Common Stock will be exchanged for 0.5232 shares of TPB Common Stock. SDI may make additional sales of TPB Common Stock prior to the merger for other purposes. Should it do so, SDI will use the proceeds of any such sales to purchase outstanding shares of SDI Common Stock from funds managed by Standard General, such that the number of shares of TPB Common Stock to be issued in the merger to each stockholder of TPB other than Standard General will not be affected by any such additional sales. Any such purchases of SDI Common Stock from Standard General will be at a price designed to reflect the market value of the shares of TPB Common Stock that would otherwise have been issued to Standard General had the shares of SDI Common Stock not been repurchased.

Treatment of SDI Options
At the effective time, the merger agreement provides that each unexercised SDI Stock Option that is outstanding immediately prior to the effective time under the SDI Equity Plan shall be cancelled and have no further force or effect. However, there were no outstanding SDI Stock Options as of the date of the merger agreement, nor will there be any as of the effective date.
Conditions to the Completion of the Merger
Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties to the merger agreement, at or prior to the merger, of various conditions, which include the following:
•
the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or proceeding, or any proceeding threatened by the SEC, seeking a stop order with respect to the registration statement that has not been withdrawn;

•
there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction, judgment, or other order or decree by any tribunal, court or other governmental body of competent jurisdiction or law which has the effect of preventing, making illegal, or prohibiting the consummation of the merger, and there must not be pending any legal proceeding by any governmental body of competent jurisdiction seeking to prohibit the consummation of the merger;

•	the affirmative vote of a majority of the aggregate voting power of outstanding shares of SDI Common Stock voting as a single class;
•	the affirmative vote (or written consent) of TPB, as the sole equityholder of merger sub;
•	the shares of TPB Common Stock to be issued in the merger pursuant to the merger agreement must have been approved for listing, subject to official notice of issuance, on NYSE as of the closing; and
•	the applicable approvals, clearances, or waiting periods, and any extensions thereof, under the HSR Act or any foreign competition laws that are applicable to the merger.
In addition, each party’s obligation to complete the merger is subject to the satisfaction or waiver by that party of the following additional conditions:
•
the other party to the merger agreement must have performed or complied with in all material respects all of the party’s agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time;

•	the other party must have delivered certain certificates and other documents required under the merger agreement for the closing of the merger; and
•
the party must have received the opinion of its legal counsel, dated as of the closing date of the merger, to the effect that the merger will be treated, for U.S. federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Code.

In addition, the obligation of TPB and merger sub to complete the merger is further subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of SDI regarding certain matters related to due organization and subsidiaries, authority, required stockholder votes, capitalization, ownership of shares, and financial advisors of SDI in the merger agreement must be true and correct in all material respects on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•
certain representations and warranties of SDI related to capitalization and equity awards or options must be true and correct in all respects as of the date of the merger agreement and on the closing date of the merger (other than, as of the closing date, inaccuracies that are de minimis in the aggregate on the closing date) with the same force and effect as if made on the date on which the merger is to be completed;

•
the remaining representations and warranties of SDI in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a SDI material adverse effect (without giving effect to any references therein to any SDI material adverse effect or other materiality qualifications);

•
since the date of the merger agreement, there must not have occurred a SDI material adverse effect, which means any effect, change, event, circumstance or development that is or would be reasonably expected to be materially adverse to the business, assets, or liabilities of SDI and its subsidiaries, taken as a whole, or any effect, change, event, circumstance or development that is or would reasonably be expected to be materially adverse to the business, assets, or liabilities of SDI and its subsidiaries, taken as a whole, but excluding the ownership of capital stock of TPB; and

•	TPB shall have received each of the following, which must be in full force and effect:
•
letters of resignation and waivers of certain claims from each member of the SDI Board (or equivalent governing body) and each officer of SDI and each of its subsidiaries (excluding TPB and its subsidiaries);

•	evidence that SDI has purchased the required D&O tail insurance policy;
•	evidence that SDI has paid all indebtedness not included in its estimate of net liabilities delivered to TPB prior to closing;
•	evidence that the liquidator of Maidstone Insurance Company does not intend to take further action against SDI or its subsidiaries; and
•	evidence that that certain license agreement dated May 1, 2018 between SDI and Standard General has been terminated or expired in accordance with its terms.
In addition, the obligation of SDI to complete the merger is further subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of TPB regarding certain matters related to due organization and subsidiaries, authority, and financial advisors in the merger agreement must be true and correct in all material respects on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date; and

•
the remaining representations and warranties of TPB in the merger agreement must be true and correct on the date of the merger agreement and on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a TPB material adverse effect (without giving effect to any references therein to any TPB material adverse effect or other materiality qualifications).

Representations and Warranties
The merger agreement contains customary representations and warranties of TPB and SDI for a transaction of this type relating to, among other things:
•	corporate organization and power, and similar corporate matters;
•	subsidiaries;
•	organizational documents;
•	authority to enter into the merger agreement and the related agreements;
•	votes required for completion of the merger and approval of the proposals that will come before the SDI special meeting;

•
except as otherwise specifically disclosed pursuant to the merger agreement, the fact that the consummation of the transactions contemplated by the merger agreement would not contravene or require the consent of any third party; and

•	financial advisors.
The merger agreement contains further customary representations and warranties of TPB for a transaction of this type relating to, among other things:
•	valid issuance of shares of TPB Common Stock; and
•	the receipt by the TPB special committee of Duff & Phelps, LLC’s fairness opinion.
The merger agreement contains further customary representations and warranties of SDI for a transaction of this type relating to, among other things:
•	capitalization and ownership of shares;
•	financial statements;
•	absence of material changes or events;
•	absence of undisclosed liabilities;
•	title to assets;
•	real property and leaseholds;
•	intellectual property;
•	the validity of material contracts to which SDI is a party and the absence of certain violations, defaults or breaches of such contracts;
•	regulatory compliance, permits and restrictions;
•	legal proceedings and orders;
•	tax matters;
•	employee and labor matters and benefit plans;
•	environmental matters;
•	insurance;
•	whether any brokerage or finder’s fee or other fee or commission has been paid or promised in connection with the merger;
•	transactions with affiliates;
•	compliance with anti-bribery laws; and
•	the receipt by the SDI special committee of Houlihan Lokey’s fairness opinion.
The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of TPB and SDI to complete the merger.
Acquisition Proposals
SDI
SDI agreed that, notwithstanding anything contained in the merger agreement to the contrary, prior to obtaining the required SDI stockholder vote, in response to a bona fide SDI Acquisition Proposal by any person, SDI may: (i) provide information in response to a request therefor (including nonpublic information regarding SDI or any of its subsidiaries) to the person who made such SDI Acquisition Proposal and (ii) participate in any discussions or negotiations with any such person regarding such SDI Acquisition Proposal, in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the SDI Board determines in good faith after consultation with its outside legal counsel that, (x) based on the information then available and after consultation with its financial advisor, such SDI Acquisition Proposal either constitutes an SDI Superior Offer or could reasonably be expected to result in an SDI Superior Offer and (y) that the failure to take such action could be inconsistent with the fiduciary duties of the SDI Board to the stockholders of SDI stockholders under applicable Law.
If SDI or any representative of SDI receives an SDI Acquisition Proposal or SDI Acquisition Inquiry at any time during the pre-closing period, then SDI shall promptly (and in no event later than twenty-four (24) hours after SDI becomes aware of such SDI Acquisition Proposal or SDI Acquisition Inquiry) advise TPB orally and in writing of such SDI Acquisition Proposal or SDI Acquisition Inquiry (including the identity of the person making or submitting such SDI Acquisition Proposal or SDI Acquisition Inquiry, and the material terms thereof). SDI shall keep TPB reasonably informed with respect to the status and material terms of any such SDI Acquisition Proposal or SDI Acquisition Inquiry and any material modification or proposed material modification thereto.
“SDI Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the other party to such party) that would reasonably be expected to lead to an SDI Acquisition Proposal.
“SDI Acquisition Proposal” means any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of TPB or any of its affiliates) contemplating or otherwise relating to any SDI Acquisition Transaction.
“SDI Acquisition Transaction” means any transaction or series of related transactions involving:
•
any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which SDI is a constituent entity, (ii) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of SDI or (iii) in which SDI issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•
any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of SDI and its subsidiaries, as applicable, taken as a whole.

“SDI Superior Offer” means an unsolicited bona fide written SDI Acquisition Proposal that is on terms and conditions that the SDI Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by SDI to amend the terms of the merger agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to SDI’s stockholders than the terms of the contemplated transactions.
TPB
TPB agreed that, notwithstanding anything contained in the merger agreement to the contrary, prior to the effective time, in response to a bona fide TPB Acquisition Proposal by any person, TPB may: (i) provide information in response to a request therefor (including nonpublic information regarding TPB or any of its subsidiaries) to the person who made such TPB Acquisition Proposal and (ii) participate in any discussions or negotiations with any such person regarding such TPB Acquisition Proposal, in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the TPB Board determines in good faith after consultation with its outside legal counsel that, (x) based on the information then available and after consultation with its financial advisor, such TPB Acquisition Proposal either constitutes a TPB Superior Offer or could reasonably be expected to result in an TPB Superior Offer and (y) that the failure to take such action could be inconsistent with the fiduciary duties of the TPB Board to the TPB stockholders under applicable Law.
If TPB or any representative of TPB receives a TPB Acquisition Proposal or TPB Acquisition Inquiry at any time during the pre-closing period, then TPB shall promptly (and in no event later than twenty-four (24) hours after TPB becomes aware of such TPB Acquisition Proposal or TPB Acquisition Inquiry) advise SDI orally and in writing of such TPB Acquisition Proposal or TPB Acquisition Inquiry (including the identity of the person making or submitting such TPB Acquisition Proposal or TPB Acquisition Inquiry, and the material terms thereof). TPB shall keep SDI reasonably informed with respect to the status and material terms of any such TPB Acquisition Proposal or TPB Acquisition Inquiry and any material modification or proposed material modification thereto.

“TPB Acquisition Inquiry” means an inquiry, indication of interest, or request for information (other than an inquiry, indication of interest or request for information made or submitted by the other party to such party) that would reasonably be expected to lead to a TPB Acquisition Proposal.
“TPB Acquisition Proposal” means any offer or proposal, whether written or oral contemplating or otherwise relating to any TPB Acquisition Transaction.
“TPB Acquisition Transaction” means any transaction or series of related transactions involving:
•
any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which TPB is a constituent entity, (ii) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of TPB or (iii) in which TPB issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•
any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of TPB and its subsidiaries, as applicable, taken as a whole.

“TPB Superior Offer” means an unsolicited bona fide written TPB Acquisition Proposal that is on terms and conditions that the TPB Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by TPB to amend the terms of the merger agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to TPB’s stockholders than the terms of the contemplated transactions.
Change in Board Recommendation
SDI Superior Offer
Except as expressly permitted in the merger agreement, neither the SDI Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the SDI Board of the merger agreement to the SDI stockholders, (ii) take any public action or make any public statement in connection with the meeting of the SDI stockholders that is substantively inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any bona fide Acquisition Proposal (any of the actions described in clauses (i), (ii) or (iii), a “SDI Change of Recommendation”). Notwithstanding the foregoing, the SDI Board may make an SDI Change of Recommendation, if and only if, each of the following conditions is satisfied:
(a)	SDI receives an unsolicited SDI Acquisition Proposal that constitutes a SDI Superior Offer and such SDI Superior Offer has not been withdrawn;
(b)
SDI determines in good faith (after consultation with outside legal counsel), that in light of an SDI Superior Offer the failure to effect such SDI Change of Recommendation could cause it to violate its fiduciary duties to SDI stockholders under applicable law;

(c)
TPB has received written notice from SDI at least one (1) business day prior to such SDI Change of Recommendation, which notice shall (1) state expressly that SDI has received an SDI Acquisition Proposal which the SDI Board has determined is a SDI Superior Offer and that SDI intends to effect a SDI Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such SDI Acquisition Proposal and a copy (if in writing) and summary of material terms of such SDI Acquisition Proposal; and

(d)
During the pre-closing period, SDI and its advisors have negotiated in good faith with TPB (provided that TPB desires to negotiate) to make adjustments in the terms and conditions of the merger agreement such that such SDI Acquisition Proposal would no longer constitute an SDI Superior Offer.

TPB Superior Offer
Except as expressly permitted by the merger agreement, neither the TPB Board nor any committee thereof shall approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any bona fide TPB Acquisition Proposal (any such action, a “TPB Change of Recommendation”). Notwithstanding the foregoing, the TPB Board may make a TPB Change of Recommendation, if and only if, each of the following conditions is satisfied:
(a)	TPB receives an unsolicited TPB Acquisition Proposal that constitutes a TPB Superior Offer and such TPB Superior Offer has not been withdrawn;
(b)
TPB determines in good faith (after consultation with outside legal counsel), that in light of a TPB Superior Offer the failure to effect such TPB Change of Recommendation could cause it to violate its fiduciary duties to TPB stockholders under applicable law;

(c)
SDI has received written notice from TPB at least one business day prior to such TPB Change of Recommendation, which notice shall (1) state expressly that TPB has received a TPB Acquisition Proposal which the TPB Board has determined is a TPB Superior Offer and that TPB intends to effect a TPB Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such TPB Acquisition Proposal and a copy (if in writing) and summary of material terms of such SDI Acquisition Proposal; and

(d)
During the pre-closing period, TPB and its advisors have negotiated in good faith with SDI (provided that SDI desires to negotiate) to make adjustments in the terms and conditions of the merger agreement such that such TPB Acquisition Proposal would no longer constitute a TPB Superior Offer.

Covenants; Conduct of Business Pending the Merger
SDI has agreed that, except as permitted by the merger agreement, as expressly required under the merger agreement, or as required by applicable law, during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the closing of the merger and the termination of the merger agreement, which period we refer to as the pre-closing period, SDI will, and will cause its subsidiaries to, conduct its business and operations in the ordinary course consistent with past practices and in compliance in all material respects with all applicable laws and the requirements of all contracts to which SDI or any of its subsidiaries is a party or for which any of the assets of SDI or its subsidiaries is subject.
SDI has also agreed that, subject to certain limited exceptions, it will not, and will cause its subsidiaries to not, during the pre-closing period:
•
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of SDI Common Stock from terminated employees, directors or consultants of SDI);

•
except pursuant to the valid exercise of SDI’s outstanding options on the date of the merger agreement, in accordance with their terms as existing on the date of the merger agreement, sell, issue, grant, pledge or otherwise dispose of, encumber, or authorize any of the foregoing with respect to any capital stock or other security of SDI or any of its subsidiaries; modify, waive or amend terms, or the rights of any holder of any outstanding capital stock or other security of SDI or any of its subsidiaries, including to reduce or alter the consideration to be paid to SDI upon the exercise of any equity interest; grant any new option for SDI Class A Common Stock or SDI Class B Common Stock of SDI; or accelerate, amend or change the period of exercisability or vesting of any outstanding SDI option or similar right or authorize any cash payment in exchange for any outstanding SDI option or similar right, except as specifically authorized by the merger agreement;

•
except as required to give effect to anything in contemplation of the closing of the merger, amend or otherwise change any of the organizational documents of SDI or its subsidiaries, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification, repurchase or redemption of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated by the merger agreement;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•
lend money to any person; incur or guarantee any indebtedness; assume, endorse, guarantee, or otherwise become responsible for (contingently or otherwise), the obligations of any person; make any loans, advances or capital contributions; make any capital expenditures or commitments; or enter into or amend any contract with respect to any of the foregoing;

•
other than as required by applicable law or the terms of any SDI employee benefit plan as in effect on the date of the merger agreement, subject to certain exceptions: adopt, terminate, establish or enter into any employee benefit plan; cause or permit any employee benefit plan to be amended in any material respect; pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers, or employees; increase or accelerate the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit, to any of its directors, officers, employees or consultants; increase the severance or change of control benefits offered to any current or new directors, officers, or employees; or terminate or give notice of termination to any officer or any employee whose annual base salary is or is expected to be more than $50,000 per year, other than any termination for cause;

•	recognize any labor union, labor organization or similar entity, except as otherwise required by law and after advance notice to TPB;
•
acquire any material asset or property (including any real property, whether via acquisition or lease) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties (including any real property and any right or interest in any leases by which SDI possesses real property), or grant any encumbrance with respect to such assets or properties;

•	sell, assign, transfer, or otherwise dispose of, purchase or otherwise acquire or obtain, or grant or receive any license, sublicense or other rights under any intellectual property rights;
•
make, change or revoke any material tax election, fail to pay any income or other material tax as such tax becomes due and payable, file any amendment making any material change to any tax return, settle or compromise any income or other material tax liability, enter into any tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the ordinary course of business, the principal subject matter of which is not taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material taxes (other than pursuant to an extension of time to file any tax return granted in the ordinary course of business of not more than six months), or adopt or change any material accounting method in respect of taxes;

•
enter into, amend, breach or consent to the termination of any material contract, amend, modify, waive or consent to the termination of any of SDI’s or its subsidiaries’ rights under any material contract, or waive, release or consent to the termination of any claims or rights of material value to SDI or any of its subsidiaries under any material contract;

•
other than incurrence or payment of any SDI transaction expenses, make any expenditures, incur any liabilities or discharge or satisfy any liabilities, in each case, in amounts that exceed $50,000 in the aggregate;

•	other than as required by law or GAAP, take any action to change accounting policies or procedures;
•	initiate, settle, or take any action not required in connection with any legal proceeding;
•
terminate, cancel, amend, modify, allow to lapse or fail to renew any insurance coverage policy maintained by SDI or any of its subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

•	file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws; or
•	agree, resolve or commit to do any of the foregoing.

SDI has also agreed that, without TPB’s written consent, to be granted or withheld at TPB’s sole discretion, SDI will not, prior to the effective time, offer to transfer or transfer any of the capital stock of TPB, including any shares of TPB Common Stock.
Other Agreements
The parties have agreed to use commercially reasonable efforts to cause to be taken all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement. In connection therewith, each party has agreed to:
•
as promptly as practicable make all filings and other submissions, if any, and give all notices, if any, required to be made and given in connection with the merger and the other transactions contemplated by the merger agreement;

•
use reasonable best efforts to obtain each consent, if any, reasonably required to be obtained, pursuant to applicable law or contract, or otherwise, in connection with the merger and the other transactions contemplated by the merger agreement or for a contract to remain in full force and effect;

•	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the merger or the other transactions contemplated by the merger agreement; and
•	use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by the merger agreement.
Pursuant to the merger agreement, TPB and SDI have further agreed that:
•
TPB will use its commercially reasonable efforts to (i) maintain the listing of its common stock on NYSE until the effective time; (ii) to the extent required by the rules and regulations of NYSE, to prepare and submit to NYSE a notification form for the listing of the shares of TPB Common Stock to be issued in connection with the merger and to cause such shares to be approved for listing (subject to official notice of issuance); and (iii) to the extent required by NYSE rules and regulations, to file an initial listing application for TPB Common Stock on NYSE and to cause such listing application to be conditionally approved prior to the effective time;

•
TPB will maintain directors’ and officers’ liability insurance policies, with an effective date as of the date of the closing of the merger, on commercially available terms and conditions with coverage limits no less favorable to TPB than in effect as of the date of the merger agreement; and

•
SDI will purchase, prior to the effective time, a six year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of SDI’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time.

Termination and Termination Fee
The merger agreement may be terminated prior to the effective time, whether before or after the required stockholder approvals to complete the merger have been obtained, as set forth below:
•	by mutual written consent of TPB and SDI;
•
by either TPB or SDI if the merger shall not have been consummated by September 1, 2020, subject to possible extension as described herein, which date we refer to as the end date; provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before the end date and such action or failure to act constitutes a breach of the merger agreement; and provided, further, that in the event a request for additional information has been made by any governmental body, or in the event the SEC has not declared the registration statement on Form S-4, of which this proxy statement/prospectus is a part, effective under the Exchange Act by at least 60 calendar days prior to the end date, then either SDI or TPB will be entitled to extend the end date for an additional 60 calendar days by written notice to the other party;

•
by either TPB or SDI if a tribunal, court or other governmental body of competent jurisdiction has issued a final and nonappealable judgment, order, decree or ruling, or has taken any other action that has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the merger or any of the other transactions contemplated by the merger agreement;

•
by either TPB or SDI if the SDI special meeting, including any adjournments and postponements thereof, has been held and completed and SDI’s stockholders have taken a final vote and the required SDI stockholder vote has not been obtained; provided, that SDI may not terminate the merger agreement pursuant to this provision if the failure to obtain the approval of SDI’s stockholders was caused by the action or failure to act of SDI and such action or failure to act constitutes a material breach by SDI or merger sub of the merger agreement;

•
by TPB or SDI if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement or if any representation or warranty of the other party has become inaccurate, in either case such that the conditions to the closing of the merger would not be satisfied as of time of such breach or inaccuracy, but only if party seeking to terminate is not itself in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, and if such breach or inaccuracy is curable, then only after the expiration of a 15-day period commencing upon delivery of written notice of such breach or inaccuracy and the party’s intention to terminate;

•
by SDI, at any time prior to the proper approval of Proposal Nos. 1 and 2 at the SDI special meeting, in order to enter into a definitive agreement to consummate a superior offer; provided that SDI has complied in all material respects with obligations relating to a superior offer as set forth in the merger agreement; and

•
by TPB, at any time prior to the proper approval of Proposal Nos. 1 and 2 at the SDI special meeting, in order to enter into a definitive agreement to consummate a superior offer, provided that TPB has complied in all material respects with obligations relating to a superior offer as set forth in the merger agreement.

In the event that SDI, at any time prior to the proper approval of Proposal Nos. 1 and 2 at the SDI special meeting, terminates the merger agreement in order to enter into a definitive agreement to consummate a superior offer, SDI must pay TPB a termination fee in the amount of $3,000,000.
Amendment
The merger agreement may be amended by SDI, TPB and merger sub with the approval of their respective boards of directors or other governing bodies at any time, whether before or after obtaining the required votes of the stockholders of SDI or TPB, provided that after the approval of the merger agreement by a party’s stockholders, no amendment will be made without the further approval of the stockholders if the further approval of the stockholders is required by law.

MATTERS BEING SUBMITTED TO A VOTE OF SDI’S STOCKHOLDERS
Proposal No. 1: Approval of the Merger Agreement and the Merger
At the SDI special meeting, SDI’s stockholders will be asked to approve the merger agreement and the transactions contemplated thereby, including the merger. Immediately after the merger, assuming that SDI will own 9,978,918 shares of TPB Common Stock immediately prior to the closing of the merger, which is the number of shares of TPB Common Stock owned by SDI as of the date of this proxy statement/prospectus, SDI’s stockholders as of immediately prior to the effective time are expected to own approximately 50.48% of the outstanding capital stock of TPB and 50.48% of the voting power of TPB. The terms of, reasons for and other aspects of the merger agreement, including the merger, are described in detail in the other sections in this proxy statement/prospectus. These percentages do not reflect any sales of shares of TPB Common Stock SDI may make in order to generate amounts it may need to satisfy its net liabilities exceeding $25,000, as required by the merger agreement. Should SDI make any such sales, the percentage ownership of TPB Common Stock by, and voting power of, SDI’s stockholders after the merger would be reduced accordingly. See “What will SDI’s stockholders and option holders receive in the merger?” beginning on page 2 for more detail.
Required Vote
Proposal No. 1, the approval of the merger, requires the affirmative vote of holders of shares of SDI Common Stock representing at least a majority of the outstanding voting power of the SDI Common Stock, voting together as a single class. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this Proposal, but will be used to determine whether a quorum is present at the SDI special meeting.
THE SDI BOARD UNANIMOUSLY RECOMMENDS THAT SDI’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.
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Proposal No. 2: Advisory Resolution Regarding Certain Compensation that May be Paid or Become Payable to Named Executive Officers of SDI in connection with the Merger
Section 14A of the Exchange Act requires that SDI’s stockholders be provided the opportunity to vote to approve, on an advisory non-binding basis, the compensation arrangements in place at SDI triggered by the merger for our named executive officers, as disclosed in the section of this proxy statement/prospectus entitled “The Merger—Interests of SDI Directors and Executive Officers in the Merger—Compensation to Named Executive Officers of SDI in Connection with the Merger” beginning on page 59 . This proposal gives SDI stockholders the opportunity to express their views on the compensation that our named executive officers are contractually entitled to receive that is based on or otherwise relates to the merger.
We are asking our stockholders to indicate their approval of the various payments which our named executive officers are contractually entitled to receive in connection with the merger. These payments are set forth in the section entitled “The Merger—Interests of SDI Directors and Executive Officers in the Merger—Compensation to Named Executive Officers of SDI in Connection with the Merger” beginning on page 59 of this proxy statement/prospectus and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of SDI’s overall compensation program for its named executive officers, which has been disclosed to our stockholders. These historical arrangements were adopted and approved by the compensation committee of the SDI Board (“SDI Compensation Committee”), which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, we are seeking approval of the following resolution at the special meeting:
“RESOLVED, that the stockholders of SDI approve, solely on an advisory basis, the executive compensation that may be paid to SDI’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of SDI Directors and Executive Officers in the Merger—Compensation to Named Executive Officers of SDI in Connection with the Merger” in SDI’s proxy statement/prospectus for the special meeting, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable.”
The vote on this proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve this proposal and not the proposal to approve the merger agreement, and vice versa. Stockholders should note that this non-binding proposal regarding certain merger-related executive compensation arrangements is merely an advisory vote which will not be binding on SDI or the SDI Board. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms and conditions applicable to those payments.
Required Vote
Proposal No. 2, approval of an advisory resolution regarding certain compensation that may be paid or become payable to named executive officers of SDI in connection with the merger, requires the affirmative vote of holders of the majority of the voting power of the shares of SDI Common Stock present virtually or represented by proxy and entitled to vote at the SDI special meeting. Abstentions will be counted towards the vote total and will have the same effect as a vote “AGAINST” this Proposal. For this Proposal, broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the SDI special meeting.
THE SDI BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION REGARDING CERTAIN COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO NAMED EXECUTIVE OFFICERS OF SDI IN CONNECTION WITH THE MERGER.
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Proposal No. 3: Proposal to Adjourn the SDI Special Meeting to Solicit Additional Proxies if there are not Sufficient Votes in Favor of the Merger
Although it is not currently expected, the SDI Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than an announcement made at the special meeting, if the adjournment is not for more than 30 days.
The proposal to adjourn the special meeting requires the affirmative vote of the majority of the voting power of the shares of SDI Common Stock present virtually or represented by proxy and entitled to vote at the SDI special meeting, voting as a single class, if a quorum is present. In the absence of a quorum, the holders of a majority of the aggregate voting power of the SDI Common Stock, voting as a single class, present at the SDI Special Meeting or represented by proxy and entitled to vote on the matter, may adjourn the special meeting. Any signed proxies received by SDI will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the proposal for the adjournment of the SDI Special Meeting will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. SDI stockholders who have already sent in their proxies may revoke them prior to their use at the reconvened SDI Special Meeting following such adjournment, in the manner described above.
The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the proposal to adjourn the special meeting if necessary or appropriate to continue to solicit additional proxies. No proxy that is specifically marked against adoption of the merger agreement will be voted in favor of the proposal to adjourn the special meeting unless it is specifically marked “FOR” the proposal to adjourn the special meeting.
The vote on this proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve this proposal and not the proposal to approve the merger agreement, and vice versa.
Required Vote
Proposal No. 3, approval of a proposal to adjourn the SDI special meeting to solicit additional proxies if there are not sufficient votes in favor of the merger, requires the affirmative vote of holders of the majority of the voting power of the shares of SDI Common Stock present virtually or represented by proxy and entitled to vote at the SDI special meeting. Abstentions will be counted towards the vote total and will have the same effect as a vote “AGAINST” this Proposal. For this Proposal, broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the SDI special meeting.
THE SDI BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADJOURN THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES.
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Proposal No. 4: Election of Directors
The SDI Board currently consists of six members. In accordance with the SDI Charter and SDI Bylaws, the SDI Board consists of a single class, with directors serving for a term of one year and until their successors are duly elected and qualified. Effective as of the meeting, the SDI Board will be reduced by one to five directors, and at the meeting, five individuals will be elected as directors to serve until SDI’s annual meeting of stockholders in 2021 and until their successors are duly elected and qualified.
However, if Proposal No. 1 is approved, and the merger is completed, SDI will be merged out of existence and will no longer have a board of directors, and there will be no 2021 annual meeting of stockholders. In that case, the directors elected pursuant to this Proposal No. 3 will not take office. However, if Proposal No. 1 is not approved, or if the merger agreement is terminated or the merger is not consummated for any reason, then the directors elected pursuant to this Proposal No. 3 will take office and serve as contemplated hereby.
The nominees for election as director at the meeting are Gregory H.A. Baxter, David Glazek, Thomas F. Helms, Jr., David M. Wurzer and Arnold Zimmerman. Each of these nominees, if elected, will hold office until the annual meeting in 2021 and until his successor is duly elected and qualified.
The affirmative vote of a plurality of the shares of the Common Stock present or represented at the meeting and entitled to vote is required for the election of the directors. Unless otherwise instructed, the persons named in the accompanying proxy will vote “FOR” the election as directors of Gregory H.A. Baxter, Thomas F. Helms, Jr., David Glazek, David M. Wurzer and Arnold Zimmerman.
The following table sets forth the name, age and principal occupation of each director and the year in which he became a director, if applicable. A biography of each director, as well as the reasons we believe each nominee should be elected to serve as a director, appears in the section of this proxy statement/prospectus entitled “SDI Business — Our Board of Directors and Executive Officers” beginning on page 92.
Name and Principal Occupation	Age	Director Since
Gregory H.A. Baxter Executive Chairman of the Board of Directors and Interim Chief Executive Officer of SDI	66	2015
David Glazek Partner of Standard General	42	2017
Thomas F. Helms, Jr. Retired; former Chairman and CEO of TPB	79	2017
David M. Wurzer Executive Vice President and Chief Investment Officer – Connecticut Innovations	61	2010
Arnold Zimmerman President of Catchers Mitt LLC	82	2018
Required Vote
Proposal No. 4, the election of directors, requires the affirmative vote of the holders of a plurality of the shares of the SDI Common Stock present or represented by proxy at the meeting. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the SDI special meeting.
THE SDI BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.
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Proposal No. 5: Advisory Resolution Regarding Executive Compensation for 2019
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers for 2019 as disclosed in this proxy statement/prospectus in accordance with the rules of the Securities and Exchange Commission (the “SEC”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers for 2019 subject to the vote is disclosed in the section entitled “SDI Business—Executive Compensation”, including in the compensation tables and the related narrative disclosure contained in that section. We believe that our compensation policies and decisions have historically ben designed to reward strong annual operating performance by SDI.
Accordingly, the SDI Board is asking our stockholders to indicate their support for the compensation of our named executive officers for 2019 as described in this proxy statement/prospectus by casting a non-binding, advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to SDI’s named executive officers for 2019, as disclosed in this proxy statement/prospectus pursuant to Item 402 of Regulation S-K, including the section entitled “SDI Business—Executive Compensation”, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the SDI Board or our Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to Company management and the SDI Board and, accordingly, the SDI Board and the SDI Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Required Vote
Proposal No. 5, approval of a proposal to adjourn the SDI special meeting to solicit additional proxies if there are not sufficient votes in favor of the merger, requires the affirmative vote of holders of the majority of the voting power of the shares of SDI Common Stock present virtually or represented by proxy and entitled to vote at the SDI special meeting. Abstentions will be counted towards the vote total and will have the same effect as a vote “AGAINST” this Proposal. For this Proposal, broker non-votes will have no effect and will not be counted towards the vote total, but will be used to determine whether a quorum is present at the SDI special meeting.
THE SDI BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR 2019.
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Proposal No. 6: Advisory Vote on the Frequency of Future Solicitation of Advisory Shareholder Approval of Executive Compensation
The Dodd-Frank Act and Section 14A of the Exchange Act also enable our stockholders to vote, on a non-binding, advisory basis, regarding how frequently in the future we should solicit advisory votes on the compensation of our named executive officers as disclosed in our Proxy Statements. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every year, every two years or every three years by voting on the resolution below:
“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of our named executive officers once every one, two or three calendar years that receives the votes of the holders of a majority of shares present virtually or represented by proxy and entitled to vote at the meeting shall be considered the frequency preferred by the stockholders.”
After considering the benefits and consequences of each alternative, the SDI Board recommends that the advisory vote on the compensation of our named executive officers be submitted to stockholders every year. We have been holding annual advisory votes on the compensation of our named executive officers since 2013, when our stockholders expressed the preference that we do so. The SDI Board continues to believe that an annual vote on the compensation of our named executive officers should be held in order to provide stockholders with the ability to express their views on our executive compensation policies and practices on a frequent basis.
While the SDI Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but are instead being asked to indicate their preferences, on a non-binding, advisory basis, as to whether an advisory vote on the approval of compensation for our named executive officers should be held every year, every two years or every three years.
The SDI Board and SDI Compensation Committee value the opinions of stockholders on this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the SDI Board will consider this in deciding how often to hold advisory votes on the compensation of our named executive officers. However, because this vote is advisory and therefore not binding on the SDI Board or SDI, the SDI Board may decide that it is in the best interests of the stockholders that we hold these advisory votes more or less frequently than the option preferred by stockholders. The vote will not be construed to create or imply any change in or addition to the fiduciary duties of the SDI Board or SDI.
Required Vote
On Proposal No. 6, the advisory vote on the frequency of future solicitation of advisory shareholder approval of executive compensation, the option that receives the most votes cast by all stockholders will be deemed the frequency preferred by our stockholders for future advisory votes on executive compensation.
THE SDI BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE “ONE YEAR” OPTION AS TO FREQUENCY OF FUTURE SOLICITATION OF ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION.

TPB BUSINESS
Turning Point Brands, Inc., Overview
Turning Point Brands, Inc. (“TPB”) is a leading, independent provider of OTP in the U.S. TPB estimates the OTP industry generated approximately $11.5 billion of manufacturer revenue in 2019. In contrast to manufactured cigarettes, which have been experiencing declining volumes for decades based on data published by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the OTP industry is demonstrating increased consumer appeal with low to mid-single digit consumer unit growth as reported by MSAi. TPB was the 6th largest competitor in terms of total OTP consumer units sold during 2019. TPB sells a wide range of products across the OTP spectrum; however, TPB does not sell cigarettes. TPB’s portfolio of brands includes some of the most widely recognized names in the OTP industry, such as Zig-Zag®, Beech-Nut®, Stoker’s®, Trophy®, VaporBeast®, Solace®, and VaporFi®. TPB currently ships to approximately 800 distributors with an additional 100 secondary, indirect wholesalers in the U.S. that carry and sell its products. TPB operates in three segments: (i) Smokeless products, (ii) Smoking products, and (iii) NewGen products.
TPB has identified additional growth opportunities in the emerging alternatives market. In January 2019, TPB established its subsidiary, Nu-X Ventures (“Nu-X”), a new company and wholly-owned subsidiary dedicated to the development, production and sale of alternative products and acquisitions in related spaces. The creation of Nu-X allows TPB to leverage its expertise in traditional OTP management to alternative products. The TPB management team has over 100 years of experience navigating federal, state and local regulations that are directly applicable to the growing alternatives market. In July 2019, TPB acquired the assets of Solace Technology (“Solace”). Solace is an innovative product development company which established one of the top e-liquid brands and has since grown into a leader in alternative products. Solace’s legacy and innovation will enhance Nu-X’s strong and nimble development engine. In July 2019, TPB acquired a 30% stake in ReCreation Marketing (“ReCreation”). ReCreation is a specialty marketing and distribution firm focused on building brands in the Canadian smoking and alternative products categories. The investment will leverage ReCreation’s significant expertise in marketing and distributing tobacco and cannabis products throughout Canada. TPB plans to make additional investments, partnerships and acquisitions to drive the business of Nu-X. These endeavors will enable TPB to continue to identify unmet customer needs and provide quality products that it believes will result in genuine customer satisfaction and foster the growth of revenue.
TPB believes there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories. As of December 31, 2019, TPB’s products are available in approximately 185,000 U.S. retail locations which, with the addition of retail stores in Canada, brings the company’s total North American retail presence to an estimated 210,000 points of distribution. TPB’s sales team targets widespread distribution to all traditional retail channels, including convenience stores.
Smokeless Segment
TPB’s Smokeless segment includes both loose leaf chewing tobacco and moist snuff tobacco (“MST”). TPB’s Smokeless focus brand is Stoker’s in both chewing tobacco and MST. Stoker’s® chewing tobacco has grown considerable share over the last several years and is presently the #1 discount brand and the second largest brand in the industry, with approximately a 20% market share. TPB’s status in the chew market is further strengthened by Beech-Nut®, the #3 premium brand and #7 overall, as well as Trophy®, Durango®, and the five Wind River Brands the company acquired in 2016. Collectively, the company is the #2 marketer of chewing tobacco with approximately 29% market share. TPB’s chewing tobacco operations are facilitated through its long-standing relationship with Swedish Match, the manufacturer of the company’s loose-leaf chewing tobaccos.1
In MST, Stoker’s remains among the fastest growing brands and holds an 8.1% share in the stores with distribution and a 4.5% share of the total U.S. MST market. Stoker’s pioneered the large 12 oz. tub packaging format and is manufactured using a proprietary process that TPB thinks results in a superior product. In late 2015, TPB extended the Stoker’s® MST franchise to include traditional 1.2 oz. cans to broaden retail availability. TPB’s proprietary manufacturing process is conducted at its Dresden, Tennessee, plant and packaged in both its Dresden, Tennessee, and Louisville, Kentucky facilities.1
[1]	Brand rankings and market share percentages obtained from MSAi as of December 31, 2019.

Smoking Segment
TPB’s Smoking segment principally includes cigarette papers and MYO cigar wraps. The iconic strength of the Zig-Zag® brand drives the company’s leadership position in both the cigarette papers and MYO cigar wrap markets. In cigarette papers, Zig-Zag® is the #1 premium cigarette paper in the U.S. with approximately 35% total market share. Management estimates also indicate that Zig-Zag® is the #1 brand in the promising Canadian market. Cigarette paper operations are aided by TPB’s sourcing relationships with Bolloré.1
In MYO cigar wraps, the Zig-Zag® brand commands about three-quarters of the market and continues to innovate in novel ways, including TPB’s recent introduction of Zig-Zag® ’Rillo sized wraps which are similar in size to cigarillos, the most popular and fastest growing type of machine-made cigars. MYO cigar wraps operations are facilitated by the TPB’s long-standing commercial relationship with the patent holder, Durfort.1
NewGen Segment
TPB’s NewGen segment includes its Nu-X subsidiary dedicated to the development, production and sale of alternative products as well as its various acquisitions in the vape space. Nu-X is dedicated to the development, production and sale of alternative products, which was enhanced by the acquisition of Solace in July 2019. VaporBeast is a leading distributor of vapor products servicing the non-traditional retail channel. International Vapor Group and its subsidiaries (collectively, “IVG”), operate a strong B2C eCommerce business with direct sales to consumers nationwide and abroad through the Direct-Vapor and VaporFi brands. In late summer 2019, the vapor market experienced a significant disruption due to consumer illnesses and, thereafter, the FDA flavor regulation announcement. As a result, on November 1, 2019, TPB announced its intention to evaluate strategic alternatives as they relate to the vapor business and implemented a restructuring effort to right-size the business including a company-wide workforce reduction of ten percent and the consolidation of warehouses, elimination of unprofitable platforms and store closures. Coinciding with its restructuring announcement, TPB communicated its intention to pivot from the third-party vaping business and to focus sales and marketing resources on its proprietary brands.
Competitive Strengths
TPB believes its competitive strengths include the following:
Large, Leading Brands with Significant Scale
TPB has built a portfolio of leading brands with significant scale that are well recognized by consumers, retailers, and wholesalers. TPB’s Stoker’s® and Zig-Zag® brands are each well established and date back 80 and 120 years, respectively. The NewGen segment has been built primarily through the acquisitions of Solace, VaporBeast, and IVG, leading sellers of e-liquids, devices, and accessories.
•
Stoker’s® is the #2 loose leaf chewing tobacco brand and among the fastest growing MST brands in the industry. TPB manufactures Stoker’s® MST using only 100% American Leaf, utilizing a proprietary process to produce what the company believes is a superior product.

•	Zig-Zag® is the #1 premium cigarette paper brand in the U.S., with significant distribution in Canada. Zig-Zag® is also the #1 MYO cigar wrap brand in the U.S., as measured by MSAi.
TPB believes the Stoker’s® brand is seen as an innovator in both the loose-leaf chewing tobacco and moist snuff markets. Zig-Zag® is an iconic brand and has strong, enduring brand recognition among a wide audience of consumers. The Solace acquisition provides TPB with a proven line of e-liquid and a strong new product development platform from which it intends to launch additional novel products, including a variety of actives. VaporBeast is a powerful distribution engine that allows TPB to further penetrate non-traditional retail outlets. IVG provides TPB direct access to the highly attractive, high margin B2C segment via the flagship VaporFi® brand.

Successful Track Record of New Product Launches and Category Expansions
TPB has successfully launched new products and entered new product categories by leveraging the strength of its brands. TPB methodically targets markets which it believes have significant growth potential. TPB has been successful in entering new product categories by extending existing products and brands in addition to introducing new products:
•
TPB leveraged the proud legacy and value of the Stoker’s® brand to introduce a 12 oz. MST tub, a product whose size was not offered by any other market participant at the time of introduction. Stoker’s® MST has been among the fastest growing moist snuff brands in the industry in terms of pounds sold. While competitors have introduced larger format tub packaging, the early entry and differentiation of the Stoker’s® product have firmly established TPB as the market leader with over 50% of the Tub market. In third quarter 2015, TPB introduced Stoker’s® MST in 1.2 oz. cans to further expand retail penetration, particularly in convenience stores.

•
In 2009, TPB extended the Zig-Zag® tobacco brand into the MYO cigar wraps market and captured a 50% market share within the first two years. TPB is now the market share leader for MYO cigar wraps with approximately a 75% share. TPB believes its success was driven by the Zig-Zag® tobacco branding, which it feels is widely understood by consumers to represent a favorable, customizable experience ideally suited to MYO products.

•	In 2019, TPB launched the Nu-X brand focused on product development in the alternative market including CBD.
•
VaporBeast quickly established itself as a leading marketer and distributor of liquid vapor products to the non-traditional retail universe. With its national footprint, VaporBeast is leveraging its regional consumer preference insights to further accelerate sales advances.

•
The IVG acquisition, and specifically the VaporFi B2C marketing engine, offers TPB the opportunity to leverage the marketing competencies and processes to sell novel proprietary products across multiple channels and platforms.

•	The Solace acquisition in 2019 provided TPB with a leading line of liquids and a powerful new product development platform.
TPB strategically targets product categories that it believes demonstrate significant growth potential and for which the value of its brands is likely to have a meaningful impact. TPB believes that its track record and existing portfolio of brands provide growth advantages as it continues to evaluate opportunities to extend the company’s product lines and expand into new categories.
Extensive Distribution Network and Data Driven Sales Organization
TPB has taken important steps to enhance its selling and distribution network and consumer marketing capabilities while keeping its capital expense requirements relatively low. TPB services its traditional tobacco and vapor customer bases with an experienced sales and marketing organization of approximately 178 professionals who possess in-depth knowledge of the OTP market. TPB extensively uses data supported by leading technology to enable its salesforce to analyze changing trends and effectively identify evolving consumer preferences at the store level. TPB subscribes to a sales tracking system provided by MSAi that measures all OTP product shipments by all market participants, on a weekly basis, from approximately 900 wholesalers to over 250,000 traditional retail stores in the U.S. This system enables TPB to understand share and volume trends across multiple categories at the individual store level, allowing the company to allocate field salesforce coverage to the highest opportunity stores, thereby enhancing the value of new store placements and sales activity. Within TPB’s Stoker’s product categories, the company has seen a positive correlation between the frequency of store calls by its salesforce and its retail market share. As the initial sales effort is critical to the success of a product launch, TPB believes its experienced salesforce, expansive distribution network, and leading market analytics put it in a strong position to swiftly execute new product launches in response to evolving consumer and market preferences.
Long-standing, Strong Relationships with an Established Set of Producers
As part of TPB’s asset-light operating model the company built long-standing and extensive relationships with leading, high-quality producers. In 2019, TPB’s three most important suppliers were:
•	Swedish Match, which manufactures TPB’s loose-leaf chewing tobacco;

•	Bolloré, which provides TPB with exclusive access to the Zig-Zag® cigarette paper and accessories brand for the U.S. and Canada; and
•	Durfort, from which TPB sources its MYO cigar wraps.
By outsourcing the production of products that represent more than 80% of the company’s net sales to a select group of suppliers with whom TPB has strong relationships, TPB is able to maintain low overhead costs and minimal capital expenditures, which together drive the company’s margins.
Experienced Management Team
With an average of approximately 26 years of consumer products experience, including an average of 24 years in the tobacco industry, TPB’s senior management team has enabled the company to grow and diversify its business while improving operational efficiency. Members of management have previous experience at other leading tobacco companies, including Altria Group, Inc. (formerly Philip Morris); Liggett & Myers Tobacco Company (now Liggett Group, a subsidiary of Vector Group ltd); Swedish Match; and American Brands, Inc. Given the professional experience of the senior management team TPB is able to analyze risks and opportunities from a variety of perspectives. TPB’s senior leadership has embraced a collaborative culture in which the combined experience, analytical rigor, and creativity are leveraged to assess opportunities and deliver products that satisfy consumers’ demands.
Growth Strategies
TPB is focused on building sustainable margin streams, expanding the availability of its products, developing new products through innovation, and enhancing overall operating efficiencies with the goal of improving margins and cash flow. TPB adopted the following strategies to drive growth in its business and build stockholder value:
Grow Share of Existing Product Lines, Domestically and Internationally
TPB intends to remain a consumer centric organization with an innovative view and understanding of the OTP market. TPB believes there are meaningful opportunities for growth within the OTP market and in the emerging alternatives market which includes CBD. TPB expects to continue to identify unmet consumer needs and provide quality products that it believes will result in genuine consumer satisfaction and foster the growth of revenue. TPB maintains a robust product pipeline and plans to strategically introduce new products in attractive, growing OTP segments, both domestically and internationally. For example, in addition to the company’s successful launch of Stoker’s® smaller 1.2 oz. MST cans, TPB believes there are opportunities for new products in the MST pouch and MYO cigar wrap markets. CBD products in the NewGen products segment are currently in the company’s pipeline. TPB believes it has successfully built strong, powerful brands possessing significant potential.
In 2019, less than 5% of TPB’s revenues were generated outside of the U.S. Having established a strong infrastructure and negotiated relationships across multiple segments and products, TPB is pursuing an international growth strategy to broaden sales and strengthen margins. TPB believes international sales represent a meaningful growth opportunity. TPB’s goals include expanding its presence in the worldwide OTP industry on a targeted basis. For example, TPB is selling its Stoker’s® MST products in South America and expanding Zig-Zag’s retail penetration and product assortment in Canada.
Expand into Adjacent Categories through Innovation and New Partnerships
TPB continually evaluates opportunities to expand into adjacent product categories by leveraging its current portfolio or through new partnerships. In 2009, TPB leveraged the Zig-Zag® tobacco brand and introduced Zig-Zag® MYO cigar wraps with favorable results. TPB now commands the #1 market share position for that segment. TPB is currently expanding our MYO cigar wraps business through the expansion of hemp cigar wraps which are similar to traditional cigar wraps, but are made of fine quality hemp, lack any tobacco or nicotine and, therefore, are not subject to federal excise tax. Additionally, TPB leveraged the big value equity in Stoker’s to launch a highly differentiated and proprietary MST product that remains among the fastest growing brands in the category. TPB has identified a number of new adjacencies and it intends to leverage the company’s existing brands and partnerships to continue the process of commercializing winning products that satisfy consumer needs.

Continue to Grow a Strong NewGen Platform
The OTP category is continually evolving as consumers actively seek out new products and product forms. Given this market demand, TPB has developed a NewGen product platform which it believes will serve new and evolving consumer demands across multiple product categories.
Moving forward, TPB has identified additional opportunities in both CBD and other actives which it intends to take to market under Nu-X. Through TPB’s partnership with Canadian American Standard Hemp Inc. (“CASH”) and the keen insights it has attained in the alternative channel space over the last several years, the company intends to fully leverage the total TPB infrastructure to place novel Nu-X products at retail and online via our B2C expertise.
TPB believes the categories within its NewGen segment are poised to be the key industry growth drivers in the future, and the company is well-positioned to capitalize on this growth. TPB intends to continue to pursue growth of its NewGen product platform by offering unique and innovative products to address evolving consumer demands.
Strategically Pursue Acquisitions
TPB believes there are meaningful acquisition opportunities in the fragmented OTP space. TPB regularly evaluates acquisition opportunities across the OTP landscape. In evaluating acquisition opportunities, TPB’s focus is on identifying acquisitions that strengthen its current distribution platform and product offerings or enable category expansion in areas with high growth potential.
Substantially all of TPB’s 2019 U.S. gross profit was derived from sales of products currently regulated by the U.S. Food and Drug Administration (“FDA”) Center for Tobacco Products. TPB has significant experience in complying with the FDA regulatory regime with a compliance infrastructure composed of legal and scientific professionals. TPB believes many smaller OTP manufacturers currently lack this infrastructure, which the company believes is necessary to comply with the broad scope of FDA regulations. TPB believes its regulatory compliance infrastructure, combined with its skilled management and strong distribution platform, position the company to act as a consolidator within the OTP industry.
TPB has a strong track record of enhancing its OTP business with strategic and accretive acquisitions. For example, TPB’s acquisition of the North American Zig-Zag® cigarette papers distribution rights in 1997 has made it the #1 premium cigarette paper brand in the U.S., as measured by MSAi. Perhaps more importantly, TPB owns the Zig-Zag® tobacco trademark in the U.S. and has leveraged this asset effectively with approximately 52% of its total 2019 Zig-Zag branded net sales under its own Zig-Zag® marks rather than those it licenses from Bolloré. In 2003, TPB acquired the Stoker’s® brand. TPB has since built the brand to a strong #2 position in the chewing tobacco industry while successfully leveraging the brand’s value through its MST expansion where it remains among the fastest growing MST brands in the industry. More recently, TPB has completed a series of acquisitions since its IPO in 2016 including (i) smokeless tobacco brands from Wind River, (ii) VaporBeast, (iii) IVG, and (iv) Solace. TPB’s strategic minority interest in CASH gives it access to a pipeline of novel CBD products that it believes will be a dynamic force in the industry. Additionally, TPB’s investment in ReCreation Marketing in Canada is expected to accelerate Zig-Zag’s growth through alternative channel penetration.
Maintain Lean, Low-Cost Operating Model
TPB has a lean, asset-light manufacturing and sourcing model which requires low capital expenditures and utilizes outsourced supplier relationships. TPB believes its asset-light model provides marketplace flexibility and allows it to achieve favorable margins. TPB’s market analytics allow it to efficiently and effectively address evolving consumer and market demands. TPB’s supplier relationships allow it to increase the breadth of the company’s product offerings and quickly enter new OTP markets as management is able to focus on brand building and innovation. TPB intends to continue to optimize its asset-light operating model as it grows in order to maintain a low cost of operations and healthy margins. In 2019, over 80% of TPB’s net sales were derived from outsourced production operations. TPB’s capital expenditures have ranged between $1.6 million and $4.8 million per year over the previous 5 years. TPB does not intend to outsource our MST production as a result of its proprietary manufacturing processes which are substantively different than those of its competitors.
Raw Materials, Product Supply, and Inventory Management
TPB sources its products through a series of longstanding, highly valued relationships which allow it to conduct the company’s business on an asset-light, distribution-focused basis.

The components of inventories were as follows (in thousands):
	December 31, 2019	December 31, 2018
Raw materials and work in process	$7,050	$2,722
Leaf tobacco	32,763	34,977
Finished goods - Smokeless products	5,680	6,321
Finished goods - Smoking products	13,138	14,666
Finished goods - NewGen products	17,111	37,194
Other	989	738
Gross Inventory	76,731	96,618
LIFO reserve	(5,752)	(5,381)
Net Inventory	$70,979	$91,237
Smokeless Products
TPB’s loose-leaf chewing and moist snuff tobaccos are produced from air-cured and fire-cured leaf tobacco, respectively. TPB utilizes recognized suppliers that generally maintain 12- to 24-month supplies of the company’s various types of tobacco at their facilities. TPB does not believe it is dependent on any single country or supplier source for tobacco. TPB generally maintains up to a two-month supply of finished, loose leaf chewing tobacco and moist snuff. This supply is maintained at TPB’s Louisville, Kentucky, facility and in two regional public warehouses to facilitate distribution.
TPB also utilizes a variety of suppliers for the sourcing of additives used in its smokeless products and for the supply of its packaging materials. Thus, TPB believes it is not dependent on a single supplier for these products. There are no current U.S. federal regulations that restrict tobacco flavor additives in smokeless products. The additives that TPB uses are food-grade, generally accepted ingredients.
All of TPB’s loose-leaf chewing tobacco production is fulfilled through its agreement with Swedish Match. See the “Distribution and Supply Agreements” section for a discussion of the Swedish Match Manufacturing Agreement. All of TPB’s moist snuff products are manufactured at its facility in Dresden, Tennessee. Packaging occurs at the Dresden, Tennessee, location in addition to the facility in Louisville, Kentucky.
Smoking Products
Pursuant to its distribution agreements with Bolloré (discussed in more detail, below, under the heading “Distribution and Supply Agreements”), TPB is required to purchase from Bolloré all cigarette papers, cigarette tubes, and cigarette injecting machines that it sells, subject to Bolloré fulfilling its obligations under these distribution agreements. If Bolloré is unable or unwilling to perform its obligations or ceases its cigarette paper manufacturing operations, in each case, as set forth in the Distribution Agreements, TPB may seek third-party suppliers and continue the use of the Zig-Zag® trademark to market these products. To ensure TPB has a steady supply of premium cigarette paper products, as well as cigarette tubes and injectors, Bolloré is required to maintain, at its expense, a two-month supply of inventory in a bonded, public warehouse in the U.S.
TPB obtains its MYO cigar wraps from the patent holder under its agreement with Durfort in the Dominican Republic. TPB also obtains its Zig-Zag branded cigar products from the Dominican Republic.
NewGen Products
TPB has sourcing relationships that are capable of providing liquid vapor products for other companies’ brands and for producing the company’s own branded product lines in the category. TPB’s acquisitions of VaporBeast, IVG and Solace have (i) accelerated its entry into the non-traditional retail channel, where it believes a significant portion of CBD and liquid vapor products are sold; (ii) provided enhanced distribution of products; and (iii) established best-in-class distribution and B2C platforms combining eCommerce selling skills with a national, retail salesforce. TPB believes the VaporBeast B2B competency coupled with the IVG B2C selling strengths and its national retail salesforce is a genuine competitive advantage and one that the company intends to leverage on behalf of Nu-X CBD and other actives products. Furthermore, TPB has established a sourcing group in Asia to ensure timely and cost-effective access to marketplace winners and new product launches, while also maximizing margin through thoughtful logistics strategies.

Distribution and Supply Agreements
Bolloré Distribution and License Agreements
TPB is party to two long-term distribution and license agreements with Bolloré with respect to sales of cigarette papers, cigarette tubes, and cigarette injector machines—one with respect to distribution in the U.S. and one with respect to distribution in Canada (collectively, the “Distribution Agreements”). Under the Distribution Agreements, Bolloré granted TPB the exclusive right to purchase products bearing the Zig-Zag® brand name from Bolloré for resale in the U.S. and Canada. TPB has the sole right to determine pricing and other terms upon which it may resell any products purchased from Bolloré, including the right to determine the ultimate distributors of such products within these countries. Furthermore, on March 19, 2013, TPB entered into an additional License and Distribution Agreement with Bolloré (the “Bolloré License Agreement”), which permits the company the exclusive use of the Zig-Zag® brand name in the U.S. for e-cigarettes and any related accessories, including vaporizers and e-liquids. The Bolloré License Agreement terminates upon termination of the Distribution Agreements. TPB also entered into a License and Distribution Agreement with Bolloré permitting the company the exclusive use of the Zig-Zag brand in the U.S. and Canada for paper cone products. This agreement also terminates upon termination of the Distribution Agreements.
Each of the Distribution Agreements were entered into on November 30, 1992, by a predecessor in interest for an initial twenty-year term. The Distribution Agreements automatically renewed in November 2012 for a second twenty-year term and will automatically renew for successive twenty-year terms unless terminated in accordance with the provisions of such agreement. The Distribution Agreements provide that, in order to assure each of the parties receives commercially reasonable profits in light of inflationary trends and currency fluctuation factors, 120 days prior to December 31, 2004, and each fifth-year anniversary from such date thereafter, the parties are required to enter into good faith negotiations to agree on an index and currency adjustment formula to replace the index and formula currently in effect. If the parties are unable to agree, the dispute is to be submitted to binding arbitration. Pursuant to the Distribution Agreements, if at any time the price received by Bolloré fails to cover its costs, Bolloré may give TPB notice of this deficiency, and the parties must promptly negotiate in good faith to adjust prices. If the parties cannot agree on new prices, TPB may purchase products from an alternative supplier reasonably acceptable to Bolloré until the next price adjustment period (subject to certain price-matching rights available to Bolloré and other terms and conditions). Further, Bolloré sources its needs for its orders from an affiliate of one of its competitors.
Pursuant to the Distribution Agreements, export duties, insurance, and shipping costs are the responsibility of Bolloré. Import duties and taxes in the U.S. and Canada are TPB’s responsibility. Under the Distribution Agreements, TPB must purchase cigarette papers, cigarette tubes, and cigarette injector machines from Bolloré, subject to Bolloré fulfilling its obligations under these agreements. Bolloré is required to provide TPB with the quantities of the products that it orders consistent with specific order-to-delivery timelines detailed in the agreement. The Distribution Agreements provide TPB with certain safeguards to ensure that it will be able to secure a steady supply of product, including (i) granting the company the right to seek third-party suppliers with continued use of the Zig-Zag® trademark if Bolloré is unable to perform its obligations or ceases its cigarette paper manufacturing operation, in each case as set forth in the Distribution Agreements, and (ii) maintaining a two-month supply of safety stock inventory of the premium papers, tubes, and injector machines in the U.S. at Bolloré’s expense.
Under the Distribution Agreements, TPB has agreed that for a period of five years after the termination of the agreements it will not engage, directly or indirectly, in the manufacturing, selling, distributing, marketing, or otherwise promoting, in the U.S. and Canada, of cigarette paper or cigarette paper booklets of a competitor without Bolloré’s consent, except for certain de minimis acquisitions of debt or equity securities of such a competitor and certain activities with respect to an alternative supplier used by TPB as permitted under the Distribution Agreements.
Each of the Distribution Agreements permits Bolloré to terminate such agreement (i) if certain minimum purchases (which, in the case of both Distribution Agreements, have been significantly exceeded in recent years) of cigarette paper booklets have not been made by TPB for resale in the jurisdiction covered by such agreement within a calendar year, (ii) if TPB assigns such agreement without the consent of Bolloré, (iii) upon a change of control without the consent of Bolloré, (iv) upon certain acquisitions of TPB’s equity securities by one of the company’s competitors or certain investments by its significant stockholders in one of its competitors, (v) upon certain material breaches, including TPB’s agreement not to promote, directly or indirectly, cigarette paper or cigarette paper booklets of a competitor, or (vi) upon TPB’s bankruptcy, insolvency, liquidation, or other similar event. Additionally, the Canada Distribution Agreement is terminable by either TPB or Bolloré upon the termination of the U.S. Distribution Agreement.

Swedish Match Manufacturing Agreement
On September 4, 2008, TPB entered into a manufacturing and distribution agreement with Swedish Match whereby Swedish Match became the exclusive manufacturer of the company’s loose-leaf chewing tobacco. Under the agreement, production of TPB’s loose-leaf chewing tobacco products was completely transitioned to Swedish Match’s plant located in Owensboro, Kentucky, on September 18, 2009. TPB sources all of the tobacco Swedish Match uses to manufacture its products along with certain proprietary flavorings and retain all marketing, design, formula, and trademark rights over its loose-leaf products. TPB also has the right to approve all product modifications and is solely responsible for decisions related to package design and branding of the loose-leaf tobacco produced for the company. Responsibilities related to process control, manufacturing activities, and inventory management with respect to TPB’s loose-leaf products are allocated between TPB and Swedish Match as specified in the agreement. TPB also has rights to monitor production and quality control processes on an ongoing basis.
The agreement had an initial ten-year term and will automatically be renewed for five successive ten-year terms unless either party provides at least 180 days’ notice prior to a renewal term of its intent to terminate the agreement, or unless otherwise terminated by mutual agreement of the parties in accordance with the provisions of the agreement. If a notice of non-renewal is delivered, the contract will expire two years after the date on which the agreement would have otherwise been renewed. The terms allow the agreement to be assumed by a buyer, terminated for uncured material breach, or terminated by TPB subject to a buyout. TPB also holds a right of first refusal to acquire the manufacturing plant as well as Swedish Match’s chewing tobacco unit. The agreement was automatically renewed for the first of five 10-year renewal periods on September 4, 2018.
Production and Quality Control
TPB primarily outsources its manufacturing and production processes and focuses on packaging, marketing, and distribution. TPB currently manufactures less than 20% of its products as measured by net sales. TPB’s in-house manufacturing operations are principally limited to (i) the manufacturing of its moist snuff products, which occurs at its facility in Dresden, Tennessee; (ii) the packaging of its moist snuff products at its facilities in Dresden, Tennessee, and Louisville, Kentucky; and (iii) the manufacturing of e-liquids at the company’s Louisville, Kentucky, facility. TPB’s MST products are processed in-house, rather than outsourced, as a result of its proprietary manufacturing processes which are substantively different than those of the company’s competitors.
TPB uses proprietary production processes and techniques, including strict quality controls. TPB’s quality control group routinely tests the quality of the tobacco, flavorings, application of flavorings, premium cigarette papers, tubes and injectors, cigars, MYO cigar wraps, liquid vapor products, and packaging materials. TPB utilizes sophisticated quality controls to test and closely monitor the quality of its products. The high quality of TPB’s tobacco products is largely the result of using high-grade tobacco leaf and food-grade flavorings and, on an ongoing basis, analyzing the tobacco cut, flavorings, and moisture content together with strict specifications for sourced products.
Given the importance of contract manufacturing to TPB’s business, the company’s quality control group ensures that established, written procedures and standards are adhered to by each of TPB’s contract manufacturers. Responsibilities related to process control, manufacturing activities, quality control, and inventory management with respect to TPB’s loose leaf are allocated between us and Swedish Match under the manufacturing agreement.
Sales and Marketing
TPB has grown the size and capacity of its salesforce and intends to continue strengthening the organization to advance the company’s ability to deepen and broaden the retail availability of its products and brands.
As of December 31, 2019, TPB had a nationwide sales and marketing organization of approximately 178 professionals. TPB’s sales and marketing group focuses on priority markets and sales channels and seeks to operate with a high level of efficiency. In 2019, TPB’s tobacco-related sales and marketing efforts enabled its products to reach an estimated 210,000 retail doors in North America and over 800 direct wholesale customers with an additional 100 secondary, indirect wholesalers in the U.S.
TPB’s tobacco sales efforts are focused on wholesale distributors and retail merchants in the independent and chain convenience store, tobacco outlet, food store, mass merchandising, drug store, and non-traditional retail channels. TPB’s NewGen sales efforts are focused on alternative channels and winning new stores, increasing store share of requirements and growing the B2C engine to capture a greater share of online sales direct to the consumer. TPB has expanded, and intends to continue to expand, the sales of its products into previously underdeveloped geographic markets and retail channels. In 2019, TPB derived more than 95% of its net sales from sales in the U.S., with the remainder primarily from sales in Canada.
TPB subscribes to a sales tracking system from MSAi that records all traditional OTP product shipments (TPB’s as well as those of its competitors) from approximately 900 wholesalers to over 250,000 traditional retail stores in the U.S. This system enables TPB to understand individual product share and volume trends across multiple categories down to the individual retail store level, allowing the company to allocate field salesforce coverage to the highest opportunity stores. Additionally, the ability to select from a range of parameters and to achieve this level of granularity means TPB can analyze marketplace trends in a timely manner and swiftly evolve its business planning to meet market opportunities.
TPB employs marketing activities to grow awareness, trial, and sales including selective trade advertising to expand wholesale availability, point-of-sale advertising and merchandising and permanent and temporary displays to improve consumer visibility, and social media. TPB complies with all regulations relating to the marketing of tobacco products, such as directing marketing efforts to adult consumers, and are committed to full legal compliance in the sales and marketing of its products. To date, TPB has neither relied upon, nor conducted, any substantial advertising in the consumer media for its tobacco products.
In the years ended December 31, 2019, 2018, and 2017, TPB did not have any customer that accounted for 10% or more of its net sales. TPB’s customers use an open purchase order system to buy the company’s products and are not obligated to do so pursuant to ongoing contractual obligations. TPB performs periodic credit evaluations of its customers and generally does not require collateral on trade receivables. Historically, TPB has not experienced material credit losses. Sales to customers within its NewGen segment are generally prepaid.
Competition
Many of TPB’s competitors are better capitalized than it is and have greater resources, financial and otherwise. TPB believes its ability to effectively compete and strong market positions in its principal product lines are due to the high recognition of its brand names, the perceived quality of each of its products, and the efforts of its sales, marketing, and distribution teams. TPB competes against “big tobacco,” including Altria Group, Inc. (formerly Philip Morris); British American Tobacco p.l.c. (formerly Reynolds); Swedish Match; Swisher International; and manufacturers including U.K. based Imperial Brands, PLC, across its segments. “Big tobacco” has substantial resources and a customer base that has historically demonstrated loyalty to their brands.
Competition in the OTP market is based upon not only brand quality and positioning but also on price, packaging, promotion, and retail availability and visibility. Given the decreasing prevalence of cigarette consumption, the “big tobacco” companies continue to demonstrate an increased interest and participation in a number of OTP markets.
Smokeless Products
TPB’s three principal competitors in the loose-leaf chewing tobacco market are Swedish Match, the American Snuff Company, LLC (a unit of British American Tobacco p.l.c.), and Swisher International Group, Inc. TPB believes moist snuff products are used interchangeably with loose leaf products by many consumers. In the moist snuff category, TPB faces the same competitors with the addition of U.S. Smokeless Tobacco Company (a division of Altria Group, Inc.).
Smoking Products
TPB’s principle competitors for premium cigarette paper sales are Republic Tobacco, L.P. and HBI International. TPB’s two major competitors for MYO cigar wraps are New Image Global, Inc., and Blunt Wrap USA. TPB believes MYO cigar wrap products are used interchangeably with both rolling papers and finished cigar products by many consumers.
NewGen Products
In the NewGen products segment, aside from the established operations of Juul Labs, TPB’s competitors are varied as the market is relatively new and highly fragmented. TPB’s direct competitors sell products that are substantially similar to its products through the same channels in which the company sells its liquid vapor products. TPB competes with these direct competitors for sales through wholesalers and retailers including, but not limited to, vapor stores, national chain stores, tobacco shops, and convenience stores and in the online direct to consumer environment. Through its acquisitions TPB now also competes directly with other non-traditional distributors and retailers.
Patents, Trademarks, and Trade Secrets
TPB has numerous registered trademarks relating to its products, including: Beech-Nut®, Trophy®, Havana Blossom®, Durango®, Stoker’s®, Tequila Sunrise®, Fred’s Choice®, Old Hillside®, Our Pride®, Red Cap®, Tennessee Chew®, Big Mountain®, Springfield Standard®, Snake River®, VaporBeast®, Vapor Shark®, DirectVapor®, VaporFi®, SouthBeachSmoke®, and Nu-X Ventures®. The registered trademarks, which are significant to TPB’s business, expire periodically and are renewable for additional 10-year terms upon expiration. Flavor and blend formula trade secrets relating to TPB’s tobacco products, which are key assets of the company’s businesses, are maintained under strict secrecy.
The Zig-Zag® trade dress trademark for premium cigarette papers and related products are owned by Bolloré and have been exclusively licensed to TPB in the U.S. and Canada. The Zig-Zag® trademark for e-cigarettes is also owned by Bolloré and has been exclusively licensed to TPB in the U.S. TPB owns the Zig-Zag® trademark with respect to its use in connection with products made with tobacco including, without limitation, cigarettes, cigars, and MYO cigar wraps in the U.S.
Research and Development and Quality Assurance
TPB has a research and development and quality assurance function that tests raw materials and finished products in order to maintain a high level of product quality and consistency. Research and development largely bases its new product development efforts on its high-tech data systems. TPB spent approximately $2.5 million, $2.5 million, and $2.3 million dollars on research and development and quality control efforts for the years ended December 31, 2019, 2018, and 2017, respectively.
Employees
As of February 28, 2020, TPB employed 466 full-time and part-time employees. None of TPB’s employees are represented by unions. TPB believes it has a positive relationship with its employees.
Internet Address and Company SEC Filings
TPB’s primary Internet address is www.turningpointbrands.com. On the investor relations portion of TPB’s website, www.turningpointbrands.com/investor-relations, TPB provides a link to its electronic filings with the U.S. Securities and Exchange Commission (the “SEC”), including its annual report on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K, and any amendments to these reports. TPB makes all such filings available free of charge as soon as reasonably practicable after filing. The information found on TPB’s website is not part of this or any other report the company files with or furnishes to the SEC.
SDI BUSINESS
Standard Diversified Inc. (f/k/a Standard Diversified Opportunities Inc., Special Diversified Opportunities Inc. and Strategic Diagnostics Inc.) (“SDI”), a holding company until June 1, 2017, and its subsidiaries (collectively, the “Company”) was incorporated in the State of Delaware in 1990. On June 1, 2017, SDI consummated a Contribution and Exchange Transaction (“Contribution and Exchange”) to acquire a 52.1% controlling interest in Turning Point Brands, Inc. (“TPB”). The transaction was accounted for as a recapitalization or reverse acquisition. TPB was the accounting acquirer for financial reporting purposes. As a result of the consummation of the Contribution and Exchange, SDI is no longer a shell company. As of March 31, 2020, SDI had a 50.2% ownership interest in TPB.
As of March 31, 2020, SDI was a diversified holding company with interests in a variety of industries and market sectors, including subsidiaries engaged, or formerly engaged in the case of Pillar General Inc. (“Pillar General”), in the following lines of business:
•	Other tobacco products (TPB);
•	Outdoor advertising (Standard Outdoor LLC (“Standard Outdoor”), a wholly-owned subsidiary), beginning in July 2017, which was sold on April 7, 2020; and

•
Insurance (Pillar General, a wholly-owned subsidiary), beginning in January 2018, which was placed into liquidation proceedings on February 13, 2020, as of which time we no longer had control of the insurance company or conducted any insurance operations.

Our Board of Directors and Executive Officers
Directors
Gregory H.A. Baxter. Mr. Baxter joined the Company as a director in October 2015 and became our Executive Chairman in June 2017. He has also served as our Interim Chief Executive Officer since March 29, 2019. Mr. Baxter has been an independent corporate finance consultant primarily for middle-market corporations and closely held businesses since 2005. Previously from 2003 to 2005, he was Managing Director and Head of Hedge Fund Sales and Marketing at Diaz & Altschul Capital Management, where his primary focus was bringing its investment products to prospective corporate and institutional clients. He was also a member of the Investment Committee. Immediately prior to joining Diaz & Altschul, he was Managing Director and Head of Generalist/Cross-Border Mergers & Acquisitions at SG Cowen Securities Corporation, the U.S. investment bank of French bank, Société Générale from 2000 to 2002. There, he re-established the cross-border effort and worked globally in industries such as food, retail, consumer products, transportation and oil and gas. He was also a member of the SG Cowen Fairness Opinion Review Committee. Prior to SG Cowen he was at Rothschild Inc. for almost six years, from 1994 to 2000, where he specialized in advising on industrial/engineering companies, including automotive, domestic and cross border mergers, acquisitions and divestitures. He was also a founding member of SW Capital, an M&A boutique that specialized in middle-market transactions for Fortune 500 companies. Prior to that, he was a Vice President of Irving Trust Company’s Corporate Financial Counseling Department, providing M&A and other corporate finance advice to the bank’s clients. He sits on the board of TPB, a leading provider of Other Tobacco Products. Mr. Baxter holds a B.A. from the University of Victoria in Canada and an M.B.A. from the Ivey Business School in London, Canada.
Mr. Baxter has years of experience as a financial consultant. His significant experience with corporate investments, mergers and acquisitions is of importance to the Company as it continues to pursue opportunities for partnerships, alliances and future growth.
David Glazek. Mr. Glazek joined the Company as a director in August 2017. He joined Standard General in 2008, where he is currently a Partner and the Portfolio Manager of the SG Special Situations Fund. His responsibilities include investment research and analysis and helping companies that Standard General controls or influences with operational, transactional and financing needs. He was formerly an investment banker at Lazard Frères & Co., where he focused on mergers and acquisitions and corporate restructurings. He has also worked at the Blackstone Group. Mr. Glazek is currently a Director of TPB and a Manager of Standard Purification Holdings LLC and Donau Carbon USA LLC. He holds a B.A. from the University of Michigan and a J.D. from Columbia Law School.
Mr. Glazek brings significant finance and private equity experience to the Board of SDI. Mr. Glazek is a Partner of Standard General, the investment manager of SDI’s largest shareholders, where his responsibilities include investment research and analysis and helping companies with operational, transactional, financing, and legal needs.
Thomas F. Helms, Jr. Mr. Helms joined the Company as a director in August 2017. He has been a director of TPB since 1997 and has served as its Non-Executive Chairman since May 2016. He served as Executive Chairman from May 2006 to May 2016 and as Non-Executive Chairman from June 1997 to May 2006. He also formerly served as TPB’s President. Mr. Helms also formed the predecessor company of TPB to acquire certain loose leaf chewing tobacco assets of Lorillard, Inc.
Mr. Helms is well-qualified to serve as a director due to his many years of experience in the tobacco industry; particularly in his role in forming the predecessor company of TPB. This experience is of importance to the Company as it provides him with a deep knowledge of the industry of the Company’s largest subsidiary, TPB.
David M. Wurzer. Mr. Wurzer joined the Company as a director in February 2010. Since 2009, Mr. Wurzer has served as Managing Director, Investments, Senior Managing Director, Investments, and beginning April 2014, as Executive Vice President and Chief Investment Officer at Connecticut Innovations (CI), the State’s “venture capital arm”. He is responsible for oversight of the CI Ventures’ venture capital portfolio and team, as well as sourcing and analyzing investment opportunities, leading CI investments in entrepreneurial high-tech ventures and advising portfolio companies. Prior to joining CI, Mr. Wurzer served as Executive Vice President, Treasurer and Chief Financial Officer of CuraGen Corporation, a biopharmaceutical development company, from September 1997 through December 2007. He has over 30 years of financial experience with growth-oriented companies, including direct involvement with raising capital, strategic transactions and mergers and acquisitions, for both start-up companies and publicly-held entities. Mr. Wurzer serves on the boards of Thetis Pharmaceuticals, LLC and ReNetX Bio, Inc, which are privately held, and on the board of Bioasis Technologies, Inc. (OTCQB:BIOAF, TSX.V.BTI), a pre-clinical, research-stage biopharmaceutical company developing its proprietary xB3 ™ platform technology for the delivery of therapeutics across the blood-brain barrier (BBB) and the treatment of CNS disorders in areas of high unmet medical need, including brain cancers and neurodegenerative diseases. Mr. Wurzer served until December 2019 on the board of Summit Therapeutics plc (NASDAQ: SMMT, LON:SUMM), a biopharmaceutical company focused on the discovery, development and commercialization of novel medicines for indications for which there are no existing or only inadequate therapies. Mr. Wurzer holds a BBA degree in Accountancy from the University of Notre Dame.
Mr. Wurzer has years of senior-level management experience in growing companies. His wealth of knowledge in the investment arena is of importance to the Company as it continues to pursue opportunities for partnerships, alliances and future growth. Mr. Wurzer is considered an “audit committee financial expert” under the criteria adopted by the SEC and brings to the Audit Committee exceptional experience and understanding in the auditing and accounting fields.
Arnold Zimmerman. Mr. Zimmerman joined the Company as a director in April 2018. Since 2007, he has been President of Catchers Mitt LLC, a marketing consulting company focused on personal care products. From 2002 to 2007, Mr. Zimmerman was the Chairman and CEO of 291 Digital LLC, a graphics imaging and printing company, and from 1999 to 2002 he was Chairman, President and CEO of AM Products Company. He has also held senior executive positions at Revlon-North America and the L’Oreal Retail Hair Products Division from 1967 to 1992. Mr. Zimmerman holds a bachelor of arts from the University of Miami.
Mr. Zimmerman brings considerable experience leading a number of consumer product companies. This experience is of importance to the Company as it continues to pursue opportunities for partnerships, alliances and future growth.
Executive Officers
The following table lists our executive officers. Our Board elects our executive officers annually for terms of one year and may remove any of our executive officers with or without cause.
Name	Age	Position
Gregory H.A. Baxter	66	Executive Chairman and Interim Chief Executive Officer

Edward J. Sweeney	50	Interim Chief Financial Officer

Bradford A. Tobin	37	General Counsel and Secretary
Gregory H.A. Baxter. See above.
Edward J. Sweeney joined the Company as Interim Chief Financial Officer in May 2017. Mr. Sweeney also currently is a Partner at CFGI, which acquired Pine Hill Group in April 2019. Mr. Sweeney has significant experience with Securities and Exchange Commission (“SEC”) filings and regulations, as both a registrant and an advisor for numerous clients, assisting them through all phases of SEC compliance from public offerings, registration statements, interim and annual financial reporting and SEC comment letter resolution. Prior to joining Pine Hill Group in July 2011, Mr. Sweeney served in varying capacities at Endo Pharmaceuticals Inc., most recently as Vice President, Controller and Chief Accounting Officer, from 2004 to 2011, and in various capacities, including Audit Senior Manager, at Ernst & Young LLP from 1991 to 2004. Mr. Sweeney is a Certified Public Accountant and holds a B.S. in Accounting from Saint Joseph’s University.
Bradford A. Tobin joined the Company as Secretary and General Counsel effective of January 2, 2018. Mr. Tobin has over 10 years of legal and operational experience. Immediately prior to joining the Company, Mr. Tobin served as the General Counsel and Senior Vice President of General Wireless Operations Inc. dba RadioShack. Preceding this role, Mr. Tobin served on the distressed debt team at Silver Point Capital, LP. Mr. Tobin holds a Juris Doctor from St. John’s University, School of Law in New York and a B.S. in Economics from the University of Wisconsin-Madison.

Corporate Governance
Board Meetings and Committees. The SDI Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The committees report their actions to the full SDI Board at the SDI Board’s regular meetings. The following table shows on which of SDI Board’s committees each of SDI’s directors served.
SDI’s Board held eleven (11) meetings in the fiscal year ended December 31, 2019. SDI does not have a specific written policy with regard to attendance of directors at its annual meetings of stockholders, although board member attendance is strongly encouraged. Of SDI’s six current directors, all attended at least 75% of the total number of meetings held by the SDI Board and all committees on which the director served. At each meeting of the SDI Board, there was an executive session attended only by the independent directors.
Committee
Board Member	Audit	Compensation	Nominating & Corporate Governance
Gregory H.A. Baxter
Ian Estus
David Glazek		X*	X
Thomas F. Helms, Jr.	X	X	X*
David M. Wurzer	X*	X	X
Arnold Zimmerman	X
*	Chairperson
General Duties of Each Committee
The general duties of each committee are as follows:
Audit Committee
The SDI Board has adopted a written audit committee charter (the “Audit Committee Charter”). A copy of the Audit Committee Charter is posted on SDI’s website under “Investor Relations/Corporate Governance.”
•	Selects SDI’s independent auditors.
•	Reviews the results and scope of the annual audit and the services provided by SDI’s independent auditors.
•	Reviews the recommendations of SDI’s independent auditors with respect to the accounting system and controls.
•	Review and approve related parties’ transactions.
•	Met four (4) times during the fiscal year ended December 31, 2019.
Compensation Committee
The SDI Board has adopted a written compensation committee charter (the “Compensation Committee Charter”). A copy of the Compensation Committee Charter is posted on SDI’s website under “Investor Relations/Corporate Governance.”
•	Reviews and approves salaries for all corporate officers.
•	Reviews and approves all incentive and special compensation plans and programs.
•	Reviews and approves management succession planning.
•	Conducts special competitive studies.
•	Retains compensation consultants as necessary and appropriate.
•	Reviews and recommends to the SDI Board compensation for non-employee directors.

Nominating and Corporate Governance Committee
The SDI Board has adopted a written nominating and corporate governance committee charter (the “Nominating and Corporate Governance Committee Charter”). A copy of the Nominating and Corporate Governance Committee Charter is posted on SDI’s website under “Investor Relations/Corporate Governance.”
•	Identifies individuals eligible to become members of the SDI Board.
•	Select and recommend to the SDI Board the director nominees for the SDI Board for the next annual meeting of shareholders.
•	Oversee the evaluation of the SDI Board.
Independence of Committees. The SDI Board has determined each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the SDI Board meets the independence requirements applicable to members of those committees as prescribed by the NASDAQ Stock Market, LLC, the SEC and the Internal Revenue Service. The SDI Board has further determined that David M. Wurzer, Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.
Code of Business Conduct and Ethics. SDI has adopted a Code of Business Conduct and Ethics applicable to all of SDI’s directors, officers and employees, as well of SDI’s subsidiaries that SDI controls. The Code of Business Conduct and Ethics qualifies as a Code of Ethics, within the meaning of Item 406 of Regulation S-K promulgated by the SEC, applicable to SDI’s Chief Executive Officer, Chief Financial Officer and Controller. If SDI makes any amendments to the Code of Business Conduct and Ethics (other than technical, administrative, or other non-substantive amendments), or waives (explicitly or implicitly) any provision of the Code of Business Conduct and Ethics to the benefit of SDI’s Chief Executive Officer, Chief Financial Officer or Controller, SDI will disclose the nature of the amendment or waiver, its effective date and to whom it applies in the investor relations portion of SDI’s website at www.standarddiversified.com, or in a report on Form 8-K that we file with the SEC.
Risk Oversight by the SDI Board. The SDI Board, acting mainly through the Audit Committee, is actively involved in the oversight of the significant risks affecting SDI’s operations and strategic initiatives. SDI’s risk analysis efforts are designed to identify the most significant risks that confront SDI, though these risks may vary from time to time. Overall, the risks we assess encompass enterprise, operational, compliance and financial risks.
Management periodically reports to the Audit Committee and the SDI Board on their assessment of risks facing SDI and mitigation activities designed to facilitate the maintenance of risk within acceptable levels.
In particular, SDI’s Audit Committee is tasked pursuant to its charter to “review and discuss with management, including the Chief Financial Officer, and the independent auditor any significant risks or exposures and assess the steps management has taken to minimize such risks, and to discuss with management, including the Chief Financial Officer and the independent auditor, and oversee SDI’s underlying policies with respect to risk assessment and risk management.” As appropriate, the Chairman of the Audit Committee reports to the full SDI Board on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full SDI Board to coordinate their risk oversight activities.
Board Leadership Structure. SDI’s governance documents provide the SDI Board with flexibility to select the appropriate leadership structure for SDI. In making leadership structure determinations, the SDI Board may consider many factors, including the specific needs of SDI’s business and what is in the best interests of SDI’s stockholders. Currently, the Chairman of the SDI Board, Mr. Baxter, is an Executive Chairman, meaning that he is also an officer of SDI. In addition, Mr. Baxter was named Interim Chief Executive Officer on March 29, 2019. SDI believes that the overlap between the SDI Board and executive management has been advantageous to SDI, as SDI has benefited from strong, clear, consistent and cohesive leadership, with a senior executive setting the tone and having ultimate responsibility for all of SDI’s operating and strategic functions, thus providing unified leadership and direction for the SDI Board and SDI’s operational functions. While the SDI Board has never concluded that the role of Chairman must always be held by a senior executive, and reserves the right to reconsider this matter, it intends to continue the current arrangement for the foreseeable future.
Section 16(a) Beneficial Ownership Reporting Compliance. Based solely on SDI’s review of copies of forms filed pursuant to Section 16(a) and submitted to SDI during and with respect to SDI’s fiscal year ended December 31, 2019, SDI believes that, during SDI’s fiscal year ended December 31, 2019, SDI’s executive officers and directors, and beneficial owners of more than 10% of SDI Common Stock, made all required filings under Section 16(a) of the Exchange Act on a timely basis, except as follows: Standard General L.P. filed a Form 4 with respect to a September 5, 2018 transaction late, on February 15, 2019; Mr. Helms, a member of the SDI Board, filed a Form 4 with respect to a March 11, 2019 late, on May 9, 2019; Mr. Baxter, SDI’s Executive Chairman and Interim CEO, filed a Form 4 with respect to a June 9, 2019 transaction late, on June 17, 2019; Mr. Estus, SDI’s former CEO, filed a Form 4 with respect to a June 9, 2019 transaction late, on June 17, 2019; and Mr. Tobin, SDI’s Secretary and General Counsel, filed a Form 4 with respect to a December 31, 2018 transaction late, on August 28, 2019.
Executive Compensation
The Compensation Committee of the SDI Board has responsibility for establishing, implementing and continually monitoring adherence with SDI’s compensation philosophy. The Compensation Committee believes that given the nascent nature of SDI’s operations to date, it is appropriate to utilize a simple compensation structure consisting of cash salary, designed to compensate SDI’s named executive officers for their time and efforts on a current basis, and grants of shares of SDI’s Class A Common Stock subject to time-based vesting conditions, in order to incentivize SDI’s named executive officers to work towards the enhancement of value of SDI’s stock. The vesting terms of the restricted stock grants are also intended to act as a retention incentive.
Summary Compensation Table
The following table lists, for SDI’s fiscal years ended December 31, 2019 and December 31, 2018, cash and other compensation paid to, or accrued by us, for SDI’s chief executive officer and each of the persons who, based upon total annual salary, annual incentive compensation and bonus, was one of SDI’s other two most highly compensated executives during the fiscal year ended December 31, 2019.
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation	Total
Gregory H.A. Baxter Executive Chairman and Interim CEO	2019	$51,713	—	—	—	$51,713
	2018	$96,405	—	—	—	$96,405
Edward J. Sweeney Interim CFO and Treasurer(2)	2019	—	—	—	—	—
	2018	—	—	—	—	—
Bradford A. Tobin General Counsel and Secretary	2019	$177,083	—	—	—	$177,083
	2018	$200,000	—	$348,306	—	$548,306
(1)
Represents the grant date fair value of restricted share awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 20 to SDI’s consolidated financial statements included in SDI’s Annual Report on Form 10-K for the year ended December 31, 2019, incorporated by reference herein, for additional information regarding restricted shares.

(2)
Mr. Sweeney was appointed as Interim Chief Financial Officer subject to an agreement between SDI and CFGI (successor to Pine Hill Group). CFGI is compensated at fixed hourly rates on actual hours incurred by CFGI personnel plus reasonable expenses for performing services pursuant to the agreement. CFGI is responsible for all payments to Mr. Sweeney. As a result, Mr. Sweeney does not receive direct compensation from SDI and the amount of aggregate payments made to CFGI are based on the amount of work performed on SDI’s behalf.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning unvested restricted share units as of December 31, 2019. No options to purchase common stock were outstanding on such date.
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Gregory H. A. Baxter.	9,454	$138,501
Edward J. Sweeney	—	—
Bradford A. Tobin.	10,851	$158,967
(1)
Calculated by multiplying the number of shares in the preceding column by $14.65, the closing price per share of SDI’s Class A Common Stock on December 31, 2019, the last trading day of SDI’s last fiscal year.

Compensation of Directors
Directors are entitled to receive compensation for their services as determined by a majority of the SDI Board, based on the recommendation of the Compensation Committee. However, directors who are employees, and who receive compensation for their services as such, are not entitled to receive any compensation for their services as a director of SDI. SDI Board members are entitled to reimbursement for travel-related expenses incurred in attending meetings of the SDI Board and of the committees.
Pursuant to SDI’s director compensation policy, each non-employee board member is eligible to receive annual compensation in such amount as is determined, by a majority of SDI Board members, from time to time to be appropriate. Such compensation is currently established as set forth below. Mr. Glazek has waived receipt of all such compensation.
•	Each non-employee SDI Board member receives an annual base retainer in cash of $32,500, payable quarterly.
•	SDI Directors do not receive payments for meeting attendance.
•	Non-employee members of the SDI Board receive the following additional annual retainers, payable in cash, for service to the SDI Board in the following capacities:
Audit Committee Chair	$10,000
Compensation and Nominating & Corporate Governance Committee Chairs	$5,000
Committee Membership (non-Chair)	$3,000
•
In addition, each non-employee member of the SDI Board shall receive an annual grant of restricted shares of SDI Class A Common Stock valued at $32,500, which shares shall be valued for the purposes of the grant at the closing price of the Common Stock on the date of each grant.

For the year ended December 31, 2019, the non-employee SDI Board members received payment of the applicable cash retainers for the first quarter of the year, but waived receipt for the remainder of the years. The following table shows the compensation paid to the members of the SDI Board for SDI’s fiscal year ended December 31, 2019.
Director Compensation Table
Name and Principal Position	Fees Earned Or Paid In Cash	Share Awards(1)	All Other Compensation	Total
David Glazek(2)	—	—	—	—
Thomas F. Helms, Jr.	$10,875	$32,498	—	$43,373
David M. Wurzer	$12,125	$32,498	—	$44,623
Arnold Zimmerman	$8,875	$32,498	—	$41,373
(1)
Mr. Wurzer, Mr. Helms and Mr. Zimmerman were each granted 2,249 shares of restricted stock on August 17, 2019. These shares vest on the first anniversary of the grant. These amounts are based upon the grant date fair value of the share awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in the column are set forth in Note 20 to SDI’s consolidated financial statements in SDI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission, as incorporated by reference herein. As of December 31, 2019, Mr. Wurzer owned options to purchase 1,400 shares of SDI Class A Common Stock.

(2)	Mr. Glazek has waived the right to receive compensation for service as a director.
TPB
TPB is a leading, independent provider of Other Tobacco Products (“OTP”) in the U.S. TPB estimates the OTP industry generated approximately $11.5 billion of manufacturer revenue in 2019. In contrast to manufactured cigarettes, which have been experiencing declining volumes for decades based on data published by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the OTP industry is demonstrating increased consumer appeal with low to mid-single digit consumer unit growth as reported by Management Science Associates, Inc. (“MSAi”), a third-party analytics and information company. TPB was the 6th largest competitor in terms of total OTP consumer units sold during 2019. TPB sells a wide range of products across the OTP spectrum; however, TPB does not sell cigarettes. TPB’s portfolio of brands includes some of the most widely recognized names in the OTP industry, such as Zig-Zag®, Beech-Nut®, Stoker’s®, Trophy®, VaporBeast®, Solace®, and VaporFi®. TPB currently ships to approximately 800 distributors with an additional 100 secondary, indirect wholesalers in the U.S. that carry and sell its products. TPB operates in three segments: (i) Smokeless products, (ii) Smoking products, and (iii) NewGen products.

TPB has identified additional growth opportunities in the emerging alternatives market. In January 2019, TPB established its subsidiary, Nu-X Ventures (“Nu-X”), a new company and wholly-owned subsidiary dedicated to the development, production and sale of alternative products and acquisitions in related spaces. The creation of Nu-X allows TPB to leverage its expertise in traditional OTP management to alternative products. The TPB management team has over 100 years of experience navigating federal, state and local regulations that are directly applicable to the growing alternatives market. In July 2019, TPB acquired the assets of Solace Technology (“Solace”). Solace is an innovative product development company which is established as one of the top e-liquid brands and has since grown into a leader in alternative products. Solace’s legacy and innovation will enhance Nu-X’s strong and nimble development engine. In July 2019, TPB acquired a 30% stake in ReCreation Marketing (“ReCreation”). ReCreation is a specialty marketing and distribution firm focused on building brands in the Canadian smoking and alternative products categories. The investment will leverage ReCreation’s significant expertise in marketing and distributing tobacco and cannabis products throughout Canada. TPB plans to make additional investments, partnerships and acquisitions to drive the business of Nu-X. These endeavors will enable TPB to continue to identify unmet customer needs and provide quality products that it believes will result in genuine customer satisfaction and foster the growth of revenue.
TPB believes there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories. As of December 31, 2019, TPB’s products are available in approximately 185,000 U.S. retail locations which, with the addition of retail stores in Canada, brings the total North American retail presence to an estimated 210,000 points of distribution. TPB’s sales team targets widespread distribution to all traditional retail channels, including convenience stores.
Smokeless Segment
TPB’s Smokeless segment includes both loose-leaf chewing tobacco and moist snuff tobacco (“MST”). The Smokeless focus brand is Stoker’s in both chewing tobacco and MST. Stoker’s® chewing tobacco has grown considerable share over the last several years and is presently the #1 discount brand and the second largest brand in the industry, with approximately a 20% market share. TPB’s status in the chew market is further strengthened by Beech-Nut®, the #3 premium brand and #7 overall, as well as Trophy®, Durango®, and the five Wind River Brands acquired in 2016. Collectively, the company is the #2 marketer of chewing tobacco with approximately 29% market share. TPB’s chewing tobacco operations are facilitated through its long-standing relationship with Swedish Match, the manufacturer of TPB’s loose-leaf chewing tobaccos.1
In MST, Stoker’s remains among the fastest growing brands and holds an 8.1% share in the stores with distribution and a 4.5% share of the total U.S. MST market. Stoker’s pioneered the large 12 oz. tub packaging format and is manufactured using a proprietary process that TPB thinks results in a superior product. In late 2015, TPB extended the Stoker’s® MST franchise to include traditional 1.2 oz. cans to broaden retail availability. TPB’s proprietary manufacturing process is conducted at its Dresden, Tennessee, plant and packaged in both its Dresden, Tennessee, and Louisville, Kentucky facilities.1
Smoking Segment
TPB’s Smoking segment principally includes cigarette papers and Make-Your-Own (“MYO”) cigar wraps. The iconic strength of the Zig-Zag® brand drives TPB’s leadership position in both the cigarette papers and MYO cigar wrap markets. In cigarette papers, Zig-Zag® is the #1 premium cigarette paper in the U.S. with approximately 35% total market share. Management estimates also indicate that Zig-Zag® is the #1 brand in the promising Canadian market. Cigarette paper operations are aided by TPB’s sourcing relationships with Bolloré.2
In MYO cigar wraps, the Zig-Zag® brand commands about three-quarters of the market and continues to innovate in novel ways, including TPB’s recent introduction of Zig-Zag® ’Rillo sized wraps which are similar in size to cigarillos, the most popular and fastest growing type of machine-made cigars. MYO cigar wraps operations are facilitated by TPB’s long-standing commercial relationship with the patent holder, Durfort.1
NewGen Segment
TPB’s NewGen segment includes its Nu-X subsidiary dedicated to the development, production and sale of alternative products as well as its various acquisitions in the vape space. Nu-X is dedicated to the development, production and sale of alternative products, which efforts were enhanced by the acquisition of Solace in July 2019.
[2]	Brand rankings and market share percentages obtained from MSAi as of December 31, 2019.

VaporBeast is a leading distributor of vapor products servicing the non-traditional retail channel. International Vapor Group and its subsidiaries (collectively, “IVG”), operate a strong B2C eCommerce business with direct sales to consumers nationwide and abroad through the Direct-Vapor and VaporFi brands. Refer to Note 3, “Acquisitions” to the consolidated financial statements incorporated by reference in this filing for further details regarding these acquisitions. In late summer 2019, the vapor market experienced a significant disruption relating to news regarding consumer illnesses and, thereafter, the FDA flavor regulation announcement. As a result, on November 1, 2019, TPB announced its intention to evaluate strategic alternatives as they relate to the vapor business and implemented a restructuring effort to right-size the business, including a company-wide workforce reduction of ten percent and the consolidation of warehouses, elimination of unprofitable platforms and store closures. Coinciding with the restructuring announcement, TPB communicated its intention to pivot from the third-party vaping business and to focus sales and marketing resources on its proprietary brands.
Standard Outdoor
Standard Outdoor is an out-of-home advertising business. As of December 31, 2019, we owned, managed and operated 399 billboard faces located across Alabama, Florida, Georgia, South Carolina and Texas. We acquired 387 of these billboard faces in 2018. Revenues include outdoor advertising revenues, while operating expenses primarily include compensation costs, depreciation and rent expense.
As discussed above, Standard Outdoor was sold by SDI on April 7, 2020.
Pillar General
On January 2, 2018, Pillar General acquired all of the outstanding capital stock of Interboro Holdings, Inc. (“Interboro”) for a cash purchase price of $2.5 million. Under the name Maidstone Insurance Company, Maidstone offered personal automobile and homeowner’s insurance, primarily in the state of New York.
During the year ended December 31, 2019, we recorded impairment charges of $0.8 million and $2.0 million related to the full impairment of the goodwill and intangible asset balances, respectively, in our Insurance segment. This impairment was a result of changes in the future outlook for the Insurance segment and certain other factors impacting recoverability, identified in the first quarter of 2019. As a result, there are no goodwill or intangible assets balances remaining in our Insurance segment.
In addition, Maidstone is subject to certain risk-based capital (“RBC”) requirements as specified by the National Association of Insurance Commissioners (“NAIC”). Under such requirements, the amount of capital and surplus maintained by a property and casualty insurance company is to be determined on various risk factors including risk-based capital ratios. In August 2019, the Company reported a negative statutory capital and surplus to the NYSDFS. The NYSDFS requested that the Company consent to the entry of an order of liquidation pursuant to Article 74 of the New York Consolidated Insurance Law (“Order of Liquidation”) to effect a liquidation of the Company by the NYSDFS. On August 7, 2019, Maidstone consented to the filing of a petition for the entry of an Order of Liquidation with the NYSDFS.
On January 14, 2020, the NYSDFS filed a petition for an Order of Liquidation in the Court with respect to Maidstone. On January 21, 2020, the Court issued an order to show cause establishing February 13, 2020 as the date of a hearing before the Court with respect to the Order of Liquidation. On February 13, 2020, the Court conducted a hearing with respect to the Order of Liquidation and, thereafter, approved the Order of Liquidation. At such time, the control and assets of Maidstone vested with the NYS Liquidation Bureau and were no longer under our control. All Maidstone assets and liabilities were removed from our financial statements as of February 13, 2020. See Note 29, “Subsequent Events” to the consolidated financial statements incorporated by reference in this filing for further information.

TPB’s Competitive Strengths
We believe TPB’s competitive strengths include the following:
Large, Leading Brands with Significant Scale
TPB has built a portfolio of leading brands with significant scale that are well recognized by consumers, retailers, and wholesalers. TPB’s Stoker’s® and Zig-Zag® brands are each well established and date back 80 and 120 years, respectively. The NewGen segment has been built primarily through the acquisitions of Solace, VaporBeast and IVG, leading sellers of e-liquids, devices, and accessories.
•
Stoker’s® is the #2 loose-leaf chewing tobacco brand and among the fastest growing MST brands in the industry. TPB manufactures Stoker’s® MST using only 100% American Leaf, utilizing a proprietary process to produce what TPB believes is a superior product.

•	Zig-Zag® is the #1 premium cigarette paper brand in the U.S., with significant distribution in Canada. Zig-Zag® is also the #1 MYO cigar wrap brand in the U.S., as measured by MSAi.
TPB believes the Stoker’s® brand is seen as an innovator in both the loose-leaf chewing tobacco and moist snuff markets. Zig-Zag® is an iconic brand and has strong, enduring brand recognition among a wide audience of consumers. The Solace acquisition provides TPB with a proven line of e-liquid and a strong new product development platform from which TPB intends to launch additional novel products, including a variety of actives. VaporBeast is a powerful distribution engine that allows TPB to further penetrate non-traditional retail outlets. IVG provides TPB direct access to the highly attractive, high margin B2C segment via the flagship VaporFi® brand.
Successful Track Record of New Product Launches and Category Expansions
TPB has successfully launched new products and entered new product categories by leveraging the strength of its brands. TPB methodically targets markets which it believes have significant growth potential. TPB has been successful in entering new product categories by extending existing products and brands in addition to introducing new products:
•
TPB has leveraged the proud legacy and value of the Stoker’s® brand to introduce a 12 oz. MST tub, a product whose size was not offered by any other market participant at the time of introduction. Stoker’s® MST has been among the fastest growing moist snuff brands in the industry in terms of pounds sold. While competitors have introduced larger format tub packaging, the early entry and differentiation of the Stoker’s® product have firmly established TPB as the market leader with over 50% of the Tub market. In third quarter 2015, TPB introduced Stoker’s® MST in 1.2 oz. cans to further expand retail penetration, particularly in convenience stores.

•
In 2009, TPB extended the Zig-Zag® tobacco brand into the MYO cigar wraps market and captured a 50% market share within the first two years. TPB is now the market share leader for MYO cigar wraps with approximately a 75% share. TPB believes its success was driven by the Zig-Zag® tobacco branding, which it feels is widely understood by consumers to represent a favorable, customizable experience ideally suited to MYO products.

•	In 2019 TPB launched the Nu-X brand focused on product development in the alternative market including cannabidiol isolate (“CBD”).
•
VaporBeast quickly established itself as a leading marketer and distributor of liquid vapor products to the non-traditional retail universe. With its national footprint, VaporBeast is leveraging its regional consumer preference insights to further accelerate sales advances.

•
The IVG acquisition, and specifically the VaporFi B2C marketing engine, offers TPB the opportunity to leverage the marketing competencies and processes to sell novel proprietary products across multiple channels and platforms.

•	The Solace acquisition in 2019 provided TPB with a leading line of liquids and a powerful new product development platform.
TPB strategically targets product categories that it believes demonstrate significant growth potential and for which the value of its brands is likely to have a meaningful impact. TPB believes that its track record and existing portfolio of brands provide growth advantages as it continues to evaluate opportunities to extend its product lines and expand into new categories.

Extensive Distribution Network and Data Driven Sales Organization
TPB has taken important steps to enhance its selling and distribution network and consumer marketing capabilities while keeping its capital expense requirements relatively low. TPB services its traditional tobacco and vapor customer bases with an experienced sales and marketing organization of approximately 178 professionals who possess in-depth knowledge of the OTP market. TPB extensively uses data supported by leading technology to enable its salesforce to analyze changing trends and effectively identify evolving consumer preferences at the store level. TPB subscribes to a sales tracking system provided by MSAi that measures all OTP product shipments by all market participants, on a weekly basis, from approximately 900 wholesalers to over 250,000 traditional retail stores in the U.S. This system enables TPB to understand share and volume trends across multiple categories at the individual store level, allowing it to allocate field salesforce coverage to the highest opportunity stores, thereby enhancing the value of new store placements and sales activity. Within the Stoker’s product categories, TPB has seen a positive correlation between the frequency of store calls by its salesforce and its retail market share. As the initial sales effort is critical to the success of a product launch, TPB believes its experienced salesforce, expansive distribution network, and leading market analytics put it in a strong position to swiftly execute new product launches in response to evolving consumer and market preferences.
Long-standing, Strong Relationships with an Established Set of Producers
As part of TPB’s asset-light operating model, TPB built long-standing and extensive relationships with leading, high-quality producers. In 2019, TPB’s three most important suppliers were:
•	Swedish Match, which manufactures TPB’s loose-leaf chewing tobacco;
•	Bolloré, which provides TPB with exclusive access to the Zig-Zag® cigarette paper and accessories brand for the U.S. and Canada; and
•	Durfort, from which TPB sources its MYO cigar wraps.
By outsourcing the production of products that represent more than 80% of TPB’s net sales to a select group of suppliers with whom TPB has strong relationships, TPB is able to maintain low overhead costs and minimal capital expenditures, which together drive its margins.
Experienced Management Team
With an average of approximately 26 years of consumer products experience, including an average of 24 years in the tobacco industry, TPB’s senior management team has enabled it to grow and diversify its business while improving operational efficiency. Members of management have previous experience at other leading tobacco companies, including Altria Group, Inc. (formerly Philip Morris); Liggett & Myers Tobacco Company (now Liggett Group, a subsidiary of Vector Group ltd); Swedish Match; and American Brands, Inc. Given the professional experience of the senior management team, TPB is able to analyze risks and opportunities from a variety of perspectives. TPB’s senior leadership has embraced a collaborative culture in which the combined experience, analytical rigor, and creativity are leveraged to assess opportunities and deliver products that satisfy consumers’ demands.
TPB’s Growth Strategies
TPB is focused on building sustainable margin streams, expanding the availability of TPB’s products, developing new products through innovation, and enhancing overall operating efficiencies with the goal of improving margins and cash flow. TPB adopted the following strategies to drive growth in its business and build stockholder value:
Grow Share of Existing Product Lines, Domestically and Internationally
TPB intends to remain a consumer centric organization with an innovative view and understanding of the OTP market. TPB believes there are meaningful opportunities for growth within the OTP market and in the emerging alternatives market which includes CBD. TPB expects to continue to identify unmet consumer needs and provide quality products that TPB believes will result in genuine consumer satisfaction and foster the growth of revenue. TPB maintains a robust product pipeline and plan to strategically introduce new products in attractive, growing OTP segments, both domestically and internationally. For example, in addition to TPB’s successful launch of Stoker’s® smaller 1.2 oz. MST cans, TPB believes there are opportunities for new products in the MST pouch and MYO cigar wrap markets. CBD products in the NewGen products segment are currently in TPB’s pipeline. TPB believes it has successfully built strong, powerful brands possessing significant potential.

In 2019, less than 5% of TPB’s revenues were generated outside of the U.S. Having established a strong infrastructure and negotiated relationships across multiple segments and products, TPB is pursuing an international growth strategy to broaden sales and strengthen margins. TPB believes international sales represent a meaningful growth opportunity. TPB’s goals include expanding its presence in the worldwide OTP industry on a targeted basis. For example, TPB is selling its Stoker’s® MST products in South America and expanding Zig-Zag’s retail penetration and product assortment in Canada.
Expand into Adjacent Categories through Innovation and New Partnerships
TPB continually evaluates opportunities to expand into adjacent product categories by leveraging its current portfolio or through new partnerships. In 2009, TPB leveraged the Zig-Zag® tobacco brand and introduced Zig-Zag® MYO cigar wraps with favorable results. TPB now commands the #1 market share position for that segment. TPB is currently expanding its MYO cigar wraps business through the expansion of hemp cigar wraps which are similar to traditional cigar wraps, but are made of fine quality hemp, lack any tobacco or nicotine and, therefore, are not subject to federal excise tax. Additionally, TPB leveraged the substantial value equity in Stoker’s to launch a highly differentiated and proprietary MST product that remains among the fastest growing brands in the category. TPB has identified a number of new adjacencies and TPB intends to leverage its existing brands and partnerships to continue the process of commercializing winning products that satisfy consumer needs.
Continue to Grow a Strong NewGen Platform
The OTP category is continually evolving as consumers actively seek out new products and product forms. Given this market demand, TPB has developed a NewGen product platform which it believes will serve new and evolving consumer demands across multiple product categories.
Moving forward, TPB has identified additional opportunities in both CBD and other actives which it intends to take to market under its newly established subsidiary, Nu-X. Through TPB’s partnership with Canadian American Standard Hemp Inc. (“CASH”) and the keen insights it has attained in the alternative channel space over the last several years, TPB intends to fully leverage the total TPB infrastructure to place novel Nu-X products at retail and online via its B2C expertise.
TPB believes the categories within its NewGen segment are poised to be the key industry growth drivers in the future, and TPB is well-positioned to capitalize on this growth. TPB intends to continue to pursue growth of its NewGen product platform by offering unique and innovative products to address evolving consumer demands.
Strategically Pursue Acquisitions
TPB believes there are meaningful acquisition opportunities in the fragmented OTP space. TPB regularly evaluates acquisition opportunities across the OTP landscape. In evaluating acquisition opportunities, TPB’s focus is on identifying acquisitions that strengthen its current distribution platform and product offerings or enable category expansion in areas with high growth potential.
Substantially all of TPB’s 2019 U.S. gross profit was derived from sales of products currently regulated by the U.S. Food and Drug Administration (“FDA”) Center for Tobacco Products. TPB has significant experience in complying with the FDA regulatory regime with a compliance infrastructure composed of legal and scientific professionals. TPB believes many smaller OTP manufacturers currently lack this infrastructure, which it believes is necessary to comply with the broad scope of FDA regulations. TPB believes its regulatory compliance infrastructure, combined with its skilled management and strong distribution platform, position it to act as a consolidator within the OTP industry.
TPB has a strong track record of enhancing its OTP business with strategic and accretive acquisitions. For example, TPB’s acquisition of the North American Zig-Zag® cigarette papers distribution rights in 1997 has made TPB the #1 premium cigarette paper brand in the U.S., as measured by MSAi. Perhaps more importantly, TPB owns the Zig-Zag® tobacco trademark in the U.S. and have leveraged this asset effectively with approximately 52% of TPB’s total 2019 Zig-Zag branded net sales under its own Zig-Zag® marks rather than those TPB licenses from Bolloré. In 2003, TPB acquired the Stoker’s® brand. TPB has since built the brand to a strong #2 position in the chewing tobacco industry while successfully leveraging the brand’s value through its MST expansion where it remains among the fastest growing MST brands in the industry. More recently, TPB has completed a series of acquisitions since its IPO in 2016 including (i) smokeless tobacco brands from Wind River, (ii) VaporBeast, (iii) IVG and (iv) Solace. Additionally, TPB’s strategic minority interest in CASH gives TPB access to a pipeline of novel CBD products that it believes will be a dynamic force in the industry. Additionally, TPB’s investment in ReCreation Marketing in Canada is expected to accelerate Zig-Zag’s growth through alternative channel penetration.

Maintain Lean, Low-Cost Operating Model
TPB has a lean, asset-light manufacturing and sourcing model which requires low capital expenditures and utilizes outsourced supplier relationships. TPB believes its asset-light model provides marketplace flexibility and allows it to achieve favorable margins. TPB’s market analytics allow it to efficiently and effectively address evolving consumer and market demands. TPB’s supplier relationships allows it to increase the breadth of its product offerings and quickly enter new OTP markets as management is able to focus on brand building and innovation. TPB intends to continue to optimize its asset-light operating model as it grows in order to maintain a low cost of operations and healthy margins. In 2019, over 80% of TPB’s net sales were derived from outsourced production operations. TPB’s capital expenditures have ranged between $1.6 million and $4.8 million per year over the previous 5 years. TPB does not intend to outsource its MST production as a result of its proprietary manufacturing processes which are substantively different than those of its competitors.
Raw Materials, Product Supply, and Inventory Management
TPB sources its products through a series of longstanding, highly valued relationships which allow it to conduct its business on an asset-light, distribution-focused basis.
The components of inventories were as follows as of:
	December 31,
(In thousands)	2019	2018
Raw materials and work in process	$7,050	$2,722
Leaf tobacco	32,763	34,977
Finished goods - Smokeless products	5,680	6,321
Finished goods - Smoking products	13,138	14,666
Finished goods - NewGen products	17,111	37,194
Other	989	738
Gross inventory	76,731	96,618
LIFO reserve	(5,752)	(5,381)
Net inventory	$70,979	$91,237
Smokeless Products
TPB’s loose-leaf chewing and moist snuff tobaccos are produced from air-cured and fire-cured leaf tobacco, respectively. TPB utilizes recognized suppliers that generally maintain 12- to 24-month supplies of its various types of tobacco at their facilities. TPB does not believe it is dependent on any single country or supplier source for tobacco. TPB generally maintains up to a two-month supply of finished, loose-leaf chewing tobacco and moist snuff. This supply is maintained at its Louisville, Kentucky, facility and in two regional public warehouses to facilitate distribution.
TPB also utilizes a variety of suppliers for the sourcing of additives used in its smokeless products and for the supply of its packaging materials. Thus, TPB believes it is not dependent on a single supplier for these products. There are no current U.S. federal regulations that restrict tobacco flavor additives in smokeless products. The additives that TPB uses are food-grade, generally accepted ingredients.
All of TPB’s loose-leaf chewing tobacco production is fulfilled through its agreement with Swedish Match. See “Distribution and Supply Agreements” below for TPB’s discussion of the Swedish Match Manufacturing Agreement. All of the moist snuff products are manufactured at TPB’s facility in Dresden, Tennessee. Packaging occurs at the Dresden, Tennessee, location in addition to the facility in Louisville, Kentucky.
Smoking Products
Pursuant to TPB’s distribution agreements with Bolloré (discussed in more detail, below, under the heading “Distribution and Supply Agreements”), TPB is required to purchase from Bolloré all cigarette papers, cigarette tubes, and cigarette injecting machines that it sells, subject to Bolloré fulfilling its obligations under these distribution agreements. If Bolloré is unable or unwilling to perform its obligations or ceases its cigarette paper manufacturing operations, in each case, as set forth in the Distribution Agreements, it may seek third-party suppliers and continue the use of the Zig-Zag® trademark to market these products. To ensure TPB has a steady supply of premium cigarette paper products, as well as cigarette tubes and injectors, Bolloré is required to maintain, at its expense, a two-month supply of inventory in a bonded, public warehouse in the U.S.
TPB obtains its MYO cigar wraps from the patent holder under its agreement with Durfort in the Dominican Republic. TPB also obtains its Zig-Zag branded cigar products from the Dominican Republic.
NewGen Products
TPB has sourcing relationships that are capable of providing liquid vapor products for other companies’ brands and for producing its own branded product lines in the category. TPB’s acquisitions of VaporBeast, IVG and Solace have (i) accelerated its entry into the non-traditional retail channel, where it believes a significant portion of CBD and liquid vapor products are sold; (ii) provided enhanced distribution of products; and (iii) established best-in-class distribution and B2C platforms combining eCommerce selling skills with a national, retail salesforce. TPB believes the VaporBeast B2B competency coupled with the IVG B2C selling strengths and its national retail salesforce is a genuine competitive advantage and one that it intends to leverage on behalf of Nu-X CBD and other actives products. Furthermore, TPB has established a sourcing group in Asia to ensure timely and cost-effective access to marketplace winners and new product launches, while also maximizing margin through thoughtful logistics strategies.
Distribution and Supply Agreements
Bolloré Distribution and License Agreements
TPB is party to two long-term distribution and license agreements with Bolloré with respect to sales of cigarette papers, cigarette tubes, and cigarette injector machines—one with respect to distribution in the U.S. and one with respect to distribution in Canada (collectively, the “Distribution Agreements”). Under the Distribution Agreements, Bolloré granted TPB the exclusive right to purchase products bearing the Zig-Zag® brand name from Bolloré for resale in the U.S. and Canada. TPB has the sole right to determine pricing and other terms upon which it may resell any products purchased from Bolloré, including the right to determine the ultimate distributors of such products within these countries. Furthermore, on March 19, 2013, TPB entered into an additional License and Distribution Agreement with Bolloré (the “Bolloré License Agreement”), which permits TPB the exclusive use of the Zig-Zag® brand name in the U.S. for e-cigarettes and any related accessories, including vaporizers and e-liquids. The Bolloré License Agreement terminates upon termination of the Distribution Agreements. TPB also entered into a License and Distribution Agreement with Bolloré permitting the exclusive use of the Zig-Zag brand in the U.S. and Canada for paper cone products. This agreement also terminates upon termination of the Distribution Agreements.
Each of the Distribution Agreements were entered into on November 30, 1992, by a predecessor in interest for an initial twenty-year term. The Distribution Agreements automatically renewed in November 2012 for a second twenty-year term and will automatically renew for successive twenty-year terms unless terminated in accordance with the provisions of such agreement. The Distribution Agreements provide that, in order to assure each of the parties receives commercially reasonable profits in light of inflationary trends and currency fluctuation factors, 120 days prior to December 31, 2004, and each fifth-year anniversary from such date thereafter, the parties are required to enter into good faith negotiations to agree on an index and currency adjustment formula to replace the index and formula currently in effect. If the parties are unable to agree, the dispute is to be submitted to binding arbitration. Pursuant to the Distribution Agreements, if at any time the price received by Bolloré fails to cover its costs, Bolloré may give TPB notice of this deficiency, and the parties must promptly negotiate in good faith to adjust prices. If the parties cannot agree on new prices, TPB may purchase products from an alternative supplier reasonably acceptable to Bolloré until the next price adjustment period (subject to certain price-matching rights available to Bolloré and other terms and conditions). Further, Bolloré sources its needs for TPB’s orders from an affiliate of one of TPB’s competitors.
Pursuant to the Distribution Agreements, export duties, insurance, and shipping costs are the responsibility of Bolloré. Import duties and taxes in the U.S. and Canada are TPB’s responsibility. Under the Distribution Agreements, TPB must purchase cigarette papers, cigarette tubes, and cigarette injector machines from Bolloré, subject to Bolloré fulfilling its obligations under these agreements. Bolloré is required to provide TPB with the quantities of the products that TPB orders consistent with specific order-to-delivery timelines detailed in the agreement. The Distribution Agreements provide TPB with certain safeguards to ensure that TPB will be able to secure a steady supply of product, including (i) granting TPB the right to seek third-party suppliers with continued use of the Zig-Zag® trademark if Bolloré is unable to perform its obligations or ceases its cigarette paper manufacturing operation, in each case as set forth in the Distribution Agreements, and (ii) maintaining a two-month supply of safety stock inventory of the premium papers, tubes, and injector machines in the U.S. at Bolloré’s expense.
Under the Distribution Agreements, TPB has agreed that for a period of five years after the termination of the agreements TPB will not engage, directly or indirectly, in the manufacturing, selling, distributing, marketing, or otherwise promoting, in the U.S. and Canada, of cigarette paper or cigarette paper booklets of a competitor without Bolloré’s consent, except for certain de minimis acquisitions of debt or equity securities of such a competitor and certain activities with respect to an alternative supplier used by TPB as permitted under the Distribution Agreements.
Each of the Distribution Agreements permits Bolloré to terminate such agreement (i) if certain minimum purchases (which, in the case of both Distribution Agreements, have been significantly exceeded in recent years) of cigarette paper booklets have not been made by TPB for resale in the jurisdiction covered by such agreement within a calendar year, (ii) if TPB assigns such agreement without the consent of Bolloré, (iii) upon a change of control without the consent of Bolloré, (iv) upon certain acquisitions of TPB’s equity securities by one of its competitors or certain investments by TPB’s significant stockholders in one of its competitors, (v) upon certain material breaches, including TPB’s agreement not to promote, directly or indirectly, cigarette paper or cigarette paper booklets of a competitor, or (vi) upon TPB’s bankruptcy, insolvency, liquidation, or other similar event. Additionally, the Canada Distribution Agreement is terminable by either TPB or Bolloré upon the termination of the U.S. Distribution Agreement.
Swedish Match Manufacturing Agreement
On September 4, 2008, TPB entered into a manufacturing and distribution agreement with Swedish Match whereby Swedish Match became the exclusive manufacturer of TPB’s loose-leaf chewing tobacco. Under the agreement, production of TPB’s loose-leaf chewing tobacco products was completely transitioned to Swedish Match’s plant located in Owensboro, Kentucky, on September 18, 2009. TPB sources all of the tobacco Swedish Match uses to manufacture TPB’s products along with certain proprietary flavorings and retain all marketing, design, formula, and trademark rights over TPB’s loose-leaf products. TPB also has the right to approve all product modifications and are solely responsible for decisions related to package design and branding of the loose-leaf tobacco produced for TPB. Responsibilities related to process control, manufacturing activities, and inventory management with respect to TPB’s loose-leaf products are allocated between TPB and Swedish Match as specified in the agreement. TPB also has rights to monitor production and quality control processes on an ongoing basis.
The agreement had an initial ten-year term and will automatically be renewed for five successive ten-year terms unless either party provides at least 180 days’ notice prior to a renewal term of its intent to terminate the agreement, or unless otherwise terminated by mutual agreement of the parties in accordance with the provisions of the agreement. If a notice of non-renewal is delivered, the contract will expire two years after the date on which the agreement would have otherwise been renewed. The terms allow the agreement to be assumed by a buyer, terminated for uncured material breach, or terminated by TPB subject to a buyout. TPB also holds a right of first refusal to acquire the manufacturing plant as well as Swedish Match’s chewing tobacco unit. The agreement was automatically renewed for the first of five 10-year renewal periods on September 4, 2018.
Production and Quality Control
TPB primarily outsources its manufacturing and production processes and focus on packaging, marketing, and distribution. TPB currently manufactures less than 20% of its products as measured by net sales. TPB’s in-house manufacturing operations are principally limited to (i) the manufacturing of TPB’s moist snuff products, which occurs at its facility in Dresden, Tennessee; (ii) the packaging of TPB’s moist snuff products at its facilities in Dresden, Tennessee, and Louisville, Kentucky; and (iii) the manufacturing of e-liquids at TPB’s Louisville, Kentucky, facility. TPB’s MST products are processed in-house, rather than outsourced, as a result of its proprietary manufacturing processes which are substantively different than those of TPB’s competitors.
TPB uses proprietary production processes and techniques, including strict quality controls. TPB’s quality control group routinely tests the quality of the tobacco, flavorings, application of flavorings, premium cigarette papers, tubes and injectors, cigars, MYO cigar wraps, liquid vapor products, and packaging materials. TPB utilizes sophisticated quality controls to test and closely monitor the quality of its products. The high quality of TPB’s tobacco products is largely the result of using high-grade tobacco leaf and food-grade flavorings and, on an ongoing basis, analyzing the tobacco cut, flavorings, and moisture content together with strict specifications for sourced products.
Given the importance of contract manufacturing to TPB’s business, TPB’s quality control group ensures that established, written procedures and standards are adhered to by each of its contract manufacturers. Responsibilities related to process control, manufacturing activities, quality control, and inventory management with respect to TPB’s loose-leaf are allocated between TPB and Swedish Match under the manufacturing agreement.
Sales and Marketing
TPB has grown the size and capacity of its salesforce and intends to continue strengthening the organization to advance its ability to deepen and broaden the retail availability of TPB’s products and brands.
As of December 31, 2019, TPB had a nationwide sales and marketing organization of approximately 178 professionals. TPB’s sales and marketing group focuses on priority markets and sales channels and seeks to operate with a high level of efficiency. In 2019, TPB’s tobacco-related sales and marketing efforts enabled its products to reach an estimated 210,000 retail doors in North America and over 800 direct wholesale customers with an additional 100 secondary, indirect wholesalers in the U.S.
TPB’s tobacco sales efforts are focused on wholesale distributors and retail merchants in the independent and chain convenience store, tobacco outlet, food store, mass merchandising, drug store, and non-traditional retail channels. TPB’s NewGen sales efforts are focused on alternative channels and winning new stores, increasing store share of requirements and growing the B2C engine to capture a greater share of online sales direct to the consumer. TPB has expanded, and intends to continue to expand, the sales of its products into previously underdeveloped geographic markets and retail channels. In 2019, TPB derived more than 95% of its net sales from sales in the U.S., with the remainder primarily from sales in Canada.
TPB subscribes to a sales tracking system from MSAi that records all traditional OTP product shipments (TPB’s as well as those of its competitors) from approximately 900 wholesalers to over 250,000 traditional retail stores in the U.S. This system enables TPB to understand individual product share and volume trends across multiple categories down to the individual retail store level, allowing TPB to allocate field salesforce coverage to the highest opportunity stores. Additionally, the ability to select from a range of parameters and to achieve this level of granularity means TPB can analyze marketplace trends in a timely manner and swiftly evolve its business planning to meet market opportunities.
TPB employs marketing activities to grow awareness, trial, and sales including selective trade advertising to expand wholesale availability, point-of-sale advertising and merchandising and permanent and temporary displays to improve consumer visibility, and social media. TPB complies with all regulations relating to the marketing of tobacco products, such as directing marketing efforts to adult consumers, and is committed to full legal compliance in the sales and marketing of its products. To date, TPB has neither relied upon, nor conducted, any substantial advertising in the consumer media for its tobacco products.
In the years ended December 31, 2019 and 2018, TPB did not have any customer that accounted for 10% or more of its net sales. TPB’s customers use an open purchase order system to buy its products and are not obligated to do so pursuant to ongoing contractual obligations. TPB performs periodic credit evaluations of its customers and generally does not require collateral on trade receivables. Historically, TPB has not experienced material credit losses. Sales to customers within the NewGen segment are generally prepaid.
Competition
Many of TPB’s competitors are better capitalized than TPB is and have greater resources, financial and otherwise. TPB believes its ability to effectively compete and strong market positions in its principal product lines are due to the high recognition of TPB’s brand names, the perceived quality of each of its products, and the efforts of TPB’s sales, marketing, and distribution teams. TPB competes against “big tobacco,” including Altria Group, Inc. (formerly Philip Morris); British American Tobacco p.l.c. (formerly Reynolds); Swedish Match; Swisher International; and manufacturers including U.K. based Imperial Brands, PLC, across its segments. “Big tobacco” has substantial resources and a customer base that has historically demonstrated loyalty to their brands.
Competition in the OTP market is based upon not only brand quality and positioning but also on price, packaging, promotion, and retail availability and visibility. Given the decreasing prevalence of cigarette consumption, the “big tobacco” companies continue to demonstrate an increased interest and participation in a number of OTP markets.
Smokeless Products
TPB’s three principal competitors in the loose-leaf chewing tobacco market are Swedish Match, the American Snuff Company, LLC (a unit of British American Tobacco p.l.c.), and Swisher International Group, Inc. TPB believes moist snuff products are used interchangeably with loose-leaf products by many consumers. In the moist snuff category, TPB faces the same competitors with the addition of U.S. Smokeless Tobacco Company (a division of Altria Group, Inc.).

Smoking Products
TPB’s principle competitors for premium cigarette paper sales are Republic Tobacco, L.P. and HBI International. TPB’s two major competitors for its MYO cigar wraps are New Image Global, Inc., and Blunt Wrap USA. TPB believes MYO cigar wrap products are used interchangeably with both rolling papers and finished cigar products by many consumers.
NewGen Products
In the NewGen products segment, aside from the established operations of Juul Labs, TPB’s competitors are varied as the market is relatively new and highly fragmented. TPB’s direct competitors sell products that are substantially similar to TPB’s products through the same channels in which it sells liquid vapor products. TPB competes with these direct competitors for sales through wholesalers and retailers including, but not limited to, vapor stores, national chain stores, tobacco shops, and convenience stores and in the online direct to consumer environment. Through TPB’s acquisitions, it now also competes directly with other non-traditional distributors and retailers.
Patents, Trademarks, and Trade Secrets
TPB has numerous registered trademarks relating to its products, including: Beech-Nut®, Trophy®, Havana Blossom®, Durango®, Stoker’s®, Tequila Sunrise®, Fred’s Choice®, Old Hillside®, Our Pride®, Red Cap®, Tennessee Chew®, Big Mountain®, Springfield Standard®, Snake River®, VaporBeast®, Vapor Shark®, DirectVapor®, VaporFi®, SouthBeachSmoke®, and Nu-X Ventures®. The registered trademarks, which are significant to TPB’s business, expire periodically and are renewable for additional 10-year terms upon expiration. Flavor and blend formula trade secrets relating to TPB’s tobacco products, which are key assets of TPB’s businesses, are maintained under strict secrecy.
The Zig-Zag® trade dress trademark for premium cigarette papers and related products are owned by Bolloré and have been exclusively licensed to TPB in the U.S. and Canada. The Zig-Zag® trademark for e-cigarettes is also owned by Bolloré and have been exclusively licensed to TPB in the U.S. TPB owns the Zig-Zag® trademark with respect to its use in connection with products made with tobacco including, without limitation, cigarettes, cigars, and MYO cigar wraps in the U.S.
Research and Development and Quality Assurance
TPB has a research and development and quality assurance function that tests raw materials and finished products in order to maintain a high level of product quality and consistency. Research and development largely base its new product development efforts on its high-tech data systems. TPB spent approximately $2.5 million on research and development and quality control efforts for the years ended December 31, 2019 and 2018.
Employees
Including our operating subsidiaries as described below, we employed approximately 464 persons at April 30, 2020, all but 3 of whom were employed by TPB. None of our employees are represented by unions. We believe we have a positive relationship with our employees.
Corporate Information
We (f/k/a Standard Diversified Opportunities Inc., Special Diversified Opportunities Inc. and Strategic Diagnostics Inc.) were incorporated in the State of Delaware in 1990. Our principal executive offices are located at 767 5th Avenue, 12th Floor, New York, NY 10153, and our telephone number is (212) 922-3752. Our website address is www.standarddiversified.com.
Available Information
We are subject to the information requirements of the Exchange Act. We file periodic reports, current reports, proxy statements, and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains all of our information that has been filed or furnished electronically with the SEC. We make available free of charge on our website a link to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable, after such material is electronically filed with, or furnished to, the SEC.

SDI MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with SDI’s financial statements and related notes incorporated by reference elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. SDI’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under Part I, Item 1A “Risk Factors” and elsewhere in this proxy statement/prospectus. See “Special Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.
Organizational Structure
Overview
SDI is a holding company. SDI’s subsidiaries are engaged in the following lines of business:
•	Other tobacco products through Turning Point Brands, Inc. (“TPB”), a 50.2% owned subsidiary; and
•	Until its transfer on April 7, 2020, outdoor advertising through Standard Outdoor LLC (“Standard Outdoor”), a wholly-owned subsidiary beginning in July 2017.
SDI is continually evaluating its portfolio of subsidiaries and lines of business and may make investment and divestiture decisions that could materially impact SDI and any of its existing or future lines of business. This may include investment and divestiture decisions to maintain SDI’s ownership percentage in TPB.
Recent Developments
SDI
Merger and Reorganization Agreement with TPB
On April 7, 2020, SDI entered into the merger agreement. The merger agreement provides for, among other things, the merger of SDI with and into merger sub, with merger sub surviving the merger as a wholly-owned subsidiary of TPB. Under the terms of the merger agreement, the holders of the SDI Common Stock will receive in the aggregate, in return for their SDI Common Stock, TPB Common Stock at a ratio of 0.97 of a share of TPB Common Stock for each share of TPB Common Stock held by SDI. SDI has divested, or will prior to the merger divest, its assets of SDI other than its TPB Common Stock and has agreed that its net liabilities at closing will not exceed $25,000. The merger is subject to customary closing conditions, including approval by holders of a majority of the aggregate voting power of the SDI Common Stock and the receipt of any applicable regulatory approvals.
It is a condition to the consummation of the merger that, as of the effective time of the time of the merger, SDI have no liabilities other than liabilities included in an estimate of net liabilities delivered to TPB, and that the net liabilities included in such estimate not exceed $25,000. Thus, SDI must discharge substantially all of its liabilities prior to the consummation of the merger, including the indebtedness of approximately $25.0 million under its $25.0 million Term Loan Agreement with GACP II, L.P. In order to raise the capital needed, along with its existing cash on hand, to retire such liabilities, including this indebtedness, SDI may consider a variety of transactions, including a sale of a portion of the shares of TPB Common Stock that it owns.
If the closing of the merger were to occur on or around July 10, 2020, SDI would incur an early termination fee of approximately $0.6 million and this amount would reduce, over time, to its floor of $0.5 million, if prepayment occurs on or before September 18, 2020. SDI has classified the term loan as a non-current liability as of March 31, 2020 as the merger is still subject to customary closing conditions, including approval by holders of a majority of the aggregate voting power of the SDI Common Stock and the receipt of any applicable regulatory approvals.
Sale of Standard Outdoor
On April 7, 2020, SDI transferred all of its equity interests in Standard Outdoor, which constituted 100% of the outstanding equity interests, to Billboards LLC, a commonly controlled affiliate of Standard General, SDI’s controlling shareholder. The purchase consideration of $9.8 million consisted of the assumption by Billboards LLC of $7.2 million of the outstanding indebtedness of Standard Outdoor (equaling amounts payable under promissory notes issued by Standard Outdoor in past acquisitions), less cash transferred of $0.2 million, and shares of TPB Common Stock of $2.8 million. SDI expects to record this disposition other than by sale as a common control transaction in the second quarter of 2020 and as a result, no gain or loss is expected to be recognized. Any shortfall, preliminarily estimated to be approximately $2.8 million, between consideration received and the book value of net assets transferred, will be recorded as an equity distribution to its controlling shareholder, Standard General. In accordance with ASC 360, no impairment loss was recognized, as of March 31, 2020, as a result of this shortfall since the asset group being disposed of was tested for recoverability as held and used utilizing an estimate of undiscounted future cash flows based on the use of the asset for its remaining useful life, assuming that the disposal transaction would not occur.
Maidstone Insurance
On January 14, 2020, the NYSDFS filed a petition for Maidstone to enter an order of liquidation pursuant to Article 74 of the New York Consolidated Insurance Law (“Order of Liquidation”) in the Supreme Court of the State of New York, County of Nassau (the “Court”) with respect to Maidstone. On January 21, 2020, the Court issued an order to show cause establishing February 13, 2020 as the date of a hearing before the Court with respect to the Order of Liquidation. On February 13, 2020, the Court conducted a hearing with respect to the Order of Liquidation and, thereafter, approved the Order of Liquidation. As of February 13, 2020, the control and net assets of Maidstone vested with the New York State Liquidation Bureau (“NYS Liquidation Bureau”). SDI determined that the disposal of Maidstone and its Insurance segment operations represents a strategic shift that had a major effect on SDI’s results of operations and, as a result, have reported the disposal as discontinued operations. See Note 3, “Discontinued Operations” to the unaudited condensed consolidated financial statements included in SDI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, incorporated by reference herein, for further information.
TPB
COVID-19 Impact
As a result of the extraordinary situation TPB is facing, TPB’s focus is on the safety and well-being of its colleagues and the communities and customers it serves. As an organization, TPB has implemented several changes to enhance safety and mitigate health risk in its work environment. For TPB’s warehouse and manufacturing operations, these include split shifts, temperature scans, additional contactless hand sanitizing stations, protective equipment, social distancing guidelines, and increased cleaning and sanitization.
TPB canceled all unnecessary travel and facilitated telecommuting where possible. Like many companies, TPB has changed the way it communicates through increased use of videoconferencing and has implemented tele-selling initiatives through its sales force. Some of these changes that are proving to be efficient are likely to remain in-place even after this crisis and lead to on-going cost savings. TPB has deferred annual compensation increases for corporate employees other than those contractually required. TPB has also put a hold on new spending commitments as TPB cautiously manages through this environment.
The dedication of TPB’s workforce to serve this demand has been remarkable. TPB hired additional employees in its Louisville facility and implemented wage increases for its hourly employees to meet increased demand. TPB shifted production capacity to manufacture hand sanitizers and has donated bottles to hospitals, nursing homes and first responders in its local communities.
TPB expects COVID-19 to impact results in the future. TPB’s third-party cigar wrap manufacturer in the Dominican Republic temporarily closed for three weeks and is slowly ramping back up. In person selling has been dramatically dampened, which will slow new product launches. Select budgeted annual price increases will be delayed. TPB expects these issues will be offset by its growing B2C platforms. TPB continues to monitor this challenging environment closely and will make necessary adjustments as needed to make sure TPB is serving its employees and customers, while also protecting the safety of employees and communities.
Premarket Tobacco Application Deadline Extension
On April 3, 2020, the United States District Court for the District of Maryland agreed to an FDA request filed on March 30, 2020, for a 120-day extension of the premarket tobacco application (“PMTA”) deadline for many e-cigarettes, cigars and other tobacco products. FDA stated that the extension was needed because of the coronavirus outbreak. The U.S. Circuit Court of Appeals for the Fourth Circuit must still issue an order allowing the modification of the original order. An extension would move the deadline from May 12, 2020 to September 9, 2020. TPB will work during this additional time period to bolster its premarket filings.

Organizational Structure and Overview of TPB
TPB is a holding company which owns North Atlantic Trading Company, Inc. (“NATC”), and its subsidiaries, Turning Point Brands, LLC (“TPLLC”), and its subsidiaries, and Turning Point Brands (Canada) Inc. (“TPBC”). NATC includes subsidiaries National Tobacco Company, L.P. (“NTC”), National Tobacco Finance, LLC (“NTFLLC”), North Atlantic Operating Company, Inc. (“NAOC”), North Atlantic Cigarette Company, Inc. (“NACC”), and RBJ Sales, Inc. (“RBJ”). TPLLC includes subsidiaries Intrepid Brands, LLC (“Intrepid”), TPB Beast, LLC (“VaporBeast”), TPB Shark, LLC, and its subsidiaries (collectively, “Vapor Shark”), TPB International, LLC and its subsidiaries (collectively, “IVG”), Nu-X Ventures, LLC (“Nu-X”), Nu-Tech Holdings LLC (“Nu-Tech”), and South Beach Holdings, LLC (“South Beach”).
TPB is a leading, independent provider of Other Tobacco Products (“OTP”) and adult consumer alternatives. TPB estimates the OTP industry generated approximately $11.5 billion of manufacturer revenue in 2019. In contrast to manufactured cigarettes, which have been experiencing declining volumes for decades based on data published by the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the OTP industry is demonstrating increased consumer appeal with low to mid-single digit consumer unit growth as reported by Management Science Associates, Inc. (“MSAi”), a third-party analytics and information company. TPB was the 6th largest competitor in terms of total OTP consumer units sold during 2019. TPB sells a wide range of products across the OTP spectrum; however, it does not sell cigarettes. TPB’s portfolio of brands includes some of the most widely recognized names in the OTP industry, such as Zig-Zag®, Beech-Nut®, Stoker’s®, Trophy®, VaporBeast® and VaporFi®. TPB currently ships to approximately 900 distributors with an additional 100 secondary, indirect wholesalers in the U.S. that carry and sell its products. TPB operates in three segments: (i) Smokeless products, (ii) Smoking products, and (iii) NewGen products. Under the leadership of a senior management team with an average of 24 years of experience in the tobacco industry, TPB has grown and diversified its business through new product launches, category expansions, and acquisitions while concurrently improving operational efficiency.
TPB has identified additional growth opportunities in the emerging alternatives market. In January 2019, it established its subsidiary, Nu-X, a new company and wholly-owned subsidiary dedicated to the development, production and sale of alternative products and acquisitions in related spaces. The creation of Nu-X allows TPB to leverage its expertise in traditional OTP management to alternative products. The TPB management team has over 100 years of experience navigating federal, state and local regulations that are directly applicable to the growing alternatives market. In July 2019, TPB acquired the assets of Solace Technology (“Solace”). Solace is an innovative product development company which established one of the top e-liquid brands and has since grown into a leader in alternative products. Solace’s legacy and innovation will enhance Nu-X’s strong and nimble development engine. In July 2019, TPB acquired a 30% stake in ReCreation Marketing (“ReCreation). ReCreation is a specialty marketing and distribution firm focused on building brands in the Canadian smoking, vaping and alternative products categories. The investment will leverage ReCreation’s significant expertise in marketing and distributing tobacco and cannabis products throughout Canada. The investment is part of Nu-X and TPB plans to make additional investments, partnerships and acquisitions to drive the business of Nu-X. These endeavors will enable TPB to continue to identify unmet customer needs and provide quality products that TPB believes will result in genuine customer satisfaction and foster the growth of revenue.
TPB believes there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories. As of December 31, 2019, TPB’s products are available in approximately 185,000 U.S. retail locations which, with the addition of retail stores in Canada, brings TPB’s total North American retail presence to an estimated 210,000 points of distribution. TPB’s sales team targets widespread distribution to all traditional retail channels, including convenience stores.
Products
TPB operates in three segments: Smokeless products, Smoking products and NewGen products. In its Smokeless products segment, TPB (i) manufactures and markets moist snuff and (ii) contracts for and market loose leaf chewing tobacco products. In its Smoking products segment, TPB principally (i) markets and distributes cigarette papers, tubes, and related products; and (ii) markets and distributes finished cigars and MYO cigar wraps. In its NewGen products segment, TPB (i) markets and distributes CBD, liquid vapor products and certain other products without tobacco and/or nicotine; (ii) distributes a wide assortment of products to non-traditional retail via VaporBeast; and

(iii) markets and distributes a wide assortment of products to individual consumers via VaporFi B2C online platforms. TPB’s portfolio of brands includes some of the most widely recognized names in the OTP industry such as Stoker’s® in the Smokeless segment, Zig-Zag® in the Smoking segment, and VaporBeast®, VaporFi® and Solace© in the NewGen segment.
Operations
TPB’s core tobacco business (Smokeless and Smoking segments) primarily generates revenues from the sale of its products to wholesale distributors who, in turn, resell the products to retail operations. TPB’s acquisition of VaporBeast in 2016 expanded its revenue streams as it began selling directly to non-traditional retail outlets. TPB’s acquisition of IVG in 2018 enhanced its business-to-consumer revenue stream with the addition of the Vapor-Fi online platform. TPB’s net sales, which include federal excise taxes, consist of gross sales net of cash discounts, returns, and selling and marketing allowances.
TPB relies on long-standing relationships with high-quality, established manufacturers to provide the majority of its produced products. More than 80% of TPB’s production, as measured by net sales, is outsourced to suppliers. The remaining production consists of its moist snuff tobacco operations located in Dresden, Tennessee, and Louisville, Kentucky and the proprietary e-liquids operations located in Louisville, Kentucky. TPB’s principal operating expenses include the cost of raw materials used to manufacture the limited number of its products which it produces in-house; the cost of finished products, which are generally purchased goods; federal excise taxes; legal expenses; and compensation expenses, including benefits and costs of salaried personnel. TPB’s other principal expenses include interest expense and other expenses.
Key Factors Affecting TPB’s Results of Operations
TPB considers the following to be the key factors affecting its results of operations:
•	TPB’s ability to further penetrate markets with its existing products;
•	TPB’s ability to introduce new products and product lines that complement its core business;
•	Decreasing interest in some tobacco products among consumers;
•	Price sensitivity in its end-markets;
•	Marketing and promotional initiatives, which cause variability in TPB’s results;
•	General economic conditions, including consumer access to disposable income;
•	Cost and increasing regulation of promotional and advertising activities;
•	Cost of complying with regulation, including the “deeming regulations”;
•	Counterfeit and other illegal products in TPB’s end-markets;
•	Currency fluctuations;
•	TPB’s ability to identify attractive acquisition opportunities in OTP; and
•	TPB’s ability to integrate acquisitions.
Overview of Standard Outdoor
SDI is an out-of-home advertising business. Revenues include outdoor advertising revenues, while operating expenses primarily include compensation costs, depreciation and rent expense.
On April 7, 2020, SDI transferred its equity interests in Standard Outdoor to Billboards LLC, an affiliate of SDI’s parent company, Standard General.
Segment Information
SDI operates in four reportable segments; (1) Smokeless products, (2) Smoking products, (3) NewGen products, and (4) Other, which includes SDI’s out-of-home advertising business and SDI holding company, as well as certain unallocated TPB amounts. TPB’s Smokeless products segment, Smoking products segment and NewGen products segment are described above within Organizational Structure and Overview of TPB – Products.

As a result of the approval of the Order of Liquidation on February 13, 2020 and the disposal of SDI’s insurance segment, including its classification as a discontinued operation, SDI no longer reports an Insurance segment.
Critical Accounting Policies and Uses of Estimates
Other than the update below, there have been no material changes to SDI’s critical accounting policies and estimates from the information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 16, 2020, incorporated by reference herein.
Discontinued Operations
A business is classified as discontinued operations if the disposal represents a strategic shift that will have a major effect on operations or financial results and meets the criteria to be classified as held for sale or is disposed of by sale or otherwise. Significant judgments are involved in determining whether a business meets the criteria for discontinued operations reporting and the period in which these criteria are met. In the period a component of an entity has been disposed of or classified as held for sale, the results of operations for the periods presented are reclassified into separate line items in the statements of operations. Assets and liabilities are also reclassified into separate line items on the related balance sheets for the periods presented. The statements of cash flows for the periods presented are also reclassified to reflect the results of discontinued operations as separate line items. Accounting Standards Update (“ASU”) 2014-08 requires that only a disposal of a component of an entity, or a group of components of an entity, that represents a strategic shift that has, or will have, a major effect on the reporting entity’s operations and financial results be reported in the financial statements as discontinued operations. ASU 2014-08 also provides guidance on the financial statement presentations and disclosures of discontinued operations.
Recent Accounting Pronouncements
Refer to Note 2, “Summary of Significant Accounting Policies” to SDI condensed consolidated financial statements included in the Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission on May 5, 2020, incorporated by reference herein, for a description of recently issued accounting pronouncements, including those recently adopted.
Results of Operations
The table and discussion set forth below relate to SDI’s condensed consolidated results of operations. The results of the Insurance segment were reclassified to discontinued operations as of February 13, 2020 as a result of the approval of the Order of Liquidation. As such, the Insurance segment is included in SDI’s net loss from discontinued operations, in the table below.
Comparison of the Three Months Ended March 31, 2020 to the Three Months Ended March 31, 2019
	Three Months Ended March 31,
(In thousands, except percentage change)	2020	2019	% Change
Net Sales:
Smokeless Products	$26,495	$22,544	17.5%
Smoking Products	28,914	25,519	13.3%
NewGen Products	35,280	43,565	-19.0%
Other	679	681	-0.3%
Total net sales	91,368	92,309	-1.0%
Cost of sales	49,928	51,784	-3.6%
Gross Profit:
Smokeless products	13,874	12,073	14.9%
Smoking products	16,132	13,484	19.6%
NewGen products	11,425	14,907	-23.4%
Other	9	61	-85.2%
Total gross profit	41,440	40,525	2.3%

	Three Months Ended March 31,
(In thousands, except percentage change)	2020	2019	% Change
Selling, general and administrative expenses	34,777	30,733	13.2%
Total operating income	6,663	9,792	-32.0%
Interest expense, net	5,863	4,473	31.1%
Investment income	(91)	(144)	-36.8%
Net periodic benefit income, excluding service cost	(87)	(11)	690.9%
Income before income taxes	978	5,474	-82.1%
Income tax expense	946	1,774	-46.7%
Net income from continuing operations	32	3,700	-99.1%
Net income attributable to noncontrolling interests	(1,637)	(3,260)	-49.8%
Net (loss) income from continuing operations attributable to SDI	(1,605)	440	-464.8%
Net loss from discontinued operations, net of tax	(1,712)	(3,983)	-57.0%
Net loss attributable to SDI	$(3,317)	$(3,543)	-6.4%
Net sales. For the three months ended March 31, 2020, consolidated net sales decreased to $91.4 million from $92.3 million for the three months ended March 31, 2019, a decrease of $0.9 million or 1.0%. The decrease in net sales was primarily driven by lower volume in TPB’s NewGen segment in 2020.
For the three months ended March 31, 2020, net sales in the Smokeless products segment increased to $26.5 million from $22.5 million for the three months ended March 31, 2019, an increase of $4.0 million or 17.5%. For the three months ended March 31, 2020, volume increased 16.7% and price/mix increased 0.8%. The increase in net sales was primarily driven by the continuing double-digit volume growth of Stoker’s® MST partially offset by declining sales in chewing tobacco, largely attributable to long-term segment erosion, and a continuing shift to lower price products.
For the three months ended March 31, 2020, net sales in the Smoking products segment increased to $28.9 million from $25.5 million for the three months ended March 31, 2019, an increase of $3.4 million or 13.3%. For the three months ended March 31, 2020, volume increased 10.9% and price/mix increased 2.4%. The increase in net sales is primarily related to double digit growth in US rolling papers, partially offset by a $0.5 million decline in non-focus cigars and MYO pipe.
For the three months ended March 31, 2020, net sales in the NewGen products segment decreased to $35.3 million from $43.6 million for the three months ended March 31, 2019, a decrease of $8.3 million or 19.0%. The decrease in net sales is the result of the continued impact of vapor market disruption and wind-down of the V2 business, partially offset by positive contributions from CBD, Solace and other Nu-X products.
For the three months ended March 31, 2020 and 2019, net sales in the Other segment was $0.7 million, all of which relates to the Standard Outdoor business.
Gross profit. For the three months ended March 31, 2020, consolidated gross profit increased to $41.4 million from $40.5 million for the three months ended March 31, 2019, an increase of $0.9 million or 2.3%. Gross profit as a percentage of revenue increased to 45.4% for the three months ended March 31, 2020, compared to 43.9% for the three months ended March 31, 2019.
For the three months ended March 31, 2020, gross profit in the Smokeless products segment increased to $13.9 million from $12.1 million for the three months ended March 31, 2019, an increase of $1.8 million or 14.9%. Gross profit as a percentage of net sales decreased to 52.4% of net sales for the three months ended March 31, 2020, from 53.6% of net sales for the three months ended March 31, 2019, primarily as a as a result of mix.
For the three months ended March 31, 2020, gross profit in the Smoking products segment increased to $16.1 million from $13.5 million for the three months ended March 31, 2019, an increase of $2.6 million or 19.6%. Gross profit as a percentage of net sales increased to 55.8% of net sales for the three months ended March 31, 2020, from 52.8% of net sales for the three months ended March 31, 2019, as a result of increased US rolling paper sales and a continued decline in the low margin cigar business. For the three months ended March 31, 2020 cigar sales were $0.7 million compared to $1.1 million for the three months ended March 31, 2019.

For the three months ended March 31, 2020, gross profit in the NewGen products segment decreased to $11.4 million from $14.9 million for the three months ended March 31, 2019, a decrease of $3.5 million or 23.4%. Gross profit as a percentage of net sales decreased to 32.4% of net sales for the three months ended March 31, 2020, from 34.2% of net sales for the three months ended March 31, 2019 as a result of the decline in net sales. For the three months ended March 31, 2020, gross profit included $2.8 million of tariff expenses compared to $2.0 million for the three months ended March 31, 2019.
For the three months ended March 31, 2020 and 2019, gross profit in the Other segment was approximately $9,000 and $61,000, respectively, all of which relates to the Standard Outdoor business.
Selling, general, and administrative expenses. For the three months ended March 31, 2020, selling, general, and administrative expenses increased to $34.8 million from $30.7 million for the three months ended March 31, 2019, an increase of $4.0 million or 13.2%. Selling, general and administrative expenses in the three months ended March 31, 2020 included $0.5 million of TPB stock options, restricted stock and incentives expense, $1.0 million of TPB transaction expenses and $5.9 million of expense related to PMTA. Selling, general and administrative expenses in the three months ended March 31, 2019 included $0.7 million of stock option, restricted stock and incentives expense, $0.9 million of transaction costs, $1.0 million in corporate and vapor restructuring and $0.4 million of new product launch costs for Nu-X products. The Other segment, which includes the corporate expenses of SDI and Standard Outdoor included $2.4 million and $2.3 million of selling, general and administrative expenses for three months ended March 31, 2020 and 2019, respectively.
Total operating income. For the three months ended March 31, 2020, total operating income was $6.7 million, a decrease of $3.1 million, or 32.0%, from $9.8 million for the three months ended March 31, 2019. This decrease was primarily due to increases in TPB’s selling, general and administrative expenses for the three months ended March 31, 2020, as described above.
Interest expense, net. For the three months ended March 31, 2020, interest expense, net was $5.9 million compared to $4.5 million for the three months ended March 31, 2019. This increase of $1.4 million was primarily as a result of the amortization of the debt discount on the Convertible Senior Notes of $1.8 million, from $3.9 million for the three months ended March 31, 2019. Increased interest expense also resulted from the higher overall average outstanding debt balance of SDI.
Investment income. Investment income relating to investment of the MSA deposits was approximately $0.1 million for the three months ended March 31, 2020 and 2019, respectively.
Net periodic benefit income, excluding service cost. For the three months ended March 31, 2020, net periodic benefit income, excluding service cost was approximately $0.1 million compared to approximately $11,000 for the three months ended March 31, 2019.
Income before income taxes. For the three months ended March 31, 2020, income before income taxes was $1.0 million compared to $5.5 million for the three months ended March 31, 2019. This decrease of $4.5 million was primarily due to the factors noted above.
Income tax expense. SDI’s income tax expense of $0.9 million and $1.8 million for the three months ended March 31, 2020 and 2019, respectively and was solely related to TPB and the income before income taxes of TPB. TPB’s income tax expense was 22.4% of income before income taxes for the three months ended March 31, 2020, compared to and 21.3% for the three months ended March 31, 2019.
Net income from continuing operations. Due to the factors described above, net income for the three months ended March 31, 2020 and 2019 was approximately $32,000 and $3.7 million, respectively.
Net income attributable to noncontrolling interests. Income attributable to noncontrolling interests of $1.6 million and $3.3 million for the three months ended March 31, 2020 and 2019, respectively, was related to the shareholders of TPB other than the Company. The decrease was directly attributable to the decrease in TPB’s net income.
Net (loss) income from continuing operations attributable to SDI. For the three months ended March 31, 2020, net loss from continuing operations attributable to SDI was $1.6 million compared to net income of $0.4 million for the three months ended March 31, 2019, a decrease of $2.0 million or 463.9%. This decrease was a result of the items discussed above.

Net loss from discontinued operations, net of tax. Due to the approval of the Order of Liquidation on February 13, 2020, SDI reclassified the results of its Insurance segment to discontinued operations. The current and prior period amounts relate entirely to the net loss of its Insurance segment. For the three months ended March 31, 2020, the net loss from discontinued operations, net of tax of $1.7 million consisted of the loss on disposal of the Insurance segment of $1.0 million and the net loss on operations of $0.7 million for the period from January 1, 2020 to February 13, 2020. For the three months ended March 31, 2019, the net loss from discontinued operations, net of tax of $4.0 million included an impairment loss on goodwill and other intangible assets of $2.8 million and a loss from operations of $1.6 million. These losses were offset by an income tax benefit of $0.4 million for the three months ended March 31, 2019.
Net loss attributable to SDI. For the three months ended March 31, 2020, net loss attributable to SDI was $3.3 million compared to $3.5 million for the three months ended March 31, 2019, an increase of $0.2 million or 6.5%. This increase was a result of the items discussed above.
Liquidity and Capital Resources
As mentioned previously, in connection with the closing of the proposed merger with TPB, SDI expects to prepay the Term Loan and its $25.0 million outstanding principal balance plus an early termination fee at the time of the merger. If the closing of the merger were to occur on or around July 10, 2020, SDI would incur an early termination fee of approximately $0.6 million and this amount would reduce, over time, to its floor of $0.5 million, if prepayment of the Term Loan occurs on or before September 18, 2020. SDI has classified the Term Loan as a non-current liability as of March 31, 2020 as the merger is still subject to customary closing conditions, including approval by holders of a majority of the aggregate voting power of the SDI Common Stock and the receipt of any applicable regulatory approvals. In order to raise the capital needed, along with SDI’s existing cash on hand, to retire such liabilities, including this indebtedness, SDI may consider a variety of transactions, including a sale of a portion of SDI’s shares of TPB Common Stock.
TPB’s principal uses for cash are working capital, debt service, and capital expenditures. TPB believes its cash flows from operations and borrowing availability under their 2018 Revolving Credit Facility are adequate to satisfy its operating cash requirements for the foreseeable future.
SDI’s working capital, which SDI defines as current assets less current liabilities, decreased by $5.3 million to $137.3 million at March 31, 2020, compared with $142.6 million at December 31, 2019.
(In thousands)	March 31, 2020	December 31, 2019
Current Assets	$199,812	$234,372
Current Liabilities	62,522	91,771
Working Capital	$137,290	$142,601
The following table summarizes SDI’s condensed consolidated statements of cash flows for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31
(In thousands)	2020	2019
Net cash flow provided by (used in) continuing operations:
Operating activities	$14,125	$11,852
Investing activities	(5,816)	801
Financing activities	(11,281)	(16,613)
Net decrease in cash from continuing operations	(2,972)	(3,960)
Net decrease in cash from discontinued operations	(2,441)	(1,145)
Net decrease in cash	$(5,413)	$(5,105)
Operating activities. Net cash provided by operating activities of continuing operations represents the cash receipts and cash disbursements from all of SDI activities other than investing activities and financing activities. Changes in cash from operating activities reflect, among other things, the timing of cash collections from customers, payments to suppliers.

Net cash provided by operating activities of continuing operations was $14.1 million, compared to net cash provided by operating activities of $11.9 million for the three months ended March 31, 2019, an increase of $2.2 million, primarily due to changes in working capital accounts.
Investing activities. Net cash used in investing activities of continuing operations was $5.8 million, compared to net cash provided by investing activities of $0.8 million for the three months ended March 31, 2019, a decrease of $6.6 million. This decrease of $6.6 million included a cash outflow from disposal of the Insurance segment of $4.9 million. The remaining decrease in cash used in investing activities of $1.7 million was primarily due to the change in TPB’s MSA escrow deposits from investments to cash holdings.
Financing activities. Net cash used in financing activities was $11.3 million for the three months ended March 31, 2020, compared to net cash used in financing activities of $16.6 million for the three months ended March 31, 2019, an increase of $5.3 million. The increase in cash was primarily due TPB’s payment of its revolving credit facility in 2019.
TPB Dividends
TPB’s most recent dividend of $0.05 per common share was paid on April 10, 2020, to shareholders of record at the close of business on March 20, 2020.
Share Repurchases
On June 29, 2017, the SDI Board authorized a program, effective immediately, to repurchase shares of SDI Class A Common Stock or Class B Common Stock, par value $0.01 per share, constituting, in the aggregate, up to 5% of the outstanding shares of SDI Common Stock. Shares of common stock may be repurchased in the open market or through negotiated transactions. The program may be terminated or suspended at any time at the discretion of SDI. Pursuant to this program, SDI repurchased 50,000 shares of SDI Common Stock during the three months ended March 31, 2020 for a cost of $0.7 million at an average price of $14.15 per share.
On February 25, 2020, the TPB Board approved a $50.0 million share repurchase authorization, which is intended for opportunistic execution based upon a variety of factors including market dynamics. The authorization is subject to the ongoing discretion of the TPB Board. The total number of shares repurchased for the three months ended was 134,130 shares for a total cost of $2.6 million and an average price per share of $19.59.
Long-Term Debt
As of March 31, 2020, SDI was in compliance with the financial and restrictive covenants in its existing debt instruments. The following table provides outstanding balances under SDI’s debt instruments as of:
(In thousands)	March 31, 2020	December 31, 2019
2018 First Lien Term Loan	$144,000	$146,000
Convertible Senior Notes	172,500	172,500
SDI GACP Term Loan	25,000	25,000
Standard Outdoor Promissory Notes	7,242	8,447
Note payable - IVG	—	4,240
Gross notes payable and long-term debt	348,742	356,187
Less deferred finance charges	(7,191)	(7,558)
Less debt discount	(30,333)	(32,083)
Less current maturities	(13,743)	(16,977)
Net notes payable and long-term debt	$297,475	$299,569
2018 Credit Facility
On March 7, 2018, TPB entered into a $250 million credit facility consisting of a $160 million 2018 First Lien Term Loan with Fifth Third Bank, as administrative agent, and other lenders, and a $50 million 2018 Revolving Credit Facility (the “2018 Second Lien Credit Facility,” and, collectively, the “2018 First Lien Credit Facility”) in addition to a $40 million 2018 Second Lien Term Loan (together with the 2018 First Lien Credit Facility, the “2018 Credit Facility”) with Prospect Capital Corporation, as administrative agent, and other lenders, The 2018 Credit Facility retained the $40 million accordion feature of the 2017 Credit Facility.

The 2018 Credit Facility contains customary events of default including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, and change in control defaults. The 2018 Credit Facility also contains certain negative covenants customary for facilities of these types including covenants that, subject to exceptions described in the 2018 Credit Facility, restrict the ability of TPB and its subsidiary guarantors: (i) to pledge assets, (ii) to incur additional indebtedness, (iii) to pay dividends, (iv) to make distributions, (v) to sell assets, and (vi) to make investments.
2018 First Lien Credit Facility: The 2018 First Lien Term Loan and the 2018 Revolving Credit Facility bear interest at LIBOR plus a spread of 2.75% to 3.50% based on TPB’s senior leverage ratio. The 2018 First Lien Term Loan has quarterly required payments of $2.0 million beginning June 30, 2018, increasing to $3.0 million on June 30, 2020, and increasing to $4.0 million on June 30, 2022. The 2018 First Lien Credit Facility has a maturity date of March 7, 2023. The 2018 First Lien Term Loan is secured by a first priority lien on substantially all of the assets of the borrowers and the guarantors thereunder, including a pledge of TPB’s capital stock, other than certain excluded assets (the “Collateral”). In connection with the Senior Notes offering, TPB entered into a First Amendment (the “Amendment”) to the First Lien Credit Agreement, with Fifth Third Bank, as administrative agent, and other lenders and certain other lending other lending parties thereto. The Amendment was entered into primarily to permit us to issue up to $200 million of convertible senior notes, enter into certain capped call transactions in connection with the issuance of such notes and to use the proceeds from the issuance of the notes to repay amounts outstanding under TPB’s 2018 Second Lien Credit Facility and use the remaining proceeds for acquisitions and investments. In connection with the Amendment, fees of $0.7 million were incurred. The 2018 First Lien Credit Facility contains certain financial covenants, which were amended in connection with the Convertible Senior Notes offering in the third quarter of 2019. The covenants include maximum senior leverage ratio of 3.00x with step-downs to 2.50x, a maximum total leverage ratio of 5.50x with step-downs to 5.00x, and a minimum fixed charge coverage ratio of 1.20x. In the first quarter of 2020, the financial covenants were amended to permit certain add-backs related to PMTA in the definition of Consolidated EBITDA for the period of October 1, 2019 until September 30, 2020. In connection with the amendment, fees of $0.2 million were incurred. Based on an excess cash covenant for the facility, a principal payment of $4.5 million was due in the second quarter of 2019. All parties agreed to waive the payment, resulting in consent fees of $0.1 million. The weighted average interest rate of the 2018 First Lien Term Loan was 3.74% as of March 31, 2020. As of March 31, 2020, TPB had no borrowings outstanding under the 2018 Revolving Credit Facility. The $50.0 million unused portion of the 2018 Revolving Credit Facility is reduced by letters of credit from Fifth Third Bank totaling $3.7 million, resulting in $46.3 million of availability under the 2018 Revolving Credit Facility at March 31, 2020.
2018 Second Lien Credit Facility: The 2018 Second Lien Credit Facility bore interest at a rate of LIBOR plus 7.00% and had a maturity date of March 7, 2024. The 2018 Second Lien Term Loan was secured by a second priority interest in the Collateral and was guaranteed by the same entities as the 2018 First Lien Term Loan. Based on an excess cash covenant for the facility, a $4.5 million principal payment was made in the second quarter of 2019, resulting in $0.2 million loss on extinguishment of debt. TPB used a portion of the proceeds from the issuance of the Convertible Senior Notes to prepay all outstanding amounts related to the 2018 Second Lien Credit Facility in the third quarter of 2019. The principal paid in the third quarter of 2019 amounted to $35.5 million, and the transaction resulted in a $1.2 million loss on extinguishment of debt.
Convertible Senior Notes
In July 2019, TPB closed an offering of $172.5 million in aggregate principal amount of the 2.50% Convertible Senior Notes due July 15, 2024 (the “Convertible Senior Notes”). The Convertible Senior Notes bear interest at a rate of 2.50% per year, payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2020. The Convertible Senior Notes will mature on July 15, 2024, unless earlier repurchased, redeemed or converted. The Convertible Senior Notes are senior unsecured obligations.
The Convertible Senior Notes are convertible into approximately 3,202,808 shares of TPB Common Stock under certain circumstances prior to maturity at a conversion rate of 18.567 shares per $1,000 principal amount of the Convertible Senior Notes, which represents a conversion price of approximately $53.86 per share, subject to adjustment under certain conditions, but will not be adjusted for any accrued and unpaid interest. Upon conversion, TPB may pay cash, shares of its common stock or a combination of cash and stock, as determined by TPB at its discretion. The conditions required to allow the holders to convert their Convertible Senior Notes were not met as of March 31, 2020.

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for the issuance of the Convertible Senior Notes, TPB separated the Convertible Senior Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated conversion feature. The carrying amount of the equity component, which is recognized as a debt discount, represents the difference between the proceeds from the issuance of the Convertible Senior Notes and the fair value of the liability component of the Convertible Senior Notes. The excess of the principal amount of the liability component over its carrying amount (“debt discount”), $35.0 million, will be amortized to interest expense using an effective interest rate of 7.5% over the expected life of the Convertible Senior Notes. The equity component is not remeasured as long as it continues to meet the criteria for equity classification. Interest expense includes $1.8 million of amortization for the three months ended March 31, 2020.
In accounting for the debt issuance costs related to the issuance of the Convertible Senior Notes, TPB allocated the total amount incurred to the liability and equity components based on their relative values. Debt issuance costs attributable to the liability component are amortized to the interest expense using the effective interest method over the expected life of the Convertible Senior Notes, $4.7 million, and the debt issuance costs attributable to the equity component, $1.2 million, are netted with the equity component of stockholders’ equity (deficit).
In connection with the Convertible Senior Notes offering, TPB entered into privately negotiated capped call transactions with certain financial institutions. The capped call transactions have a strike price of $53.86 per and a cap price of $82.86 per and are exercisable when and if the Convertible Senior Notes are converted. TPB paid $20.53 million for these capped calls and charged that amount to additional paid-in capital.
Note Payable – IVG
In September 2018, TPB issued a note payable to IVG’s former shareholders (the “IVG Note”). The IVG Note was $4.0 million principal with 6.0% interest compounding annually and matured on March 5, 2020. All principal and accrued and unpaid interest under the IVG Note were subject to indemnification obligations of the sellers pursuant to the International Vapor Group Stock Purchase Agreement dated as of September 5, 2018. The carrying amount of the IVG Note of $4.2 million was deposited into an escrow account pending agreement with the sellers of any indemnification obligations.
Unsecured Loan
On April 6, 2020, TPB’s 2018 First Lien Credit Facility was amended to allow for an unsecured loan under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES”). On April 17, 2020, National Tobacco Company, L.P., a wholly-owned subsidiary of TPB, entered into a loan agreement with Regions Bank guaranteed by the Small Business Administration for a $7.5 million unsecured loan. The proceeds of the loan were received on April 27, 2020. The loan is scheduled to mature on April 17, 2022 and has a 1.00% interest rate.
SDI Term Loan
On September 18, 2019, SDI entered into the Term Loan Agreement, which provided for the Term Loan of $25.0 million.
The Term Loan bears interest at a rate equal to the three-month “Libor Rate” as published in The Wall Street Journal plus 9.00%. Interest under the Term Loan Agreement is payable monthly with the principal balance due on September 18, 2024. The Term Loan was subject to a closing fee of $0.5 million, which was paid upon execution of the Term Loan Agreement. Additionally, the Term Loan is subject to an agent monitoring fee of $25 thousand, payable quarterly. An early termination fee shall be due at any time if on or prior to the third anniversary of the closing of the Term Loan, SDI prepays or repays (whether voluntarily or mandatorily), or is required to prepay or repay, the Term Loan in whole or in part. Prior to the first anniversary of the closing of the Term Loan, the early termination fee is the greater of (a) 2.0% of amount of the Term Loan or $0.5 million, or (b) the interest on the Term Loan that would have accrued during the first year following closing, less actual interest payments paid through the date of prepayment. Any time after the first anniversary of the closing of the Term Loan and prior to the third anniversary, the early termination fee reduces to 1.0% of the amount of the Term Loan or $0.25 million. SDI’s obligations under the Term Loan Agreement are secured by all of the shares of TPB stock owned by us. In connection with the closing of the proposed merger with TPB, SDI expects to prepay the Term Loan at the time of the merger. The merger is subject to customary closing conditions, including approval by holders of a majority of the aggregate voting power of the SDI Common Stock and the receipt of any applicable regulatory approvals. SDO expects the transaction to close in the summer of 2020. If the closing of the merger were to occur on or around July 10, 2020, SDI would incur an early termination fee of approximately $0.6 million and this amount would reduce, over time, to its floor of $0.5 million, if prepayment occurs on or before September 18, 2020. SDI has classified the Term Loan as a non-current liability as of March 31, 2020 as the merger is still subject to customary closing conditions, including approval by holders of a majority of the aggregate voting power of the SDI Common Stock and the receipt of any applicable regulatory approvals. In order to raise the capital needed, along with its existing cash on hand, to retire such liabilities, including this indebtedness, SDI may consider a variety of transactions, including a sale of a portion of SDI’s shares of TPB Common Stock.
The Term Loan Agreement contains certain affirmative and negative covenants that are binding on SDI, including, but not limited to, restrictions (subject to specified exceptions and qualifications) on the ability of SDI to incur indebtedness, to create liens, to merge or consolidate, to make dispositions, to pay dividends or make distributions, to make investments, to pay any subordinated indebtedness, to enter into certain transactions with affiliates or to make capital expenditures. The Term Loan Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods). The Term Loan Agreement also contains certain representations, warranties and conditions, in each case as set forth in the Term Loan Agreement.
With respect to the maintenance of at least $2.0 million in unrestricted cash and cash equivalents in accounts subject to control agreements in favor of the Agent, as of March 31, 2020, SDI had approximately $7.1 million in unrestricted cash and cash equivalents in those accounts.
On September 18, 2019, in connection with entering into the Term Loan Agreement, SDI repaid in full all amounts outstanding under the term loan agreement with Crystal Financial LLC (“Crystal Term Loan”).
Interest expense related to the Term Loan and the Crystal Term Loan of $0.7 million and $0.4 million, including amortization of the discount, was recorded for the three months ended March 31, 2020 and 2019, respectively.
Standard Outdoor Promissory Notes
On January 18, 2018, as partial consideration for an asset purchase of 83 billboard structures located in Alabama, as well as the ground leases and advertising contracts relating to such billboard structures, SDI issued a promissory note with a face value of $6.5 million. The promissory note was recorded net of a discount of $0.9 million, representing the difference between the face value and fair value at issuance. This discount will be amortized into interest expense using the effective interest rate method over the term of the promissory note. A principal payment of $1.0 million on the promissory note is payable January 1 of each year, beginning January 1, 2020 and ending January 1, 2022, with a $3.5 million final principal payment on January 1, 2023. The promissory note has a 5% fixed coupon interest rate and interest is payable quarterly.
On February 20, 2018, as partial consideration for an asset purchase of 86 billboard structures located in Georgia and Florida, as well as the ground leases and advertising contracts relating to such billboard structures, SDI issued a promissory note with a face value of $3.5 million. The promissory note was recorded net of a discount of $0.3 million, representing the difference between the face value and fair value at issuance. This discount will be amortized into interest expense using the effective interest rate method over the term of the promissory note. Principal payments began on March 1, 2019, with the remaining principal paid down monthly through March 1, 2022. The promissory note has a 5% fixed coupon interest rate and interest is payable monthly after March 1, 2019.
On April 7, 2020, SDI transferred its equity interest in Standard Outdoor, which included the transfer of the remaining $7.2 million of Standard Outdoor’s outstanding indebtedness, included in the table above.
Off-balance Sheet Arrangements
During the three months ended March 31, 2020 and the year ended December 31, 2019 TPB did not execute any forward contracts. At March 31, 2020, and December 31, 2019, TPB did not have any forward contracts. TPB had swap contracts for a notional amount of $70 million at March 31, 2020 and December 31, 2019. The fair values of the swap contracts are based upon quoted market prices and resulted in a liability of $4.8 million and $2.5 million, respectively, as of March 31, 2020 and December 31, 2019, included in other long-term liabilities.

Inflation
SDI believes any effect of inflation at current levels will be minimal. Historically, TPB has been able to increase prices at a rate equal to, or greater than, the rate of inflation and believes it will continue to be able to do so for the foreseeable future. In addition, TPB has been able to been able to maintain a relatively stable variable cost structure for its products due, in part, to its successful procurement with regard to its tobacco products and, in part, to its existing contractual agreement for the purchase of its premium cigarette papers.

DIRECTORS AND MANAGEMENT OF TPB PRIOR TO AND FOLLOWING THE MERGER
Executive Officers of TPB Prior to and Following the Merger
In connection with the merger, there will be no change to the executive officers of TPB. The following table sets forth certain information with respect to TPB’s executive officers as of June 10, 2020.
Name	Age	Position(s)
Lawrence S. Wexler	67	President and Chief Executive Officer
Graham Purdy	48	Chief Operating Officer
Robert Lavan	37	Chief Financial Officer
James W. Dobbins	60	Senior Vice President, General Counsel, and Secretary
Lawrence S. Wexler has served as TPB’s President and CEO since June 2009 and as President and Chief Operating Officer of NATC, TPB’s primary operating subsidiary since June 2006. Prior to June 2006, Mr. Wexler had been the Chief Operating Officer of NATC since June 2005, and prior to that, the President and Chief Operating Officer of one of TPB’s other subsidiaries since December 2003. Mr. Wexler was a consultant to a number of emerging marketing, communication, and financial companies, advising them on financial, marketing and strategic matters, at times in an operating role, from 1998 to 2003. From 1977 to 1998, he was employed by Philip Morris, USA in various positions in the Sales, Marketing, and Finance Departments. As Group Director, Discount Brands, his group introduced the Basic and Alpine brands. He served as Senior Vice President of Marketing from 1992 to 1993 and Senior Vice President Finance, Planning, and Information Services from 1993 until his departure in 1998. Mr. Wexler holds a Bachelor of Science in administrative science from Yale and a Master of Business Administration from Stanford.
Graham Purdy was appointed as Chief Operating Officer in November 2019 after serving as President of TPB’s New Ventures Division since December 2017. Mr. Purdy joined TPB in 2004 and has held various leadership positions since that time. Prior to joining us, Mr. Purdy spent 7 years at Philip Morris, USA where he served in senior sales and sales management positions. Mr. Purdy holds a Bachelor of Arts from California State University, Chico
Robert Lavan joined TPB as Chief Financial Officer in March 2018 and served as a consultant for TPB since January 2018. Prior to joining the company, Mr. Lavan was the Chief Financial Officer of General Wireless Operations from January 2017 to January 2018, where he was responsible for revamping the company’s financial reporting systems and building a robust distribution platform that linked multiple eCommerce sites and Amazon. From 2014 until Mr. Lavan’s appointment as Chief Financial Officer of General Wireless Operations, Mr. Lavan served as an analyst for Standard General, a New York-based investment firm that is the majority shareholder of Standard Diversified Inc. (SDI), TPB’s majority shareholder. Before that, Mr. Lavan worked at SAC Capital and J. Goldman & Co. LP in various analyst and portfolio manager roles covering a wide range of industries. He began his career at The Blackstone Group. Mr. Lavan holds a Bachelor of Science in engineering from the University of Pennsylvania.
James W. Dobbins has been TPB’s Senior Vice President, General Counsel, and Secretary since June 1999 and has served in various roles in TPB’s legal department since joining TPB in June 1999. Prior to joining us, Mr. Dobbins was in private practice in North Carolina and held various positions in the legal department of Liggett Group, Inc., a major cigarette manufacturer, including, at the time he left that company, Vice President, General Counsel, and Secretary. Mr. Dobbins has also practiced as an outside litigation attorney with Webster & Sheffield, a New York law firm, representing a variety of clients including Liggett Group, Inc. Prior to joining Webster & Sheffield, he served as a law clerk to the Honorable J. Daniel Mahoney, U.S. Circuit Judge for the Second Circuit Court of Appeals. Mr. Dobbins holds a Bachelor of Arts in mathematics and political science from Drew University and a J.D. from Fordham University School of Law.

TPB Board of Directors Prior to and Following the Merger
In connection with the merger, there will be no change to the directors of TPB. Following the closing of the merger, the TPB Board will continue to be constituted as follows:
Name	Current Principal Affiliation
Lawrence S. Wexler	Chief Executive Officer and Director
Gregory Baxter	Director
H.C. Charles Diao	Director
David Glazek	Director (Chairman)
Peggy Hebard	Director
Arnold Zimmerman	Director
Ashley Davis Frushone	Director
Lawrence S. Wexler has served as TPB’s President and CEO since June 2009 and as President and Chief Operating Officer of North Atlantic Trading Company, Inc. (“NATC”), TPB’s primary operating subsidiary, since June 2006. Before June 2006, Mr. Wexler had been the Chief Operating Officer of NATC since June 2005, and before that, the President and Chief Operating Officer of one of TPB’s other subsidiaries beginning December 2003. Mr. Wexler was a consultant to a number of emerging marketing, communication and financial companies, advising them on financial, marketing and strategic matters, at times in an operating role from 1998 to 2003. From 1977 to 1998, he was employed by Philip Morris, USA in various positions in the Sales, Marketing and Finance Departments. As Group Director, Discount Brands, his group introduced the Basic and Alpine brands. He served as Senior Vice President of Marketing from 1992 to 1993 and Senior Vice President Finance, Planning and Information Services from 1993 until his departure in 1998. Mr. Wexler has served since 2015 as a director of TMA, a non-profit provider of information regarding the global tobacco and vapor industries. Mr. Wexler holds a bachelor of science in administrative science from Yale and a master of business administration from Stanford.
Gregory H. A. Baxter has served as a director of TPB since April 2006. In 2015, Mr. Baxter was elected as a director of SDI and currently serves as its Executive Chairman and Interim Chief Executive Officer. Mr. Baxter has been an independent corporate finance consultant primarily for middle-market corporations and closely held businesses since 2005. Previously, from 2003 to 2005, he was Managing Director and Head, Hedge Fund Sales and Marketing at Diaz & Altschul Capital Management, where his primary focus was bringing its investment products to prospective corporate and institutional clients. He was also a member of the Investment Committee. Immediately before joining Diaz & Altschul, he was Managing Director and Head of Generalist/Cross-Border Mergers & Acquisitions at SG Cowen Securities Corporation, the U.S. investment bank of French bank, Société Générale from 2000 to 2002. There, he re-established the cross-border effort and worked globally in industries such as food, retail, consumer products, transportation and oil and gas. He was also a member of the SG Cowen Fairness Opinion Review Committee. Before SG Cowen, he was at Rothschild Inc. for almost six years, from 1994 to 2000, where he specialized in advising on industrial/engineering companies, including automotive, domestic and cross-border mergers, acquisitions and divestitures. He was also a founding member of SW Capital, an M&A boutique that specialized in middle-market transactions for Fortune 500 companies. Before that, he was a Vice President of Irving Trust Company’s Corporate Financial Counseling Department, providing M&A and other corporate finance advice to the bank’s clients. Mr. Baxter holds a bachelor of arts from the University of Victoria in Canada and a master of business administration from the Ivey Business School in London.
H. C. Charles Diao has served as a director of TPB since November 2012. Mr. Diao is Senior Vice President of Finance and Corporate Development and Corporate Treasurer of DXC Technology Company and previously Vice President and Corporate Treasurer of its predecessor, Computer Science Corp since 2012, with responsibility for and management of global treasury operations, corporate finance and capital markets, corporate development and M&A, pension plans and risk management/insurance. From 2008 to 2012, Mr. Diao was Managing Director and founder of Diao & Co., LLC, a firm that provided M&A and strategic advisory services to corporate clients, and the Chief Investment Officer of Diao Capital Management LLC, an affiliate that managed alternative investments on behalf of institutional family offices. Mr. Diao was formerly a Senior Managing Director at Bear Stearns where he was the Group Head for Special Situations Credit, a partner within the firm’s TMT investment banking practice and a member of the firm’s Investment Banking Committee and IPO Committee. Mr. Diao served as a member of the board of directors of Media General Inc., the successor via merger to New Young Broadcasting Holdings Inc., from August 2012 until January 2017. He was Chairman of its Nominating and Governance Committee and a member of its Audit and Finance Committee. He holds a B.S.E. from Princeton University and a masters of business administration from Harvard Business School.
Ashley Davis Frushone has served as a director of TPB since September 2018. Ms. Davis is a founding partner of West Front Strategies LLC, established in January 2015. West Front Strategies LLC is a government relations firm that services clients in the education, financial services, transportation, tax, technology, international trade, energy, homeland security, healthcare, arts, and philanthropy sectors. From 2003 to 2014, Ms. Davis was the Managing Principal at Blank Rome Government Relations, a subsidiary of Blank Rome LLP, a government relations business. Prior to Blank Rome, Ms. Davis worked at the White House as Special Assistant to the Director of Homeland Security and as Deputy Director of Management and Administration from 2001 to 2003. From 1999 to 2000, Ms. Davis served in various roles during the Bush/Cheney presidential campaign. From 1997 to 2000, Ms. Davis was a Senior Associate at Greenelee Partners, a government affairs firm. Ms. Davis holds a Bachelor of Arts from Westminster College, where she also serves on the Board of Trustees, and a Masters of International Business from Esade Business School in Spain, the McDonough School of Business at Georgetown University, and Fundação Getulio Varga in Brazil.
David Glazek has served as a director of TPB since November 2012 and was named Chairman of the Board upon Mr. Thomas Helms, Jr.’s retirement in September 2019. Mr. Glazek is a Partner of Standard General, the majority owner of SDI, and he has been with Standard General since 2008. He was formerly an investment banker at Lazard Frères & Co. from 2000 to 2003 and from 2006 to 2008. Mr. Glazek holds a bachelor of arts from the University of Michigan and a J.D. from Columbia Law School. Mr. Glazek currently serves as a director of SDI and Donau Carbon US LLC.
Peggy H. Hebard has served as a director of TPB since September 2018. Ms. Hebard holds the CFA and CPA designations, and is Senior Advisor to the Executive Officer at the Metropolitan Museum of Art, a role she has held since 2007. Before her employment at the Metropolitan Museum of Art, Ms. Hebard was a Director, Corporate Ratings Analyst focusing primarily on gaming companies at Standard & Poor’s from 2002 to 2007. In 2000 and from 2001 to 2002, Ms. Hebard served as an Associate in Investment Banking at Credit Suisse First Boston focusing on retail companies. Ms. Hebard spent two years from 1997 to 1999 as an Associate in the Financial Services Investment Management Practice at PricewaterhouseCoopers Consulting. From 1995 to 1997, Ms. Hebard was employed as a Senior Associate, Business Assurance Financial Services Practice, at Coopers & Lybrand. Ms. Hebard holds a Bachelor of Science from the Wharton School, University of Pennsylvania and a Master of Business Administration – Finance from the Yale School of Management.
Arnold Zimmerman has served as a director of TPB since January 2013. Since 2007, he has been President of Catchers Mitt LLC, a marketing consulting company focused on personal care products. From 2002 to 2007, Mr. Zimmerman was the Chairman and CEO of 291 Digital LLC, a graphics imaging and printing company, and from 1999 to 2002 he was Chairman, President and CEO of AM Products Company. He has also held senior executive positions at Revlon-North America and the L’Oreal Retail Hair Products Division from 1967 to 1992. Mr. Zimmerman holds a bachelor of arts from the University of Miami. Mr. Zimmerman currently serves as a director of SDI.

DESCRIPTION OF TPB’S CAPITAL STOCK
The following is a summary of some of the terms of TPB’s capital stock and certain provisions of the TPB Charter and TPB Bylaws, is qualified by reference to these documents. Copies of these documents have been filed with the SEC as exhibits to this proxy statement/prospectus.
Except as otherwise specified below, references to voting by TPB’s stockholders contained in this Description of TPB’s capital stock are references to voting by holders of capital stock entitled to attend and vote generally at general meetings of TPB’s stockholders.
Capital Stock
Authorized Capital Stock
TPB’s authorized capital stock consists of 240,000,000 shares, $0.01 par value per share, of which:
•	190,000,000 shares are designated as voting common stock (“TPB Common Stock”);
•	10,000,000 shares are designated as non-voting common stock (“TPB Non-Voting Common Stock”); and
•	40,000,000 shares are designated as preferred stock.
TPB Common Stock is listed on the New York Stock Exchange under the symbol “TPB.”
Common Stock
Voting Rights
The TPB Charter authorizes TPB to issue 190,000,000 shares of TPB Common Stock. Each outstanding share of TPB Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Holders of TPB Common Stock do not have cumulative voting rights, which means that the holders of a majority of the outstanding TPB Common Stock voting for the election of directors can elect all directors then being elected. TPB Common Stock has the exclusive right to vote for the election of directors and for all other purposes. TPB Common Stock votes together as a single class.
Dividends
Holders of shares of TPB Common Stock (and TPB Non-Voting Common Stock) are entitled to receive, ratably, all dividends, if any, declared by the TPB Board out of funds legally available for dividends.
Liquidation Rights
Upon TPB’s dissolution or liquidation or the sale of all or substantially all of TPB’s assets, after payment in full of all amounts required to be paid to creditors, if any, the holders of TPB Common Stock (and TPB Non-Voting Common Stock) will be entitled to receive, pro rata, TPB’s remaining assets available for distribution.
Other Rights
Holders of TPB Common Stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of TPB Common Stock are subject to the rights of the holders of any shares of TPB’s preferred stock which we may issue in the future. The TPB Board has the authority to issue up to the authorized number of shares of TPB Common Stock without additional approval by TPB’s stockholders.
Restrictions on Ownership by Restricted Investors
The TPB Charter limits the ownership of TPB’s capital stock by individuals and entities that are “Restricted Investors.” For purposes of the TPB Charter, a “Restricted Investor” is defined as: (i) any entity that directly or indirectly manufactures, sells, markets, distributes or otherwise promotes cigarette paper booklets, filter tubes, injector machines or filter tips in the United States, the District of Columbia, the territories, possessions and military bases of the United States and the Dominion of Canada (a “Bolloré Competitor”), (ii) any entity that owns more than a 20% equity interest in any Bolloré Competitor, or (iii) any person who serves as a director or officer of, or any entity that has the right to appoint an officer or director of, any Bolloré Competitor or of any entity that owns more than a 20% equity interest in any Bolloré Competitor.
Among other things, the TPB Charter:
•
limits ownership of TPB’s capital stock by any Restricted Investor to 14.9% of outstanding TPB Common Stock and shares convertible or exchangeable therefor (including TPB Non-Voting Common Stock) (the “Permitted Percentage”);

•
provides that any issuance or transfer of shares in excess of the Permitted Percentage to any Restricted Investor will be ineffective and that neither TPB nor TPB’s transfer agent will register such purported issuance or transfer of shares or be required to recognize the purported transferee or owner as TPB’s stockholder for any purpose whatsoever except to exercise our remedies thereunder;

•	permits withholding of dividends and suspends voting rights with respect to any shares held by any Restricted Investor that exceed the Permitted Percentage;
•	permits TPB to require submission of such documentary and other evidence of status to aid determination of the percentage ownership of TPB’s capital stock by such holder;
•	permits the TPB Board to authorize TPB to redeem any shares held by any Restricted Investor that exceeds the Permitted Percentage; and
•	permits the TPB Board to make such determinations to ascertain ownership and implement such measures as reasonably may be necessary.
TPB Non-Voting Common Stock
Voting Rights
The TPB Charter authorizes TPB to issue 10,000,000 shares of TPB Non-Voting Common Stock. Holders of TPB Non-Voting Common Stock are not entitled to a vote on any matter submitted to a vote of the stockholders, including the election of directors. Notwithstanding the foregoing, holders of TPB Non-Voting Common Stock are entitled to vote as a separate class on matters involving amendments to the terms of TPB Non-Voting Common Stock that would significantly and adversely affect the rights or preferences of the TPB Non-Voting Common Stock.
Dividends
Holders of TPB Non-Voting Common Stock are entitled to receive, ratably with holders of TPB Common Stock, all dividends, if any, declared by the TPB Board out of funds legally available for dividends.
Liquidation
Upon TPB’s dissolution or liquidation or the sale of all or substantially all of TPB’s assets, after payment in full of all amounts required to be paid to creditors, if any, the holders of TPB Non-Voting Common Stock (and TPB Common Stock) will be entitled to receive, pro rata, our remaining assets available for distribution.
Other Rights
Holders of TPB Non-Voting Common Stock do not have conversion, redemption or preemptive rights to subscribe to any of TPB’s securities, except as described below. The rights, preferences and privileges of holders of TPB Non-Voting Common Stock are subject to the rights of the holders of any shares of TPB’s preferred stock which TPB may issue in the future. TPB Non-Voting Common Stock, which is identical to the TPB Common Stock, with the exception of voting rights, is convertible into shares of TPB Common Stock on a one-for-one basis at the sole discretion of the TPB Board. The TPB Board may give consideration to converting shares of TPB Non-Voting Common Stock into TPB Common Stock at any time. The TPB Board has the authority to issue up to the authorized number of shares of TPB Non-Voting Common Stock without additional approval by TPB’s stockholders.
Preferred Stock
The TPB Charter authorizes TPB to issue up to 40,000,000 shares of preferred stock. The TPB Board is authorized, subject to limitations prescribed by Delaware law and the TPB Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. The TPB Board is also authorized to designate any qualifications, limitations or restrictions on and to issue up to the authorized number of shares of preferred stock without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of TPB and may adversely affect the voting and other rights of the holders of TPB Common Stock, which could have an adverse impact on the market price of TPB Common Stock.
Anti-takeover Effects of Certain Provisions of the TPB Charter and TPB Bylaws
Several provisions of the TPB Charter and TPB Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen TPB’s vulnerability to a hostile change of control and enhance the ability of the TPB Board to maximize stockholder value in connection with any unsolicited offer to acquire TPB. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of TPB by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Election and Removal of Directors
The TPB Charter does not provide for cumulative voting in the election of directors. The TPB Bylaws require parties other than the TPB Board to give advance written notice of nominations for the election of directors. The TPB Charter also provides that a director may be removed at any time, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of TPB then entitled to vote at an election of directors, voting together as a single class. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited Actions by Stockholders
The TPB Charter and TPB Bylaws provide that special meetings of TPB stockholders entitled to vote may be called only by the TPB Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. The business transacted at the special meeting is limited to the business that was brought before the meeting by or at the direction of the TPB Board.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The TPB Bylaws provide that stockholders entitled to vote seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the secretary. Generally, to be timely, a stockholder’s notice must be received at TPB’s principal executive offices not less than 45 days nor more than 75 days prior to the anniversary date of the date on which TPB mailed its proxy materials for the immediately preceding year’s annual meeting of stockholders. The TPB Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede a stockholder’s ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.
Preferred Stock
The TPB Charter gives the TPB Board the sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the TPB Board has the power, consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control.
Amendment of the TPB Charter and TPB Bylaws
TPB may amend the TPB Charter in accordance with the requirements of the DGCL; provided, however, that an affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of TPB then entitled to vote thereon, voting together as a single class, is required to amend or to repeal certain provisions of the TPB Charter, including the provisions relating to the number of directors, director and officer indemnification and certain amendments of the TPB Charter and TPB Bylaws. The TPB Bylaws may be amended by a majority vote of the full TPB Board, or by a majority of the voting power of all of the then-outstanding shares of the capital stock of TPB then entitled to vote thereon, voting together as a single class.
Board of Directors Vacancies
The TPB Charter and TPB Bylaws authorize only the TPB Board to fill vacant directorships. In addition, the number of directors constituting the TPB Board will be set only by resolution adopted by a majority vote of the full TPB Board. These provisions prevent a stockholder from increasing the size of the TPB Board and gaining control of the TPB Board by filling the resulting vacancies with its own nominees.
Delaware Takeover Statute
TPB has opted out of Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined below, for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the TPB Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the TPB Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.
Forum for Adjudication of Disputes
The TPB Charter provides that unless TPB consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on TPB’s behalf, any action asserting breach of a fiduciary duty owed by any director, officer or other employee of TPB, any action asserting a claim arising pursuant to the DGCL or any action asserting a claim governed by the internal affairs doctrine. Although TPB has included a choice of forum provision in the TPB Charter, it is possible that a court could rule that such provision is inapplicable or unenforceable. In addition, this provision would not affect the ability of TPB’s stockholders to seek remedies under the federal securities laws.
Corporate Opportunity
The TPB Charter provides that the doctrine of “corporate opportunity” does not apply against Standard General or any of its “Affiliates” (as defined below) in a manner that would prohibit it from investing in competing businesses or doing business with our clients or customers. In addition, Standard General and its Affiliates are permitted to engage in business activities or invest in or acquire businesses which may compete with TPB’s business or do business with any client of TPB. The TPB Charter defines “Affiliate” as, with respect to Standard General L.P. and subject to certain limitations, any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with Standard General.
Directors’ Liability; Indemnification of Directors and Officers
The TPB Charter and TPB Bylaws limit the liability of TPB’s officers and directors to the fullest extent permitted by the DGCL and provide that TPB will provide them with customary indemnification. TPB has customary indemnification agreements with each of TPB’s executive officers and directors that provide them, in general, with customary indemnification in connection with their service to TPB or on TPB’s behalf.

Registration Rights Agreement
In connection with TPB’s May 2016 initial public offering, TPB entered into the Registration Rights Agreement with Standard General and certain other stockholders.
Subject to several exceptions, including underwriter cutbacks, limitations on offering size and TPB’s right to defer a demand registration under certain circumstances, Standard General can require that we register for resale its shares of TPB Common Stock on Form S-3.
The Registration Rights Agreement also includes customary piggyback rights for parties to the agreement in connection with registrations by TPB, including registrations filed in connection with a demand registration. Piggyback registration rights are subject to customary underwriter cutback provisions, except with respect to shares offered by TPB.
In connection with the registrations described above, TPB will indemnify any selling stockholders, or contribute to payments the selling stockholders may be required to make, and TPB will bear all fees, costs and expenses (except underwriting commissions and discounts and fees and expenses of financial advisors of the selling stockholders and their internal and similar costs).
Transfer Agent
The transfer agent for the TPB Common Stock is EQ Shareowner Services.

COMPARISON OF RIGHTS OF HOLDERS OF SDI STOCK AND TPB STOCK
Both TPB and SDI are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law, or DGCL. If the merger is completed, SDI’s stockholders will become stockholders of TPB, and their rights will be governed by the DGCL, the TPB Amended and Restated Bylaws (the “TPB Bylaws”) and the Second Amended and Restated Certificate of Incorporation of TPB (the “TPB Charter”), and which can be referenced for the purposes of definitions in the “TPB (Post-Merger)” column below that cross-reference the amended and restated certificate of incorporation of TPB.
The table below summarizes the material differences between the current rights of SDI’s stockholders under the Sixth Amended and Restated Certificate of Incorporation of SDI (the “SDI Charter”) and Third Amended and Restated By-laws of SDI (the “SDI Bylaws”), and the rights of TPB’s stockholders, post-merger, under the TPB Charter and TPB Bylaws, as in effect immediately prior to the merger.
The following summary is not a complete statement of the rights of the stockholders of either of TPB or SDI, companies or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. These summaries are qualified in their entirety by reference to the DGCL and the various documents of TPB and SDI that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of TPB or SDI before the merger and being a stockholder of TPB after the merger. TPB has filed copies of the TPB Charter and TPB Bylaws with the SEC and SDI will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. SDI will also send copies of its documents referred to in this proxy statement/prospectus to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.
Current SDI Rights Versus Post-Merger TPB Rights
Provision	SDI (Pre-Merger)	TPB (Post-Merger)
ELECTIONS; VOTING; PROCEDURAL MATTERS

Authorized Capital Stock
The SDI Charter authorizes the issuance of up to 380,000,000 shares, 50,000,000 shares of which are Preferred Stock, par value $.01 per share (“SDI Preferred Stock”), 300,000,000 of which are Class A Common Stock, par value $.01 per share (“SDI Class A Common Stock”) and 30,000,000 shares of which are Class B Common Stock, par value $.01 per share (“SDI Class B Common Stock”).

The TPB Charter authorizes the issuance of up to 240,000,000 shares, 190,000,000 of which are Voting Common Stock, $0.01 par value per share (“TPB Common Stock”), 10,000,000 shares of which are Non-Voting Common Stock, $0.01 par value per share (“TPB Non-Voting Common Stock”), and 40,000,000 shares of which are Preferred Stock, $0.01 par value per share (“TPB Preferred Stock”).

Number and Election of Directors
The SDI Bylaws provide that the number of directors shall be fixed exclusively by resolution duly adopted from time to time by the affirmative vote of a majority of the board of directors (“SDI Board”). At each annual meeting of the stockholders, directors elected to succeed those whose terms are expiring at that meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

The TPB Bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors (“TPB Board”) pursuant to a resolution adopted by the majority of the TPB Board. At each annual meeting of the stockholders, (i) directors shall be elected for a term of office to expire at the next annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the TPB Board, directors may be elected to fill any vacancy on the TPB Board, regardless of how such vacancy shall have been created.

Provision	SDI (Pre-Merger)	TPB (Post-Merger)
Stockholder Nominations and Proposals
The SDI Bylaws provide that nominations for persons to the SDI Board may be made at an annual meeting of stockholders (a) by or at the direction of, a majority of the SDI Board or a designated committee thereof, or (b) by any holder of record (both as of the time notice of such nomination is given by the stockholder and as of the record date for the annual meeting in question) of any shares of the capital stock of SDI entitled to vote at such annual meeting who complies with the procedures set forth in Section 3 of the bylaws. Any stockholder who seeks to make such a nomination, or his representative, must be present in person at the annual meeting. Only persons nominated in accordance with the procedures set forth in Section 3 of the SDI Bylaws shall be eligible for election as directors at an annual meeting of stockholders.

The TPB Bylaws provide that nominations of any person for election to the TPB Board may be made at an annual meeting or a special meeting of the stockholders. Nominations may be made (a) pursuant to TPB’s proxy materials with respect to such meeting, (b) by or at the direction of the TPB Board, or (c) by any stockholder of record of TPB at the time of the giving of the notice as set forth in the bylaws, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in Section 1 of the TPB Bylaws.

Classified Board of Directors	SDI does not have a classified Board of Directors.	TPB does not have a classified Board of Directors.

Removal of Directors
Under the SDI Bylaws, any director (including persons elected by directors to fill vacancies in the SDI Board) may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director at a duly constituted meeting of stockholders called expressly for such purpose. A director may not be removed from office without cause. At least 30 days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice shall be sent to the director whose removal will be considered at the meeting.
Neither the TPB Charter or the TPB Bylaws have a provision regarding the removal of TPB’s directors.

Special Meeting of the Stockholders
The SDI Bylaws provide that special meetings of the stockholders of SDI may be called only by (i) the SDI Board pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the SDI Board, if one is elected, or (iii) the President.
The TPB Charter and the TPB Bylaws provide that a special meeting of the stockholders may be called only by the TPB Board acting pursuant to a resolution adopted by a majority of the whole TPB Board.

Cumulative Voting	Neither the SDI Charter or the SDI Bylaws have a provision granting cumulative voting rights in the election of SDI’s directors.	Neither the TPB Charter or the TPB Bylaws have a provision granting cumulative voting rights in the election of TPB’s directors.

Provision	SDI (Pre-Merger)	TPB (Post-Merger)
Vacancies
The SDI Charter and the SDI Bylaws provide that any vacancy occurring in the SDI Board shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, if a quorum is present. Any director that voluntarily leaves office may vote on his or her replacement. Any director appointed in accordance with the preceding sentence shall hold office until such director’s successor shall have been duly elected and qualified. In the event of a vacancy on the SDI Board, the remaining directors may exercise the powers of the full SDI Board until the vacancy is filled.

The TPB Charter and the TPB Bylaws provide that any vacancy occurring in the TPB Board may be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

Voting Stock
The SDI Charter provides that the holders of shares of SDI Class A Common Stock and SDI Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the written consent of the stockholders of SDI, (b) be entitled to notice of any stockholders’ meeting in accordance with the SDI Bylaws and (c) be entitled to vote upon such matters and in such manner as may be provided in the SDI Charter or required by applicable law. Each holder of SDI Class A Common Stock shall have the right to one (1) vote per share of SDI Class A Common Stock held of record by such holder and each holder of SDI Class B Common Stock shall have the right to ten (10) votes per share of SDI Class B Common Stock held of record by such holder.
The TPB Charter provides that each holder of TPB Common Stock shall be entitled to one (1) vote for each share of TPB Common Stock held by such holder.

Drag Along	SDI does not have drag along terms in place.	TPB does not have drag along terms in place.

Stockholder Action by Written Consent
The SDI Bylaws provide that any action required or permitted to be taken by the stockholders must be effected at a duly constituted annual or special meeting of such holders or by a consent in writing signed by the holders of all of the outstanding shares authorized to vote at such meeting.
Neither the TPB Charter or the TPB Bylaws have a provision re: stockholder action by written consent.

Notice of Stockholder Meeting
The SDI Bylaws provides that a written notice of all annual meetings of stockholders stating the hour, date and place of such annual meetings shall be given by the Secretary or an Assistant Secretary (or other person authorized by the SDI Bylaws or by law) not less than 10 days nor more than 60 days before the meeting, to each stockholder

The TPB Bylaws provides that notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote

Provision	SDI (Pre-Merger)	TPB (Post-Merger)

entitled to vote thereat and to each stockholder who, by law or under the SDI Charter or SDI Bylaws, is entitled to such notice, by delivering such notice to him or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on SDI’s transfer books. Such notice shall be deemed to be delivered when hand delivered to such address or deposited in the mail so addressed, with postage prepaid.

at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided in the TPB Charter or required by law.

Conversion Rights
The SDI Charter provides that each share of SDI Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of SDI Class A Common Stock at the option of the holder thereof at any time upon written notice to SDI. Before any holder of SDI Class B Common Stock shall be entitled to voluntarily convert any shares of such SDI Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed (or in the case of lost, stolen, or destroyed certificate(s), shall notify SDI that the certificate(s) have been lost, stolen, or destroyed), at the principal corporate office of SDI or of any transfer agent for the SDI Class B Common Stock, and shall give written notice to SDI at its principal corporate office, that the stockholder elects to convert the same and shall state therein the name(s) in which the certificate(s) representing the shares of SDI Class A Common Stock into which the shares of SDI Class B Common Stock are so converted are to be issued or W) in which such shares are to be registered in book entry if such shares are uncertificated. SDI shall, as soon as practicable thereafter, (x) issue and deliver at such office to such holder of SDI Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of SDI Class A Common Stock to which such holder shall be entitled, provided, however, that SDI shall not be obligated to issue certificate(s) evidencing the shares of SDI Class A Common Stock issuable upon such voluntary conversion unless the certificate(s) evidencing such shares of SDI Class B Common Stock are either delivered to SDI or its transfer agent as provided above, or the holder notifies SDI or its transfer agent that such certificate(s) have

The TPB Charter provides that each outstanding share of TPB Non-Voting Common Stock may be converted into one fully paid and nonassessable share of TPB Common Stock upon the determination of the TPB Board, which may be made in its sole discretion. The conversion right provided in the SDI Charter shall be exercised by the delivery of a written notice (the “Conversion Notice”) of the election by the Secretary of SDI to the holder of shares of TPB Non-Voting Common Stock (the “Converted Holder”) to be converted. Subject to prior approval by the TPB Board, the Conversion Notice shall be countersigned by the Converted Holder, and an officer of SDI shall deliver such countersigned Conversion Notice to the office of the transfer agent of SDI (the “Transfer Agent”) during normal business hours together with (if so required by SDI or the Transfer Agent) an instrument of transfer, in form satisfactory to SDI and to the Transfer Agent, duly executed by such Converted Holder or his duly authorized attorney, and funds in the amount of any applicable transfer tax (unless provision satisfactory to SDI is otherwise made therefor), if required. As promptly as practicable after the delivery of a Conversion Notice to the Transfer Agent and the payment in cash of any amount required, SDI will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the Converted Holder, a confirmation of book-entry transfer of shares representing the number of fully paid and non-assessable shares of TPB Common Stock issuable upon such conversion, issued in such name or names as the Converted Holder may direct by written notice to SDI. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the

Provision	SDI (Pre-Merger)	TPB (Post-Merger)

been lost, stolen or destroyed and executes an agreement satisfactory to SDI to indemnify SDI from any loss incurred by it in connection with such lost, stolen or destroyed certificate(s), or (y) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of SDI Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by Section 8A of the SDI Charter, and the person or persons entitled to receive the shares of SDI Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of SDI Class A Common Stock as of such time. Each share of SDI Class B Common Stock that is converted pursuant to Part B, Section 8A of Article IV of the SDI Charter shall be retired by SDI and shall not be available for reissuance. From and after the Effective Time, each share of SDI Class B Common Stock shall automatically, without further action by the holder thereof, convert into one (1) fully paid and nonassessable share of SDI Class A Common Stock, upon the occurrence of a Transfer (as defined in Part C of Article IV of the SDI Charter), other than a Permitted Transfer (as defined in Part C of Article IV of the SDI Charter), of such share of SDI Class B Common Stock (any such Transfer, a “Transfer Conversion Event”) and all (and not less than all) shares of SDI Class B Common Stock shall automatically, without further action by any holder thereof, convert into an identical number of fully paid and nonassessable shares of SDI Class A Common Stock at such date and time, or the occurrence of an event, specified by the affirmative vote or written consent of the holders of two-thirds of the then-outstanding shares of SDI Class B Common Stock, voting as a separate class (the occurrence of a Transfer Conversion Event or an event described in clause (ii) of Part B, Section 8B of the SDI Charter, a “Conversion Event”). Each outstanding stock certificate that, immediately prior to a Conversion Event (as defined in the SDI Charter), represented one or more shares of delivery of the Conversion Notice to the Transfer Agent, and all rights of the Converted Holder shall cease with respect to such shares of TPB Non-Voting Common Stock at such time and the person or persons in whose name or names the shares of TPB Common Stock issued upon conversion shall be treated for all purposes as having become the record holder or holders of such shares of TPB Common Stock at such time; provided, however, that any delivery of a Conversion Notice and payment on any date when the stock transfer books of SDI shall be closed shall constitute the person or persons in whose name or names the shares TPB Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open. The issuance of shares of TPB Common Stock upon conversion of shares of TPB Non-Voting Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such shares to be issued upon conversion are to be issued in a name other than that of the Converted Holder, the person or persons to whom such shares are to be issued shall pay to SDI the amount of any tax that may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of SDI that such tax has been paid. When shares of TPB Non-Voting Common Stock have been converted, they shall be cancelled and become authorized but unissued shares of TPB Non-Voting Common Stock.

Provision	SDI (Pre-Merger)	TPB (Post-Merger)

SDI Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of SDI Class A Common Stock, without the need for surrender or exchange thereof. SDI shall, upon the request of any holder whose shares of SDI Class B Common Stock have been converted into shares of SDI Class A Common Stock as a result of a Conversion Event, and upon surrender by such holder to SDI of the outstanding certificate(s) formerly representing such holder’s shares of SDI Class B Common Stock or, in the case of lost, stolen, or destroyed certificate(s) (where SDI has been notified that such certificate(s) have been lost, stolen, or destroyed), after execution of an agreement satisfactory to SDI to indemnify SDI from any loss incurred by it in connection with such lost, stolen or destroyed certificate(s), issue and deliver to such holder certificate(s) representing the shares of SDI Class A Common Stock into which such holder’s shares of SDI Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book entry form. If SDI has reason to believe that a Transfer Conversion Event with respect to any shares of SDI Class B Common Stock has occurred but has not theretofore been reflected on the books of SDI, SDI may request that the applicable holder furnish affidavits or other evidence to SDI as SDI deems necessary to determine whether a Transfer Conversion Event has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to SDI (in the manner provided in the request) to enable SDI to determine that no such Transfer Conversion Event has occurred, any such shares of SDI Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of SDI Class A Common Stock and the same shall thereupon be registered on the books and records of SDI. If the Secretary of SDI or the SDI Board, or a duly authorized committee thereof, determines that any shares of SDI Class B Common Stock have been subject to an inadvertent Transfer that would constitute a Transfer Conversion Event, or

Provision	SDI (Pre-Merger)	TPB (Post-Merger)

any other event shall have occurred, or any state of facts arisen or come into existence, that would inadvertently cause a Transfer Conversion Event, and the holder thereof shall have cured or shall promptly cure such inadvertent Transfer or the event or state of facts that would inadvertently cause such Transfer Conversion Event, then the Secretary of SDI or the SDI Board, or a duly authorized committee thereof, may determine that such share or shares of SDI Class B Common Stock shall not have been automatically converted into SDI Class A Common Stock pursuant to Section 8B of Article IV of the SDI Charter. Subject to the preceding sentence, each share of SDI Class B Common Stock that is converted pursuant to Part B, Section 8B of Article IV shall thereupon be retired by SDI and shall not be available for reissuance.

SDI may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of the SDI Charter, relating to the conversion of the SDI Class B Common Stock into SDI Class A Common Stock, as it may deem necessary or advisable in connection therewith. In connection with any action of the stockholders taken at a meeting or by written consent, SDI shall presume that the stock ledger of SDI sets forth the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder, provided that any such presumption shall be rebuttable by a holder of shares of common stock that furnishes affidavits or other evidence sufficient to enable SDI to make a contrary determination in accordance with the SDI Charter. Notwithstanding anything herein to the contrary, any determination by the Secretary of SDI relating to the conversion of any share of SDI Class B Common Stock into a share of SDI Class A Common Stock shall be conclusive and binding.

Protective Provisions	The SDI Charter provides that SDI shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Parts	No protective provisions were found in the TPB Charter.

Provision	SDI (Pre-Merger)	TPB (Post-Merger)

B or C of Article IV of the SDI Charter (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of SDI Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, the SDI Charter or the SDI Bylaws.

For a period of eighteen (18) months from the Effective Time (as defined in the SDI Charter), any merger, consolidation, share exchange or similar transaction as a result of which Standard General L.P. and its affiliates, individually or in the aggregate, would own ninety-five percent (95%) or more of the issued and outstanding shares of common stock of SDI shall require the approval of the holders of a majority of the shares of the SDI Class A Common Stock held by stockholders of SDI other than Standard General L.P. and its affiliates. For a period of eighteen (18) months from the Effective Time, the approval of the holders of a majority of the shares of the SDI Class A Common Stock held by the stockholders of SDI other than Standard General L.P. and its affiliates shall be required to amend, alter or eliminate Section 11 of Article IV, Part B of the SDI Charter.

Right of First Refusal	SDI does not have rights of first refusal in place.	TPB does not have rights of first refusal in place.

Rights of Co-Sale	SDI does not have rights of co-sale in place.	TPB does not have rights of co-sale in place.

Pro Rata Rights	SDI does not have pro rata rights in place.	TPB does not have pro rata rights in place.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY

Indemnification and Limitation of Liability
The SDI Charter provides that a director of SDI shall not be personally liable to SDI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to SDI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the Effective Time to authorize corporate action further eliminating or limiting the

The TPB Charter provides that a director of TPB shall not be personally liable to TPB or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to TPB or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (D) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or

Provision	SDI (Pre-Merger)	TPB (Post-Merger)

personal liability of directors, then the liability of a director of SDI shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

SDI shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of SDI or any predecessor of SDI, or serves or served at any other enterprise as a director or officer at the request of the SDI or any predecessor of SDI.

The SDI Bylaws provide that each officer of SDI shall be indemnified and held harmless by SDI to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits SDI to provide broader indemnification rights than said law permitted SDI to provide prior to such amendment) against any and all Expenses (as defined in the SDI Bylaws) incurred by such officer in connection with any Proceeding (as defined in the SDI Bylaws) in which such officer is involved as a result of serving or having served (a) as an officer or employee of SDI, (b) as a director, officer or employee of any wholly-owned subsidiary of SDI, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of SDI, including service with respect to employee or other benefit plans, and shall continue as to an officer who has ceased to be an officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that SDI shall indemnify any such officer seeking indemnification in connection with a Proceeding initiated by such officer only if such Proceeding was authorized by the SDI Board.

limiting the personal liability of directors, then the liability of a director of TPB shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The TPB Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or an officer of TPB or is or was serving at the request of TPB as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by TPB to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits TPB to provide broader indemnification rights than such law permitted TPB to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of Article VIII of the TPB Bylaws with respect to proceedings to enforce rights to indemnification, TPB shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the TPB Board.

Advancement of Expenses
The SDI Bylaws provide that any indemnification extended to an officer or Non-Officer Employee (as defined in the SDI Bylaws) shall include payment by SDI of Expenses (including attorneys’ fees) incurred in defending a Proceeding in advance of the formal disposition of such Proceeding upon

The TPB Bylaws provide that an indemnitee shall also have the right to be paid by TPB the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses

Provision	SDI (Pre-Merger)	TPB (Post-Merger)

receipt of an undertaking by the officer or Non-Officer Employee seeking indemnification to repay such payment if such officer or Non-Officer Employee shall be adjudicated or determined not to be entitled to indemnification.

incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to SDI of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses.

DIVIDENDS

Declaration of Payment of Dividends
The SDI Charter provides that dividends may be declared by the SDI Board and paid on the common stock from funds legally available therefore as and when determined by the SDI Board in its sole discretion, subject to the requirements of applicable law and the provisions of the SDI Charter. Shares of SDI Class A Common Stock and SDI Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any such dividends; provided, however, that in the event a dividend is paid in the form of shares of common stock, or securities (including options, warrants, or other rights) convertible into, or exercisable or exchangeable for common stock, then such dividend shall be paid only in shares of SDI Class A Common Stock (or securities (including options, warrants, or other rights) convertible into, or exercisable or exchangeable for shares of SDI Class A Common Stock), with holders of shares of SDI Class A Common Stock and SDI Class B Common Stock receiving, on a per share basis, an identical number of shares of SDI Class A Common Stock (or securities (including options, warrants or other rights) convertible into, or exercisable or exchangeable for an identical number of shares of SDI Class A Common Stock). Notwithstanding the foregoing, the SDI Board may pay or make a disparate dividend or distribution per share of SDI Class A Common Stock or SDI Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is

The TPB Charter provides that the holders of TPB Common Stock and TPB Non-Voting Common Stock shall be entitled to the payment of dividends when and as declared by the TPB Board in accordance with applicable law and to receive other distributions from TPB. Any dividends declared by the TPB Board to the holders of the then outstanding TPB Common Stock and TPB Non-Voting Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of TPB Common Stock and TPB Non-Voting Common Stock held by each such holder as of the record date of such dividend, as if the two classes of stock constituted a single class.

Provision	SDI (Pre-Merger)	TPB (Post-Merger)

payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote or written consent of the holders of a majority of the outstanding shares of SDI Class A Common Stock and a majority of the outstanding shares of SDI Class B Common Stock, each voting separately as a class.

AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS

Amendments to Certificate of Incorporation Or Bylaws
The SDI Charter provides that SDI reserves the right to repeal, alter or amend the SDI Charter in the manner now or hereafter prescribed by statute and the SDI Charter, and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of the SDI Charter shall be made unless the same is first approved by the SDI Board pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office, and thereafter approved by the stockholders.

The SDI Bylaws provide that the SDI Board shall have the power to adopt, alter, amend and repeal the SDI Bylaws. Any SDI Bylaws adopted by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing or any other provisions of the SDI Charter or the SDI Bylaws to the contrary, such action by the SDI Board shall require the affirmative vote of at least two-thirds of the directors then in office. Notwithstanding the foregoing or any other provisions of the SDI Charter or the SDI Bylaws to the contrary, any action by the stockholders to alter, amend or repeal the SDI Bylaws shall require the affirmative vote of at least two-thirds of the total votes eligible to be cast by stockholders with respect to such alteration, amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose.

The TPB Charter provides that TPB reserves the right to amend or repeal any provision contained in the TPB Charter in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of the TPB Charter or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by the TPB Charter, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of TPB entitled to vote thereon, voting together as a single class, shall be required to amend or repeal the TPB Charter.

The TPB Bylaws provide that the TPB Board is expressly authorized to adopt, amend and repeal the TPB Bylaws subject to the power of the holders of capital stock of TPB to adopt, amend or repeal the TPB Bylaws; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal the TPB Bylaws, notwithstanding any other provision of the TPB Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of TPB required by law, the TPB Bylaws or any preferred stock, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the TPB Bylaws.

Provision	SDI (Pre-Merger)	TPB (Post-Merger)
EXCLUSIVE FORUM

Exclusive Forum Provision	Neither the SDI Charter nor the SDI Bylaws have an exclusive forum provision.
The TPB Charter provides that, unless TPB consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (A) any derivative action or proceeding brought on behalf of TPB, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of TPB to TPB or TPB’s stockholders, (C) any action asserting a claim against TPB, its directors, officers or employees arising pursuant to any provision of the DGCL or the TPB Charter or TPB Bylaws, or (D) any action asserting a claim against TPB, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (A) through (D) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

To the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims. However, this exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent

Provision	SDI (Pre-Merger)	TPB (Post-Merger)

jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. TPB stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in the TPB Charter to be inapplicable or unenforceable.

PRINCIPAL STOCKHOLDERS OF SDI
The following table sets forth information with respect to the beneficial ownership of SDI’s capital stock as of April 15, 2020, by:
•	Each person or entity known to SDI who beneficially owns 5% or more of the common stock of SDI;
•	Each of SDI directors and named executive officers; and
•	All of SDI directors and executive officers as a group.
Other than with respect to the common stock beneficially owned by beneficial owners of 5% or more of SDI issued and outstanding common stock, the table below states beneficial ownership as of April 15, 2020. The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. As of April 15, 2020, there were no unissued shares subject to issuance upon exercise of options or warrants within 60 days. The address of the individual beneficial owners is in care of SDI at its address listed on the first page of this proxy statement/prospectus unless otherwise noted.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Class A Common Stock(1)	Amount and Nature of Beneficial Ownership of Class B Common Stock(1)	Total Beneficial Ownership	Percent of Class A	Percent of Class B
Gregory H.A. Baxter	28,825	—	*	*	*
Ian Estus	81,277	—	*	*	*
Edward J. Sweeney	—	—	*	*	*
Bradford A. Tobin	34,913	—	*	*	*
David M. Wurzer	7,974	3,050	*	*	*
Thomas F. Helms, Jr.	116,341	272,624	2.3%	1.3%	3.5%
David Glazek	—	—	*	*	*
Arnold Zimmerman	2,097	—	*	*	*
All officers and directors as a group (8 persons)	271,427	275,674	3.3%	3.0%	3.6%
Standard General L.P.	6,237,143	7,360,075	81.7%	69.7%	95.0%
*	Represents less than 1%.
(1)
Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The inclusion herein of securities listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)
Soohyung Kim is the Chief Executive Officer of Standard General L.P. and a director of the general partner of Standard General L.P. Standard General’s address is 767 Fifth Avenue, 12th Floor, New York, NY 10153.

PRINCIPAL STOCKHOLDERS OF COMBINED ORGANIZATION
The following table and the related notes present certain information with respect to the beneficial ownership of TPB capital stock upon consummation of the merger, assuming the closing of the merger occurred on June 8, 2020, by:
•	each person, or group of affiliated persons, known by SDI to beneficially own 5% or more of the TPB Common Stock upon the consummation of the merger;
•	each of TPB’s named executive officers;
•	each of TPB’s directors; and
•	all of TPB’s executive officers and directors as a group.
Other than with respect to the TPB Common Stock beneficially owned by beneficial owners of more than 5% of the issued and outstanding TPB Common Stock, the table below states beneficial ownership as of June 8, 2020, based on the assumption of the merger closing on that date. The amounts and percentages of TPB Common Stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Included in the amount of TPB Common Stock beneficially owned are shares of TPB Common Stock subject to exercisable options or warrants or options or warrants that will become exercisable within 60 days of June 8, 2020. The calculation of the percentage owned by each person assumes that all vested options held by such person have been exercised. The calculation of the percentage owned by all directors and executive officers as a group assumes that all vested options beneficially held by them have been exercised.
In addition to assuming that the merger closed on June 8, 2020, the table below assumes that SDI will own 9,978,918 shares of TPB Common Stock immediately prior to the closing of the merger, which is the number of shares of TPB Common Stock owned by SDI as of the date of this proxy statement/prospectus. However, there can be no assurance that SDI will continue to own such number of shares of TPB Common Stock. Should SDI own a lesser number of shares immediately prior to closing of the merger, each holder of SDI Common Stock will receive a reduced number of shares of TPB Common Stock, and the amounts set forth below would be adjusted accordingly.
Name of Beneficial Holder	Position or Title of Beneficial Holder	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Standard General L.P.(1)	Principal Stockholder	7,479,970	38.41%
Thrivent Financial for Lutherans(2)	Principal Stockholder	1,087,653	5.58%
Lawrence S. Wexler(3)	President & Chief Executive Officer, Director	402,809	2.07%
James W. Dobbins(4)	Senior Vice President General Counsel, Secretary	137,343	*
Robert M. Lavan(5)	Senior Vice President, Chief Financial Officer	53,670	*
Gregory H.A. Baxter(6)	Director	62,705	*
H. C. Charles Diao(7)	Director	66,416	*
David Glazek(8)	Director	__	*
Peggy H. Hebard(9)	Director	13,432	*
Ashley Davis Frushone	Director	263	*
Arnold Zimmerman(10)	Director	63,667	*
Directors and Executive Officers as a Group (11 Persons)(11)		977,158	5.02%
*	Represents less than 1%.
(1)
Standard General serves as investment manager to each of Standard General Master Fund L.P., P Standard General Ltd. and Standard General Focus Fund L.P. (the “Funds”) and, in that capacity, exercises voting and investment control over the shares held by the Funds. Soohyung Kim is the Chief Executive Officer of Standard General and a director of the general partner of Standard General. By virtue of the foregoing, Standard General and Mr. Kim may be deemed to beneficially own, and have shared voting and dispositive power over, all of the shares held by the Funds. Each of Mr. Kim, Standard General and the Funds disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares. The address of Standard General and its principals is 767 Fifth Avenue, New York, NY, 10153.
(2)
This information is based solely on a review of a stock ownership report on Form 13G filed by this shareholder with the SEC on February 12, 2019. The address for Thrivent Financial for Lutherans is 625 Fourth Avenue South, Minneapolis, MN 55415.

(3)	Includes 51,338 shares subject to exercisable stock options.
(4)	Includes 53,302 shares subject to exercisable stock options.
(5)	Includes 47,670 shares subject to exercisable stock options.
(6)	Includes 45,640 shares subject to exercisable stock options.
(7)	Includes 41,728 shares subject to exercisable stock options.
(8)	Mr. Glazek is a Partner of Standard General but disclaims beneficial ownership in shares of common stock held by Standard General or the Funds.
(9)	Includes 3,000 shares and 10,342 shares subject to exercisable options held by Ms. Hebard’s husband, George W. Hebard III.
(10)	Held by the Arnold Zimmerman Revocable Trust in which Mr. Zimmerman is the trustee.
(11)	Includes 331,904 shares subject to exercisable stock options.

STOCKHOLDER PROPOSALS
2021 SDI Annual Meeting of Stockholders
SDI will not hold an annual meeting of stockholders in 2021 if the merger is completed because SDI will have been merged out of existence in the merger. However, if the merger agreement is terminated for any reason, SDI expects to hold an annual meeting of stockholders in 2021. A date has not been set for SDI’s 2021 annual meeting.
If SDI holds an annual meeting in 2021, it will announce the date of such meeting and the date by which proposals of any SDI stockholder that such stockholder wishes to be presented at such 2021 annual meeting and included in the proxy statement and form of proxy prepared for that meeting must be received by SDI at its principal executive offices to be considered for inclusion in such proxy statement and form of proxy. Any such proposal must be submitted in writing to the Secretary and General Counsel of SDI, 767 5th Avenue, 12th Floor, New York, NY 10153. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in SDI management’s proxy soliciting material for a 2021 annual meeting.
A SDI stockholder may wish to have a proposal presented at a 2021 annual meeting, but not to have such proposal included in SDI’s proxy statement and form of proxy relating to that meeting. If SDI holds an annual meeting in 2021, it will announce the date of such meeting and the time period during which, in accordance with Section 2 of Article I of SDI’s bylaws, notice of any such proposal must be received by SDI. If it is not received during this period, such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Exchange Act, and, therefore, the proxies will have the right to exercise discretionary voting authority with respect to such proposal. Any such proposal must be submitted in writing to the Secretary of SDI at the address appearing in the preceding paragraph.
LEGAL MATTERS
It is a condition to the merger that TPB and SDI receive opinions from Lathrop GPM LLP and Morgan Lewis & Bockius LLP, respectively, concerning the United States federal income tax consequences of the merger. The validity of the shares of TPB Common Stock to be issued in the merger will be passed upon for TPB by Lathrop GPM LLP.
EXPERTS
TPB
The consolidated financial statements of TPB and its subsidiaries as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, incorporated in this proxy statement/prospectus by reference from the TPB Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report appearing thereon, incorporated herein by reference, and have been incorporated in this proxy statement/prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
SDI
The consolidated financial statements and the related financial statement schedule of SDI and subsidiaries as of December 31, 2019 and 2018 and for the years then ended incorporated in this proxy statement/prospectus by reference from the SDI Form 8-K dated May 12, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon, and have been incorporated in this proxy statement/prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
TPB and SDI each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including TPB and SDI, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Investors may also consult each of TPB’s and SDI’s websites for more information about TPB and SDI, respectively. TPB’s website is www.turningpointbrands.com. SDI’s website is www.standarddiversified.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
TPB has filed a registration statement on Form S-4 to register with the SEC the shares of TPB Common Stock that TPB will issue to SDI’s stockholders in the merger of which this proxy statement/prospectus forms a part. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of TPB, as well as a proxy statement of SDI for its special meeting. The rules and regulations of the SEC allow TPB and SDI to omit certain information included in the registration statement from this proxy statement/prospectus.
In addition, the SEC allows SDI and TPB to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.
This proxy statement/prospectus incorporates by reference the documents listed below that SDI and TPB have previously filed with the SEC; provided, however, that this proxy statement/prospectus does not incorporate by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about the companies, their financial condition and other matters.
SDI SEC Filings
•	Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020, as amended on Form 10-K/A on April 22, 2020;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 4, 2020;
•
Current Reports on Form 8-K filed with the SEC on January 8, 2020, January 17, 2020, January 23, 2020, April 8, 2020 and May 12, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

TPB SEC Filings
•	Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on April 28, 2020;
•
Current Reports on Form 8-K filed with the SEC on April 8, 2020 and June 10, 2020 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act);

•	Description of TPB’s capital stock, contained in TPB’s Registration Statement on Form S-3, filed with the SEC on June 30, 2017.
To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.
In addition, SDI and TPB incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from SDI or TPB, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Standard Diversified Inc. 767 5th Avenue, 12th Floor New York, NY 10153 Telephone: (212) 922-3752 Attn: Secretary and General Counsel	Turning Point Brands Inc. 5201 Interchange Way Louisville, KY 40229 Attn: Robert Lavan and James W. Dobbins
If you are a stockholder of SDI or TPB and would like to request documents, please do so by five business days before the SDI special meeting to receive them before the SDI special meeting. If you request any documents from SDI or TPB, SDI or TPB, as applicable, will mail them to you by first class mail, or by another equally prompt means, within one business day after SDI or TPB, as the case may be, receives your request.
HOUSEHOLDING OF PROXY STATEMENT
Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of this proxy statement may have been sent to multiple SDI stockholders in your household. If you would prefer to receive separate copies of this proxy statement for other SDI stockholders in your household, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.
Upon request to the Secretary and General Counsel at the address of SDI, 767 5th Avenue, 12th Floor, New York, NY 10153, or via telephone at (212) 922-3752, SDI will promptly provide separate copies of this proxy statement. SDI stockholders sharing an address who are receiving multiple copies of this proxy statement and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Annex A
AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

TURNING POINT BRANDS, INC.,
a Delaware corporation;

STANDARD MERGER SUB, LLC,
a Delaware limited liability company; and

STANDARD DIVERSIFIED INC.,
a Delaware corporation

Dated as of April 7, 2020

A-i

A-ii

Schedules:
Exhibits:
Exhibit A	Definitions
A-iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 7, 2020, by and among Turning Point Brands, Inc., a Delaware corporation (“TPB”), Standard Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of TPB (“Merger Sub”), and Standard Diversified Inc., a Delaware corporation (“SDI”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A. TPB and SDI intend to effect a merger of SDI with and into Merger Sub (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, SDI will cease to exist and Merger Sub will survive as a wholly owned Subsidiary of TPB.
B. The Parties intend that the Merger qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.
C. The board of directors of TPB, based on the recommendation of a special committee of the board of directors of TPB (the “TPB Special Committee”), has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of TPB and its stockholders, and (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of TPB Common Stock to the SDI Stockholders pursuant to the terms of this Agreement.
D. The sole stockholder of Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.
E. The board of directors of SDI, based on the recommendation of a special committee of the board of directors of SDI (the “SDI Special Committee”), has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of SDI and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of TPB Common Stock to the SDI Stockholders pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the SDI Stockholders vote to approve the SDI Stockholder Matters.
AGREEMENT
The Parties, intending to be legally bound, agree as follows:
1. DESCRIPTION OF TRANSACTION
1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, SDI shall be merged with and into Merger Sub, and the separate existence of SDI shall cease. Merger Sub will continue as the surviving entity in the Merger (the “Surviving Company”).
1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL and DLLCA.
1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as TPB and SDI may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in a form reasonably acceptable to TPB and SDI

(the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of TPB and SDI (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
1.4 Certificate of Formation and Bylaws; Directors and Officers. At the Effective Time:
(a) the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended as provided by the DLLCA and such certificate of formation; and
(b) the managers and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company, shall be the managers and officers of Merger Sub.
1.5 Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of TPB, Merger Sub, SDI or any stockholder of SDI or TPB:
(i) any shares of SDI Common Stock held as treasury stock or held or owned by TPB, Merger Sub or any Subsidiary of TPB immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any shares of TPB Common Stock held or owned by SDI immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(iii) subject to Section 1.5(c) each share of SDI Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be automatically converted solely into the right to receive a portion of the Stock Merger Consideration equal to a fraction of a share of TPB Common Stock equal to (A) the total number of shares of TPB Common Stock constituting the Stock Merger Consideration, divided by (B) (1) the total number of shares of SDI Common Stock outstanding at such date (excluding shares to be canceled pursuant to Section 1.5(a)(i)) plus (2) the total number of shares of SDI Common Stock underlying all SDI Restricted Stock Awards and SDI RSU Awards that will vest as contemplated by Section 1.5(b), but only to the extent such shares were not outstanding prior to such vesting. Such fraction of a share of TPB Common Stock shall be referred to herein as the “Per Share Merger Consideration.” All such shares of SDI Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist.
(b) Immediately prior to the Effective Time, any and all outstanding issuance and forfeiture conditions on any shares of SDI Common Stock subject to any SDI Restricted Stock Awards or SDI RSU Awards shall be deemed satisfied in full, contingent upon the consummation of the Merger, and the holders of SDI Restricted Stock Awards or SDI RSU Awards will be entitled to receive promptly, and in any event within ten (10) Business Days, after the Effective Time, the Per Share Merger Consideration in respect of each such share of SDI Common Stock, less applicable Taxes and withholdings, with such holder’s aggregate portion of merger consideration rounded up to the next whole share of TPB Common Stock.
(c) No fractional shares of TPB Common Stock shall be issued in connection with the Merger. Any holder of SDI Common Stock who would otherwise be entitled to receive a fraction of a share of TPB Common Stock (after aggregating all fractional shares of TPB Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a Letter of Transmittal in accordance with Section 1.8 and any accompanying documents as required therein, have such holder’s portion of the merger consideration rounded up to the next whole share of TPB Common Stock.
(d) All SDI Options outstanding immediately prior to the Effective Time under the SDI Plan shall be treated in accordance with Section 5.5.
(e) Each share of Merger Sub shall, as of the Effective Time, become a share of the Surviving Company.
(f) Notwithstanding the other provisions of this Section 1.5, the Stock Merger Consideration, shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into TPB Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of SDI Common Stock or TPB Common Stock outstanding after the date hereof and prior to the Effective Time so as to provide the holders of shares of SDI Common Stock with the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit SDI to take any action with respect to its securities that is prohibited by Section 4.1(b).
1.6 Closing of SDI’s Transfer Books. At the Effective Time: (a) all shares of SDI Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of SDI Common Stock that were outstanding immediately prior to the Effective Time (each such certificate, a “SDI Stock Certificate”) or shares of SDI Common Stock held in direct registration form (“SDI Book Entry Shares”) shall cease to have any rights as SDI Stockholders except the right to receive the Per Share Merger Consideration (as rounded up to the next whole share of TPB Common Stock); and (b) the stock transfer books of SDI shall be closed with respect to all shares of SDI Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of SDI Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid SDI Stock Certificate previously representing any shares of SDI Common Stock, including any valid SDI Stock Certificate representing any shares of SDI Preferred Stock previously converted into shares of SDI Common Stock, is presented to the Exchange Agent or to the Surviving Company, such SDI Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.
1.7 Net Liabilities. No less than three Business Days prior to the Effective Time, SDI will deliver to TPB a statement showing SDI’s best estimate of the Net Liabilities as of the Effective Time (the “Net Liabilities Estimate”), which statement will be certified as true, complete and correct to the knowledge of the Chief Financial Officer or Chief Executive Officer of SDI. The Net Liabilities Estimate will be consistent with the books and records of SDI and its financial statements (as prepared in accordance with GAAP).
1.8 Payment Procedures.
(a) Prior to the Effective Time, TPB shall appoint EQ Shareowner Services or such other bank or trust company reasonably acceptable to SDI to act as exchange and paying agent (the “Exchange Agent”) for the payment of the Stock Merger Consideration and the Fractional Share Consideration. At or prior to the Effective Time, TPB shall deposit with the Exchange Agent evidence of book entry shares representing the TPB Common Stock issuable pursuant to Section 1.5. The TPB Common Stock constituting the Stock Merger Consideration and the Fractional Share Consideration, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
(b) Promptly after the Effective Time, TPB shall cause the Exchange Agent to mail to the SDI Stockholders who were record holders of shares of SDI Common Stock that were converted into the right to receive a portion of the Stock Merger Consideration a letter of transmittal in customary form and containing such provisions as TPB may reasonably specify (with all other documentation required to be delivered pursuant to the letter of transmittal) (together, the “Letter of Transmittal”), including instructions for surrendering to the Exchange Agent such holder’s SDI Common Stock in exchange for shares of TPB Common Stock and specifying that delivery shall be effected, and risk of loss and title to any SDI Stock Certificates or SDI Book Entry Shares shall pass, only upon delivery of such SDI Stock Certificates or SDI Book Entry Shares to the Exchange Agent.
(c) After the Effective Time, upon surrender of a SDI Stock Certificate for cancelation, if applicable, together with delivery to the Exchange Agent of a Letter of Transmittal, duly completed and duly executed in accordance with the instructions thereto, such SDI Stockholder shall be entitled to receive in exchange therefor book entry shares representing such SDI Stockholder’s portion of the Stock Merger Consideration (in a number of whole shares of TPB Common Stock) that such SDI Stockholder has the right to receive pursuant to the provisions of Section 1.5(a) (and any additional whole share of TPB Common Stock payable pursuant to the provisions of Section 1.5(b) and Section 1.5(c)). Until surrendered as contemplated by this Section 1.8(c), any SDI Stock Certificate or SDI Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender such SDI Stockholder’s portion of the Stock Merger Consideration (and any additional whole share of TPB Common Stock payable pursuant to the provisions of Section 1.5(b) and Section 1.5(c)) in exchange for SDI Common Stock held by such SDI Stockholder pursuant to this Agreement. A SDI Stockholder shall not be entitled to receive any portion of the Stock Merger Consideration to which they are otherwise entitled until such SDI Stockholder properly delivers a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or TPB. The Stock Merger Consideration, any additional whole share of TPB Common Stock payable pursuant to the provisions of Section 1.5(b) and Section 1.5(c), and any dividends or other distributions as are payable pursuant to Section 1.8(d) shall be deemed to have been in full satisfaction of any and all rights pertaining to SDI Common Stock. The terms and conditions of the Letter of Transmittal were specifically negotiated by TPB, SDI and Merger Sub as an inducement for TPB, SDI and Merger Sub to enter into this Agreement and such terms and conditions are an integral part of the terms of this Agreement.
(d) No dividends or other distributions with respect to TPB Common Stock with a record date after the Effective Time shall be paid to the holder of any SDI Stock Certificate or SDI Book Entry Share, until the surrender of such SDI Stock Certificate or SDI Book Entry Share in accordance with this Section 1.8. Subject to Section 1.8(f), following surrender of any such SDI Stock Certificate or SDI Book Entry Share, there shall be paid to the holder of the TPB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of TPB Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of TPB Common Stock.
(e) If payment is to be made to a Person other than the SDI Stockholder in whose name such surrendered shares are registered on the stock transfer books of SDI, it shall be a condition of payment that such Person shall have properly delivered a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or TPB, and paid all applicable transfer and other Taxes required by reason of such payment to a Person other than the registered holder of SDI Common Stock surrendered or shall have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not applicable.
(f) Any portion of the Exchange Fund that remains undistributed as of the date that is one (1) year after the Closing Date shall be delivered to TPB upon demand, and any former holders of SDI Common Stock who have not theretofore properly delivered a duly executed Letter of Transmittal (with all other documentation required to be delivered pursuant to the Letter of Transmittal) and such other documents as may be reasonably required by the Exchange Agent or TPB in accordance with this Section 1.8 shall thereafter look only to TPB for satisfaction of their claims for a portion of the Stock Merger Consideration, any additional whole share of TPB Common Stock payable pursuant to the provisions of Section 1.5(b) and Section 1.5(c), or any dividends or distributions with respect to shares of TPB Common Stock.
(g) No Party shall be liable to any SDI Stockholder or to any other Person with respect to any shares of TPB Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law, Tax Law or other similar Law.
1.9 Appraisal Rights. No right to fair value or appraisal, dissenters’ or similar rights provided by Section 262 of the DGCL shall be available to holders of shares of SDI Common Stock with respect to the Merger .
1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of SDI, then the officers and managers of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of SDI, in the name of Merger Sub, in the name of the Surviving Company and otherwise) to take such action.
1.11 Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any SDI Stockholder or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. The payor shall provide commercially reasonable notice to the payee upon becoming aware of any such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain reduction of or relief from such withholding; provided, however, that the failure to provide such notice shall not limit the right of the Parties or the Exchange Agent to deduct and withhold if such deduction or withholding is required by law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Body on behalf of the Person from who such amounts are withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
2. REPRESENTATIONS AND WARRANTIES OF SDI
Subject to Section 10.12(h), except (a) as set forth in the disclosure letter delivered by SDI to TPB (the “SDI Disclosure Letter”) or (b) as disclosed in the SDI SEC Documents filed with or furnished to the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date hereof, (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward predictive or forward-looking in nature, and (iii) in no event will any disclosure in the SDI SEC Documents qualify or limit the representations and warranties in Sections 2.1, 2.2, 2.3, 2.6 or 2.20), SDI represents and warrants to TPB and Merger Sub as follows:
2.1 Due Organization; Subsidiaries.
(a) SDI is duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(b) SDI is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a SDI Material Adverse Effect.
(c) SDI has no Subsidiaries, except for the Entities identified in Section 2.1(c) of the SDI Disclosure Letter; and neither SDI nor any of the Entities identified in Section 2.1(c) of the SDI Disclosure Letter owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the SDI Disclosure Letter. Each Subsidiary of SDI is a corporation or other legal Entity duly organized, validly existing and, if applicable, in good standing and licensed and qualified to do business under the Laws of the jurisdiction of its organization and all jurisdictions where the nature of its business requires such licensing or qualification and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not reasonably be expected to have a SDI Material Adverse Effect.
(d) SDI has consummated a transaction whereby it has sold all of the equity interests in Standard Outdoor and as a result of such transaction all assets and liabilities relating to Standard Outdoor were conveyed to and assumed by the buyer of Standard Outdoor, and SDI has no ongoing Liability relating to (i) Standard Outdoor or (ii) the transaction in which Standard Outdoor was sold.
2.2 Organizational Documents. SDI has made available to TPB accurate and complete copies of the Organizational Documents of SDI and each of its Subsidiaries in effect as of the date of this Agreement. Neither SDI nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.
2.3 Authority; Binding Nature of Agreement.
(a) SDI has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party, subject to receipt of the Required SDI Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The SDI Board (at meetings duly called and held) has, based on the recommendation of the SDI Special Committee, unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of SDI and the SDI Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the SDI Stockholders vote in favor of the SDI Stockholder Matters. As of the date of this Agreement, none of the aforementioned actions by the SDI Board has been amended, rescinded or modified. As of the date of this Agreement, except for obtaining the Required SDI Stockholder Vote, no other corporate proceedings by SDI are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Contemplated Transactions. As of the Closing Date, no other corporate proceedings by SDI are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Contemplated Transactions.
(b) This Agreement has been duly executed and delivered by SDI and assuming the due authorization, execution and delivery by TPB and Merger Sub, constitutes the legal, valid and binding obligation of SDI, enforceable against SDI in accordance with its terms, subject to the Enforceability Exceptions.
2.4 Vote Required. The affirmative vote of a majority of the aggregate voting power of outstanding shares of SDI Common Stock voting as a single class, outstanding on the record date for a meeting (collectively, “SDI Stockholder Approval”) and entitled to vote thereon (collectively, the “Required SDI Stockholder Vote”), is the only vote of the holders of any class or series of SDI Common Stock necessary to adopt this Agreement and approve the SDI Stockholder Matters.
2.5 Non-Contravention; Consents. Subject to obtaining the Required SDI Stockholder Vote, the filing of the Certificate of Merger required by the DGCL and DLLCA, the expiration or termination of any waiting period under the HSR Act and any applicable foreign competition Laws, neither (x) the execution, delivery or performance of this Agreement by SDI, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a) contravene, conflict with or result in a violation of any of the provisions of SDI’s Organizational Documents;
(b) contravene, conflict with or result in a material violation of, or to the Knowledge of SDI give any Governmental Body or other Person the right to challenge, the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which SDI or its Subsidiaries, or any of the assets owned or used by SDI or its Subsidiaries, is subject, except as would not reasonably be expected to have a SDI Material Adverse Effect;
(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by SDI or its Subsidiaries, except as would not reasonably be expected to have a SDI Material Adverse Effect;
(d) contravene, conflict with or result in a violation or breach of, or result in a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, any provision of any SDI Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any SDI Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any SDI Material Contract; (iii) accelerate the maturity or performance of any SDI Material Contract; or (iv) cancel, terminate or modify any term of any SDI Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e) result in the imposition or creation of any Encumbrance upon or with respect to (i) the Owned Shares or (ii) any other material asset owned or used by SDI or its Subsidiaries.
Except for (i) any Consent set forth on Section 2.5 of the SDI Disclosure Letter under any SDI Contract, (ii) the Required SDI Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, and (iv) such Consents as may be required under applicable federal and state securities Laws, the HSR Act, and all applicable foreign competition Laws, if any, neither SDI nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement and the Transaction Documents or (B) the consummation of the Contemplated Transactions. The SDI Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the

DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Transaction Documents and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement and the Transaction Documents, or any of the Contemplated Transactions.
2.6 Capitalization; Ownership of the Owned Shares.
(a) The authorized capital stock of SDI as of the Business Day immediately prior to the date of this Agreement, consists of (i) 300,000,000 authorized shares of SDI Class A Common Stock, of which 8,886,152 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement; (ii) 30,000,000 authorized shares of SDI Class B Common Stock, of which 7,697,155 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement; (iii) 50,000,000 authorized shares of preferred stock, $0.01 par value, of which none were issued and outstanding; (iv) 64,714 shares of SDI Common Stock were subject to outstanding SDI Restricted Stock Awards; and (v) no shares of SDI Common Stock were subject to outstanding SDI RSU Awards. No shares of SDI Class A Common Stock are held by SDI as treasury shares as of the Business Day immediately prior to the date of this Agreement. No shares of SDI Class B Common Stock are held by SDI as treasury shares as of the Business Day immediately prior to the date of this Agreement. There are no accrued or declared but unpaid dividends on any SDI Common Stock or the capital stock of any of SDI’s Subsidiaries.
(b) All of the outstanding shares of SDI Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of capital stock (or other Equity Interest) of each Subsidiary of SDI have been duly authorized and validly issued, and are fully paid and nonassessable, and are owned by SDI or another Subsidiary of SDI, free and clear of any Encumbrances. Except as set forth in the bylaws of SDI or the Investor Agreements, none of the outstanding shares of SDI Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of SDI Common Stock is subject to any right of first refusal. Except as contemplated herein and in the bylaws of SDI and the Investor Agreements, there is no SDI Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of SDI Common Stock. SDI is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of SDI Common Stock or other Equity Interests. Section 2.6(b) of the SDI Disclosure Letter accurately and completely lists all repurchase or forfeiture rights held by SDI with respect to shares of SDI Common Stock (including shares issued pursuant to the exercise of stock options).
(c) Except for the SDI Plan, SDI does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Under the SDI Plan (i) no options to purchase shares of SDI Class A Common Stock have been granted and are currently outstanding; and (ii) 982,183 shares of SDI Class A Common Stock remain available for future issuance to officers, directors, employees and consultants of SDI. SDI has made available to TPB an accurate and complete copy of the SDI Plan and the form of stock option agreement used to evidence outstanding options granted thereunder.
(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of SDI or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of SDI or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of SDI or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to SDI or any of its Subsidiaries.
(e) All outstanding shares of SDI Common Stock, SDI Options and other Equity Interests of SDI and each of its Subsidiaries have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
(f) SDI is the sole record and beneficial owner of 9,842,373 shares of TPB Common Stock (collectively, the “Owned Shares”), has good and valid title to the Owned Shares, and has no other Equity Interests in TPB. Other than this Agreement: (i) there is no Encumbrance over or affecting any of the Owned

Shares, nor is there any agreement or commitment of TPB to create any such Encumbrance and no Person has claimed any right or interest with respect to the Owned Shares, nor is there any basis for such a claim, and (ii) no Contract exists between SDI and any other Person (other than TPB) with respect to the Owned Shares.
2.7 Financial Statements.
(a) Reference is made to SDI’s audited consolidated balance sheets at December 31, 2019 and December 31, 2018 together with related audited consolidated statements of income, stockholders’ equity and cash flows, and notes thereto, of SDI for the fiscal years then ended, as reflected in the SDI Form 10-K, as filed with the SEC on March 16, 2020 (collectively, the “SDI Financials”). The SDI Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited SDI Financials may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial position and operating results of SDI and its consolidated Subsidiaries (including TPB), as of the dates and for the periods indicated therein.
(b) Each of SDI and its Subsidiaries maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the financial statements of SDI and its Subsidiaries in conformity with GAAP and to maintain accountability of SDI’s and its Subsidiaries’ assets. SDI and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.
(c) Since January 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Principal Executive Officer, Principal Financial Officer, or General Counsel of SDI, or the SDI Board or any committee thereof. Since January 1, 2017, neither SDI nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by SDI and its Subsidiaries, (ii) any fraud, whether or not material, that involves SDI, any of its Subsidiaries, SDI’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SDI and its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.
2.8 Absence of Changes. Since the date of the SDI Most Recent Balance Sheet, and as of the date of this Agreement, SDI has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations, and transactions related thereto) and there has not been any (a) SDI Material Adverse Effect or (b) action, event, or occurrence that would have required consent of TPB pursuant to Section 4.1(b) had such action, event, or occurrence taken place after the execution and delivery of this Agreement.
2.9 Absence of Undisclosed Liabilities. Neither SDI nor any of its Subsidiaries has any Liability, Indebtedness, obligation, or expense of any kind, individually or in the aggregate, except for: (a) Liabilities or Indebtedness disclosed, reflected, or reserved against in the SDI Most Recent Balance Sheet; (b) Liabilities that have been incurred by SDI or its Subsidiaries since the date of the SDI Most Recent Balance Sheet in the Ordinary Course of Business, none of which, individually or the aggregate, are material to SDI; (c) Liabilities for the performance of obligations of SDI or any of its Subsidiaries under SDI Contracts (excluding any Liabilities arising from or related to any breach of any SDI Contract); (d) SDI Transaction Expenses and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to SDI (both where the ownership of capital stock of TPB is and is not excluded from such materiality determination).
2.10 Title to Assets. Each of SDI and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to SDI or its business, including: (a) all tangible assets reflected on the SDI Most Recent Balance Sheet; and (b) all other tangible assets reflected in the books and records of SDI or any of its Subsidiaries as being owned by SDI or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by SDI or its Subsidiaries free and clear of any Encumbrances. No new assets have been acquired by SDI or any of its Subsidiaries since the date of the SDI Most Recent Balance Sheet.
2.11 Real Property; Leasehold. Neither SDI nor any of its Subsidiaries owns or has ever owned any real property. Section 2.11 of the SDI Disclosure Letter sets forth an accurate and complete list of all real properties with respect to which SDI directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by SDI or any of its Subsidiaries. SDI has made available to TPB true and correct copies of all leases under which any such real property is possessed (the “SDI Real Estate Leases”), each of which is in full force and effect, with no existing default thereunder by any party, and no event has occurred which with the passage of time and/or the giving of notice would constitute a default thereunder by any party. There are no real property leases or Contracts to which SDI or any of its Subsidiaries is a party granting SDI or any of its Subsidiaries the right to use or occupy any real property other than the SDI Real Estate Leases. SDI’s use and operation of each such leased property conforms to all applicable Laws, and SDI has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.
2.12 Intellectual Property. SDI owns or possesses adequate enforceable rights to use all patents, patent applications, trademarks (both registered and unregistered), service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the “Intellectual Property”), necessary for the conduct of their businesses as conducted as of the date hereof, provided that the foregoing representation is made only to the SDI’s knowledge as it concerns third-party Intellectual Party, and except to the extent that the failure to own or possess adequate rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a SDI Material Adverse Effect; SDI and its Subsidiaries have not received any written notice of any pending or threatened action, suit, proceeding, or claim by any third party asserting infringement of third party intellectual property or challenging SDI’s or its Subsidiaries’ rights in or to any of their respective Intellectual Property or Intellectual Property owned or used by SDI or its Subsidiaries, which, if the subject of an unfavorable decision, would result in a SDI Material Adverse Effect; there are no pending, or to SDI’s knowledge, threatened judicial proceedings or interference proceedings against SDI or its Subsidiaries challenging SDI’s or such Subsidiaries rights in or to or the validity of the scope of any of SDI’s patents, patent applications, or proprietary information.
2.13 Agreements. Contracts and Commitments.
(a) Section 2.13(a) of the SDI Disclosure Letter sets forth a complete and correct list (grouped according to the categories described in the subsections below) of SDI Contracts that are executory as of the date of this Agreement (each, a “SDI Material Contract” and collectively, the “SDI Material Contracts”):
(i) each SDI Contract relating to any agreement obligating SDI or any of its Subsidiaries to indemnify, advance expenses to, or hold harmless any Person or any agreement of guaranty;
(ii) each SDI Contract containing (A) any covenant that purports to limit the freedom of SDI, its Subsidiaries, or the Surviving Company to engage in any line of business or compete with any Person in any geographic area or line of business, make sales to any Person in any manner, or develop, market, or distribute products or service, (B) any most-favored pricing arrangement, any type of discount rights, or any right of first refusal, first notice, or first negotiation, (C) any exclusivity provision, (D) any non-solicitation provision with respect to employees of other Persons, or (E) any restriction on the use, exploitation, or enforcement of any Intellectual Property Rights owned by or exclusively licensed to SDI or any of its Subsidiaries;
(iii) each SDI Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;
(iv) each SDI Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $50,000, other than SDI Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;

(v) each SDI Contract relating to Indebtedness, including any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of SDI or any of its Subsidiaries or any loans or debt obligations with officers or directors of SDI, in each case, having an outstanding principal in an amount in excess of $50,000;
(vi) each SDI Contract requiring payment by or to SDI after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development, or other agreement currently in force under which SDI has continuing obligations to develop or market any product, technology, or service, or any agreement pursuant to which SDI has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by SDI; or (C) any Contract to license any third party to manufacture or produce any product, service, or technology of SDI or any Contract to sell, distribute or commercialize any products or service of SDI or any of its Subsidiaries;
(vii) each SDI Contract pursuant to which SDI or any of its Subsidiaries has provided funds to or made any loan, capital contribution, or other investment in, or assumed, guaranteed, or agreed to act as a surety with respect to any Liability of, any Person;
(viii) each SDI Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument, or security into debt or equity securities or other ownership interests of, or the acquisition of tangible assets of a substantial nature or operating business of, SDI or any of its Subsidiaries, or for the acquisition of any debt or equity security or other ownership interest of, or any tangible assets of a substantial nature or operating business of, any Person;
(ix) each SDI Contract that requires a Consent of any Person in connection with, or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of, the Contemplated Transactions;
(x) each SDI Contract wherein SDI or its Subsidiaries grants or obtains a right or license to any SDI IP, other than (i) click-wrap or shrink-wrap standard licenses for commercially available off-the-shelf software; (ii) open source software; and (iii) agreements with any customer of SDI or its Subsidiaries entered into in the Ordinary Course of Business;
(xi) each SDI Contract with any financial advisor, broker, finder, investment banker, or other similar Person, providing advisory services to SDI in connection with the Contemplated Transactions;
(xii) each SDI Real Estate Lease;
(xiii) each SDI Contract with any Governmental Body;
(xiv) each SDI Contract containing any royalty, dividend, or similar arrangement based on the revenues or profits of SDI or any of its Subsidiaries;
(xv) each SDI Contract relating to a joint venture or partnership, joint development, merger, asset or share purchase, or divestiture involving SDI or any of its Subsidiaries;
(xvi) each SDI Contract relating to settlement of any Legal Proceedings;
(xvii) each SDI Contract, offer letter, employment agreement, consulting agreement, or independent contractor agreement with any employee, consultant, or independent contractor that (A) is not terminable at will, without notice, severance, or other cost or Liability, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger or the other Contemplated Transactions (whether alone or in connection with any other event); or
(xviii) any other SDI Contract that is not terminable at will (with no penalty or payment) by SDI or its Subsidiaries, as applicable, and (A) which involves payment or receipt by SDI or its Subsidiaries after the date of this Agreement under any such Contract of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (B) that is material to the business or operations of SDI and its Subsidiaries, taken as a whole (both where the ownership of capital stock of TPB is and is not excluded from such materiality determination).
(b) SDI has delivered or made available to TPB accurate and complete copies of all SDI Material Contracts, including all restatements, modifications, amendments, and supplements thereto. There are no SDI Material Contracts that are not in written form. Neither SDI nor any of its Subsidiaries has, nor to SDI’s Knowledge, as of the date of this Agreement has any other party to a SDI Material Contract, breached, violated, or defaulted under, or received notice that it breached, violated, or defaulted under, any of the terms or conditions of any SDI Material Contract. As to SDI and its Subsidiaries, as of the date of this Agreement, each SDI Material Contract is valid, binding, enforceable, and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any SDI Material Contract to change, any material amount paid or payable to SDI under any SDI Material Contract or any other material term or provision of any SDI Material Contract.
2.14 Compliance; Permits; Restrictions.
(a) Each of SDI and its Subsidiaries is and has at all times been in compliance with all applicable Laws. Neither SDI nor any of its Subsidiaries has received any written notice, order, complaint or other communication from any Governmental Body or any other Person that SDI or any of its Subsidiaries has any Liability under any applicable Laws or that it is not or has at any time not been in compliance with any applicable Laws. No investigation or review by any Governmental Body regarding a violation of any applicable Laws with respect to SDI or any of its Subsidiaries has occurred, is pending or, to the Knowledge of SDI, threatened.
(b) SDI has not received any inspection report, notice of adverse finding, warning letter, untitled letter or other correspondence with or notice from any Governmental Body alleging or asserting noncompliance with any applicable Laws that has not been resolved by SDI or that otherwise would not, individually or in the aggregate, reasonably be expected to have a SDI Material Adverse Effect. SDI and any person acting on behalf of SDI have been in compliance with applicable Laws relating to the regulation of SDI in any country.
(c) There is no agreement, judgment, injunction, order or decree binding upon SDI which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of SDI, any acquisition of material property by SDI or the conduct of business by SDI as currently conducted, (ii) has or would reasonably be expected to have an adverse effect on SDI’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(d) SDI holds all required Governmental Authorizations which are required or necessary for the operation of the business of SDI as currently conducted (the “SDI Permit”). Section 2.14 of the SDI Disclosure Letter identifies each SDI Permit. SDI is and has at all times been in material compliance with the terms of the SDI Permits. No Legal Proceeding is pending or, to the Knowledge of SDI, threatened, which seeks to revoke, limit, suspend, or materially modify any SDI Permit. The rights and benefits of each SDI Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by SDI as of the date of this Agreement and immediately prior to the Effective Time and will not be cancelled, terminated, revoked, limited in scope or otherwise adversely affected by the Contemplated Transactions.
2.15 Legal Proceedings; Orders.
(a) Except as set forth on Section 2.15 of the SDI Disclosure Letter, there is no Legal Proceeding to which SDI or any of its Subsidiaries is a party or of which any property or assets of SDI or any of its Subsidiaries is the subject, including any Legal Proceeding before any Governmental Body; and, to the Knowledge of SDI, no such Legal Proceedings are threatened or contemplated by a Governmental Body or other Person.
(b) There is no pending Legal Proceeding and, to the Knowledge of SDI, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) SDI, (B) any of its Subsidiaries, (C) any SDI Associate (in his or her capacity as such) or (D) any of the assets owned or used by SDI or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Contemplated Transactions.
(c) Since January 1, 2018, no Legal Proceeding against SDI has resulted in material Liability to SDI.

(d) There is no order, writ, injunction, judgment, or decree to which SDI or any of its Subsidiaries, or any of the material assets owned or used by SDI or any of its Subsidiaries, is subject. No officer or employee of SDI or any of its Subsidiaries is subject to any order, writ, injunction, judgment, or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity, or practice relating to the business of SDI or any of its Subsidiaries or to any assets owned or used by SDI or any of its Subsidiaries.
(e) There is no Legal Proceeding by SDI or any of its Subsidiaries pending, or which SDI or any of its Subsidiaries has commenced preparations to initiate, against any other Person and, to the Knowledge of SDI.
2.16 Tax Matters.
(a) SDI and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where SDI or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that SDI or such Subsidiary is subject to taxation by that jurisdiction. Neither SDI nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b) All income and other material Taxes due and owing by SDI or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of SDI and its Subsidiaries (i) did not, as of the date of the SDI Most Recent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the SDI Most Recent Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of SDI and its Subsidiaries in filing their Tax Returns. Since the date of the SDI Most Recent Balance Sheet, neither SDI nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business consistent with past custom and practice.
(c) All Taxes that SDI or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers, or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.
(d) There are no Encumbrances for material Taxes (other than for Taxes not yet due and payable) upon any of the assets of SDI or any of its Subsidiaries.
(e) No deficiencies for income or other material Taxes with respect to SDI or any of its Subsidiaries have been claimed, proposed, or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of SDI, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of SDI or any of its Subsidiaries. Neither SDI nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.
(f) SDI has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g) Neither SDI nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.
(h) Neither SDI nor any of its Subsidiaries (or TPB as a result of being successor to SDI) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes filed on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date;

(v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date. Neither SDI nor any of its Subsidiaries has made any election under Section 965(h) of the Code (or any similar provision of state, local, or foreign Law).
(i) Neither SDI nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined, or unitary Tax group (other than a group of which SDI is the common parent) or (ii) a party to any joint venture, partnership, or other arrangement that could be treated as a partnership for U.S. federal income Tax purposes. Neither SDI nor any of its Subsidiaries has any Liability for any material Taxes of any Person (other than SDI and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by Contract or otherwise.
(j) Since January 1, 2018, neither SDI nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).
(k) Neither SDI nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized; (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code; or (v) was created or organized in the U.S. such that such Entity would be taxable in the U.S. as a domestic Entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).
(l) Neither SDI nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” or other “reportable transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.
(m) Neither SDI nor any of its Subsidiaries is a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Law), or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Law).
(n) Neither SDI nor any of its Subsidiaries has taken or agreed to take any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
For purposes of this Section 2.16, each reference to SDI or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to SDI or such Subsidiary, respectively.
2.17 Employee and Labor Matters; Benefit Plans.
(a) No labor disturbance by or dispute with employees of SDI or any of its Subsidiaries exists or, to the Knowledge of SDI, is threatened which would be reasonably likely to have a SDI Material Adverse Effect.
(b) To the Knowledge of SDI, each material employee benefit plan (each, an “SDI Benefit Plan”), within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by SDI or any of its affiliates for employees or former employees of SDI and any of its Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules, and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to SDI or any of its Subsidiaries with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section

412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.
2.18 Environmental Matters. SDI and each of its Subsidiaries have complied with all applicable Environmental Laws, which compliance includes the possession by SDI of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to SDI or its business. Neither SDI nor any of its Subsidiaries has received since January 1, 2018 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that SDI or any of its Subsidiaries is not in compliance with or has Liability pursuant to any Environmental Law and, to the Knowledge of SDI, there are no circumstances that would reasonably be expected to prevent or interfere with SDI’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to have a SDI Material Adverse Effect. No current or (during the time a prior property was leased or controlled by SDI or any of its Subsidiaries) prior property leased or controlled by SDI or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would result in any material Liability of SDI or any of its Subsidiaries pursuant to Environmental Law. No Consent of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, SDI has provided or otherwise made available to TPB true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of SDI or any of its Subsidiaries with respect to any property leased or controlled by SDI or any of its Subsidiaries or any business operated by them.
2.19 Insurance. Section 2.19 of the SDI Disclosure Letter lists all of the insurance policies and all self-insurance programs and arrangements of SDI and each of its Subsidiaries, as of the date of this Agreement, relating to the business, assets, liabilities, and operations of SDI and each of its Subsidiaries (the “Insurance Policies”; each, an “Insurance Policy”), complete and correct copies of which have been delivered and made available to TPB. Each Insurance Policy is in full force and effect, all premiums due thereon have been paid in full, and SDI and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, neither SDI nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any Insurance Policy; or (ii) refusal or denial of any coverage, reservation of rights, or rejection of any material claim under any Insurance Policy. SDI and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against SDI or any of its Subsidiaries for which SDI or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed SDI or any of its Subsidiaries of its intent to do so. There has not been any claim made against any Insurance Policy that has not been resolved. No Insurance Policy will terminate or lapse (or be affected in any other adverse manner) by reason of the Contemplated Transactions.
2.20 No Financial Advisors. Other than Houlihan Lokey, Inc., no broker, finder, or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of SDI or any of its Subsidiaries.
2.21 Disclosure. The statements made, and information supplied, by SDI and each of its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement (including the SDI Financials) will not, as of the date of the Proxy Statement or as of the date such information is first mailed to SDI’s stockholders, or (b) the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, in each case, (x) contain any statement that is inaccurate or misleading with respect to any material facts, or (y) omit any material fact necessary in order to make such information, in light of the circumstances under which such statement is made or information provided, not false or misleading.

2.22 Transactions with Affiliates.
(a) Section 2.22(a) of the SDI Disclosure Letter (i) describes any material transactions or relationships, since January 1, 2018, between, on one hand, between SDI or any of its Subsidiaries and, on the other hand, any Related Party of SDI or to the Knowledge of SDI, any Immediate Family Member and (ii) identifies each Person who is (or who may be deemed to be) an Affiliate of SDI as of the date of this Agreement. Except as would not be material to SDI or its business, no Related Party of SDI or any of its Subsidiaries, or to the Knowledge of SDI, any Immediate Family Member: (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, customer, independent contractor, or licensor of SDI or any of its Subsidiaries or their business; (b) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible, or intangible) that SDI or any of its Subsidiaries uses or has used in or pertaining to the business of SDI or any of its Subsidiaries; (c) has or has had any business dealings or a financial interest in any transaction with SDI or any of its Subsidiaries or involving any assets or property of SDI or any of its Subsidiaries, other than business dealings or transactions conducted in the Ordinary Course of Business consistent with past practice at prevailing market prices and on prevailing market terms; (d) licenses to or from SDI or any of its Subsidiaries any Intellectual Property Rights or holds any Intellectual Property Rights, tangible or fixed assets or any other assets currently used or required by SDI or its Subsidiaries to carry on their businesses as currently conducted; (e) has any outstanding payment claims against SDI or any of its Subsidiaries (including fees from licenses, services, or products, whether for specific performance, damages, or otherwise); (f) has any claims to enter into an agreement with, or to acquire from or dispose to SDI or its Subsidiaries any Intellectual Property Rights, fixed or tangible assets or other assets or to license to or from SDI or its Subsidiaries any Intellectual Property Rights; or (g) has made or, to the Knowledge of SDI, threatened any alleged claims against SDI or its Subsidiaries.
(b) Section 2.22(b) of the SDI Disclosure Letter lists each stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, co-sale agreement, management rights agreement, or other similar Contract between SDI and any holder of Equity Interests in SDI, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer or negotiation, registration rights, director designation rights, or similar rights (collectively, the “Investor Agreements”).
(c) All of the Investor Agreements can be terminated by SDI effective upon the Closing (regardless of any provisions therein providing for the survival of any obligations or Liability of SDI or its Subsidiaries thereunder), and upon termination in accordance with Section 5.11 will be of no further force or effect, and none of the parties to any of the Investor Agreements will have any obligation or Liability to any other party thereunder. Upon such termination of each Investor Agreement, no party thereto will have any surviving rights, remedies, or powers in relation to any failure on the part of any other party or any other Person to perform any duty or obligation under such Investor Agreement
(d) None of SDI or any of its Subsidiaries or any of their respective directors, officers, employees, agents, or any other Person acting on their behalf directly or indirectly took any willful or reckless action or inaction leading to the liquidation of Maidstone Insurance Company (“Maidstone”). Without limiting the foregoing, SDI and its Subsidiaries did not treat the profitability of Maidstone as secondary to the profitability of SDI or other Subsidiaries to the detriment of Maidstone, there was no self-dealing or fraudulent or otherwise improper conveyances which contributed to or resulted in Maidstone being placed into liquidation on February 13, 2020 by the Superintendent of Financial Services of the State of New York. No payments were made by Maidstone to SDI or any of its Subsidiaries, other than (i) pursuant to the terms of the management agreement among, SDI, Pillar General Inc., Maidstone and Interboro Management, Inc. dated April 1, 2018 (“Management Agreement”), and (ii) ordinary course operational payments.
2.23 Anti-Bribery. None of SDI or any of its Subsidiaries or any of their respective directors, officers, employees, agents, or any other Person acting on their behalf has directly or indirectly offered, promised, or paid anything of value, including but not limited to bribes, rebates, payoffs, influence payments, kickbacks, political or charitable contributions, cash, entertainment gifts, free goods or services, employment, or any other benefit, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law, as amended, or any rules or regulations thereunder (collectively, the “Anti-Bribery Laws”). Neither SDI nor any of its Subsidiaries is or has been the subject of any investigation or inquiry, whether internal or initiated by any third party or Governmental Body, with respect to potential violations of Anti-Bribery Laws in the past five years.

2.24 Opinion of Financial Advisor. The SDI Special Committee has received an opinion of Houlihan Lokey, Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations, and other matters set forth therein, that the Per Share Merger Consideration is fair, from a financial point of view, to holders of SDI Common Stock (other than Standard General L.P. and/or its Affiliates and portfolio companies and their respective officers and directors). It is agreed and understood that such opinion is for the benefit of the SDI Special Committee and may be relied upon by the SDI Board, but it not intended to, and does not, confer any rights or remedies upon any other Person (including TPB), and is not intended to be used, and may not be used, for any other purposes without the prior written consent of Houlihan Lokey, Inc, except to the extent specifically permitted pursuant to such opinion.
2.25 Disclaimer of Other Representations or Warranties.
(a) Except as previously set forth in this Section 2 or in any certificate delivered by SDI to TPB and/or Merger Sub pursuant to this Agreement, SDI makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities, or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b) SDI acknowledges and agrees that, except for the representations and warranties of TPB and Merger Sub set forth in Section 3, neither SDI nor any of its Representatives is relying on any other representation or warranty of TPB or any other Person made outside of Section 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.
3. REPRESENTATIONS AND WARRANTIES OF TPB AND MERGER SUB
Subject to Section 10.12(h), except as disclosed in the TPB SEC Documents filed with or furnished to the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (a) without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date hereof and (b) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward predictive or forward-looking in nature, (iii) in no event will any disclosure in the TPB SEC Documents qualify or limit the representations and warranties in Sections 3.1, 3.2, 3.3, 3.5 or 3.6), TPB and Merger Sub represent and warrant to SDI as follows:
3.1 Due Organization; No Subsidiaries.
(a) Each of TPB and Merger Sub is duly organized, validly existing, and in good standing under the Laws of Delaware, and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which each is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.
(b) TPB is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a TPB Material Adverse Effect.
3.2 Organizational Documents. TPB has made available to SDI accurate and complete copies of TPB’s and Merger Sub’s Organizational Documents in effect as of the date of this Agreement. Neither TPB nor Merger Sub is in material breach or violation of its respective Organizational Documents.
3.3 Authority; Binding Nature of Agreement.
(a) Each of TPB and Merger Sub has all necessary organizational power and authority to enter into and to perform its obligations under this Agreement and, with respect to Merger Sub, to the adoption of this Agreement by TPB in its capacity as sole member of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The TPB Board (at meetings duly called and held) has, based on the recommendation of the TPB Special Committee, unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of TPB and its stockholders; and (ii) authorized, approved, and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Stock Merger Consideration and the Fractional Share Consideration to the SDI Stockholders and the treatment of SDI Options pursuant to this Agreement. TPB in its capacity as sole stockholder of Merger Sub has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole member; (B) authorized, approved, and declared advisable this Agreement and the Contemplated Transactions; and (C) upon the terms and subject to the conditions set forth in this Agreement, adopted this Agreement and thereby approved the Contemplated Transactions.
(b) This Agreement has been duly executed and delivered by each of TPB and Merger Sub and, assuming the due authorization, execution and delivery by SDI, constitutes the legal, valid, and binding obligation of TPB and Merger Sub, enforceable against each of TPB and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
3.4 Vote Required. The affirmative vote of TPB, as the sole member of Merger Sub, is the only vote of the holders of any class or series of Merger Sub’s equity interests necessary to approve the Contemplated Transactions.
3.5 Non-Contravention; Consents.
(a) Assuming the Enumerated Items have each been obtained, neither (x) the execution, delivery, or performance of this Agreement by TPB or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(i) contravene, conflict with, or result in a violation of any of the provisions of the Organizational Documents of TPB or Merger Sub, except for any such conflicts, violations, or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of TPB and Merger Sub to consummate the Contemplated Transactions;
(ii) contravene, conflict with, or result in a material violation of, or give any Governmental Body or other Person the right to challenge, the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment, or decree to which TPB or Merger Sub, or any of the assets owned or used by TPB or Merger Sub, is subject;
(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by TPB, except for any such conflicts, violations or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of TPB and Merger Sub to consummate the Contemplated Transactions; or
(iv) contravene, conflict with, or result in a violation or breach of, or result in a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, any provision of any TPB Contract, except for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of TPB and Merger Sub to consummate the Contemplated Transactions.
(b) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, and (ii) such Consents, as may be required under applicable federal and state securities Laws, the HSR Act and all applicable foreign competition Laws, if any, and the rules of the NYSE (the foregoing, the “Enumerated Items”), TPB is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery, or performance of this Agreement or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would prevent or materially delay the ability of TPB and Merger Sub to consummate the Contemplated Transactions. The TPB Special Committee and the sole stockholder of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery, and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

3.6 Capitalization.
(a) The authorized capital stock of TPB as of the Business Day immediately prior to the date of this Agreement, consists of (i) 190,000,000 authorized shares of voting common stock, $0.01 par value, of which 19,588,950 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement; (ii) 10,000,000 authorized shares of nonvoting common stock, $0.01 par value, of which no shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement; and (iii) 40,000,000 authorized shares of preferred stock, $0.01 par value, of which none were issued and outstanding. 134,130 shares of TPB Common Stock are held by TPB as treasury shares as of the Business Day immediately prior to the date of this Agreement. There are no accrued or declared but unpaid dividends on any TPB Common Stock or the capital stock of any of TPB’s Subsidiaries.
(b) All of the outstanding shares of TPB Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of capital stock (or other Equity Interest) of each Subsidiary of TPB have been duly authorized and validly issued, and are fully paid and nonassessable, and are owned by TPB or another Subsidiary of TPB, free and clear of any Encumbrances. Except as set forth in the bylaws of TPB or any other agreements, none of the outstanding shares of TPB Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance, or any similar right and none of the outstanding shares of TPB Common Stock is subject to any right of first refusal. Except as contemplated herein and in the bylaws of TPB and the Investor Agreements, there is no TPB Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging, or otherwise disposing of (or granting any option or similar right with respect to), any shares of TPB Common Stock. TPB is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding shares of TPB Common Stock or other Equity Interests.
(c) Under TPB’s stock option plans and programs, agreements or arrangements providing for any equity-based compensation for any Person, there are (i) options to purchase 808,903 shares of TPB Common Stock granted and currently outstanding; (ii) restricted share awards, restricted share units, performance share units or any similar award relating to 440,232 shares of TPB Common Stock granted and currently outstanding and (iii) 569,901 shares of TPB Common Stock that remain available for future issuance to officers, directors, employees, and consultants of TPB.
(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of TPB or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of TPB or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of TPB or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to TPB or any of its Subsidiaries.
(e) All outstanding shares of TPB Common Stock, TPB Options and other Equity Interests of TPB and each of its Subsidiaries have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
3.7 No Financial Advisors. Other than Duff & Phelps, LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of TPB.
3.8 Valid Issuance. The TPB Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid, and nonassessable.
3.9 Opinion of Financial Advisor. The TPB Special Committee has received an opinion of Duff & Phelps, LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations, and other matters set forth therein, that the Contemplated Transactions are fair, from a financial point of view, to the stockholders of TPB. It is agreed and understood that such opinion is for the benefit of the TPB Special Committee and may be relied upon by the TPB Board, but it not intended to, and does not, confer any rights or remedies upon any other Person (including SDI), and is not intended to be used, and may not be used, for any other purposes without the prior written consent of Duff & Phelps, LLC, except to the extent specifically permitted pursuant to such opinion.

3.10 Tax Treatment of Merger Sub. For Tax Purposes, Merger Sub is, and has always been, classified as an entity disregarded from TPB (within the meaning of Treasury Regulation Section 301.7701-3) and will remain so qualified through the Closing Date or, if later, the date on which the Effective Time occurs.
3.11 Disclaimer of Other Representations or Warranties.
(a) Except as previously set forth in this Section 3 or in any certificate delivered by TPB or Merger Sub to SDI pursuant to this Agreement, neither TPB nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities, or operations, and any such other representations or warranties are hereby expressly disclaimed.
(b) Each of TPB and Merger Sub acknowledges and agrees that, except for the representations and warranties of SDI set forth in Section 2, none of TPB, Merger Sub, or any of their respective Representatives is relying on any other representation or warranty of SDI or any other Person made outside of Section 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.
4. CERTAIN COVENANTS OF THE PARTIES
4.1 Operation of SDI’s Business.
(a) Except as set forth on Section 4.1(a) of the SDI Disclosure Letter, as expressly required under this Agreement, or as required by applicable Law, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), SDI shall and shall cause each of its Subsidiaries to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts to which SDI or any of its Subsidiaries is a party or for which any of the assets of SDI or its Subsidiaries is subject.
(b) Except as set forth on Section 4.1(b) of the SDI Disclosure Letter, as expressly required under this Agreement, or as required by applicable Law, without limiting the generality or effectiveness of the provisions of Section 4.1(a), during the Pre-Closing Period, SDI shall not, and shall cause its Subsidiaries to not, directly or indirectly, do any of the following:
(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of SDI Common Stock from terminated employees, directors, or consultants of SDI);
(ii) except pursuant to the valid exercise of SDI Options that are outstanding on the date of this Agreement, in accordance with their terms as existing on the date of this Agreement, (A) sell, issue, grant, pledge, or otherwise dispose of, Encumber, or authorize any of the foregoing with respect to any Equity Interest, (B) modify, waive, or amend terms, or the rights of any holder, of any outstanding Equity Interest (including to reduce or alter the consideration to be paid to SDI upon the exercise of any Equity Interest), (C) grant any new SDI Option, or (D) accelerate, amend, or change the period of exercisability or vesting of any SDI Option or similar right or authorize any cash payment in exchange for any SDI Option or similar right, except as specifically authorized under this Agreement;
(iii) except as required to give effect to anything in contemplation of the Closing, amend, or otherwise change any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification, repurchase or redemption of shares, stock split, reverse stock split, or similar transaction except for the Contemplated Transactions;
(iv) form any Subsidiary or acquire any Equity Interest in any other Entity or enter into a joint venture with any other Entity;
(v) (A) lend money to any Person, (B) incur or guarantee any Indebtedness, (C) assume, endorse, guarantee, or otherwise become responsible for (contingently or otherwise), the obligations of any Person, (D) make any loans, advances, or capital contributions, (E) make any capital expenditures or commitments, or (F) enter into or amend any Contract with respect to any of the above;

(vi) other than as required by applicable Law or the terms of any SDI Benefit Plan as in effect on the date of this Agreement and disclosed in Section 4.1(b)(vi) of the SDI Disclosure Letter, (A) adopt, terminate, establish, or enter into any SDI Benefit Plan, (B) cause or permit any SDI Benefit Plan to be amended in any material respect, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits, or other compensation or remuneration payable to, any of its directors, officers, or employees, (D) increase or accelerate the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit, to any of its directors, officers, employees, or consultants, (E) increase the severance or change of control benefits offered to any current or new directors, officers, or employees, or (F) terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $50,000 per year, other than any termination for cause;
(vii) recognize any labor union, labor organization, or similar Person, except as otherwise required by Law and after advance notice to TPB;
(viii)  acquire any material asset or property (including any real property, whether via acquisition or lease) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties (including any real property and any right or interest in any SDI Real Estate Leases), or grant any Encumbrance with respect to such assets or properties;
(ix) sell, assign, transfer, or otherwise dispose of, purchase or otherwise acquire or obtain, or grant or receive any license, sublicense, or other rights under, any Intellectual Property Rights;
(x) make, change, or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax Liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business, the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;
(xi) enter into, amend, breach, or consent to the termination of any SDI Material Contract, amend, modify, waive, or consent to the termination of any of SDI’s or its Subsidiaries’ rights under any SDI Material Contract, or waive, release, or consent to the termination of any claims or rights of material value to SDI or any of its Subsidiaries under any SDI Material Contract;
(xii) other than the incurrence or payment of any SDI Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, in amounts that exceed $50,000 in the aggregate;
(xiii) other than as required by Law or GAAP, take any action to change accounting policies or procedures;
(xiv) initiate, settle, or take any action not required in connection with any Legal Proceeding;
(xv) terminate, cancel, amend, modify, allow to lapse or fail to renew any insurance coverage policy maintained by SDI or any of its Subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;
(xvi) file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy Laws; or
(xvii) agree, resolve, or commit to do any of the foregoing.
4.2 Divestiture. Prior to the Effective Time, SDI will cause all assets and liabilities related to SDI’s indirect wholly-owned subsidiary, Maidstone Insurance Company to be conveyed to the New York State Liquidation Bureau pursuant to an Order of Liquidation to be filed by the New York State Department of Financial Services. SDI will have no ongoing Liability relating to Maidstone Insurance Company.

4.3 Access and Investigation.
(a) During the Pre-Closing Period, upon reasonable notice, TPB, on the one hand, and SDI, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating, and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; and (iv) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report, or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either TPB or SDI pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.
(b) Notwithstanding the foregoing, either of TPB or SDI may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information, and TPB and SDI shall not be required to take any action under Section 4.3(a) which would constitute a waiver of the attorney-client privilege.
4.4 SDI Acquisition Proposals.
(a) Notwithstanding anything contained in this Agreement to the contrary, prior to obtaining the Required SDI Stockholder Vote, in response to a bona fide SDI Acquisition Proposal by any Person, SDI may: (i) provide information in response to a request therefor (including nonpublic information regarding SDI or any of its Subsidiaries) to the Person who made such SDI Acquisition Proposal and (ii) participate in any discussions or negotiations with any such Person regarding such SDI Acquisition Proposal, in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the SDI Board determines in good faith after consultation with its outside legal counsel that, (x) based on the information then available and after consultation with its financial advisor, such SDI Acquisition Proposal either constitutes an SDI Superior Offer or could reasonably be expected to result in an SDI Superior Offer and (y) that the failure to take such action could be inconsistent with the fiduciary duties of the SDI Board to the SDI Stockholders under applicable Law.
(b) If SDI or any Representative of SDI receives an SDI Acquisition Proposal or SDI Acquisition Inquiry at any time during the Pre-Closing Period, then SDI shall promptly (and in no event later than twenty-four (24) hours after SDI becomes aware of such SDI Acquisition Proposal or SDI Acquisition Inquiry) advise TPB orally and in writing of such SDI Acquisition Proposal or SDI Acquisition Inquiry (including the identity of the Person making or submitting such SDI Acquisition Proposal or SDI Acquisition Inquiry, and the material terms thereof). SDI shall keep TPB reasonably informed with respect to the status and material terms of any such SDI Acquisition Proposal or SDI Acquisition Inquiry and any material modification or proposed material modification thereto.
4.5 TPB Acquisition Proposals.
(a) Notwithstanding anything contained in this Agreement to the contrary, prior to the Effective Time, in response to a bona fide TPB Acquisition Proposal by any Person, TPB may: (i) provide information in response to a request therefor (including nonpublic information regarding TPB or any of its Subsidiaries) to the Person who made such TPB Acquisition Proposal and (ii) participate in any discussions or negotiations with any such Person regarding such TPB Acquisition Proposal, in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the TPB Board determines in good faith after consultation with its outside legal counsel that, (x) based on the information then available and after consultation with its financial advisor, such TPB Acquisition Proposal either constitutes a TPB Superior Offer or could reasonably be expected to result in an TPB Superior Offer and (y) that the failure to take such action could be inconsistent with the fiduciary duties of the TPB Board to the TPB Stockholders under applicable Law.

(b) If TPB or any Representative of TPB receives a TPB Acquisition Proposal or TPB Acquisition Inquiry at any time during the Pre-Closing Period, then TPB shall promptly (and in no event later than twenty-four (24) hours after TPB becomes aware of such TPB Acquisition Proposal or TPB Acquisition Inquiry) advise SDI orally and in writing of such TPB Acquisition Proposal or TPB Acquisition Inquiry (including the identity of the Person making or submitting such TPB Acquisition Proposal or TPB Acquisition Inquiry, and the material terms thereof). TPB shall keep SDI reasonably informed with respect to the status and material terms of any such TPB Acquisition Proposal or TPB Acquisition Inquiry and any material modification or proposed material modification thereto.
4.6 Notification of Certain Matters.
(a) During the Pre-Closing Period, SDI shall promptly notify TPB in writing and furnish copies of all relevant documents, if any of the following occurs: (i) any SDI Material Adverse Effect, (ii) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (iii) any Legal Proceeding against or involving or otherwise affecting SDI or its Subsidiaries is commenced, or, to the Knowledge of SDI, threatened against SDI or its Subsidiaries or any director or officer of SDI or its Subsidiaries, (iv) SDI becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement, or (v) SDI fails to comply with any covenant or obligation binding on it under this Agreement, in the case of (iv) and (v) that would reasonably be expected to result in conditions set forth in Sections 6 or 7 to not be satisfied as of the time such representation or warranty shall have become inaccurate or as of the time of such breach. No notification given to TPB pursuant to this Section 4.6(a) shall change, limit, or otherwise affect any of the representations, warranties, covenants or obligations of SDI or any of its Subsidiaries contained in this Agreement or SDI Disclosure Letter for purposes of Sections 6 or 7, as applicable.
(b) During the Pre-Closing Period, TPB shall promptly notify in writing and furnish copies of all relevant documents, if any of the following occurs: (i) any TPB Material Adverse Effect, (ii) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (iii) any Legal Proceeding against or involving or otherwise affecting TPB is commenced, or, to the Knowledge of TPB, threatened against TPB or any director or officer of TPB, (iv) TPB becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement, or (v) TPB or Merger Sub fail to comply with any covenant or obligation binding on TPB or Merger Sub under this Agreement, in the case of (iv) and (v) that would reasonably be expected to result in conditions set forth in Sections 6 or 8 to not be satisfied as of the time such representation or warranty shall have become inaccurate or as of the time of such breach. No notification given to SDI pursuant to this Section 4.6(b) shall change, limit, or otherwise affect any of the representations, warranties, covenants, or obligations of TPB or Merger Sub contained in this Agreement for purposes of Sections 6 or 8, as applicable.
5. ADDITIONAL AGREEMENTS OF THE PARTIES
5.1 Registration Statement; Proxy Statement.
(a) As promptly as reasonably practicable after the date of this Agreement, (i) SDI shall commence a broker search under Section 14a-13 under the Exchange Act related to setting a record date for the SDI Stockholders’ Meeting and (ii) TPB and SDI shall cooperate in good faith in the preparation of, and shall jointly prepare, (1) the proxy statement relating to the SDI Stockholder Approval (the “Proxy Statement”) and (2) the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of TPB and SDI shall cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the Exchange Act, the Securities Act, and any other applicable Law. TPB shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of TPB and SDI shall furnish, and shall require its Representatives to furnish, all information concerning itself and its Affiliates to the other party, and provide such other assistance, as may be reasonably requested by the other party in connection with the preparation, filing, and distribution of the Proxy Statement and the Registration Statement. SDI covenants and agrees that the information provided by SDI or its Subsidiaries to TPB for inclusion in the Proxy Statement (including SDI Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. TPB makes no covenant, representation, or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting, and form of proxy included therewith), if any, based on information provided by SDI or its Subsidiaries or any of their Representatives specifically for inclusion therein. SDI makes no covenant, representation, or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting, and form of proxy included therewith), if any, other than with respect to the information provided by SDI or its Subsidiaries or any of their Representatives for inclusion therein. SDI and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. SDI shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the SDI Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.
(b) Prior to the Effective Time, SDI will also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the applicable securities laws of each State in the United States in which any registered holder of SDI Common Stock has an address of record on the applicable record date for determining the holders of SDI Common Stock entitled to notice and to vote with respect to the SDI Stockholder Approval.
(c) SDI will use commercially reasonable efforts to cause to be delivered to TPB a consent letter of SDI’s independent accounting firm (reasonably satisfactory in form and substance to TPB), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, before each of the date on which the Registration Statement is (i) initially filed and (ii) becomes effective (but, in each case, dated no more than two Business Days prior to such date).
(d) SDI agrees that: (i) the SDI Board shall unanimously declare the Merger advisable and recommend that the SDI Stockholders vote to approve SDI Stockholder Matters (the recommendation of the SDI Board that the SDI Stockholders vote to adopt and approve this Agreement being referred to as the “SDI Board Recommendation”); and (ii) except in accordance with Section 5.2 hereof, the SDI Board Recommendation shall not be withdrawn or modified (and the SDI Board shall not publicly propose to withdraw or modify the SDI Board Recommendation) in a manner adverse to TPB, and no resolution by the SDI Board or any committee thereof to withdraw or modify the SDI Board Recommendation in a manner adverse to TPB or to adopt, approve, or recommend (or publicly propose to adopt, approve or recommend) any SDI Acquisition Proposal shall be adopted or proposed.
(e) TPB agrees that the TPB Board will cause the shares of capital stock of Merger Sub to be voted in favor of the Merger.
(f) As soon as reasonably practicable after the date hereof, in consultation with TPB, SDI shall duly set a record date, which shall be no later than ten (10) days after the Registration Statement is declared effective (the “SDI Record Date”) (and SDI shall use reasonable best efforts to cause the SDI Record Date to be the same date as the TPB Record Date), for the SDI Stockholders’ Meeting for the purpose of considering and voting on approval of (i) a proposal to adopt this Agreement, (ii) a non-binding advisory proposal on compensation payable to executive officers of SDI in connection with the Contemplated Transactions, and (iii) a proposal to adjourn the SDI Stockholders’ Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the SDI Stockholders’ Meeting to approve the matter contemplated by clause (i) of this Section 5.1(f) (the matters contemplated by this Section 5.1(f) are referred to as the “SDI Stockholder Matters,” and such meeting, the “SDI Stockholders’ Meeting”). The SDI Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Notwithstanding anything to the contrary contained in this Agreement, SDI may adjourn or postpone the SDI Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law (or in connection with the settlement of any applicable litigation) is timely provided to SDI’s stockholders; (ii) if as of the time for which the SDI Stockholders’ Meeting is originally scheduled there are insufficient shares of SDI Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SDI Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the SDI Stockholder Matters.
(g) If the SDI Board has not made a SDI Change of Recommendation as permitted by Section 5.2 hereof, SDI shall use reasonable best efforts to (i) solicit from the stockholders of SDI entitled to vote on the SDI Stockholder Matters proxies in favor of the approval of such matters and (ii) take all other actions necessary or advisable to obtain such approvals.
(h) If, at any time prior to the Effective Time, TPB or SDI discovers any information relating to TPB or SDI or any of their respective Affiliates that should be disclosed in an amendment or supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and TPB and SDI shall promptly and jointly prepare an appropriate amendment or supplement describing such information and file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate it to the SDI Stockholders.
5.2 SDI Superior Offer. Except as expressly permitted by this Section 5.2, neither the SDI Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the SDI Board of this Agreement to the SDI Stockholders, (ii) take any public action or make any public statement in connection with the meeting of the SDI Stockholders that is substantively inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any bona fide Acquisition Proposal (any of the actions described in clauses (i), (ii) or (iii), a “SDI Change of Recommendation”). Notwithstanding the foregoing, the SDI Board may make an SDI Change of Recommendation, if and only if, each of the following conditions is satisfied:
(a) SDI receives an unsolicited SDI Acquisition Proposal that constitutes a SDI Superior Offer and such SDI Superior Offer has not been withdrawn;
(b) SDI determines in good faith (after consultation with outside legal counsel), that in light of an SDI Superior Offer the failure to effect such SDI Change of Recommendation could cause it to violate its fiduciary duties to SDI Stockholders under applicable law;
(c) TPB has received written notice from SDI (an “SDI Change of Recommendation Notice”) at least one (1) Business Day prior to such SDI Change of Recommendation, which notice shall (1) state expressly that SDI has received an SDI Acquisition Proposal which the SDI Board has determined is a SDI Superior Offer and that SDI intends to effect a SDI Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such SDI Acquisition Proposal and a copy (if in writing) and summary of material terms of such SDI Acquisition Proposal; and
(d) During the Pre-Closing Period, SDI and its advisors have negotiated in good faith with TPB (provided that TPB desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such SDI Acquisition Proposal would no longer constitute an SDI Superior Offer.
SDI shall ensure that the officers, directors and all employees, agents, and representatives (including any investment bankers, financial advisors, attorneys, accountants, or other representatives) of SDI or its Subsidiaries are aware of the conditions described in this Section 5.2 as reasonably necessary. Nothing contained in this Section 5.2 shall prohibit SDI or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.
5.3 TPB Superior Offer.Except as expressly permitted by this Section 5.3, neither the TPB Board nor any committee thereof shall approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any bona fide Acquisition Proposal (any such action, a “TPB Change of Recommendation”). Notwithstanding the foregoing, the TPB Board may make a TPB Change of Recommendation, if and only if, each of the following conditions is satisfied:
(a) TPB receives an unsolicited TPB Acquisition Proposal that constitutes a TPB Superior Offer and such TPB Superior Offer has not been withdrawn;

(b) TPB determines in good faith (after consultation with outside legal counsel), that in light of a TPB Superior Offer the failure to effect such TPB Change of Recommendation could cause it to violate its fiduciary duties to TPB Stockholders under applicable law;
(c) SDI has received written notice from TPB (a “TPB Change of Recommendation Notice”) at least one (1) Business Day prior to such TPB Change of Recommendation, which notice shall (1) state expressly that TPB has received a TPB Acquisition Proposal which the TPB Board has determined is a TPB Superior Offer and that TPB intends to effect a TPB Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such TPB Acquisition Proposal and a copy (if in writing) and summary of material terms of such SDI Acquisition Proposal; and
(d) During the Pre-Closing Period, TPB and its advisors have negotiated in good faith with SDI (provided that SDI desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such TPB Acquisition Proposal would no longer constitute a TPB Superior Offer.
TPB shall ensure that the officers, directors and all employees, agents, and representatives (including any investment bankers, financial advisors, attorneys, accountants, or other representatives) of TPB or its Subsidiaries are aware of the conditions described in this Section 5.3 as reasonably necessary. Nothing contained in this Section 5.3 shall prohibit TPB or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.
5.4 Regulatory Approvals.
(a) TPB and SDI shall each promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, expiration, or termination of any waiting period or Consent of any Governmental Body that may be reasonably required or advisable in connection with the consummation of the Contemplated Transactions.
(b) TPB and SDI shall each use its commercially reasonable efforts to obtain all such authorizations, approvals, expirations or terminations of waiting periods, and Consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act, or under foreign competition Laws, with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, to the extent not completed prior to the date hereof, TPB and SDI shall each use its commercially reasonable efforts to make, or cause to be made, all filings required of it or any of its respective Affiliates under the HSR Act and foreign competition Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event shall file a Notification and Report Form pursuant to the HSR Act 15 Business Days after the execution of this Agreement, and any other filing or notification required pursuant to any foreign competition Law within 15 Business Days after the execution of this Agreement. TPB and SDI shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice and any other requesting governmental authority additional information reasonably requested pursuant to the HSR Act or any foreign competition Laws in connection with such filings.
(c) TPB and SDI shall each use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under any applicable antitrust Laws, including responding promptly to and complying with any requests for information relating to this Agreement or any initial filings required under the HSR Act, and any other additional filings (“Merger Notification Filings”) from any Governmental Body charged with enforcing, applying, administering, or investigating any antitrust Laws.
(d) Notwithstanding anything to the contrary herein, (i) TPB shall not have any obligation to litigate or contest any such Legal Proceeding or order resulting therefrom and (ii) TPB shall not be under an obligation to make proposals, execute or carry out agreements, or submit to orders providing for (A) the sale, license, divestiture, or other disposition or holding separate of any assets of TPB or any of its respective Affiliates, (B) the imposition of any limitation or restriction on the ability of TPB or any of its respective Affiliates to freely conduct its business, or (C) any limitation or regulation on the ability of TPB or any of its Affiliates to exercise full rights of ownership of SDI.

5.5 Stock Option Matters.
(a) At the Effective Time, each unexercised SDI Stock Option that is outstanding immediately prior to the Effective Time under the SDI Plan shall be cancelled and have no further force or effect.
(b) Prior to the Effective Time, SDI shall take all actions that may be necessary or as may be reasonably requested by TPB (under the SDI Plan and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of SDI Options have no rights with respect thereto other than those specifically provided in this Section 5.5.
5.6 Indemnification of Officers and Directors.
(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of TPB and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of TPB or SDI and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of TPB or of SDI, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of TPB and the Surviving Company, jointly and severally, upon receipt by TPB or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to TPB, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b) The provisions of the certificate of incorporation and bylaws of TPB with respect to indemnification, advancement of expenses, and exculpation of present and former directors and officers of TPB that are presently set forth in the certificate of incorporation and bylaws of TPB shall not be amended, modified, or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of TPB. The Organizational Documents of the Surviving Company shall contain, and TPB shall cause the Organizational Documents of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of present and former managers and officers as those presently set forth in the certificate of incorporation and bylaws of TPB.
(c) From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of SDI to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under SDI’s Organizational Documents and pursuant to any indemnification agreements between SDI and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) TPB shall fulfill and honor in all respects the obligations of TPB to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under TPB’s Organizational Documents and pursuant to any indemnification agreements between TPB and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.
(d) From and after the Effective Time, TPB shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits no less favorable to TPB than in effect as of the date of this Agreement (provided, that TPB may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous). In addition, SDI shall purchase, prior to the Effective Time, a six year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of SDI’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (the “SDI D&O Tail Policy”).

(e)  From and after the Effective Time, TPB shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of the rights provided to such persons in this Section 5.6.
(f) The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of TPB and SDI by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
(g) In the event TPB or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of TPB or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.6. TPB shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.6.
5.7 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall as promptly as practicable make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.7 of the SDI Disclosure Letter) to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.
5.8 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by SDI and TPB and thereafter TPB and SDI shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to TPB Associates or SDI Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to TPB Associates or SDI Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in TPB SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), and (b) a Party may, without the prior consent of the other Parties hereto but subject to giving advance notice to the other Parties, issue any such press release or make any such public announcement or statement as may be required by any Law, court process or by obligations pursuant to any listing agreement with or listing rules of the NYSE or any other national securities exchange or national securities quotation system, in which case, if reasonably practicable, the Party proposing to issue such press release or make such public announcement or statement shall use its commercially reasonable efforts to consult in good faith with the other Parties before making issuing any such press release or making such public announcement or statement.
5.9 Listing. TPB shall use its commercially reasonable efforts (a) to maintain its existing listing on the NYSE until the Effective Time, (b) to the extent required by the rules and regulations of the NYSE, to prepare and submit to the NYSE a notification form for the listing of the shares of TPB Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (c) to the extent required by the rules of the NYSE, to file an initial listing application for the TPB Common Stock on the NYSE (the “NYSE Listing Application”) and to cause such NYSE Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NYSE rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between the NYSE and such Party or its representatives. SDI will cooperate with TPB as reasonably requested by TPB with respect to the NYSE Listing Application and promptly furnish to TPB all information concerning TPB and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Tax Matters.
(a) For Tax Purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which TPB and SDI are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state, and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b) The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.
(c) Each of the Parties shall use its reasonable best efforts to obtain (i) the TPB Registration Statement Tax Opinion, (ii) SDI Registration Statement Tax Opinion, (iii) the TPB Closing Tax Opinion and (iv) SDI Closing Tax Opinion, including (A) delivering to Morgan, Lewis & Bockius LLP prior to the filing of the Registration Statement, tax representation letters in forms to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement and updated as necessary for the TPB Registration Statement Tax Opinion, the SDI Registration Statement Tax Opinion, the TPB Closing Tax Opinion and the SDI Closing Tax Opinion (such tax representation letter delivered by SDI, the “SDI Tax Representation Letter,” and such tax representation letter delivered by TPB, the “TPB Tax Representation Letter”), and (B) delivering to Lathrop GPM LLP, dated and executed as of the dates of such Tax opinions, the SDI Tax Representation Letter and the TPB Tax Representation Letter. Each of the Parties shall use its reasonable best efforts not to, and not permit any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 5.10(c).
(d) The SDI Stockholders shall be responsible for all Transfer Taxes incurred in connection with the Merger. Any Transfer Tax described in the preceding sentence shall be paid to the relevant Tax authority when due by the SDI Stockholders, and shall their own expense, timely file any Tax Return or other document with respect to such Transfer Tax.
5.11 Termination of Certain Agreements and Rights. SDI shall terminate or shall cause to be terminated any Investor Agreements prior to the Effective Time, without any surviving obligation or Liability on any Person such that no party thereto will have any surviving rights, remedies, or powers in relation to any failure on the part of any other party or any other Person to perform any duty or obligation under such Investor Agreement.
5.12 Section 16 Matters. Provided that SDI delivers to TPB, in a timely fashion, all requisite information necessary for TPB and Merger Sub to take the actions contemplated by this Section 5.12, TPB and SDI shall, prior to the Effective Time, take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of TPB Common Stock, restricted stock awards to acquire TPB Common Stock, and any options to purchase TPB Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TPB immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.13 Further Assurances. Each Party agrees to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
5.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of SDI, the SDI Board, TPB and the TPB Board (including any committees thereof), as applicable, shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.
5.15 Stockholder Litigation. Each Party shall keep the other Party reasonably informed regarding any Legal Proceeding brought or threatened by any stockholder against such Party or any of its respective directors or officers relating to or challenging this Agreement or the consummation of the Contemplated Transactions. Prior to the Closing, each Party shall reasonably consult with and permit the other Party and its Representatives to participate in the defense of any such Legal Proceeding and each Party shall give consideration to the other Party’s advice with respect to such Legal Proceeding. Each Party shall promptly advise the other Party orally and in writing of the initiation of, and shall keep the other Party reasonably apprised of any material developments in connection with, any such Legal Proceeding, including any settlement negotiations.
5.16 Interim Lock-up. Without TPB’s written consent (which consent shall be granted or withheld at TPB’s sole discretion), SDI will not, prior to the Effective Time, offer to Transfer, or Transfer, any of the capital stock of TPB, including any shares of TPB Common Stock.
5.17 Fees and Expenses. Whether or not the Contemplated Transactions are consummated, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees and expenses. All SDI Transaction Expenses incurred on or prior to the Closing date shall, to the extent practical, be paid by SDI prior to the Effective Time.
6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY
The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
6.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.
6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction, judgement, or other order or decree shall have been issued and remain in effect by any tribunal, court, or other Governmental Body of competent jurisdiction or Law which has the effect of preventing, making illegal, or prohibiting the consummation of the Contemplated Transactions. There shall not be pending any Legal Proceeding by any Governmental Body of competent jurisdiction seeking to prohibit the consummation of the Contemplated Transactions.
6.3 Stockholder Approval. SDI shall have obtained the Required SDI Stockholder Vote. TPB, as the sole stockholder of Merger Sub, shall have approved the Merger and the Contemplated Transactions.
6.4 Listing. The shares of TPB’s Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NYSE as of the Closing.
6.5 Regulatory Approvals. The applicable approvals, clearances, or waiting periods (and any extensions thereof) under the HSR Act or any foreign competition Laws that are applicable to the Contemplated Transactions shall have been obtained, expired or been earlier terminated.
7.  ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF TPB AND MERGER SUB
The obligations of TPB and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by TPB, at or prior to the Closing, of each of the following conditions:
7.1 Accuracy of Representations. Except for the representations and warranties set forth in Sections 2.6(a), 2.6(b) (other than the first two sentences thereof), 2.6(c) and 2.6(d), the SDI Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of SDI set forth in Sections 2.6(a), 2.6(b) (other than the first two sentences thereof), 2.6(c) and 2.6(d) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (other than, solely as of the Closing Date, inaccuracies that are de minimis in the aggregate on the Closing Date) with the same force and effect as if made on and as of such date. The representations and warranties of SDI contained in this Agreement (other than SDI Fundamental Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (without giving effect to any references therein to any SDI Material Adverse Effect or other materiality qualifications), except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects without giving effect to any references therein to any SDI Material Adverse Effect or other materiality qualifications as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to SDI Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).
7.2 Performance of Covenants. SDI shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
7.3 No SDI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any SDI Material Adverse Effect.
7.4 Agreements and Documents. TPB shall have received the following documents, each of which shall be in full force and effect:
(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of SDI certifying that the conditions set forth in Sections 6.6(a), 7.1, 7.2, 7.3, 7.4, and 7.7 have been duly satisfied;
(b) a letter of resignation and waiver, in form reasonably satisfactory to TPB, duly executed by each member of the board of directors (or equivalent governing body) and each officer of SDI and each of its Subsidiaries, in each case, effective as of the Effective Time, evidencing the resignation of each such director and officer and waiving any and all Claims against SDI (other than Claims that such director or officer is entitled to indemnification under the Organizational Documents of, or any indemnification agreements with, SDI or its Subsidiaries);
(c) evidence reasonably satisfactory to TPB that SDI has purchased the SDI D&O Tail Policy;
(d) evidence reasonably satisfactory to TPB that SDI has paid in full all Indebtedness not included as Indebtedness on the Net Liabilities Estimate;
(e) evidence reasonably satisfactory to TPB that the liquidator of Maidstone does not intend to take further action to pursue any claims or potential claims they had or might have had against SDI or any of its Subsidiaries or any of their respective directors, officers, employees, agents, or any other Person acting on their behalf with regard to the Management Agreement and any and all intercompany payments made between Maidstone, SDI and any Subsidiaries, or such documentation from the New York Liquidation Bureau that is reasonably acceptable to TPB; and
(f) to the extent that certain License Agreement dated May 1, 2018 between SDI and Standard General L.P. (the “License Agreement”) does not expire in accordance with its terms or the License Agreement is renewed, evidence reasonably satisfactory to TPB that the License Agreement has been terminated prior to the Effective Time and that SDI has no continuing obligation or liability thereunder.
7.5 FIRPTA Certificate. TPB shall have received (i) an original signed statement from SDI that SDI is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for TPB to deliver such notice to the IRS on behalf of SDI following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of SDI, and in form and substance reasonably acceptable to TPB.
7.6 SDI Stockholder Approval. The SDI Stockholder Approval evidencing the Required SDI Stockholder Vote shall be in full force and effect.
7.7 Closing Tax Opinions. TPB shall have received the TPB Closing Tax Opinion.
7.8 Net Liabilities Estimate. The Net Liabilities Estimate delivered to TPB pursuant to Section 1.7 will reflect Net Liabilities of SDI and its Subsidiaries in an amount not exceeding $25,000 and be reasonably acceptable to TPB.

8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SDI
The obligations of SDI to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by SDI, at or prior to the Closing, of each of the following conditions:
8.1 Accuracy of Representations. The TPB Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of TPB and Merger Sub contained in this Agreement (other than the TPB Fundamental Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (without giving effect to any references therein to any TPB Material Adverse Effect or other materiality qualifications), except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects without giving effect to any references therein to any TPB Material Adverse Effect or other materiality qualifications as of such particular date).
8.2 Performance of Covenants. TPB and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.
8.3 No TPB Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any TPB Material Adverse Effect.
8.4 TPB Closing Certificate. SDI shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of TPB confirming that the conditions set forth in Sections 6.6(b), 8.1, 8.2, 8.3 and 8.6 have been duly satisfied.
8.5 Merger Sub Approval. The approval by TPB, as the sole stockholder of Merger Sub, of the Merger and the Contemplated Transactions shall be in full force and effect.
8.6 Closing Tax Opinions. SDI shall have received the SDI Closing Tax Opinion.
9. TERMINATION
9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the SDI Stockholder Matters by the SDI Stockholders and whether before or after approval of the TPB Stockholder Matters by the TPB Stockholders, unless otherwise specified below):
(a) by mutual written consent of TPB and SDI;
(b) by either TPB or SDI if the Contemplated Transactions shall not have been consummated by September 1, 2020 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to SDI, on the one hand, or to TPB, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that in the event a request for additional information has been made by any Governmental Body, or in the event the SEC has not declared the Registration Statement effective under the Exchange Act by at least 60 calendar days prior to the End Date, then either SDI or TPB shall be entitled to extend the End Date for an additional 60 calendar days by written notice to the other the Party;
(c) by either TPB or SDI if a tribunal, court, or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable judgment, order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the Contemplated Transactions;
(d) by either TPB or SDI if (i) the SDI Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and SDI’s stockholders shall have taken a final vote on the SDI Stockholder Matters and (ii) the SDI Stockholder Matters shall not have been approved at the SDI Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required SDI Stockholder

Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to SDI where the failure to obtain the Required SDI Stockholder Vote has been caused by the action or failure to act of SDI and such action or failure to act constitutes a material breach by SDI of this Agreement;
(e) by SDI, upon a breach by TPB or Merger Sub of any representation, warranty, covenant, or agreement set forth in this Agreement or if any representation or warranty of TPB or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that SDI is not then in material breach of any representation, warranty, covenant, or agreement under this Agreement; provided, further, that if such breach by TPB or Merger Sub or such inaccuracy in TPB’s or Merger Sub’s representations and warranties is curable by TPB or Merger Sub prior to the End Date, then this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy until the expiration of a 15-day period commencing upon delivery of written notice from SDI to TPB of such breach or inaccuracy and SDI’s intention to terminate pursuant to this Section 9.1(e) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy if such breach or inaccuracy is cured prior to such termination becoming effective);
(f) by TPB, upon a breach by SDI of any representation, warranty, covenant, or agreement set forth in this Agreement or if any representation or warranty of SDI shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that TPB is not then in material breach of any representation, warranty, covenant, or agreement under this Agreement; provided, further, that if such breach by SDI or such inaccuracy in SDI’s representations and warranties is curable by SDI prior to the End Date then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the expiration of a 15-day period commencing upon delivery of written notice from TPB to SDI of such breach or inaccuracy and TPB’s intention to terminate pursuant to this Section 9.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy if such breach or in accuracy is cured prior to such termination becoming effective);
(g) by SDI at any time prior to the approval of the SDI Stockholder Matters by the Required SDI Stockholder Vote in order to enter into a definitive agreement to consummate a Superior Offer; provided that SDI has complied in all material respects with its obligations under Sections 4.4 and 5.2; and
(h) by TPB at any time prior to the approval of the SDI Stockholder Matters by the Required SDI Stockholder Vote in order to enter into a definitive agreement to consummate a Superior Offer; provided that TPB has complied in all material respects with is obligations under Sections 4.5 and 5.3.
9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 5.7, this Section 9.2, Section 10 and the terms defined in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party of any Liability for any willful and material breach of any representation, warranty, covenant, obligation, or other provision contained in this Agreement.
9.3 Termination Fee. In the event of the termination of this Agreement by SDI pursuant to Section 9.1(g), SDI will pay to TPB the TPB Termination Fee.
10. MISCELLANEOUS PROVISIONS
10.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors or other governing bodies of SDI, Merger Sub, and TPB at any time (whether before or after obtaining the Required SDI Stockholder Vote or the Required TPB Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made without the further approval of such stockholders if the further approval of such stockholders is required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of SDI, Merger Sub, and TPB.

10.2 Waiver.
(a) No failure on the part of any Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)  No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(c)  No extension or waiver by TPB or Merger Sub shall require the approval of the stockholders of TPB unless such approval is required by Law, and no extension or waiver by SDI shall require the approval of the SDI Stockholders unless such approval is required by Law.
10.3 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, together with the Transaction Documents, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
10.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.7 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.
10.5 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
10.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

10.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery if delivered by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:
if to TPB or Merger Sub:
Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229
Attention: James Dobbins and Robert Lavan
Email: jdobbins@tpbi.com and rlavan@tpbi.com
with a copy to (which shall not constitute notice):
Lathrop GPM LLP
80 South 8th Street
500 IDS Center
Minneapolis, MN 55402
Attention:Christopher A. Carlisle
Email: christopher.carlisle@lathropgpm.com
if to SDI:
Standard Diversified Inc.
767 5th Avenue, 12th Floor
New York, NY 10153
Attention:Brad Tobin
Email:bradtobin@standiv.com
with a copy to (which shall not constitute notice):
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention:Justin W. Chairman
Email:justin.chairman@morganlewis.com
10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term or provision.
10.9 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity and prior to the valid exercise of any termination right by the Parties in accordance with Section 9.1. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
10.10 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.11 Acknowledgement; Waiver of Conflicts; Retention of SDI Privilege.
(a) Each of the Parties hereto acknowledges and agrees that Morgan Lewis has acted as counsel to SDI in various matters involving a range of issues and as counsel to SDI in connection with the negotiation of this Agreement and consummation of the Contemplated Transactions.
(b) In connection with any matter or dispute under this Agreement, each of TPB and Merger Sub hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Company following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Morgan Lewis’s prior representation of SDI and (ii) Morgan Lewis’s representation of any of the Securityholders (collectively, the “Protected Parties”) prior to and after the Closing.
(c) Each of TPB and Merger Sub further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among any of Morgan Lewis, any of the Protected Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Contemplated Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Protected Parties, shall be controlled by the Protected Parties and shall not pass to or be claimed by TPB or Merger Sub or, following the Closing, the Surviving Company. All Deal Communications that are subject to the attorney-client privilege (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Protected Parties and shall not pass to or be claimed by any of TPB, Merger Sub or, following the Closing, the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by any of TPB, Merger Sub, or any of their respective Affiliates (including, after the Closing, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(d) Notwithstanding the foregoing, in the event that a dispute arises between TPB and Merger Sub or, after the Closing, the Surviving Company, on the one hand, and a third party other than the Securityholders, on the other hand, TPB and Merger Sub or, following the Closing, the Surviving Company, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither TPB or Merger Sub, nor, following the Closing, the Surviving Company may waive such privilege without the prior written consent of the Securityholders (such consent not to be unreasonably withheld, conditioned, or delayed). In the event that TPB or Merger Sub or, following the Closing, any Protected Party is legally required by order of a Governmental Body to access or obtain a copy of all or a portion of the Privileged Deal Communications, TPB shall immediately (and, in any event, within five Business Days) notify the Protected Parties in writing (including by making specific reference to this Section 10.11(d)) so that the Protected Parties can seek a protective order and TPB agrees to use all commercially reasonable efforts to assist therewith.
(e) To the extent that Privileged Deal Communications maintained by Morgan Lewis constitute property of its clients, only the Protected Parties shall hold such property rights and Morgan Lewis shall have no duty to reveal or disclose any such Privileged Deal Communications by reason of any attorney-client relationship between Morgan Lewis, on the one hand, and SDI, on the other hand so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of TPB and Merger Sub agrees on behalf of itself and, following the Closing, the Surviving Company, to the extent that TPB or Merger Sub or, after the Closing, the Surviving Company, receives or takes physical possession of any Privileged Deal Communications, such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Protected Parties or any other Person, of the privileges or protections described in this Section 10.11, and neither TPB or Merger Sub nor, following the Closing, the Surviving Company shall (i) assert any claim that any of the Protected Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any Privileged Deal Communications, or (ii) seek to obtain the Privileged Deal Communications from Morgan Lewis so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party..
10.12 Construction.
(a) References to “cash,” “dollars” or “$” are to U.S. dollars.
(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.
(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.
(h) The Parties agree that the SDI Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the SDI Disclosure Letter shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(i) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Pacific time) on the date that is two Business Days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Parties and their Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the TPB SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.
(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next regular Business Day.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
TURNING POINT BRANDS, INC.

By:	/s/ James Dobbins
Name:	James Dobbins
Title:	Senior Vice President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
STANDARD MERGER SUB, LLC

By:	/s/ James Dobbins
Name:	James Dobbins
Title:	Senior Vice President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
STANDARD DIVERSIFIED INC.

By:	/s/ Gregory Baxter
Name:	Gregory Baxter
Title:	Interim Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of this Agreement (including this Exhibit A):
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Business Day” means any day other than a Saturday, Sunday, or other day on which banks in New York, New York are authorized or obligated by Law to be closed.
“Claim” means threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal or administrative.
“Code” means the Internal Revenue Code of 1986, as amended.
“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement.
“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“Damages” means any and all losses, costs, obligations, Liabilities, costs of settlement, fines, penalties, damages, expenses, Taxes, or other charges.
“DGCL” means the General Corporation Law of the State of Delaware.
“Divestitures” means the transactions described in Sections 4.2(a) and (b).
“DLLCA” means the Limited Liability Company Act of the State of Delaware.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), and “Encumber” shall have corresponding meaning.
“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency, and the relief of debtors; and (ii) Law governing specific performance, injunctive relief, and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization, or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including any Law or regulation relating to emissions, discharges, releases, or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Entity, and any subscription, option, call, warrant, right, security instrument (including debt securities) or obligation or any other security, either currently or otherwise convertible, exchangeable or exercisable into such.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934.
“Fractional Share Consideration” means the aggregate number of shares of TPB Common Stock required in order to round the portion of merger consideration received by each individual holder of SDI Common Stock, SDI Restricted Stock Awards and SDI RSU Awards (after aggregating all fractional shares of TPB Common Stock issuable to such holder) up to the next whole share of TPB Common Stock.
“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.
“Governmental Authorization” means any: (a) permit, license, certificate, certification, franchise, permission, approval, exemption, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including the NYSE).
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Immediate Family Member” means with respect to any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home (other than employees or tenants).
“Indebtedness” means the sum of the following, whether or not contingent or due and payable: (i) indebtedness of SDI or any of its Subsidiaries for borrowed money, including convertible debt; (ii) obligations of SDI or any of its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations of SDI or any of its Subsidiaries in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of SDI or any of its Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) capitalized lease obligations of SDI or any of its Subsidiaries; (vi) indebtedness of third parties which is either guaranteed by SDI or any of its Subsidiaries or secured by an Encumbrance on the assets of SDI or any of its Subsidiaries; (vii) any overdue accounts payable of SDI or any of its Subsidiaries; (viii) any acceleration, termination fees, pre-payment fees, balloons, or similar payments on any of the foregoing; and (ix) all accrued interest on any of the foregoing.
“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (ii) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (iii) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (iv) patents and industrial property rights; (v) other similar proprietary rights in intellectual property of every kind and nature; (vi) rights of privacy and publicity; and (vii) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies, and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation, or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities after reasonable inquiry. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of the NYSE or the Financial Industry Regulatory Authority).
“Legal Proceeding” means any claim, action, cause of action, suit, demand, tender of indemnity, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“Net Liabilities” means the total liabilities of SDI and its Subsidiaries, less the total assets of SDI and its Subsidiaries (other than the TPB Common Stock owned by SDI) as of the Effective Time, as determined in accordance with GAAP.
“NYSE” means the New York Stock Exchange.
“Ordinary Course of Business” means, with respect to any Entity, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that for the avoidance of doubt, Ordinary Course of Business shall exclude any breach of Contract or violation of applicable Law.
“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation, or organization of such Person and (ii) all bylaws, regulations, and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Party” or “Parties” means SDI, TPB, and Merger Sub.
“Permitted Encumbrance” means: (i) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the SDI Most Recent Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of SDI or any of its Subsidiaries; (iii) statutory liens to secure obligations to landlords, lessors, or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (v) non-exclusive licenses of Intellectual Property Rights granted by SDI or any of its Subsidiaries, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (vi) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials, or supplies.

“Person” means any individual, Entity, or Governmental Body.
“Proxy Statement” means the proxy statement to be sent to SDI’s stockholders in connection with the SDI Stockholders’ Meeting.
“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register TPB Common Stock) to be filed with the SEC by TPB registering the public offering and sale of TPB Common Stock to some or all holders of SDI Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.
“Related Party” means, with respect to any specified Person: (i) any Affiliate of such specified Person, or any director, executive officer, general partner, or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member, or in a similar capacity of such specified Person; (iii) any other Person who holds, individually or together with any Affiliate of such other Person, more than 5% of the outstanding equity, ownership, or voting interests of such specified Person.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors, and representatives.
“SDI Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the other Party to such Party) that would reasonably be expected to lead to an SDI Acquisition Proposal.
“SDI Acquisition Proposal” means any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of TPB or any of its Affiliates) contemplating or otherwise relating to any SDI Acquisition Transaction.
“SDI Acquisition Transaction” means any transaction or series of related transactions involving:
•
any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which SDI is a constituent entity, (ii) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of SDI or (iii) in which SDI issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•
any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of SDI and its subsidiaries, as applicable, taken as a whole.

“SDI Associate” means any current or former employee, independent contractor, officer, or director of SDI or any of its Subsidiaries.
“SDI Board” means the board of directors of SDI.
“SDI Closing Tax Opinion” means a written opinion from Morgan Lewis to SDI, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and in substantially the form to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement, to the effect that the Merger will or should qualify for the Intended Tax Treatment. In rendering such opinion, Morgan Lewis shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the SDI Tax Representation Letter and the TPB Tax Representation Letter.
“SDI Common Stock” means the SDI Class A Common Stock and SDI Class B Common Stock.
“SDI Contract” means any Contract: (i) to which SDI or any of its Subsidiaries is a Party; (ii) by which SDI or any of its Subsidiaries or any SDI IP or any other asset of SDI or its Subsidiaries is or may become bound or under which SDI or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which SDI or any of its Subsidiaries has or may acquire any right or interest.

“SDI Fundamental Representations” means the representations and warranties of SDI set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6 (Capitalization; Ownership of the Owned Shares), and 2.20 (No Financial Advisors).
“SDI IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or licensed to, SDI or its Subsidiaries.
“SDI Material Adverse Effect” means any effect that is or would be reasonably expected to be materially adverse to the business, assets, or Liabilities of SDI and its Subsidiaries, taken as a whole. In addition to, and without limiting, the foregoing, any effect that is or would reasonably be expected to be materially adverse to the business, assets, or Liabilities of SDI and its Subsidiaries, taken as a whole, but excluding the ownership of capital stock of TPB, shall also constitute a SDI Material Adverse Effect.
“SDI Most Recent Balance Sheet” means the audited consolidated balance sheet of SDI at December 31, 2019, as included in the “SDI Financials.”
“SDI Options” means options granted pursuant to the equity plan of SDI.
“SDI Plan” means the 2017 Omnibus Equity Incentive Plan of SDI.
“SDI Registration Statement Tax Opinion” means a written opinion from Morgan Lewis to SDI, dated as of such date as may be required by the SEC in connection with the filing of the Registration Statement, based on the facts, representations, assumptions, and exclusions set forth or described in such opinion, and in substantially the form to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement, to the effect that the Merger will or should qualify for the Intended Tax Treatment. In rendering such opinion, Morgan Lewis shall be entitled to rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including the representations set forth in the SDI Tax Representation Letter and the TPB Tax Representation Letter.
“SDI Restricted Stock Award” means an award of shares of SDI Common Stock granted under the SDI Plan that is unvested or subject to a risk of forfeiture.
“SDI RSU Award” means an award of restricted stock units relating to shares of SDI Common Stock granted under the SDI Plan.
“SDI Stockholder” means a holder of SDI Common Stock.
“SDI Superior Offer” means an unsolicited bona fide written SDI Acquisition Proposal that is on terms and conditions that the SDI Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by SDI to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to SDI’s stockholders than the terms of the Contemplated Transactions.
“SDI Transaction Expenses” means all fees and expenses incurred by SDI at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of SDI, including any and all fees and expenses relating to the SDI D&O Tail Policy. SDI Transaction Expenses will specifically include: (i) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto with the SEC; (ii) the NYSE Fees; (iii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; and (iv) any fees and expenses incurred by the financial printer or the proxy solicitor in connection with the filing and distribution of the Registration Statement and any amendments and supplements thereto with the SEC (without duplication of the fees and expenses addressed in clause (i) above).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholder” means a holder of SDI Common Stock or SDI Options.
“Standard Outdoor” means Standard Outdoor, LLC, and its Subsidiaries, consisting of Standard Outdoor Southeast I LLC, Standard Outdoor II LLC, and Standard Outdoor Southwest LLC.

“Stock Merger Consideration” means a total number of shares of TPB Common Stock equal to 97% of the total number of shares of TPB Common Stock owned by SDI as of the Effective Time of the Merger.
An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity
“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover Law.
“Tax” means any federal, state, local, foreign, or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.
“Tax Purposes” means for United States federal income tax purposes as well as for any corresponding state and local income tax purposes.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“TPB Termination Fee” means $3,000,000.
“TPB Acquisition Inquiry” means an inquiry, indication of interest, or request for information (other than an inquiry, indication of interest or request for information made or submitted by the other Party to such Party) that would reasonably be expected to lead to a TPB Acquisition Proposal.
“TPB Acquisition Proposal” means any offer or proposal, whether written or oral contemplating or otherwise relating to any TPB Acquisition Transaction.
“TPB Acquisition Transaction” means any transaction or series of related transactions involving:
•
any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which TPB is a constituent entity, (ii) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of TPB or (iii) in which TPB issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•
any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of TPB and its subsidiaries, as applicable, taken as a whole.

“TPB Associate” means any current or former employee, independent contractor, officer or director of TPB.
“TPB Board” means the board of directors of TPB.
“TPB Closing Price” means the volume-weighted average closing trading price of a share of TPB Common Stock on the NYSE for the five consecutive trading days ending five trading days immediately prior to the Closing Date.
“TPB Closing Tax Opinion” means a written opinion from Lathrop GPM LLP to TPB, dated as of the Closing Date, based on the facts, representations, assumptions, and exclusions set forth or described in such opinion, and in substantially the form to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement to the effect that the Merger will or should qualify for the Intended Tax Treatment. In rendering such opinion, Lathrop GPM LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the SDI Tax Representation Letter and the TPB Tax Representation Letter.
“TPB Common Stock” means the TPB Voting Common Stock, $0.01 par value.
“TPB Contract” means any Contract: (i) to which TPB or Merger Sub is a party; (ii) by which TPB, Merger Sub, or any asset of TPB or Merger Sub is or may become bound or under which TPB or Merger Sub has, or may become subject to, any obligation; or (iii) under which TPB or Merger Sub has or may acquire any right or interest.
“TPB Fundamental Representations” means the representations and warranties of TPB and Merger Sub set forth in Sections 3.1 (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), and 3.6 (No Financial Advisors).
“TPB Material Adverse Effect” means any effect that would prevent or materially delay the ability of TPB to consummate the Contemplated Transactions; provided that any effects resulting from the COVID-19 crisis shall not constitute a TPB Material Adverse Effect for purposes of this Agreement.
“TPB Registration Statement Tax Opinion” means a written opinion from Lathrop GPM LLP to TPB, dated as of such date as may be required by the SEC in connection with the filing of the Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and in substantially the form to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement, to the effect that the Merger will or should qualify for the Intended Tax Treatment. In rendering such opinion, Lathrop GPM LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the SDI Tax Representation Letter and the TPB Tax Representation Letter.
“TPB SEC Documents” means the registration statements, proxy statements, certifications and other statements, reports, schedules, forms and other documents furnished or filed by or on behalf of TPB with the SEC, including any certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act).
“TPB Stockholder” means a holder of TPB Common Stock.
“TPB Superior Offer” means an unsolicited bona fide written TPB Acquisition Proposal that is on terms and conditions that the TPB Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by TPB to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to TPB’s stockholders than the terms of the Contemplated Transactions.
“Transaction Documents” means this Agreement, the SDI Disclosure Letter and each other agreement, certificate, document and instrument contemplated hereby and thereby, including all Schedules, Annexes, and Exhibits hereto and thereto.
“Transfer” shall mean any direct or indirect (i) sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, Encumbrance or other disposition to any Person, including those by way of hedging or derivative transactions or (ii) swap, hedge, short position, call, or other arrangement that is designed to or which could reasonably be expected to lead to or result in, directly or indirectly, a transfer of the economic consequence of ownership of any TPB Common Stock.
“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added, real property, and similar Taxes and fees (including any penalties and interest thereon).
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Recitals
Amended and Restated SDI Charter	6.6
Anti-Bribery Laws	2.23
Certificate of Merger	1.3
Closing	1.3
Closing Date	1.3
Costs	5.5(a)
Deal Communications	10.12(c)
D&O Indemnified Parties	5.5(a)
Effective Time	1.3
End Date	9.1(b)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FTC	5.3(b)
Insurance Policies	2.19
Intellectual Property	2.12
Intended Tax Treatment	5.9(a)
Investor Agreements	2.22(b)
Letter of Transmittal	1.7(b)
License Agreement	7.4(f)
Merger	Recitals
Merger Notification Filings	5.3(c)
Merger Sub	Preamble
Owned Shares	2.6(f)
Per Share Merger Consideration	1.5(a)
Pre-Closing Period	4.1(a)
Privileged Deal Communications	10.12(c)
Protected Parties	10.12(b)
Proxy Statement	5.1(a)
Required SDI Stockholder Vote	2.4
SDI	Preamble
SDI Benefit Plan	2.17(b)
SDI Board Recommendation	5.1(d)
SDI Book Entry Shares	1.6
SDI D&O Tail Policy	5.5(d)
SDI Disclosure Letter	2
SDI Financials	2.7(a)
SDI Material Contract(s)	2.13(a)
SDI Permit	2.14(d)
SDI Real Estate Leases	2.11
SDI Record Date	5.1(g)
SDI Special Committee	Recitals
SDI Stock Certificate	1.6
SDI Stockholder Matters	5.1(g)
SDI Stockholder Approval	2.4
SDI Stockholders’ Meeting	5.1(g)
SDI Tax Representation Letter	5.9(c)
Required SDI Stockholder Vote	2.4
Surviving Company	1.1
TPB	Preamble
TPB Special Committee	Recitals
TPB Tax Representation Letter	5.9(c)

Annex B

April 7, 2020
The Special Committee of the Board of Directors of Standard Diversified Inc.
155 Mineola Blvd.
Mineola, NY 11501
Attn: Mr. David M. Wurzer, Director
Dear Member of the Special Committee:
We understand that Turning Point Brands, Inc., a Delaware corporation (the “Acquiror”), Standard Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Acquiror (“Merger Sub”), and Standard Diversified Inc., a Delaware corporation (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into the Merger Sub (the “Transaction”) and that, in connection with the Transaction, (a) each outstanding share of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share (“Company Common Stock”), of the Company will be converted into the right to receive a number of shares (the “Per Share Merger Consideration”) of common stock, par value $0.01 per share, of the Acquiror (“Acquiror Common Stock”) calculated as set forth in the Agreement, and (b) the Company will become a wholly owned subsidiary of the Acquiror. “Unaffiliated Stockholders” shall be defined as the holders of the Company Common Stock other than Standard General L.P. (“Standard General”) and/or its affiliates and portfolio companies (the “SG Group”) and their respective officers and directors.
The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Per Share Merger Consideration provided for in the Transaction pursuant to the Agreement is fair to the Unaffiliated Stockholders from a financial point of view.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed the following agreements and documents:
(a).	Draft dated April 7, 2020 of the Agreement and Plan of Merger, by and among the Acquiror, Merger Sub and the Company (the “Agreement”);
2.	reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;
3.
reviewed certain information relating to the current and future operations, financial condition and prospects of the Company made available to us by the Company, including (a) the number of shares of Acquiror Common Stock anticipated to be received by the Company on a pro forma basis in connection with the divestiture of Standard Outdoor, LLC, a subsidiary of the Company, and (b) financial projections prepared by the management of the Company relating to annual public company costs and other corporate expenses expected to be incurred by Company each year absent the Transaction, all as prepared by the management of the Company (the “Company Projections”);

4.
spoken with certain members of the managements of the Company and the Acquiror and certain of their and the Committee’s representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Transaction and related matters;

245 Park Avenue, 20th Floor • New York, New York 10167 • tel.212.497.4100 • fax.212.661 .3070 • www.HL.com
Broker/dealer services through Houlihan Lokey Capital, Inc.

The Special Committee of the Board of Directors of Standard Diversified Inc.
April 7, 2020
5.
reviewed the current and historical market prices and trading volume for certain of the Company’s and the Acquiror’s publicly traded securities, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Company Projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, upon the advice of the managements of the Company and the Acquiror, we have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. As you are aware, the management of the Acquiror does not prepare financial projections in the ordinary course and has not prepared financial projections in connection with the Transaction other than a budget for calendar year 2020, which, according to the management of the Aquiror, is consistent with public guidance provided. Accordingly, at the direction of the management of the Company, we have relied upon the Acquiror’s stock price as an appropriate basis on which to evaluate the Acquiror.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have also assumed, with the consent of the Committee, that the Transaction will qualify as a tax-free transaction. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an effect on the Transaction, or the Company or the Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the drafts of the Agreement identified above. In addition, the management of the Company has directed us to assume that 1.2 million shares of Acquiror Common Stock will be sold by the Company prior to the consummation of the Transaction in order to settle certain liabilities of the Company (the “Debt Settlement Transaction”).
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion or view as to any aspect of the Company’s decision to engage in the Debt Settlement Transaction or the terms of the Debt Settlement Transaction. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.

The Special Committee of the Board of Directors of Standard Diversified Inc.
April 7, 2020
Furthermore, we express no opinion or view as to the effects on the Transaction, the Company or the Acquiror of the unusual volatility recently experienced by the credit, financial and stock markets or any potential changes or developments in such markets or volatility. In addition, as you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”), and we express no opinion or view as to the potential effects of the Pandemic Effects on our analysis, this Opinion, the Transaction, the Company or the Acquiror.
We did not advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Company Common Stock or the Acquiror Common Stock actually will be when exchanged or issued, respectively, pursuant to the Transaction or the price or range of prices at which the Company Common Stock or the Acquiror Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the Acquiror Common Stock to be issued in the Transaction to the Unaffiliated Stockholders will be listed on the New York Stock Exchange.
This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. We understand and acknowledge that, in connection with its consideration of the Transaction, the Board reviewed and considered this Opinion provided to the Committee. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, the Company, the Acquiror or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
As you are aware, as part of a separate engagement, Houlihan Lokey is currently acting as financial advisor to the Committee in connection with a potential transaction involving the Company, Standard General and Standard Outdoors LLC and has received and expects to receive fees for such services. Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services and other commercial and investment banking products and services to the SG Group, for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having acted as financial advisor to White Energy, Inc., a member of the SG Group, in connection with its sale of its food ingredient and ethanol businesses, which transaction closed in April 2019, (ii) having acted as financial advisor to Standard General in connection with a strategic transaction, which closed in June 2018, (iii) having acted as financial advisor to the special committee, of which SG Group is a member, of a company in connection with its evaluation of a potential transaction and (iv) currently providing certain valuation advisory services to Standard General for portfolio valuation purposes. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, members of the SG Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Standard General, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the SG Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies,

The Special Committee of the Board of Directors of Standard Diversified Inc.
April 7, 2020
restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the SG Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey has also participated in negotiations between the Committee and the Acquiror regarding certain financial aspects of the Transaction and will receive a fee for such services, some of which are contingent upon successful completion of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, Company, its security holders or any other party to proceed with or effect the Transaction (or any related transactions), (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Per Share Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Share Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration provided for in the Transaction pursuant to the Agreement is fair to the Unaffiliated Stockholders from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

Annex C

Confidential	April 7, 2020
Special Committee of the Board of
Directors of Turning Point Brands, Inc.
Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229
Dear Members of the Special Committee:
Turning Point Brands, Inc. (the “Company”) and the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company have engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the stockholders of the Company of the Exchange Ratio (as defined herein) in the contemplated transaction described below (the “Proposed Transaction”).
Description of the Proposed Transaction
The Proposed Transaction is comprised of a merger (the “Merger”) of Standard Diversified Inc. (“SDI”), the Company’s parent and majority stockholder, with and into [Merger Sub, LLC] (“Merger Sub”), a newly formed limited liability company and wholly owned subsidiary of the Company, in exchange for shares of Company voting common stock (“Company Common Stock”), on the terms and subject to the conditions set forth in a draft Agreement and Plan of Merger and Reorganization among the Company, Merger Sub, and SDI (the “Agreement”). Pursuant to the Agreement, each share of SDI common stock (“SDI Common Stock”) outstanding immediately prior to the effective time of the Merger, excluding shares to be canceled pursuant to Section 1.5(a)(i) of the Agreement, shall be converted into the right to receive the number of shares of Company Common Stock equal to (i) .97 multiplied by the number of shares of Company Common Stock owned by SDI as of the effective time of the Merger, divided by (ii) the number of shares of SDI Common Stock outstanding as of the effective time of the Merger (excluding shares to be canceled pursuant to Section 1.5(a)(i) of the Agreement) plus the number of shares of SDI Common Stock underlying all SDI restricted stock awards and restricted stock unit awards that will vest (and were not previously outstanding) in connection with the Proposed Transaction (the “Exchange Ratio”).

Special Committee of
the Board of Directors of
Turning Point Brands, Inc.
April 7, 2020
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate to render this Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:
1.	Reviewed the following documents:
a.	The Company’s annual report and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2019;
b.	SDI’s annual report and audited financial statements on Form 10-K filed with the SEC for the year ended December 31, 2019;
c.
Other internally prepared financial data concerning SDI, including a balance sheet pro forma for the sale of SDI’s outdoor advertising business and wind-down of its insurance business, which SDI has identified as being the most current financial statements available;

d.	The SDI Investor Presentation dated August 2019;
e.	A draft of the Membership Interest Purchase Agreement related to the sale of SDI’s outdoor advertising business dated February , 2020; and
f.	The April 7, 2020 draft of the Agreement;
2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction, the Company and SDI with the Special Committee and its representatives;
3.	Reviewed the historical trading price and trading volume of the Company’s common stock and SDI’s common stock;
4.	Performed certain comparative analyses of selected downstream stock-for-stock merger transactions that Duff & Phelps deemed relevant; and
5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company and its management and representatives, the Special Committee and its representatives, and SDI and its representatives, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that information supplied and representations made by Company management and SDI management are substantially accurate regarding the Company, SDI and the Proposed Transaction;
4.	Assumed that the representations and warranties made in the Agreement are substantially accurate;
5.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

Special Committee of
the Board of Directors of
Turning Point Brands, Inc.
April 7, 2020
6.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, stock price, business, or prospects of the Company or SDI since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

7.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

8.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this
Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, SDI or the Proposed Transaction.
Duff & Phelps did not evaluate the Company’s or SDI’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or SDI’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps is not expressing any opinion as to the market price or value of the Company Common Stock (or anything else) after the announcement or the consummation of the Proposed Transaction. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, or with respect to the fairness of any such compensation.
This Opinion (i) does not address the fairness of any aspect of the Proposed Transaction other than the Exchange Ratio, (ii) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction, (iii) does not address any transaction related to the Proposed Transaction, (iv) is not a recommendation as to how the Special Committee, the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (v) does not indicate that the Exchange Ratio is the best possibly attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Special Committee of
the Board of Directors of
Turning Point Brands, Inc.
April 7, 2020
This Opinion is for the information of the Special Committee and may be relied upon by the Board of Directors, but is not intended to, and it does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose without Duff & Phelps’ prior written consent, except to the extent specifically permitted in this paragraph. This Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the SEC, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall be in a form reasonably acceptable to Duff & Phelps and its counsel. Except as described above, without our prior consent, this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Special Committee and the Company dated December 12, 2019.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ having rendered an Opinion, regardless of the conclusion reached by Duff & Phelps in the Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Exchange Ratio in the Proposed Transaction is fair from a financial point of view to the stockholders of the Company (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,

Duff & Phelps, LLC
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